UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MERUS N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED OCTOBER 31, 2025

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF MERUS N.V. TO BE HELD , 2025

TRANSACTIONS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are invited to attend the Extraordinary General Meeting of Shareholders (the “EGM”) of Merus N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (“Merus” or the “Company”), to be held at       Central European Time on      , 2025, at the offices of NautaDutilh N.V. (Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands).

Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a wholly owned subsidiary of Genmab A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark (“Genmab”), has made an offer to purchase all of the issued and outstanding common shares, nominal value €0.09 per share, of Merus (the “Common Shares”) in exchange for $97.00 per Common Share in cash (the “Offer Consideration”), without interest and subject to any applicable tax withholding, as contemplated by the transaction agreement, dated September 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”, and the transactions contemplated thereby, the “Transactions”), by and among Merus, Genmab and Purchaser, on the terms and subject to the conditions set forth in the offer to purchase, dated October 21, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Unless the Offer is earlier terminated, the Offer will expire at 5:00 p.m., New York City time, on December 11, 2025 or, if the Offer is extended pursuant to and in accordance with the terms of the Transaction Agreement, the date and time to which the Offer has been so extended (the “Initial Expiration Time”, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”). If the conditions to the consummation of the Offer are satisfied or waived (to the extent permitted by the Transaction Agreement and applicable law), on the first business day after the date at which the Offer expires, Purchaser will commence a subsequent offering period (the “Subsequent Offering Period”) for a period of at least ten (10) business days to purchase additional Common Shares. Pursuant to the Subsequent Offering Period, Purchaser will offer to purchase such additional Common Shares validly tendered during such Subsequent Offering Period at the Offer Consideration, without

i

interest and subject to any applicable tax withholding (the “Subsequent Closing”, and the final date on which Common Shares tendered during the Subsequent Offering Period are accepted for payment and paid for, the “Subsequent Closing Date”).

The agenda for the EGM is as follows:

1.	Opening

2.	Discussion of the Offer (discussion item)

3.	Proposal 1: Back-End Transactions

a.

Proposal 1a: Subject to certain conditions and provided that a certain Dutch tax ruling is obtained on or prior to the Subsequent Closing Date, (1) to enter into a statutory merger (juridische fusie) under Dutch law pursuant to which Merus, as disappearing company, will merge with and into Merus Merger B.V. (“New TopCo”), as surviving company, and (2) to approve, within the meaning of Section 2:107a of the Dutch Civil Code and to the extent required by applicable law, such statutory merger and the subsequent cancellation of all class A shares in the capital of New TopCo with repayment and distribution by New TopCo of an amount per class A share so cancelled equal to the Offer Consideration, without interest and subject to any applicable withholding taxes (voting item)

b.

Proposal 1b: Subject to certain conditions and provided that a certain Dutch tax ruling is not obtained ultimately on the Subsequent Closing Date, (1) to amend Merus’ articles of association to increase Merus’ authorized share capital in one or more tranches, and (2) promptly following the delisting of the Common Shares from the Nasdaq Global Market (“Nasdaq”), to convert Merus into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and to amend Merus’ articles of association (voting item)

4.

Proposal 2: Effective upon the acceptance for payment by Purchaser for all Common Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time, to provide full and final discharge to each member of Merus’ board of directors (the “Merus Board” or the “Board”) for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law (voting item)

5.	Notice of envisaged appointment of Jan van de Winkel, Ph.D., as executive director of Merus (discussion item)

6.	Proposal 3: Appointment of Greg Mueller as non-executive director of Merus

a.

Proposal 3a: Opportunity for shareholders of Merus (“Merus Shareholders”) to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director (voting item)

b.	Nomination by Merus’ group of non-executive directors of Greg Mueller for appointment as non-executive director of Merus (discussion item)

c.	Proposal 3b: Appointment of Greg Mueller as non-executive director of Merus (voting item)

7.	Proposal 4: Appointment of Anthony Pagano as non-executive director of Merus

a.	Proposal 4a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director (voting item)

b.	Nomination by Merus’ group of non-executive directors of Anthony Pagano for appointment as non-executive director of Merus (discussion item)

c.	Proposal 4b: Appointment of Anthony Pagano as non-executive director of Merus (voting item)

8.	Proposal 5: Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus

a.	Proposal 5a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director (voting item)

b.	Nomination by Merus’ group of non-executive directors of Martine van Vugt, Ph.D., for appointment as non-executive director of Merus (discussion item)

c.	Proposal 5b: Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus (voting item)

9.	Proposal 6: Non-binding advisory proposal to approve certain compensation arrangements (voting item)

10.	Closing

No business shall be voted on at the EGM except such items as included in the above-mentioned agenda.

After careful consideration of the factors more fully described in the accompanying proxy statement, the Merus Board, among other things, unanimously: (i) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the execution and delivery of the Transaction Agreement, the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (iii) resolved, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change (as defined in the accompanying proxy statement under the header “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Transaction Agreements—Transaction Agreement—No Solicitation”), to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus’ shareholders and to recommend that Merus’ shareholders vote “FOR” approval and adoption of the voting items which have been put on the agenda of this EGM (provided that the Merus Board makes no recommendation in respect of Proposals 3a, 4a and 5a), and (iv) resolved that Merus will pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement

Please refer to the accompanying proxy statement for further information with respect to the aforementioned agenda items. The record date for the EGM in respect of Common Shares is      , 2025 (the “Record Date”). No record date applies in respect of preferred shares in the capital of Merus. Those who, as of the Record Date, are holders of Common Shares or otherwise have voting rights and/or meeting rights with respect to Common Shares (provided, in each case, that they are recorded as such in Merus’ shareholders’ register or in the register maintained by Merus’ U.S. transfer agent) (the “Persons with Meeting Rights”), may attend and, if relevant, vote at the EGM.

Persons with Meeting Rights who wish to attend the EGM, in person or represented by proxy, must notify Merus of their identity and intention to attend the EGM by e-mail (addressed to EGM@merus.nl) or in writing (addressed to Merus N.V., c/o Company Secretary, Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands). This notice must be received by Merus no later than 16:59 (4:59) p.m. Central European Time on      , 2025 (the “Cut-off Time”). Persons with Meeting Rights who have not complied with this requirement may be refused entry to the EGM. Persons with Meeting Rights may be represented at the EGM through the use of a written or electronically recorded proxy. Proxyholders who wish to attend the EGM should present a copy of their proxy upon entry to the EGM, failing which such proxyholder may be refused entry to the EGM. A proxy form for this purpose can be downloaded from Merus’ website (http://www.merus.nl).

It is important that your Common Shares be represented regardless of the number of Common Shares you may hold. We urge you to vote your Common Shares or to submit your proxy prior to the EGM. Proxies may be submitted prior to the Cut-off Time via a toll-free telephone number (call 1-800-690-6903) or over the Internet (visit www.proxyvote.com), as described in further detail in the enclosed materials, or by signing, dating and mailing the proxy card in the enclosed return envelope. Voting your Common Shares or submitting your proxy, as applicable, will be important for the presence of a quorum at the EGM and will save us the expense of further solicitation. Submitting a proxy will not prevent you from voting your Common Shares at the EGM if you desire to do so, as your proxy is revocable at your option.

On behalf of the Merus Board, I thank you for your support and appreciate your consideration of this matter.

By Order of the Board,

Sven (Bill) Ante Lundberg, M.D.

President, Chief Executive Officer

Utrecht, the Netherlands

     , 2025

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this notice and accompanying proxy statement, passed upon the merits or fairness of the transactions described in this notice and accompanying proxy statement or passed upon the adequacy or accuracy of the information contained in this notice and accompanying proxy statement or any documents incorporated by reference. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated      , 2025 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Merus on or about      , 2025.

v

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE EGM IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY PHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Cut-off Time. If your Common Shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the shareholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Common Shares in your account. Your broker, bank or other nominee cannot vote on any of the resolutions included in the agenda for this EGM without your instructions.

If you fail to return your proxy card, to grant your proxy electronically over the Internet or by phone or to attend the EGM, your Common Shares will not be considered present or represented for purposes of determining whether a quorum is present at the EGM. If you are a shareholder of record, voting in person at the EGM will revoke any proxy that you previously submitted. If you hold your Common Shares through a broker, bank or other nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the EGM.

Please take note of the requirements for admittance set forth in this proxy statement. Failure to provide the requested documents at the door or failure to comply with the procedures for the EGM may prevent shareholders from being admitted to the meeting.

We encourage you to read this proxy statement, including all documents incorporated by reference into this proxy statement, and annexes to this proxy statement, carefully and in their entirety. If you have any questions concerning the Offer, the Back-End Transactions, the proposals to be voted on at the EGM, the EGM or this proxy statement, would like additional copies of this proxy statement or need help voting your Common Shares, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll Free: +1 (877) 750-0625 (toll-free from the United States or Canada) +1 (412) 232-3651 (from outside of the United States or Canada)

Banks and Brokers Call: +1 (212) 750-5833

SUMMARY	1
QUESTIONS AND ANSWERS	17
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	25
THE EXTRAORDINARY GENERAL MEETING	26

Proposal 1a

Entry into Back-End Merger and Approval of Back-End Merger and Back-End Cancellation	28

Proposal 1b

Approval of the Back-End Articles Amendment and Back-End Conversion and Amendment	30

Proposal 2

Full and Final Discharge to Each Member of the Board	34

Proposal 3

Appointment of Greg Mueller as non-executive director, which comprises two separate voting items (3a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 3b: Appointment of Greg Mueller as non-executive director of Merus)	35

Proposal 4

Appointment of Anthony Pagano as non-executive director, which comprises two separate voting items (4a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 4b: Appointment of Anthony Pagano as non-executive director of Merus)	37

Proposal 5

Appointment of Martine van Vugt, Ph.D., as non-executive director, which comprises two separate voting items (5a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 5b: Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus)	39

Proposal 6

Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements	41
THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENT	42
Parties Involved in the Offer and the Other Transactions Contemplated by the Transaction Agreement	42
Certain Effects of the Offer and the Other Transactions Contemplated by the Transaction Agreement	43
Conditions of the Offer	46

SUMMARY

This summary highlights selected information from this proxy statement related to (i) the previously announced offer made by Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a wholly owned subsidiary of Genmab A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark (“Genmab”), to purchase all of the issued and outstanding common shares, nominal value €0.09 per share, of Merus (the “Common Shares”) at a purchase price of $97.00 per Common Share in cash (the “Offer Consideration”), without interest and subject to any applicable tax withholding, to the holders thereof, as contemplated by the transaction agreement, dated September 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”, and the transactions contemplated thereby, the “Transactions”), by and among Merus, Genmab and Purchaser, on the terms and subject to the conditions set forth in the offer to purchase, dated October 21, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), (ii) the EGM Proposals (as defined below) and (iii) the Transaction Agreement. This summary may not contain all of the information that is important to you. To understand the Offer, the Transactions, the Transaction Agreement, and the EGM Proposals more fully and for a more complete description of the legal terms of the Transactions, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the Transaction Agreement, and the documents incorporated by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” A copy of the Transaction Agreement is attached to this proxy statement as Annex A.

Except as otherwise specifically noted in this proxy statement or as the context otherwise requires, “Merus,” the “Company” or “we,” “our,” “us” and similar words in this proxy statement refer to Merus N.V., including, in certain cases, its subsidiaries.

Parties Involved in the Offer and the Other Transactions Contemplated by the Transaction Agreement (page 42)

Merus N.V.

Merus is incorporated under the laws of The Netherlands as a public limited liability company (naamloze vennootschap). Merus’ common shares, nominal value €0.09 per share, are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “MRUS”. The address of Merus’ principal executive office is Uppsalalaan 17, 3rd and 4th floor, 3584 CT Utrecht, The Netherlands. The telephone number of Merus’ principal executive office is +31 30 253 8800. Merus is an oncology company specializing in the development of innovative, multispecific antibody therapeutics, including product candidates such as petosemtamab (MCLA-158) and MCLA-129, and the utilization of its proprietary Biclonics® and Triclonics® technology platforms to create and advance such multispecific antibodies and innovative mechanisms of action.

Genmab Holding II B.V.

Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Genmab. The business address and business telephone number of Purchaser are as set forth below:

Genmab Holding II B.V.

c/o Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

+45 70 20 27 28

Genmab A/S

Genmab is a public limited liability company (Aktieselskab) organized under the laws of Denmark. Genmab is an international biotechnology company with a pipeline of novel antibody-based products and product candidates designed to address unmet medical needs and improve treatment outcomes for patients with cancer and other serious diseases. The business address and business telephone number of Genmab are as set forth below.

Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

+45 70 20 27 28

The Extraordinary General Meeting (page 26)

The EGM will be held at      Central European Time on   , 2025, at the offices of NautaDutilh N.V. (Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands).

Record Date and Shareholders Entitled to Vote; Vote Required to Approve Each Proposal (page 26)

The record date under Dutch law (registratiedatum) for the EGM is   , 2025 (the “Record Date”). Merus’ board of directors (the “Merus Board” or the “Board”) has determined that Merus’ shareholders’ register and the register maintained for Common Shares by Merus’ U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the EGM. Those who, as of the Record Date, are holders of Common Shares, or who otherwise have voting rights and/or meeting rights with respect to Common Shares (provided, in each case that they are registered as such in either of the above-mentioned registers) (each, a “Person with Meeting Rights,” and collectively, the “Persons with Meeting Rights”), may attend the EGM and, if relevant, vote at the EGM in person or by proxy, even if such Persons with Meeting Rights have previously tendered their Common Shares in the Offer.

Shareholders of Merus (each, a “Merus Shareholder,” and collectively, the “Merus Shareholders”) who are entitled to and would like to attend the EGM in person or be represented by proxy must notify Merus of their identity and intention to attend the EGM by sending notice to that effect to Merus by e-mail (addressed to EGM@merus.nl) or in writing (addressed to Merus N.V., c/o Company Secretary, Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands). This notice must be received by Merus no later than 16:59 (4:59) p.m. Central European Time on   , 2025 (the “Cut-off Time”).

Each Person with Meeting Rights desiring to attend the EGM in person MUST bring proof of Common Share ownership as of the Record Date along with a valid form of identification. An example of proof of Common Share ownership includes voting instruction statements from a broker or bank. In addition, such Person with Meeting Rights should register with Merus by the Cut-off Time to indicate its plan to attend as described above. Failure to comply with these requirements may prevent such Person with Meeting Rights from being admitted to the EGM.

At least one-third of our issued and outstanding shares must be present or represented at the EGM in order to constitute a quorum.

For all EGM Proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Dutch law and Merus’ articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the EGM but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described in this proxy statement) will not count as shares present at the EGM or for the purpose of determining the number of votes cast with respect to those matters.

Proposal 1a requires the affirmative vote of a simple majority of the votes cast if at least half of Merus’s issued share capital is present or represented at the EGM, and requires the affirmative vote of at least two-thirds of the votes cast if less than half (but at least one-third) of Merus’s issued share capital is present or represented at the EGM.

Proposals 1b, 2 and 6 require the affirmative vote of a simple majority of the votes cast.

Proposals 3a, 4a and 5a allow Merus Shareholders the opportunity to make recommendations at the EGM to Merus’ non-executive directors to appoint each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors of Merus and, therefore, are not subject to any majority requirement. If such recommendations are made, Merus’ group of non-executive directors shall consider those recommendations as well as the number of votes cast in favor of such recommendations.

The proposals to appoint each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors of Merus (i.e., Proposals 3b, 4b and 5b) are based on a nomination proposed by Merus’ group of non-executive directors. The proposed candidate specified in a nomination shall be appointed provided that the requisite quorum is present or represented at the EGM, unless the nomination is rejected by the EGM if at least a simple majority of the votes cast, representing at least one-third of Merus’ issued share capital, vote against the appointment, provided that if shareholders withhold their support for the nominee by a simple majority of the votes cast, without such majority representing at least one-third of Merus’ issued share capital, a new general meeting of shareholders may be convened where the nomination may be rejected by simple majority of the votes cast (without such majority also representing a specific quorum).

Certain Effects of the Offer and the Other Transactions Contemplated by the Transaction Agreement (page 43)

On October 21, 2025, Purchaser commenced the Offer. Unless the Offer is earlier terminated or extended, the Offer will expire at 5:00 p.m., New York City time, on December 11, 2025 or, if the Offer is extended pursuant to and in accordance with the terms of the Transaction Agreement, the date and time to which the Offer has been so extended (the “Initial Expiration Time”, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

If the conditions to the consummation of the Offer are satisfied or waived (to the extent permitted by the Transaction Agreement and applicable law), on the first business day after the date at which the Offer expires (taking into account any extensions), Purchaser will commence a subsequent offering period (the “Subsequent Offering Period”) for a period of at least ten (10) business days to purchase additional Common Shares. Pursuant to the Subsequent Offering Period, Purchaser will offer to purchase such additional Common Shares at the Offer Consideration, less any applicable withholding taxes and without interest.

Following the final date on which Common Shares tendered during the Subsequent Offering Period are accepted for payment and paid for (the “Subsequent Closing Date”), if certain conditions are met, Merus or its legal successor will become an indirect wholly owned subsidiary of Genmab through the Back-End Transactions, as defined and explained below in more detail. Merus will, at Genmab’s request, cooperate with Genmab and Purchaser and use reasonable best efforts to cause the delisting of the Common Shares from Nasdaq (the “Delisting”) as promptly as practicable after the Subsequent Closing Date and, promptly thereafter, the deregistration of the Common Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), resulting in the cessation of Merus’s reporting obligations to the Securities and Exchange Commission (“SEC”) with respect to the Common Shares thereunder.

The nature of the applicable back-end reorganization transactions will depend on whether Merus receives a certain tax ruling as set forth below (the following transactions collectively referred to as the “Back-End Transactions”),

If, on or prior to the Subsequent Closing Date, Merus receives from the Dutch Tax Authority (the “DTA”) a ruling in respect of the application of Article 14b(3) and (7) of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) to the Back-End Merger (as defined below) (the “Article 14b Tax Ruling”):

(A)

prior to the execution of the notarial deed effecting the Back-End Merger, Merus will (i) in its capacity as sole shareholder of a subsidiary of Merus newly incorporated under the laws of The Netherlands (“New TopCo”), and subject to Purchaser having granted the Back-End Loan (as defined below), resolve to effect, following the effective time of the Back-End Merger, the cancellation of all outstanding class A shares of New TopCo (each, a “New TopCo Share A,” and collectively, the “New TopCo Shares A”) to be issued to non-tendering Merus shareholders (each, a “Minority Shareholder,” and collectively, the “Minority Shareholders”) in the Back-End Merger in exchange for the Back-End Cancellation Consideration (as defined below), less applicable withholding taxes and without interest (the “Back-End Cancellation”) and (ii) direct the management board of New TopCo to approve the Back-End Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time neither knows nor reasonably foresees that, following the Back-End Cancellation, New TopCo cannot continue to pay its due and payable debts;

(B)	Merus and New TopCo will execute the notarial deed effecting the Back-End Merger no later than 23:59 Central European Time on the Subsequent Closing Date;

(C)	prior to the Back-End Cancellation Effective Time (as defined below), Purchaser will make the Back-End Loan (as defined below) to New TopCo; and

(D)	the Back-End Cancellation will become effective at 0:30 Central European Time on the date that the Back-End Merger becomes effective (the “Back-End Cancellation Effective Time”).

For the purposes of this proxy statement, (i) the “Back-End Merger” means the legal merger (juridische fusie) of Merus with and into New TopCo, with New TopCo allotting New TopCo Shares A to Minority Shareholders and class B shares of New TopCo to Purchaser in accordance with Sections 2:309 et seq. of the Dutch Civil Code, as contemplated by, and in accordance with, the terms of the merger proposal and accompanying explanatory notes filed with the Dutch trade registry and (ii) the “Back-End Loan” means the loan by Purchaser to New TopCo for a principal amount, in cash out of immediately available funds, equal to the product of (i) the number of New TopCo Shares A that will be issued and outstanding immediately prior to the Back-End Cancellation Effective Time and (ii) the Offer Consideration.

If, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has not been obtained:

(A)

if the number of Common Shares collectively owned by Genmab, Purchaser or any of their respective affiliates on the Subsequent Closing Date does not represent at least ninety-five percent (95%) of the issued and outstanding share capital of Merus (the “Back-End Compulsory Acquisition Threshold”), then, promptly following the expiration of the Subsequent Offering Period, (i) Merus will cause the execution of an amendment to Merus’ articles of association in order to increase, in one or more tranches through the operation of transitional provisions to that effect, Merus’ authorized share capital (maatschappelijk kapitaal) (the “Back-End Articles Amendment”), in such a manner as to permit the issuance, in one or more tranches, of such number of Common Shares by Merus to Purchaser that will result in the Back-End Compulsory Acquisition Threshold being achieved, at an issue price per Common Share equal to the Offer Consideration, against contribution in kind by Purchaser of a subordinated promissory note to be issued by Genmab (or an affiliate of Genmab) in an aggregate principal amount equal to the aggregate number of Common Shares to be so issued, multiplied by the Offer Consideration (the “Back-End Share Issuance”) and (ii) promptly following the execution of the Back-End Articles Amendment, Purchaser and Merus will effect the Back-End Share Issuance;

(B)

as promptly as reasonably practicable following the Back-End Share Issuance (if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date) or promptly after the Subsequent Offering Period (if the Back-End Compulsory Acquisition Threshold has been achieved on the Subsequent Closing Date), as applicable, Purchaser will (and Genmab will cause Purchaser to) commence the compulsory acquisition by Purchaser, Genmab or any of their affiliates, of Common Shares from each Minority Shareholder in accordance with Section 2:92a or article 2:201a of the Dutch Civil Code (Burgerlijk Wetboek), as applicable (the “Back-End Compulsory Acquisition”) in exchange for amount as determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam) (the “Enterprise Court”, and the amount determined by the Enterprise Court, the “Court Determined Consideration”); and

(C)

irrespective of whether the Back-End Compulsory Acquisition Threshold has been achieved (or when the Back-End Compulsory Acquisition is commenced), effective promptly following the Delisting, Merus will cause (i) the execution of certain amendments to Merus’ articles of association in accordance with the principles as set forth in the Transaction Agreement and (ii) the conversion of the legal form of Merus into a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Back-End Conversion and Amendment”).

Effect on Merus if the Offer is Not Completed (page 47)

If the Offer is not completed, Merus Shareholders will not receive the Offer Consideration pursuant to the Offer and the EGM Proposals will have no effect. Instead, Merus would remain an independent public company, your Common Shares would continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Merus would continue to file periodic and current reports with the SEC.

Under specified circumstances, including in connection with Merus’ entry into an agreement with respect to a Superior Proposal (as defined below), Merus will be required to pay Genmab a fixed termination compensation in an amount equal to $240 million upon the termination of the Transaction Agreement. Additionally, a reverse termination fee of $416 million may be payable by Genmab to Merus in the event that the Transaction Agreement is terminated under specified circumstances. See the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Transaction Agreements—Transaction Agreement—Termination of the Transaction Agreement” for more information.

Offer Consideration (page 47)

If you tender your Common Shares into the Offer or during the Subsequent Offering Period, upon completion of the Offer or settlement of the Subsequent Offering Period, as applicable, you will be entitled to receive the Offer Consideration, less any applicable withholding taxes and without interest, payable in cash, upon the terms and subject to the conditions contemplated by the Transaction Agreement and set forth in the Offer to Purchase. For example, if you own 100 Common Shares, you will receive $9,700 in cash in exchange for your Common Shares, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions contemplated by the Transaction Agreement and set forth in the Offer to Purchase. If you are the record owner of your Common Shares and you directly tender your Common Shares to Equiniti Trust Company, LLC, the depositary in the Offer (the “Depositary”), you will not have to pay brokerage fees, commissions or similar expenses. If you own your Common Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Common Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

If you do not tender your Common Shares in the Offer or during the Subsequent Offering Period, and the Back-End Transactions are consummated, each Common Share held by you (and any other Minority Shareholders) will be either cancelled through the Back-End Merger and the Back-End Cancellation or acquired by Purchaser through the Back-End Compulsory Acquisition, and you (and any other Minority Shareholders) will be entitled to receive, for each Common Share held, either (a) in the case of the Back-End Cancellation, an amount in cash equal to the Offer Consideration multiplied by the number of Common Shares held by such Minority Shareholder immediately prior to the Back-End Merger (the “Back-End Cancellation Consideration”), less any applicable withholding taxes, including any Dutch dividend withholding tax (dividendbelasting) due in respect of the Back-End Cancellation Consideration, and without interest or (b) in the case of the Back-End Compulsory Acquisition, the Court Determined Consideration.

No Dutch dividend withholding tax is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition. The withholding tax applicable to the Back-End Cancellation Consideration will include a fifteen percent (15%) Dutch dividend withholding tax to the extent the Back-End Cancellation Consideration per New TopCo Share A exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of such New TopCo Share A immediately prior to the Back-End Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular Minority Shareholder. You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch dividend withholding taxes) to you of the Offer, the Subsequent Offering Period and the Back-End Transactions in light of your particular circumstances. See “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Tax Considerations Regarding the Offer and the Back-End Transactions—Certain Dutch Tax Consequences.”

Recommendation of the Merus Board (page 59)

After careful consideration of the factors more fully described in this proxy statement, the Merus Board, among other things, unanimously: (i) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the execution and delivery of the Transaction Agreement, the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (iii) resolved, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change (as defined under “—Transaction Agreements—Transaction Agreement—No Solicitation”), to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus Shareholders and to recommend that Merus’ Shareholders vote “FOR” approval and adoption of the voting items which have been put on the agenda of this EGM (such recommendation, the “Merus Board Recommendation”), and (iv) resolved that Merus will pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

Opinion of Jefferies LLC (page 67)

Merus engaged Jefferies LLC (“Jefferies”) as its financial advisor in connection with the Offer and the Transactions. In connection with this engagement, the Merus Board requested that Jefferies evaluate the fairness, from a financial point of view, of the Offer Consideration to be received in the Offer and in the Transactions by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement. At a meeting of the Merus Board held on September 28, 2025 to evaluate the Offer and the Transactions, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated September 28, 2025, to the Merus Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as described in its opinion, the Offer Consideration to be received in the Offer and the Transactions by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Merus Board (in its capacity as such) in its evaluation of the Offer Consideration from a financial point of view and did not address any other aspect of the Transactions or any other matter. Jefferies’ opinion did not address the relative merits of the Offer and the Transactions as compared to any alternative transaction or opportunity that might be available to Merus, nor did it address the underlying business decision by Merus to engage in the Offer and the Transactions or any other matter. Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among holders of Common Shares, holders of any other securities of Merus or otherwise. Jefferies expressed no opinion with respect to the Court Determined Consideration relative to the $97.00 per Common Share cash consideration or otherwise. Jefferies’ opinion does not constitute a recommendation as to whether any shareholder should tender Common Shares in the Offer, or how the Merus Board or any holder of Common Shares should vote or act with respect to the Offer or the Transactions or any other matter. This summary of the Jefferies’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Jefferies’ written opinion. For a description of the opinion that the Merus Board received from Jefferies, see the section of this proxy statement entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Opinion of Jefferies LLC.”

Change of Recommendation (page 94)

The Merus Board has recommended that the holders of Common Shares vote “FOR” the EGM Proposals. The Transaction Agreement provides that, prior to the Acceptance Time, the

Merus Board may effect an Adverse Recommendation Change or cause Merus to terminate the Transaction Agreement (pursuant to its terms) in order to enter into, or cause one of its subsidiaries to enter into, an Acquisition Agreement (as defined below) with respect to a Superior Proposal (as defined below) (so long as, prior to or concurrently with, and as a condition to the effectiveness of, such termination, Merus pays to Genmab the Merus Termination Fee (as defined below)), if Merus receives an unsolicited, written Acquisition Proposal (as defined below) that the Merus Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, provided that prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating the Transaction Agreement (pursuant to its terms):

(A)

Merus has notified Genmab in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate the Transaction Agreement (pursuant to its terms);

(B)	Merus has provided Genmab a summary of the material terms and conditions of such Acquisition Proposal consistent with the requirements set forth in the Transaction Agreement;

(C)

if requested to do so by Genmab, for a period of four (4) calendar days following delivery of such notice, Merus has discussed and negotiated in good faith, and has made its representatives reasonably available to discuss and negotiate in good faith with Genmab and its representatives any bona fide proposed modifications to the terms and conditions of the Transaction Agreement in such a manner that the Superior Proposal ceases to constitute a Superior Proposal; and

(D)

no earlier than the end of such four (4) calendar-day period, the Merus Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Transaction Agreement proposed by Genmab during such four (4) calendar-day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Transaction Agreement (pursuant to its terms) in connection therewith would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Genmab as provided above, but with respect to any such subsequent notices references to a “four (4) calendar-day period” shall be deemed to be references to a “two (2) calendar-day period”).

Prior to the Acceptance Time, the Merus Board may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Merus Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event:

(A)	Merus has notified Genmab in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change;

(B)

if requested to do so by Genmab, for a period of four (4) calendar days following delivery of such notice, Merus has discussed and negotiated in good faith, and shall have made its representatives reasonably available to discuss and negotiate in good faith with Genmab and its representatives any bona fide proposed modifications to the terms and conditions of the Transaction Agreement; and

(C)

no earlier than the end of such four (4) calendar-day period, the Merus Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Transaction Agreement proposed by Genmab during such four (4) calendar-day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with Merus Board’s fiduciary duties under applicable law. Unless the Transaction Agreement has been validly terminated, the occurrence of any Adverse Recommendation Change in respect of an Intervening Event shall not affect the obligations of the parties to continue to cooperate and implement the Transactions in accordance with, and subject to the terms and conditions of, the Transaction Agreement.

For the purposes of the Transaction Agreement, an “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the date of the Transaction Agreement and prior to the Expiration Time that was not known to, or reasonably foreseeable, by the Merus Board as of the date of the Transaction Agreement (or if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Merus Board as of the date of the Transaction Agreement); provided that in no event shall any of the following constitute an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of the Transaction Agreement, the identity of Genmab as a party to the Transaction Agreement or the public announcement, pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Common Shares on Nasdaq or any change in Merus’ credit rating; or (D) the fact that Merus has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Merus or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the Transaction Agreement; provided that for the purposes of clauses (C) and (D), any underlying Effects relating to or causing such change may be considered, along with the effects or consequences thereof.

See the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Transaction Agreements—Transaction Agreement—No Solicitation” for more information.

Conditions to the Closing of the Offer (page 46)

The obligations to consummate the Offer and the other Transactions are subject to the satisfaction or waiver, on or prior to the Expiration Time, of the conditions set forth in the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Conditions of the Offer”.

Termination of the Transaction Agreement (page 121)

The Transaction Agreement contains customary termination rights for Merus and Genmab including, among others, for failure to consummate the Offer on or before the Outside Date (as defined below). If the Transaction Agreement is terminated under certain circumstances specified in the Transaction Agreement, including in connection with Merus’ entry into an agreement with respect to a Superior Proposal (as defined below), Merus will be required to pay Genmab a fixed fee of $240.0 million. Additionally, a reverse termination fee of $416 million may be payable by Genmab to Merus in the event that the Transaction Agreement is terminated under specified circumstances. See the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Transaction Agreements—Transaction Agreement—Termination of the Transaction Agreement” for more information.

Specific Performance (page 126)

The parties to the Transaction Agreement have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of the Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Transaction Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by the terms of the Transaction Agreement) to (a) seek an order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach; provided, however, that in no event will (i) Genmab or Purchaser be entitled to both the payment of the Merus Termination Fee, on the one hand, and specific performance to cause Merus to consummate the Closing (as defined below), on the other hand or (ii) Merus be entitled to both the payment of the Genmab Termination Fee (as defined below), on the one hand, and specific performance to cause Genmab and Purchaser to consummate the Closing, on the other hand. See the section entitled “The Offer and the Other Transactions

Contemplated by the Transaction Agreement—Transaction Agreements—Transaction Agreement—Termination of the Transaction Agreement” for more information.

Foundation Support Agreement (page 137)

Concurrently with the execution of the Transaction Agreement, Merus entered into that certain Foundation Support Agreement (the “Foundation Support Agreement”) with Stichting Continuïteit Merus (the “Protection Foundation”), which is also party to that certain Call Option Agreement originally entered into between the Protection Foundation and Merus on or about May 24, 2016 (as amended, supplemented or otherwise modified from time to time, the “Foundation Option Agreement”). Pursuant to the Foundation Option Agreement, the Protection Foundation has certain call option subscription rights to acquire preferred shares in Merus’ capital in certain situations (the “Foundation Call Option”). Under the Foundation Support Agreement, Merus and Protection Foundation have agreed, among other things, that during the term of the Transaction Agreement, the Protection Foundation will not and cannot exercise the Foundation Call Option and that the Foundation Option Agreement, including the Foundation Call Option, will terminate with effect from the Closing, and wherein the Protection Foundation stated its belief that the Transactions do not constitute a threat to the interests of Merus, its businesses or its stakeholders and stated its support of the Transactions. See the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Foundation Support Agreement” for more information.

Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions Contemplated by the Transaction Agreement (page 128)

When considering the recommendation of the Board that you vote to adopt each of the EGM Proposals, you should be aware that Merus’ executive officers and the members of the Merus Board have financial interests in the Offer and the Back-End Transactions and the other Transactions that are different from, or in addition to, those of Merus’ Shareholders generally. Those interests may create potential or actual conflicts of interests. The Merus Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Transaction Agreement and the Transactions.

These interests may include the following:

•	the accelerated vesting and payment in respect of each outstanding In the Money Merus Option (as defined below) at the Closing;

•	the potential receipt of severance payments and benefits by executive officers under their respective employment agreements; and

•

the potential receipt of tax reimbursement payments by executive officers to the extent such executive officers are subject, in connection with the Transactions, to an excise tax imposed by Section 4999 of the Code, in an amount that generally will place them in the same after-tax position that they would have been in if no excise tax had applied and no tax reimbursement payment had been made, subject to certain limitations.

Financing of the Offer and the Other Transactions Contemplated by the Transaction Agreement (page 152)

Genmab expects to fund the Offer and the Back-End Transactions using a combination of debt financing and cash on hand. Genmab has entered into a commitment letter, dated as of September 29, 2025 (as amended and restated, the “Debt Commitment Letter,” and the financing contemplated pursuant thereto, the “Financing”), with Morgan Stanley Senior Funding, Inc. Pursuant to the Debt Commitment Letter, the commitment parties thereto committed to provide to Purchaser debt financing in an aggregate principal amount of up to $6.0 billion to finance the Transactions and to pay related fees and expenses. The Offer is not conditioned upon Genmab’s or Purchaser’s ability to finance the purchase of the Common Shares pursuant to the Offer.

Treatment of Equity Awards (page 83)

The Transaction Agreement provides that each outstanding and unexercised option to subscribe for or purchase Common Shares (each, a “Merus Option”) that is outstanding immediately prior to the Acceptance Time with an exercise price per Common Share that is less than the Offer Consideration, whether or not fully vested and exercisable and whether or not then subject to any performance or other conditions (a) will vest in full at the Acceptance Time and (b) be canceled immediately prior to the Closing and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Offer Consideration exceeds the applicable exercise price per Common Share of such Merus Option and (ii) the aggregate number of Common Shares underlying such Merus Option.

Acceptance Time of the Offer and the Transactions (page 138)

The Transaction Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Genmab will cause Purchaser to), promptly following the Expiration Time (but in any event within two (2) business days following the Expiration Time), irrevocably accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at the Acceptance Time, pay for (by delivery of funds to the Depositary), all Common Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time (such time of payment, the “Closing,” and the date on which the Closing occurs, the “Closing Date”).

Certain Tax Considerations Regarding the Offer, the Subsequent Offering Period and Back-End Transactions (page 138)

Certain U.S. Federal Income Tax Considerations

The receipt of cash in exchange for Common Shares in the Offer, during the Subsequent Offering Period or the Back-End Transactions will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor to determine the tax consequences (including the application and effect of any U.S. federal, state, local or non-U.S. income or other tax laws) to you of participating in the Offer or during the Subsequent Offering Period or in the Back-End Transactions, in light of your particular circumstances. See the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Tax Considerations Regarding the Offer and the Back-End Transactions—Certain U.S. Federal Income Tax Considerations” for more information.

You should also note that Dutch dividend withholding tax (dividendbelasting) may be withheld on payments to U.S. taxpayers in the Back-End Transactions. See the following section of this Summary and the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Tax Considerations Regarding the Offer and the Back-End Transactions—Certain Dutch Tax Considerations” for more information.

Certain Dutch Tax Consequences

The receipt of cash in exchange for Common Shares in the Offer, during the Subsequent Offering Period or in the Back-End Transactions may result in a taxable transaction for Dutch tax purposes.

No Dutch dividend withholding tax is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition. The withholding tax applicable to the Back-End Cancellation Consideration will include a fifteen percent (15%) Dutch dividend withholding tax to the extent the Back-End Cancellation Consideration per New TopCo Share A exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes (the “Fiscally Recognized Capital”) of such New TopCo Share A immediately prior to the Back-End Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular Minority Shareholder.

You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch dividend withholding taxes) to you of the Offer, the Subsequent Offering Period and the Back-End Transactions in light of your particular circumstances. See the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Tax Considerations

Regarding the Offer and the Back-End Transactions—Certain Dutch Tax Considerations” for more information.

No Appraisal Rights (page 150)

Merus shareholders are not entitled under Dutch law or otherwise to appraisal or dissenters’ rights with respect to the Offer or the Back-End Transactions.

As part of the Back-End Transactions, Genmab, Purchaser or any of their respective affiliates may be required to commence the Back-End Compulsory Acquisition. In such proceedings, the Enterprise Court will determine the price to be paid for the Common Shares, if necessary, after appointing one or more experts to provide an opinion on the value to be paid for such Common Shares. In the event that Genmab, Purchaser or any of their respective affiliates initiates these proceedings, Purchaser expects to request that the Enterprise Court determine the cash amount per Common Share to be equal to the Offer Consideration, adjusted, as applicable, to reflect the timing of settlement of consideration relative to the Offer settlement. The non-tendering Merus shareholders do not have the right to commence the Back-End Compulsory Acquisition proceeding to oblige us to buy their Common Shares.

Regulatory Approvals; Efforts (page 150)

Genmab and Merus have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions. These approvals include making or causing to be made all filings and submissions required to be made by Genmab, Merus or any of their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. See the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Transactions Agreements—Transaction Agreement—Regulatory Filings” for more information.

Market Prices and Dividend Data (page 159)

The Offer Consideration represents a 41% premium to the trading price at which the Common Shares closed on September 26, 2025, the final trading day before the execution of the Transaction Agreement and a 50% premium to the 60-day volume weighted average price of the Common Shares as of September 26, 2025, the final trading day before the execution of the Transaction Agreement. Merus has never declared or paid any cash dividends on the Common Shares. Merus intends to retain all of its future earnings, if any, to finance the growth and development of its business. Merus does not intend to pay cash dividends to Merus Shareholders in the foreseeable future.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the EGM and the EGM Proposals. The questions and answers may not address all questions that may be important to you as a Merus Shareholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, including the Transaction Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Merus Board is furnishing this proxy statement and form of proxy card to the holders of Common Shares, in connection with the solicitation of proxies to be voted at the EGM. This proxy statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your Common Shares.

Q:	When and where is the EGM?

A:	The EGM will be held at 15:00 (3:00) p.m. Central European Time on , 2025, at the offices of NautaDutilh N.V. (Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands).

Q:	Who is entitled to vote at or prior to the EGM?

A:

We urge you to vote your Common Shares at the EGM or to submit your proxy prior to the Cut-off Time. The Record Date for the EGM is    , 2025. Persons with Meeting Rights (i.e., holders of Common Shares or who otherwise have voting rights and/or meeting rights with respect to Common Shares on the Record Date, in each case provided that they are recorded as such in Merus’ shareholders’ register or in the register maintained by Merus’ U.S. transfer agent) may attend and, if relevant, vote at the EGM. Each outstanding Common Share is entitled to one vote on all matters presented at the EGM as voting items. At the close of business on    , 2025, there were     Common Shares and no preferred shares outstanding.

Q:	Why is this EGM being called?

A:

As previously announced, Purchaser has made an offer to purchase all of the outstanding Common Shares in exchange for the Offer Consideration, without interest and subject to any applicable tax withholding, as contemplated by the Transaction Agreement, on the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal. The EGM is being called in order to provide information regarding the Offer and the composition of the Merus Board following consummation of the Offer and for Merus Shareholders to vote on the EGM Proposals.

Q:	What am I being asked to vote on at the EGM?

A:	You are being asked to consider and vote on the following:

a.

Proposal 1a: a resolution, subject to certain conditions and provided that a certain Dutch tax ruling is obtained on or prior to the Subsequent Closing Date, (1) to enter into the Back-End Merger, and (2) to approve, within the meaning of Section 2:107a of the Dutch Civil Code and to the extent required by applicable law, the Back-End Merger and the Back-End Cancellation;

•

Proposal 1b: a resolution, subject to certain conditions and provided that a certain Dutch tax ruling is not obtained ultimately on the Subsequent Closing Date, (1) to effect the Back-End Articles Amendment, and (2) to effect the Back-End Conversion and Amendment (such proposal, together with Proposal 1a, the “Back-End Transactions Resolutions”);

•

Proposal 2: a resolution, effective upon the Acceptance Time, to provide full and final discharge to each member of the Merus Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law (the “Discharge Resolutions”);

•

Proposals 3a, 4a and 5a: resolutions for the opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors of Merus (collectively, the “Recommendation Resolutions”);

•

Proposals 3b, 4b and 5b: resolutions for the appointment of each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors of Merus, each of whom has been designated by Purchaser in accordance with the Transaction Agreement, effective upon the consummation of the Offer (collectively, the “Governance Resolutions”); and

•

Proposal 6: a resolution to approve, by means of a non-binding advisory vote, compensation that will or may become payable by Merus to its named executive officers in connection with the completion of the Offer (the “Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements” and, collectively with the Back-End Transactions Resolutions (as defined below), the Discharge Resolutions, the Recommendation Resolutions and the Governance Resolutions, the “EGM Proposals”).

Each of the EGM Proposals, as well as the conditions to the effectiveness of each of the EGM Proposals, is more fully described below.

Q:	How does the Merus Board recommend that I vote?

A:

The Merus Board, after considering the various factors described in the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement — Recommendation of the Board,” among other things, unanimously (i) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the execution and delivery of the Transaction Agreement, the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (iii) resolved, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change, to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus Shareholders and to recommend that Merus Shareholders vote “FOR” the EGM Proposals, and (iv) resolved that Merus will pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

Accordingly, the Merus Board recommends that you vote your Common Shares “FOR” the Back-End Transactions Resolutions (Proposals 1a and 1b), the Discharge Resolutions (Proposal 2), the Governance Resolutions (Proposals 3b, 4b and 5b), and the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements (Proposal 6). The Merus Board makes no recommendation in respect of the Recommendation Resolutions (Proposals 3a, 4a and 5a), as such EGM Proposals are subject to potential recommendations for nomination made by shareholders at the EGM.

If you properly submit your proxy your Common Shares will be voted on your behalf as you direct. If not otherwise specified, the Common Shares represented by the proxies received prior to 16:59 (4:59) p.m. Central European Time on     , 2025 will be voted “FOR” Proposals 1a, 1b, 2, 3b, 4b, 5b and 6 and “AGAINST” Proposal 3a, 4a and 5a.

Q:	What is the difference between being a “record holder” and holding Common Shares in “street name”?

A:

A record holder holds Common Shares in his or her name. Common Shares held in “street name” means Common Shares that are held in the name of a bank, broker, trustee, financial institution or other intermediary on a person’s behalf.

Q:	Am I entitled to vote if my Common Shares are held in “street name”?

A:

Yes. If your Common Shares are held on your behalf by a bank, broker, trustee, financial institution or other intermediary, you are considered the “beneficial owner” of those Common Shares held in “street name.” If your Common Shares are held in street name, these proxy materials will be provided to you by your bank, broker, trustee, financial institution or other intermediary, along with a voting instruction card. As the beneficial owner, you have the right to direct your bank, broker, trustee, financial institution or other intermediary how to vote your Common Shares, and the bank, broker, trustee, financial institution or other intermediary is generally required to vote your Common Shares in accordance with your instructions, even if you have previously tendered your Common Shares in the Offer. You will not be able to vote your Common Shares during the EGM and you should contact your broker, trustee, financial institution or other intermediary for information on how to cause the Common Shares you beneficially own to be voted at the EGM.

Q:	How many Common Shares must be present to hold the EGM?

A:

A quorum must be present at the EGM for any voting item to be voted on. At the EGM at least one-third of Merus’ issued and outstanding Common Shares must be represented in order to constitute a quorum.

Q:	What if a quorum is not present at the EGM?

A:

If the requisite quorum is not present, then the EGM cannot validly pass any of the voting items on the agenda for the EGM and a new meeting shall be convened in accordance with applicable law and the terms of the Transaction Agreement.

Q:	Who can attend the EGM?

A:

You may attend the EGM if you are a Person with Meeting Rights (see above under “Who is entitled to vote prior to the EGM?”), or if you hold a valid proxy from a Person with Meeting Rights for the EGM. If you would like to attend the EGM, in person or represented by proxy, you must notify Merus by e-mail (addressed to EGM@merus.nl) or in writing (addressed to Merus N.V., c/o Company Secretary, Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands) of your identity and intention to attend the EGM. This notice must be received by Merus no later than 16:59 (4:59) p.m. Central European Time on     , 2025. If you do not comply with this requirement, you may be refused entry to the EGM. Proxyholders who wish to attend the EGM should also present a copy of their proxy upon entry to the EGM, failing which the proxyholder concerned may be refused entry to the EGM. In order to be admitted into the EGM, you may be asked to present government-issued photo identification (such as a driver’s license). If your Common Shares are held in street name, you may also be required to provide proof of beneficial ownership of our Common Shares as of the Record Date, such as a statement from a bank, broker, trustee, financial institution or other intermediary showing that you beneficially owned our Common Shares at the close of business on the Record Date.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

It means that your Common Shares are held in more than one account at the transfer agent and/or with banks, brokers, trustees, financial institutions or other intermediaries. Please vote all of your Common Shares. To ensure that all of your Common Shares are voted, for each set of proxy materials please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Q:	How do I vote?

A:

We recommend that Merus Shareholders submit their proxy before the Cut-off Time in order to vote their Common Shares, regardless of whether they plan to attend the EGM and vote in person. There are four ways to vote by proxy:

•	by Telephone—you can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

•	by Internet—you can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	by Mail—you can vote by mail by signing, dating and mailing the proxy card.

Telephone and Internet voting facilities will be available 24 hours a day and will close at the Cut-off Time.

If your Common Shares are held in street name, you should receive instructions on how to vote from your bank, broker, trustee, financial institution or other intermediary. You must follow their instructions in order for your Common Shares to be voted. Telephone and Internet voting also may be offered to Merus Shareholders owning Common Shares through certain banks, broker, trustee, financial institution or other intermediary. If your Common Shares are held in street name and you would like to vote your Common Shares in person at the EGM, you should contact your bank, broker, trustee, financial institution or other intermediary to obtain a legal proxy, bring it to the EGM in order to vote and notify Merus in writing of your identity and intention to attend the EGM (see above under “Who can attend the EGM?”).

Q:	Can I change my vote after I submit my proxy?

A:	Yes.

You may revoke your submitted proxy and change your vote prior to the Cut-off Time:

•	by submitting a duly executed proxy bearing a later date; or

•	by granting a subsequent proxy through the Internet or telephone.

Your most recent proxy card or telephone or Internet proxy is the one that will be counted. You may also attend the EGM in person and revoke your proxy at the meeting or grant a separate proxy in writing to a representative who may attend the EGM in person and revoke your prior proxy at the meeting on your behalf, provided that you or your representative has registered to attend the EGM in person prior to the Cut-off Time.

If your Common Shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker, trustee, financial institution or other intermediary or you may vote in person at the EGM by obtaining a legal proxy from your bank, broker, trustee, financial institution or other intermediary, bringing your legal proxy to the EGM in order to vote and notifying Merus in writing of your identity and intention to attend the EGM (see above under “Who can attend the EGM?”).

Q:	Who will count the votes?

A:

Broadridge will provide NautaDutilh N.V., our Dutch legal counsel, with a tabulation of the votes submitted by proxy prior to the Cut-off Time as described in this proxy statement and NautaDutilh N.V. will tabulate the votes cast at the EGM by Persons with Meeting Rights attending in person, if any. These tabulations will be provided to Merus.

Q:	What if I do not specify how my Common Shares are to be voted?

A:

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Merus Board. The Merus Board’s recommendations are indicated above under “How does the Merus Board recommend that I vote?”, as well as within the description of each proposal in this proxy statement.

Q:	Will any other business be conducted at the EGM?

A:	No business shall be voted on at the EGM, except such items as included in the agenda for the meeting included in this proxy statement.

Q:	How many votes are required for the approval of the proposals to be voted upon?

A:

Proposal 1a requires the affirmative vote of a simple majority of the votes cast if at least half of Merus’s issued share capital is present or represented at the EGM, and requires the affirmative vote of at least two-thirds of the votes cast if less than half (but at least one-third) of Merus’s issued share capital is present or represented at the EGM.

Proposals 1b, 2 and 6 require the affirmative vote of a simple majority of the votes cast.

Proposals 3a, 4a and 5a allow Merus Shareholders the opportunity to make recommendations in respect of their nomination at the EGM to Merus’ non-executive directors to appoint each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D.,

as non-executive directors of Merus and, therefore, are not subject to any majority requirement. If such recommendations are made, Merus’ group of non-executive directors shall consider those recommendations as well as the number of votes cast in favor of such recommendations.

The proposals to appoint each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors of Merus (i.e., Proposals 3b, 4b and 5b) are based on a nomination proposed by Merus’ group of non-executive directors. The proposed candidate specified in a nomination shall be appointed provided that the requisite quorum is present or represented at the EGM, unless the nomination is rejected by the EGM if at least a simple majority of the votes cast, representing at least one-third of Merus’ issued share capital, vote against the appointment; provided that if shareholders withhold their support for the nominee by a simple majority of the votes cast, without such majority representing at least one-third of Merus’ issued share capital, a new general meeting of shareholders may be convened where the nomination may be rejected by simple majority of the votes cast (without such majority also representing a specific quorum). At the EGM, at least one-third of Merus’ issued and outstanding shares must be represented in order to constitute a quorum.

Q:	What is an abstention and how will abstentions be treated?

A:

An “abstention” represents a Merus Shareholder’s affirmative choice to decline to vote on the proposal. Under Dutch law and our articles of association, Common Shares abstaining from voting will not count as votes cast at the EGM, but will count as Common Shares present and entitled to vote for purposes of determining a quorum. Abstentions have no effect on the EGM Proposals.

Q:	What are broker non-votes and do they count for determining a quorum?

A:

Generally, broker non-votes occur when Common Shares held in “street name” for a beneficial owner are not voted with respect to a particular proposal because the bank, broker, trustee, financial institution or other intermediary (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those Common Shares. A bank, broker, trustee, financial institution or other intermediary is generally entitled to vote Common Shares held for a beneficial owner on routine matters, such as the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those Common Shares, in which case your such Common Shares will count for purposes of determining whether a quorum is present. On the other hand, absent instructions from the beneficial owner of such Common Shares, a bank, broker, trustee, financial institution or other intermediary is generally not entitled to vote Common Shares held for a beneficial owner on non-routine matters, which include the EGM Proposals. Broker non-votes have no effect on the adoption of the EGM Proposals and do not count for purposes of determining whether a quorum is present or for the purpose of determining the number of votes cast.

Q:	Where can I find the voting results of the EGM?

A:	We plan to announce whether the EGM Proposals have passed at the EGM and we will report the final voting results in a Current Report on Form 8-K, which we intend to file with the SEC after the EGM.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Offer, the Back-End Transactions, the EGM or this proxy statement, would like additional copies of this proxy statement or need help voting your Common Shares, please contact our proxy solicitor:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll Free: +1 (877) 750-0625 (toll-free from the United States or Canada)

+1 (412) 232-3651 (from outside of the United States or Canada)

Banks and Brokers Call: +1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. All statements other than statements of historical facts contained in this proxy statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this proxy statement and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the United States Securities and Exchange Commission (“SEC”) on October 31, 2025 (the “Quarterly Report”), under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Quarterly Report.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. We intend the forward-looking statements contained in this proxy statement to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE EXTRAORDINARY GENERAL MEETING

This proxy statement of Merus, which is first being mailed to holders of Common Shares on or about     , 2025, is furnished in connection with the solicitation of proxies on behalf of Merus, which asks you to vote promptly, and if voting by mail, to complete, sign, date and mail the enclosed proxy for use at the EGM, for the purposes set forth in the foregoing notice and agenda and the following explanation to the agenda.

The record date under Dutch law (registratiedatum) for the EGM is     , 2025. The Merus Board has determined that Merus’ shareholders’ register and the register maintained for Common Shares by Merus’ U.S. transfer agent are the relevant registers for determining who are entitled to attend and, if relevant, vote at the EGM. Persons with Meeting Rights may attend the EGM and, if relevant, vote at the EGM in person or by proxy, even if such Persons with Meeting Rights have previously tendered their Common Shares in the Offer.

Merus Shareholders who are entitled to and would like to attend the EGM in person or be represented by proxy must notify Merus of their identity and intention to attend the EGM by sending notice to that effect to Merus by e-mail (addressed to EGM@merus.nl) or in writing (addressed to Merus N.V., c/o Company Secretary, Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands). This notice must be received by Merus no later than 16:59 (4:59) p.m. Central European Time on     , 2025.

At least one-third of our issued and outstanding Common Shares must be present or represented at the EGM in order to constitute a quorum. Different voting standards shall apply to adopt the respective EGM Proposals, as set out elsewhere in this proxy statement in further detail.

For all EGM Proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Dutch law and Merus’ articles of association provide that voting abstentions or blank votes will count for the purpose of determining whether a quorum is present at the EGM but will not count for the purpose of determining the number of votes cast. “Broker non-votes” (as described below) will not count as Common Shares present at the EGM or for the purpose of determining the number of votes cast with respect to those matters.

“Broker non-votes” are Common Shares held by a broker, bank or other nominee that are present in person or represented by proxy at the EGM, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such Common Shares (e.g., the “street name” holder) on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the EGM Proposals, if a beneficial owner of Common Shares held in “street name” does not give voting instructions to the broker, bank or other nominee with respect to any of these proposals, then those Common Shares will not be voted thereat and those Common Shares will not be counted for purposes of determining the presence of a quorum with respect to these proposals. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your Common Shares.

Each Person with Meeting Rights desiring to attend the EGM in person MUST bring proof of Common Share ownership as of the Record Date along with a valid form of identification. An example of proof of Common Share ownership includes voting instruction statements from a broker or bank. In addition, you should register with Merus by the Cut-off Time to indicate your plan to attend as described above. Failure to comply with these requirements may prevent you from being admitted to the EGM.

If you hold your Common Shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your Common Shares.

As of      , 2025, the latest practicable date prior to the date of this proxy statement, Merus directors and executive officers beneficially owned and were entitled to vote, in the aggregate,      Common Shares, which represented approximately  % of the outstanding Common Shares on such date. The directors and executive officers of Merus have informed Merus that they currently intend to vote all of their Common Shares “FOR” each of the proposals listed for resolution in this proxy statement, except in respect of the Recommendation Resolutions (Proposals 3a, 4a and 5a), as such EGM Proposals are subject to potential recommendations for nomination made by shareholders at the EGM.

Merus will bear the cost of soliciting proxies on the accompanying proxy card. Some of our directors, officers and regular employees may solicit proxies in person or by mail, telephone or fax, but will not receive any additional compensation for their services. Merus may reimburse banks, brokers and others for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners of Common Shares. Merus has retained Innisfree M&A Incorporated, a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation of proxies in connection with the EGM at a cost of approximately $30,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf except in certain limited circumstances.

Persons with Meeting Rights and interested persons may communicate with the Merus Board or one or more directors by sending a letter addressed to the Merus Board or to any one or more directors in care of our General Counsel, by e-mail (addressed to p.silverman@merus.nl) or by post (addressed to Merus N.V., c/o General Counsel, Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands).

PROPOSAL 1a: Entry into Back-End Merger and Approval of Back-End Merger and Back-End Cancellation

Reference is made to the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Effects of the Offer and the Other Transactions Contemplated by the Transaction Agreement,” for certain definitions used in this proposal and a more detailed description of the Back-End Transactions, including the Back-End Merger and the Back-End Cancellation.

It is proposed that, subject to (A) the Acceptance Time having occurred, (B) the Subsequent Offering Period having expired, (C) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Genmab, Purchaser or any of their respective affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the closing of the Offer having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, representing at least eighty percent (80%) of Merus’ issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding from both the numerator and denominator of such percentage determination any Common Shares held by Merus in treasury (or, if the Minimum Condition (as defined below) has been amended in accordance with the Transaction Agreement, then seventy-five percent (75%) of Merus’ issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding any Common Shares held by the Company in treasury) (the “Back-End Threshold”) and (D) Merus receiving, on or prior to the Subsequent Closing Date, from the Dutch Tax Authority a ruling in respect of the application of Article 14b(3) and (7) of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) to the Back-End Merger (the “Article 14b Tax Ruling”) on or prior to the Subsequent Closing Date:

1)	to enter into the Back-End Merger as contemplated by the merger plan filed with the Dutch trade registry and the explanatory notes thereto; and

2)	to approve, within the meaning of Section 2:107a of the Dutch Civil Code and to the extent required by applicable law, the Back-End Merger and the Back-End Cancellation.

The adoption of this Proposal 1a is a condition for the closing of the Offer.

VOTE REQUIRED

This proposal requires the affirmative vote of a simple majority of the votes cast if at least half of Merus’s issued share capital is present or represented at the EGM, and requires the affirmative vote of at least two-thirds of the votes cast if less than half (but at least one-third) of Merus’s issued share capital is present or represented at the EGM.

Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions will, however, count as shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board unanimously recommends a vote FOR the proposal, on the conditions set forth above, that Merus enters into the Back-End Merger and that the Back-End Merger and Back-End Cancellation be approved, as set forth in this Proposal 1a.

PROPOSAL 1b: Approval of the Back-End Articles Amendment and Back-End Conversion and Amendment

The Merus Board adopted resolutions to propose to the EGM, in certain circumstances and subject to certain conditions, to (i) to amend Merus’ articles of association to increase, in one or more tranches through the operation of transitional provisions to that effect, Merus’ authorized share capital (which is referred to in this proxy statement as the Back-End Articles Amendment), and (ii) promptly following the delisting of the Common Shares from the Nasdaq, to convert Merus into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and to amend Merus’ articles of association in accordance with the principles as set forth in Exhibit A to the Transaction Agreement (which is referred to in this proxy statement as the Back-End Conversion and Amendment). Reference is made to the section of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Effects of the Offer and the Other Transactions Contemplated by the Transaction Agreement,” for a more detailed description of the Back-End Transactions, including the Back-End Articles Amendment and the Back-End Conversion and Amendment.

Under Dutch law, the number of shares that may be issued in the share capital of a public limited liability company is limited by such company’s authorized share capital as included in its articles of association. Our current authorized share capital, in the amount of EUR 18,900,000 and divided into 105,000,000 Common Shares and 105,000,000 preferred shares, as included in articles 4.1 and 4.2 of our articles of association, may limit our ability to effect the Back-End Transactions.

It is proposed that, subject to (A) the Acceptance Time having occurred, (B) the Subsequent Offering Period having expired, (C) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Genmab, Purchaser or any of their respective affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the closing of the Offer having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, representing at least the Back-End Threshold and (D) Merus not having received, ultimately on the Subsequent Closing Date, the Article 14b Tax Ruling:

1)

to resolve to effect the Back-End Articles Amendment in accordance with the deed of amendment that is attached as Annex F-1 to this proxy statement (the unofficial English translation is attached as Annex F-2 to this proxy statement); and

2)

to resolve to effect the Back-End Conversion and Amendment in accordance with the deed of conversion and amendment that is attached as Annex G-1 to this proxy statement (the unofficial English translation is attached as Annex G-2 to this proxy statement), effective promptly following the delisting of the Common Shares from the Nasdaq.

The purpose of the Back-End Articles Amendment and the Back-End Conversion and Amendment is to effect the Back-End Transactions if Merus has not received, ultimately on the

Subsequent Closing Date, the Article 14b Tax Ruling.

The adoption of this Proposal 1b is a condition for the closing of the Offer.

Language of the Back-End Articles Amendment and Back-End Conversion and Amendment

In connection with the Back-End Articles Amendment, the Merus Board proposed and we are therefore requesting our shareholders to resolve that articles 4.1 and 4.2 of our articles of association be amended and that a new article 35 be added to read as follows:

“4.1  The Company’s authorised share capital amounts to eighteen million nine hundred thousand euro and nine eurocents (EUR 18,900,000.09).

4.2  The authorised share capital is divided into:

a. two	hundred and ten million (210,000,000) common shares; and

b. one	(1) preferred share,

each having a nominal value of nine eurocents (EUR 0.09).”

“TRANSITIONAL PROVISION

Article 35

Upon the Company’s issued share capital increasing to an amount of at least seventeen million one hundred thousand euro (EUR 17,100,000):

a. the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of seventy-six million nine hundred and fifty thousand euro and nine eurocents (EUR 76,950,000.09); and

b. the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into:

(i) eight hundred and fifty-five million (855,000,000) common shares; and

(ii) one (1) preferred share,

each having a nominal value of nine eurocents (EUR 0.09).”

In Dutch:

“4.1  Het maatschappelijk kapitaal van de Vennootschap bedraagt achttien miljoen negenhonderdduizend euro en negen eurocent (EUR 18.900.000,09).

4.2  Het maatschappelijk kapitaal is verdeeld in:

a. tweehonderd tien miljoen (210.000.000) gewone aandelen; en

b. één (1) preferent aandeel,

elk met een nominaal bedrag van negen eurocent (EUR 0,09).”

“OVERGANGSBEPALING

Artikel 35

Op het moment dat het geplaatste kapitaal van de Vennootschap toeneemt tot een bedrag van ten minste zeventien miljoen éénhonderdduizend euro (EUR 17.100.000):

a. neemt het maatschappelijk kapitaal van de Vennootschap zoals omschreven in Artikel 4.1 onmiddellijk en automatisch toe tot een bedrag van zesenzeventig miljoen negenhonderd vijftigduizend euro en negen eurocent (EUR 76.950.000,09); en

b. wordt de samenstelling van het maatschappelijk kapitaal van de Vennootschap zoals omschreven in Artikel 4.2 zodanig aangepast, dat het onmiddellijk en automatisch wordt verdeeld in:

i. achthonderd	vijfenvijftig miljoen (855,000,000) gewone aandelen; en

ii. één	(1) preferent aandeel,

elk met een nominaal bedrag van negen eurocent (EUR 0,09).”

The language to effect the Back-End Conversion and Amendment in accordance with the deed of conversion and amendment, marked with the proposed changes against the current articles of incorporation (additions underscored and deletions struck through), is attached as Annex G-1 to this proxy statement (the unofficial English translation is attached as Annex G-2 to this proxy statement).

Effect of the Back-End Articles Amendment and the Back-End Conversion and Amendment

The approval and implementation of the Back-End Articles Amendment will result in the increase of our authorized share capital from the amount of EUR 18,900,000 and divided into 105,000,000 common shares and 105,000,000 preferred shares to the amount of EUR 18,900,000.09 and divided into 210,000,000 common shares and one (1) preferred share, subject to the transitional provision in new article 35. If shareholders approve the Back-End Articles Amendment, such resolution shall include the granting of authorization to each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V., our Dutch legal counsel, to execute the Dutch notarial deed of amendment to our articles of association in order to implement such resolution.

The approval and implementation of the Back-End Conversion and Amendment will, promptly following Delisting, result in the conversion of Merus into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and related changes to our articles of association in accordance with the principles as set forth in Exhibit A to the Transaction Agreement, which is attached to this proxy statement as Annex A and is incorporated herein by reference. If shareholders approve the Back-End Articles Amendment, such resolution shall include the granting of authorization to each civil law notary, candidate civil law notary and lawyer working with NautaDutilh N.V., our Dutch legal counsel, to execute the Dutch notarial deed of conversion and amendment to our articles of association in order to implement such resolution.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions will, however, count as shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board unanimously recommends a vote FOR the proposal, on the conditions set forth above, that Merus effects the Back-End Articles Amendment and the Back-End Conversion and Amendment, as set forth in this Proposal 1b.

PROPOSAL 2: Full and Final Discharge to Each Member of the Board

It is proposed, effective upon the Acceptance Time, to provide full and final discharge to each member of the Merus Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law.

The adoption of Proposal 2 is a not a condition for the closing of the Offer. If this proposal is not adopted at the EGM, the Closing may still occur.

VOTE REQUIRED

This proposal requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions will, however, count as shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board unanimously recommends a vote FOR the proposal to provide, effective upon the Acceptance Time, full and final discharge to each member of the Merus Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law.

PROPOSAL 3: Appointment of Greg Mueller as non-executive director, which comprises two separate voting items (3a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 3b: Appointment of Greg Mueller as non-executive director of Merus)

In accordance with the terms of the Transaction Agreement, Purchaser has designated Greg Mueller to serve as non-executive director of Merus with effect as of the closing of the Offer.

In accordance with Merus’ articles of association and Dutch law, Merus Shareholders will be given the opportunity to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director, taking into account the existing profile of the Merus Board and applicable laws and regulations. If such a recommendation is made at the EGM, it will be voted on. Otherwise, no vote will be taken on this agenda item.

Subject to consideration by Merus’ group of non-executive directors of any recommendation that may be made at the EGM as discussed above, Merus’ group of non-executive directors has made a nomination to appoint Mr. Mueller as non-executive director of Merus for a period ending at the end of the annual general meeting of Merus Shareholders to be held in 2029.

Biographical information for Mr. Mueller is set forth on page 154 of this proxy statement. The adoption of Proposal 3b is a condition to the closing of the Offer.

VOTE REQUIRED

The proposal to make a recommendation at the EGM in respect of the proposed appointment of Mr. Mueller requires a simple majority of votes cast in favor of the proposal. The proposal, subject to consideration by the Merus Board of any recommendation that may be made at the EGM as discussed above, to appoint Mr. Mueller as non-executive director is based on a nomination proposed by Merus’ group of non-executive directors. Consequently, Mr. Mueller shall be appointed provided that the requisite quorum is present or represented at the EGM, unless the nomination is rejected by the EGM if at least a simple majority of the votes cast, representing at least one-third of Merus’ issued share capital, vote against the appointment, provided that if shareholders withhold their support for the nominee by a simple majority of the votes cast, without such majority representing at least one-third of Merus’ issued share capital, a new general meeting of shareholders may be convened where the nomination may be rejected by simple majority of the votes cast (without such majority also representing a specific quorum). Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on the proposal. Abstentions will, however, count as Common Shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board makes no recommendation regarding the opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director.

▶	The Merus Board unanimously recommends a vote FOR the appointment of Mr. Mueller as non-executive director of Merus.

PROPOSAL 4: Appointment of Anthony Pagano as non-executive director, which comprises two separate voting items (4a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 4b: Appointment of Anthony Pagano as non-executive director of Merus)

In accordance with the terms of the Transaction Agreement, Purchaser has designated Anthony Pagano to serve as non-executive director of Merus with effect as of the closing of the Offer.

In accordance with Merus’ articles of association and Dutch law, Merus Shareholders will be given the opportunity to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director, taking into account the existing profile of the Merus Board and applicable laws and regulations. If such a recommendation is made at the EGM, it will be voted on. Otherwise, no vote will be taken on this agenda item.

Subject to consideration by Merus’ group of non-executive directors of any recommendation that may be made at the EGM as discussed above, Merus’ group of non-executive directors has made a nomination to appoint Mr. Pagano as non-executive director of Merus for a period ending at the end of the annual general meeting of Merus Shareholders to be held in 2029.

Biographical information for Mr. Pagano is set forth on page 154 of this proxy statement. The adoption of Proposal 4b is a condition to the closing of the Offer.

VOTE REQUIRED

The proposal to make a recommendation at the EGM in respect of the proposed appointment of Mr. Pagano requires a simple majority of votes cast in favor of the proposal. The proposal, subject to consideration by the Merus Board of any recommendation that may be made at the EGM as discussed above, to appoint Mr. Pagano as non-executive director is based on a nomination proposed by Merus’ group of non-executive directors. Consequently, Mr. Pagano shall be appointed provided that the requisite quorum is present or represented at the EGM, unless the nomination is rejected by the EGM if at least a simple majority of the votes cast, representing at least one-third of Merus’ issued share capital, vote against the appointment, provided that if shareholders withhold their support for the nominee by a simple majority of the votes cast, without such majority representing at least one-third of Merus’ issued share capital, a new general meeting of shareholders may be convened where the nomination may be rejected by simple majority of the votes cast (without such majority also representing a specific quorum). Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on the proposal. Abstentions will, however, count as Common Shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board makes no recommendation regarding the opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director.

▶	The Merus Board unanimously recommends a vote FOR the appointment of Mr. Pagano as non-executive director of Merus.

PROPOSAL 5: Appointment of Martine van Vugt, Ph.D., as non-executive director, which comprises two separate voting items (5a: Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director; and 5b: Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus)

In accordance with the terms of the Transaction Agreement, Purchaser has designated Martine van Vugt, Ph.D., to serve as non-executive director on the Merus Board with effect as of the closing of the Offer.

In accordance with Merus’ articles of association and Dutch law, Merus Shareholders will be given the opportunity to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director, taking into account the existing profile of the Merus Board and applicable laws and regulations. If such a recommendation is made at the EGM, it will be voted on. Otherwise, no vote will be taken on this agenda item.

Subject to consideration by Merus’ group of non-executive directors of any recommendation that may be made at the EGM as discussed above, Merus’ group of non-executive directors has made a nomination to appoint Dr. van Vugt as non-executive director of Merus for a period ending at the end of the annual general meeting of Merus Shareholders to be held in 2029.

Biographical information for Dr. van Vugt is set forth on page 154 of this proxy statement. The adoption of Proposal 5b is a condition to the closing of the Offer.

VOTE REQUIRED

The proposal to make a recommendation at the EGM in respect of the proposed appointment of Dr. van Vugt requires a simple majority of votes cast in favor of the proposal. The proposal, subject to consideration by the Merus Board of any recommendation that may be made at the EGM as discussed above, to appoint Dr. van Vugt as non-executive director is based on a nomination proposed by Merus’ group of non-executive directors. Consequently, Dr. van Vugt shall be appointed provided that the requisite quorum is present or represented at the EGM, unless the nomination is rejected by the EGM if at least a simple majority of the votes cast, representing at least one-third of Merus’ issued share capital, vote against the appointment, provided that if shareholders withhold their support for the nominee by a simple majority of the votes cast, without such majority representing at least one-third of Merus’ issued share capital, a new general meeting of shareholders may be convened where the nomination may be rejected by simple majority of the votes cast (without such majority also representing a specific quorum). Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on the proposal. Abstentions will, however, count as Common Shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶

The Merus Board makes no recommendation regarding the opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director.

▶	The Merus Board unanimously recommends a vote FOR the appointment of Dr. van Vugt as non-executive director of Merus.

PROPOSAL 6: Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements

In accordance with Section 14A of the Exchange Act, Merus is providing Merus shareholders with the opportunity to cast a non-binding advisory vote on the compensation that may be paid or become payable to Merus’ named executive officers in connection with the Offer. As required by those rules, Merus is asking Merus shareholders to vote on the approval of the following resolution (the “Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements”):

“THAT, the compensation that may be paid or become payable to Merus’ named executive officers in connection with the Offer, as disclosed in the table entitled “Quantification of Potential Payments and Benefits to Merus Named Executive Officers”, including the footnotes to the table and associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.”

Shareholders should note that adoption of the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements is not a condition to the closing of the Offer. The vote on this proposal is a vote separate and apart from the proposals to approve the Back-End Transactions Resolutions, the Discharge Resolutions, the Recommendation Resolutions and the Governance Resolutions. Accordingly, you may vote in favor of one or more of the other EGM Proposals and vote not to approve this proposal and vice versa. Because this proposal is only advisory in nature, it will not be binding on Merus or the Merus Board. Accordingly, because Merus is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Offer is consummated and regardless of the outcome of the advisory proposal.

VOTE REQUIRED

This proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers requires a simple majority of votes cast in favor of the proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions will, however, count as shares present and entitled to vote for purposes of determining a quorum.

RECOMMENDATION OF THE BOARD OF DIRECTORS

▶	The Merus Board unanimously recommends that you vote “FOR” the approval of the Non-Binding Advisory Proposal to Approve Certain Compensation Arrangements.

THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENT

This discussion of the terms and conditions of the Offer and the other Transactions is qualified in its entirety by reference to the Transaction Agreement itself, a copy of which is attached to this proxy statement as Annex A and is incorporated herein by reference. You should read the entire Transaction Agreement carefully as it is the legal document that governs the Transactions.

Parties Involved in the Offer and the Other Transactions Contemplated by the Transaction Agreement

Merus N.V.

Merus is incorporated under the laws of The Netherlands as a public limited liability company (naamloze vennootschap). Merus’ Common Shares are listed on Nasdaq under the symbol “MRUS”. The address of Merus’ principal executive office is Uppsalalaan 17, 3rd and 4th floor, 3584 CT Utrecht, The Netherlands. The telephone number of Merus’ principal executive office is +31 30 253 8800. Merus is an oncology company specializing in the development of innovative, multispecific antibody therapeutics, including product candidates such as petosemtamab (MCLA-158) and MCLA-129, and the utilization of its proprietary Biclonics® and Triclonics® technology platforms to create and advance such multispecific antibodies and innovative mechanisms of action.

Genmab Holding II B.V.

Purchaser is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Genmab. The business address and business telephone number of Purchaser are as set forth below:

Genmab Holding II B.V.

c/o Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

+45 70 20 27 28

Genmab A/S

Genmab is a public limited liability company (Aktieselskab) organized under the laws of Denmark. Genmab is an international biotechnology company with a pipeline of novel antibody-based products and product candidates designed to address unmet medical needs and improve treatment outcomes for patients with cancer and other serious diseases. The business address and business telephone number of Genmab are as set forth below.

Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

+45 70 20 27 28

Certain Effects of the Offer and the Other Transactions Contemplated by the Transaction Agreement

Pursuant to the Transaction Agreement, Purchaser commenced the Offer on October 21, 2025, upon the terms and subject to the conditions set forth in the Offer to Purchase. Unless the Offer is earlier terminated, the Offer will expire at the Initial Expiration Time or, if the Offer is extended pursuant to and in accordance with the terms of the Transaction Agreement, the Expiration Time. In no event shall the Expiration Time occur prior to the date of the EGM.

Pursuant to the Transaction Agreement if the conditions to the consummation of the Offer are satisfied or waived (to the extent permitted by the Transaction Agreement and applicable law), on the first business day after the date at which the Offer expires (taking into account any extensions), Purchaser will commence the Subsequent Offering Period for a period of at least ten (10) business days to purchase additional Common Shares. Pursuant to the Subsequent Offering Period, Purchaser will offer to purchase such additional Common Shares validly tendered during such Subsequent Offering Period at the Offer Consideration, without interest and subject to any applicable tax withholding (the “Subsequent Closing”).

Following the Subsequent Closing, if certain conditions are met, Merus or its legal successor will become an indirect wholly owned subsidiary of Genmab through the Back-End Transactions, as defined and explained below in more detail. Merus will, at Genmab’s request, cooperate with Genmab and Purchaser and use reasonable best efforts to cause the Delisting as promptly as practicable after the Subsequent Closing Date and, promptly thereafter, the deregistration of the Common Shares under the Exchange Act, resulting in the cessation of Merus’s reporting obligations to the SEC with respect to the Common Shares thereunder.

The nature of the applicable back-end reorganization transactions will depend on whether Merus receives a certain tax ruling as set forth below,

If, on or prior to the Subsequent Closing Date, Merus receives the Article 14b Tax Ruling:

(A)	prior to the execution of the notarial deed effecting the Back-End Merger, Merus will (i) in its capacity as sole shareholder of New TopCo, and subject to Purchaser having granted the Back-End Loan, resolve to effect, following the effective time of the Back-End Merger, the Back-End Cancellation and (ii) direct the management board of New TopCo to approve the Back-End Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time neither knows nor reasonably foresees that, following the Back-End Cancellation, New TopCo cannot continue to pay its due and payable debts;

(B)	Merus and New TopCo will execute the notarial deed effecting the Back-End Merger no later than 23:59 Central European Time on the Subsequent Closing Date;

(C)	prior to the Back-End Cancellation Effective Time, Purchaser will make the Back-End Loan to New TopCo; and

(D)	the Back-End Cancellation will become effective the Back-End Cancellation Effective Time.

If, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has not been obtained:

(A)

if the number of Common Shares collectively owned by Genmab, Purchaser or any of their respective affiliates on the Subsequent Closing Date does not represent at least the Back-End Compulsory Acquisition Threshold, then, promptly following the expiration of the Subsequent Offering Period, (i) Merus will cause the execution of the Back-End Articles Amendment, in such a manner as to permit the Back-End Share Issuance and (ii) promptly following the execution of the Back-End Articles Amendment, Purchaser and Merus will effect the Back-End Share Issuance;

(B)

as promptly as reasonably practicable following the Back-End Share Issuance (if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date) or promptly after the Subsequent Offering Period (if the Back-End Compulsory Acquisition Threshold has been achieved on the Subsequent Closing Date), as applicable, Purchaser will (and Genmab will cause Purchaser to) commence the Back-End Compulsory Acquisition in exchange for the Court Determined Consideration; and

(C)

irrespective of whether the Back-End Compulsory Acquisition Threshold has been achieved (or when the Back-End Compulsory Acquisition is commenced), effective promptly following the Delisting, Merus will cause the Back-End Conversion and Amendment.

If Purchaser consummates the Offer and not all issued and outstanding Common Shares are tendered pursuant to the Offer or during the Subsequent Offering Period, then upon consummation of the Back-End Transactions, each Common Share held by a Minority Shareholder will be either be cancelled through the Back-End Cancellation or acquired by Purchaser through the Back-End Compulsory Acquisition, and each Minority Shareholder will be entitled to receive, for each Common Share held, either (a) in the case of the Back-End

Cancellation, the Back-End Cancellation Consideration, less any applicable tax withholding, including any Dutch dividend withholding tax (dividendbelasting) due in respect of the Back-End Cancellation Consideration, and without interest or (b) in the case of the Back-End Compulsory Acquisition, the Court Determined Consideration. If you do not tender your Common Shares in the Offer or during the Subsequent Offering Period, and both the Offer and the Back-End Transactions are consummated, then you will be paid for your Common Shares later than you would have been paid if you had tendered your Common Shares in the Offer or during the Subsequent Offering Period.

No Dutch dividend withholding tax (dividendbelasting) is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition. The tax withholding applicable to the Back-End Cancellation Consideration will, however, include a fifteen (15%) Dutch dividend withholding tax to the extent the Back-End Cancellation Consideration per New TopCo Share A exceeds the Fiscally Recognized Capital of such New TopCo Share A immediately prior to the Back-End Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular Minority Shareholder.

Merus has calculated the amount of Fiscally Recognized Capital of Merus as of December 31, 2024 (the “Calculation”). Based on the Calculation, the Fiscally Recognized Capital per New TopCo Share A is expected to be significantly lower than the Back-End Cancellation Consideration. The Calculation and the amount of Fiscally Recognized Capital of Merus and Fiscally Recognized Capital per New TopCo Share A will have to be updated for any relevant transactions between December 31, 2024 and the Back-End Merger. On the basis of the Calculation, and assuming (i) the USD/EUR exchange rate at the time of the Back-End Merger will not be significantly lower than the current USD/EUR exchange rate and (ii) no material negative changes will occur in the amount of Fiscally Recognized Capital of Merus between December 31, 2024 and the Back-End Merger, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Back-End Cancellation Consideration (except in the event a particular Minority Shareholder timely demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Back-End Cancellation Consideration free of Dutch dividend withholding tax as described below). Merus, Genmab and the Purchaser agreed to submit a request to the DTA to seek advance tax clearance on the Calculation and the Dutch dividend withholding tax due in respect of the Back-End Cancellation (the “Article 13 Tax Ruling Request”). If the DTA has not granted the Article 13 Tax Ruling Request prior to the consummation of the Back-End Cancellation, Merus and Genmab shall apply the calculation methodology set forth in the Article 13 Tax Ruling Request for purposes of determining the amount of Dutch dividend withholding tax to be withheld in connection with the payments made to Minority Shareholders in connection with the Back-End Cancellation, subject to such revisions as Merus and Genmab reasonably agree in good faith.

Unless any such Minority Shareholder prior to the Back-End Cancellation timely demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its

Back-End Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such shareholder from the tax withholding process, New TopCo will deduct and withhold from the Back-End Cancellation Consideration payable to each Minority Shareholder such amount of Dutch dividend withholding tax as it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and will remit the amount so deducted and withheld to the DTA. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law will be treated for all purposes as having been paid to the relevant Minority Shareholder. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. Please see Section 6—“Material Dutch Tax Consequences” of the Offer to Purchase, which is incorporated herein by reference, for a more detailed discussion of the Dutch withholding tax consequences of the Back-End Cancellation. See the section entitled “Certain Tax Considerations Regarding the Offer and the Back-End Transactions—Certain Dutch Tax Consequences.”

Conditions of the Offer

Purchaser’s obligation to purchase Common Shares pursuant to the Offer is subject to the satisfaction or (if permitted by applicable law and the terms of the Transaction Agreement) waiver of various usual and customary conditions, including:

•

The valid tendering (as of the scheduled Expiration Time) in accordance with the terms of the Offer, of the amount of Common Shares (and such tenders not having been properly withdrawn) to enable Purchaser to acquire, together with (i) any Common Shares Genmab, Purchaser or their respective Affiliates (as defined in the Transaction Agreement) at that time owns, and (ii) any Common Shares irrevocably and unconditionally (subject only to the occurrence of Closing, as defined hereafter) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, at least eighty percent (80%) of Merus’s issued and outstanding share capital (the “Minimum Condition”), excluding from both the numerator and denominator of such percentage determination any Common Shares held by Merus in treasury immediately prior to the Expiration Time. Under certain circumstances, Purchaser may reduce the Minimum Condition to seventy-five percent (75%) of Merus’s issued and outstanding share capital.

•

The receipt of required approvals relating to U.S. and foreign competition filings (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976), or the expiration or termination of their respective waiting periods (and any extension thereof) (collectively, the “Required Approvals”). Merus, Purchaser and Genmab have agreed to use their respective reasonable best efforts to obtain the Required Approvals.

•

The adoption of resolutions by Merus Shareholders at an extraordinary general meeting of Merus to be convened in connection with the Offer (the “EGM”) (or a subsequent EGM) approving certain transactions and other matters relating to the Offer, and particularly, the resolutions required to consummate the relevant Back-End Transactions and to appoint Purchaser designees to the Merus board of directors effective upon the Closing.

Genmab has obtained committed debt financing from Morgan Stanley Senior Funding, Inc. to support the Offer. The Offer is not subject to any financing condition.

Effect on Merus If the Offer is Not Completed

If the Offer is not completed, Merus Shareholders will not receive the Offer Consideration pursuant to the Offer, and the EGM Proposals will have no effect. Instead, Merus would remain an independent public company, your Common Shares would continue to be listed and traded on Nasdaq and registered under the Exchange Act, and Merus would continue to file periodic and current reports with the SEC.

Under specified circumstances, Merus will be required to pay Genmab a fixed fee of $240 million upon the termination of the Transaction Agreement, as described in the section of this proxy statement captioned “—Transaction Agreements—Transaction Agreement— Termination of the Transaction Agreement.” Additionally, a reverse termination fee of $416 million may be payable by Genmab to Merus in the event that the Transaction Agreement is terminated under specified circumstances, as described in the section of this proxy statement captioned “—Transaction Agreements—Transaction Agreement—Termination of the Transaction Agreement.”

Offer Consideration

If you tender your Common Shares into the Offer or during the Subsequent Offering Period, upon completion of the Offer or settlement of the Subsequent Offering Period, as applicable, you will be entitled to receive the Offer Consideration, without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Transaction Agreement and the Offer to Purchase. If you are the record owner of your Common Shares and you tender your Common Shares directly to the Depositary, you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Common Shares through a broker, dealer, commercial bank, trust company, or other nominee and your broker, dealer, commercial bank, trust company, or other nominee tenders your Common Shares on your behalf, your broker, dealer, commercial bank, trust company, or nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or nominee to determine whether any charges will apply.

Background of the Offer and the Transactions

The Merus Board and the members of Merus management routinely evaluate Merus’ performance, future growth prospects, business plans and overall strategic direction and consider a variety of strategic alternatives that may be available to Merus, including continuing to pursue Merus’ strategy as a standalone company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of furthering the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders. In particular, the Merus Board and members of Merus management, from time to time, have considered a number of potential collaboration and licensing relationships, equity financings, royalty financings, restructurings and other strategic transactions, including evaluating a potential sale of Merus or its business.

On January 13, 2025, Merus authorized its Chief Operating Officer, General Counsel, Peter B. Silverman, to identify potential counterparties for business development opportunities for the development and potential commercialization of petosemtamab, including potential ex-US license and collaboration opportunities. Acting upon these directions, outreach was made to over ten parties, including Party A, Party B, Party C, Party D and Genmab in respect of a potential collaboration transaction.

After meeting in person with representatives of Party C on January 14, 2025, members of Merus management and representatives of Party C participated in a detailed due diligence process from late January 2025 through March 2025 relating to petosemtamab, with Merus providing access to a data room and hosting subject matter expert calls. In mid-March 2025, Party C indicated that it was pausing further due diligence at such time and awaiting further updates, including relating to the development of the petosemtamab program.

On January 29, 2025 and March 19, 2025, the Merus Board met and discussed Merus’ goals for 2025, including the development and commercialization or potential collaboration and licensing of petosemtamab. Following such meetings, members of Merus management continued their outreach to potential counterparties, conducting preliminary discussions and engaging in a due diligence process with certain potential counterparties in respect of a potential ex-US license or collaboration transaction, including Party A and Party C. Party C had previously entered into a confidentiality agreement with Merus in respect of a possible future business relationship in respect of petosemtamab on December 14, 2022, later amended on November 22, 2024, which did not contain a standstill provision.

In April 2025, Merus opened a data room in support of due diligence efforts to Party A in connection with Party A’s assessment of a potential collaboration transaction. Party A and Merus had previously entered into a confidentiality agreement, effective as of September 12, 2024.

On May 22, 2025, Merus announced interim data from the ongoing phase 2 clinical trial of petosemtamab with pembrolizumab, demonstrating robust efficacy and durability as a first-line treatment of PD-L1+ recurrent/ metastatic (r/m) head and neck squamous cell carcinoma.

On May 27, 2025, in connection with Party D’s evaluation of a future business relationship in respect of petosemtamab, Party D entered into a confidentiality agreement with Merus, which did not contain a standstill provision.

On June 18, 2025, at the request of the Merus Board, Jefferies LLC (“Jefferies”) attended a meeting of the Merus Board and reviewed the market and industry in which Merus competes. Following this meeting and as discussed below, Jefferies consulted with the Merus Board and members of Merus management from time to time, and was subsequently formally engaged as Merus’ financial advisor in connection with a potential strategic transaction.

Throughout July and into early August 2025, members of Merus management had a number of meetings with representatives of Parties A, B and D, among other parties, to discuss the potential clinical development and commercial opportunities associated with petosemtamab. Each of these parties expressed interest in a potential collaboration transaction concerning petosemtamab.

On August 6, 2025, Senior Vice President, Corporate Development and BD&L of Genmab, Peter Louwagie, contacted Mr. Silverman, following up from the prior outreach by Merus regarding a potential collaboration transaction, to request a phone call between Dr. Jan G. J. Van de Winkel, the President and Chief Executive Officer of Genmab, and Dr. Bill Lundberg, the President and Chief Executive Officer of Merus, the purpose of which would be to discuss a potential strategic transaction involving Genmab and Merus. On August 8, 2025, Dr. van de Winkel called Dr. Lundberg, indicating that Genmab intended to submit a non-binding proposal to acquire the entire share capital of Merus. Later that day, Genmab delivered an initial non-binding proposal to acquire all the outstanding Common Shares at a price of $81.00 per share in cash, which was accompanied by a highly confident letter from an investment bank concerning a related financing. The closing price of the Common Shares on August 7, 2025 was $63.39.

On August 11, 2025, the Merus Board met along with members of Merus management and representatives of Jefferies and Latham & Watkins LLP (“Latham”), outside legal counsel to Merus, to discuss Genmab’s non-binding proposal, the consideration offered, the fiduciary duties of Merus’ directors in the context of a possible strategic transaction, and the subject matter and timeline for the due diligence requested by Genmab in its August 8, 2025 proposal. Members of Merus management also updated the Merus Board on discussions they had held with third parties in respect of the Merus Board’s prior directive to identify potential counterparties for business development opportunities for the development and potential commercialization of petosemtamab, including potential ex-US license and collaboration opportunities. After considering the status of each of these discussions, the Merus Board instructed Merus management to communicate to Genmab that its proposal did not have the benefit of diligence or a fulsome review of the clinical development and commercial opportunity of petosemtamab under a confidentiality agreement and that the proposed price per Common Share was not reflective of a fully informed valuation and to continue engaging with the Genmab team to gain a fuller understanding of Genmab’s view on the value and opportunity of petosemtamab and the broader company.

Dr. Lundberg communicated this message to Dr. van de Winkel during a call among Dr. Lundberg, Mr. Silverman and Dr. van de Winkel on August 12, 2025. The Merus Board, based upon the expressed interest in a change in control transaction by Genmab, further directed Merus management to communicate to select potential counterparties that a change in control proposal had been received and to seek an indication from those counterparties as to their interest in the collaboration opportunity as well as a change in control transaction.

On August 13, 2025, Mr. Silverman held a call with Mr. Louwagie to discuss Genmab’s August 8 proposal and the go-forward diligence process.

On August 14 and 15, 2025, members of Merus management met with representatives of Parties B and A, respectively. During such meetings, members of Merus management communicated to such parties that while undertaking collaboration discussions with third parties regarding petosemtamab, Merus had received an unsolicited all-cash proposal for a change of control transaction. The representatives of Party B and Party A indicated they would be in touch in the coming days after evaluating that information internally.

Also on August 14 and 15, 2025, the Merus Board met, with members of Merus management and representatives of Jefferies and Latham in attendance, to discuss next steps with respect to the non-binding proposal received from Genmab, recent discussions with potential counterparties for a strategic transaction, including Parties A and B, and Merus management’s long-range plan for Merus, including the material assumptions underlying that plan.

On August 18, 2025, Party D submitted a non-binding term sheet for worldwide collaboration for the development and commercialization of petosemtamab.

On August 19, 2025, Party B submitted a non-binding indication of interest to acquire all the outstanding Common Shares at a price of $86.00 to $90.00 per share in cash. The closing price of the Common Shares on August 18, 2025 was $66.00.

Also on August 19, 2025, the Merus Board held a meeting, with members of Merus management and representatives of Jefferies and Latham in attendance. Jefferies provided certain preliminary financial information relating to Merus and data regarding bidding dynamics. Members of Merus management then summarized the terms of the proposal received from Party B for the Merus Board, as well as the proposal received from Party D for a global co-development and co-commercialization of petosemtamab. The Merus Board determined to direct Merus management to continue outreach to potential counterparties, including Genmab and Party B, for a strategic transaction, but determined that Party D’s co-development and co-commercialization proposal was not sufficiently value accretive and should not be prioritized at such time. The Merus Board convened again the following day, with members of Merus management and representatives of Latham and Jefferies in attendance, to discuss the proposal made by Party B in further detail.

On August 20, 2025, Genmab entered into a confidentiality agreement with Merus, which included a customary standstill provision containing standard fall-away rights, including upon execution of the Transaction Agreement.

In August 2025, Merus opened a data room in support of diligence efforts to each of Party B and Genmab. On August 21, 2025, Party A made a non-binding proposal to acquire all the outstanding Common Shares for $94.00 per share in cash. The closing price of the Common Shares on August 21, 2025 was $66.65.

On August 22, 2025, the Merus Board met with members of Merus management and representatives of Jefferies and Latham in attendance to discuss Party A’s proposal and the status of discussions with other third parties. Jefferies provided a summary of Party A’s proposal and then discussed considerations for additional discussions with Party A and other third parties.

Also on August 22, 2025, Party B entered into a confidentiality agreement with Merus, which included a customary standstill provision containing standard fall-away rights, including upon execution of the Transaction Agreement, which was in addition to confidentiality obligations owed from a preceding agreement, effective as of February 23, 2015, as amended on December 3, 2020, between Party B and Merus.

On August 24, 2025, Dr. Lundberg, at the direction of the Merus Board, reached out to a representative of Party C in light of prior discussions with Party C regarding a licensing transaction to inform Party C that Merus recently received multiple all-cash change in control proposals and to gauge Party C’s interest in participating in the transaction process. Shortly thereafter, a representative of Party C indicated that Party C was not interested in advancing discussions at that time.

On August 25, 2025, Dr. Lundberg held a call with Dr. van de Winkel to discuss the additional diligence materials that Genmab required.

Between August 22, 2025 and September 23, 2025, Merus engaged in subject-matter due diligence calls with Genmab, Party A and Party B covering a number of functional areas, including research and development, chemistry, manufacturing and controls, legal, finance, human resources, intellectual property, clinical development and operations, quality, and facilities due diligence, and members of Merus management provided written responses to additional due diligence questions submitted by the parties.

On August 26, 2025, the Merus Board met, along with members of Merus management and representatives of Jefferies, Latham and NautaDutilh N.V., Dutch counsel to Merus (“NautaDutilh”). Members of Merus management provided an update on discussions with various third parties regarding a potential strategic transaction for Merus, including Genmab, Party A and Party B, and the Merus Board discussed potential next steps with additional third parties in respect of such a transaction. The Merus Board also authorized Merus management to prepare process letters to be provided to certain potential counterparties to a strategic transaction.

Also on August 26, 2025, Party A entered into a confidentiality agreement with Merus, which included a customary standstill provision containing standard fall-away rights,

including upon execution of the Transaction Agreement, which was in addition to confidentiality obligations owed from a preceding agreement, effective as of September 12, 2024, as amended on June 8, 2025, between Party A and Merus.

On August 28, 2025, the Merus Board held a meeting with members of Merus management and representatives of Jefferies, Latham and NautaDutilh in attendance. Members of Merus management and Jefferies provided updates with respect to the latest discussions with third parties. The Merus Board also discussed a timeline for executing a potential strategic transaction and the status of diligence conducted by each of Genmab, Party A and Party B to date.

On September 3, 2025, Genmab submitted a revised non-binding proposal to acquire all the outstanding Common Shares for $87.00 per share in cash, along with a request by Genmab that Merus engage in exclusive negotiations with Genmab. Also, on September 3, 2025, the Merus Board met, with members of Merus management and representatives of Jefferies and Latham in attendance. Members of Merus management updated the Merus Board on the current status of discussions with each of Party A, Party B and Genmab regarding a potential strategic transaction with Merus, including Genmab’s most recent proposal. The Merus Board then discussed the proposed distribution of a process letter to Party A and Party B, including that each of Party A and Party B would be asked to submit revised proposals by September 11, 2025. The closing price of Common Shares on September 3, 2025 was $66.62.

On September 4, 2025, in accordance with the directives of the Merus Board, representatives of Jefferies shared a process letter on behalf of Merus with representatives of Party A and Party B setting forth procedures for submission of revised indications of interest, with revised proposals due September 11, 2025.

On September 5, 2025, the Merus Board met, with members of Merus management and representatives of Jefferies, Latham and NautaDutilh attending the meeting, to discuss the current status of engagement with each of Party A, Party B and Genmab. Representatives of Latham also discussed with the Merus Board a potential timeline for a strategic transaction and the terms of a draft purchase agreement prepared by Latham at the direction of Merus management. Following discussion, the Merus Board approved the distribution of a draft purchase agreement to Party A and Party B, which was provided later that day.

Also on September 5, 2025, Dr. Lundberg, at the direction of the Merus Board, held a call with Dr. van de Winkel to inform Dr. van de Winkel that Merus was not prepared to enter into exclusive negotiations with Genmab at that time.

On September 11, 2025, members of Merus management met via videoconference with representatives of Party B, who informed them that Party B’s interest remained high in the opportunity, but given a variety of factors following due diligence, including the current stage of development of petosemtamab, Party B would not be making a revised bid to acquire Merus at such time.

On September 12, 2025, Genmab sent to members of Merus management a proposed draft Transaction Agreement in respect of a strategic transaction between Merus and Genmab.

Also on September 12, 2025, Dr. Lundberg, at the direction of the Merus Board, held a call with Dr. van de Winkel to discuss the additional diligence materials that Genmab would require to be able to increase its proposed $87.00 per Common Share purchase price.

On September 13, 2025, the Merus Board met, with members of Merus management and representatives of Latham and Jefferies in attendance, to discuss the latest status of negotiations with third parties regarding a potential strategic transaction, including the indication from Party B that it would not be making a revised bid to acquire Merus at such time.

On September 16, 2025, members of Merus management met via videoconference with representatives of Party A, who informed Merus that it would not be submitting a revised bid to acquire Merus at such time, citing a variety of factors following due diligence including the current stage of development of petosemtamab, while also reiterating that Party A could be interested in collaboration in the future.

Also on September 16, 2025, the Merus Board met, with members of Merus management and representatives of Latham and Jefferies in attendance, to discuss the latest status of discussions with third parties regarding a potential strategic transaction, including the indication from Party A that Party A would not be making a revised bid to acquire Merus at such time. The Merus Board discussed potential next steps to be taken with Genmab in respect of a potential strategic transaction and determined to continue such discussion the following day.

On September 17, 2025, the Merus Board met, with members of Merus management and representatives of Latham, Jefferies and NautaDutilh in attendance. Members of Merus management provided an update on the diligence processes undertaken by Genmab to date and the Merus Board engaged in a discussion on potential next steps with Genmab. Representatives of NautaDutilh then presented specific Dutch considerations that would apply in a strategic transaction involving Merus.

On September 18, 2025, the Merus Board met, with members of Merus management and representatives of Latham and NautaDutilh in attendance. Members of Merus management updated the Merus Board regarding the latest discussions with Genmab, and the Merus Board discussed Merus management’s long-range plan for Merus, including the material assumptions therein.

Later on September 18, 2025, Genmab submitted a revised non-binding proposal to acquire all the outstanding Common Shares at a price of $95.00 per Common Share in cash. The revised proposal also indicated that Genmab would require the parties to enter into an exclusivity arrangement prior to moving forward, and on September 19, 2025, representatives of Genmab shared a draft exclusivity agreement with representatives of Merus, which exclusivity agreement requested a ten-day exclusivity period with an automatic seven-day extension if Genmab was working in good faith to execute definitive documentation at the expiration of such ten-day period. The closing price of Common Shares on September 18, 2025 was $68.95.

On September 19, 2025, the Merus Board convened, with members of Merus management and representatives of Jefferies and Latham in attendance. Members of Merus management provided the Merus Board with an update on the latest discussions with Genmab, including the receipt of the revised non-binding proposal from Genmab and its request that Merus agree to engage in exclusive negotiations. Following discussion, the Merus Board directed representatives of Jefferies to inform representatives of Genmab that the Merus Board would require a higher price in order to enter into exclusivity and to propose that such higher price include one $10.00 per Common Share contingent value right payable upon achievement of a specified regulatory milestone and one $10.00 per Common Share contingent value right payable upon achievement of a specified revenue milestone.

Later on September 19, 2025, in accordance with the Merus Board’s direction, representatives of Jefferies communicated to representatives of PJT Partners (UK) Limited (“PJT”) and Morgan Stanley & Co. International plc (“Morgan Stanley”), financial advisors to Genmab, the Merus Board’s determination that a higher price would be required in order for Merus to consider entering into exclusivity, and such higher price should include one $10.00 per Common Share contingent value right payable upon achievement of a specified regulatory milestone and one $10.00 per Common Share contingent value right payable upon achievement of a specified revenue milestone. Later in the day, representatives of PJT and Morgan Stanley communicated to representatives of Jefferies that Genmab would not agree to include contingent value rights but would make an increased, “best and final” offer of $97.00 per Common Share in cash, contingent upon the parties entering into an exclusivity agreement. The closing price of Common Shares on September 19, 2025 was $68.22.

Between September 19, 2025 and September 21, 2025, representatives of Allen Overy Shearman Sterling US LLP, counsel to Genmab (“A&O Shearman”), and Latham exchanged multiple drafts of the exclusivity agreement, with revisions to the term and restrictions placed on Merus during any such exclusivity period.

On September 20, 2025, the Merus Board convened, with members of Merus management and representatives of Latham, NautaDutilh and Jefferies in attendance, to discuss in further detail the revised non-binding proposal from Genmab, the accompanying request for exclusivity, the terms of the draft Transaction Agreement provided by A&O Shearman and the debt financing to be obtained by Genmab to fund a portion of the transaction consideration. The Merus Board discussed with members of Merus management the material terms of the draft Transaction Agreement, including (i) the financing covenants and proposed marketing period for the debt financing, (ii) the conditions to closing, (iii) the termination rights and Merus termination fee, (iv) various antitrust matters, including appropriate standards for related efforts and remedies, (v) representations relating to various corporate matters, (vi) employee benefits matters, (vii) Dutch mechanics relating to structure, works council consultation, and required shareholder resolutions for governance matters and (viii) the Company material adverse effect definition. Following such discussion, the Merus Board authorized Merus management and representatives of Latham to send a revised draft of the Transaction Agreement to representatives of Genmab reflecting Merus’ positions on each of the positions discussed.

Later on September 20, 2025, representatives of Latham and representatives of A&O Shearman held a call to discuss the material issues in the draft Transaction Agreement that had been discussed with the Merus Board and to convey Merus positions that would be reflected in a revised draft of the Transaction Agreement.

On September 21, 2025, representatives of Latham sent a revised draft of the Transaction Agreement to representatives of A&O Shearman. Also, on September 21, 2025, the Merus Board met, with members of Merus management and representatives of Jefferies, Latham and NautaDutilh in attendance. Members of Merus management and Jefferies shared an update on discussions with representatives of Genmab, PJT and Morgan Stanley regarding the potential transaction, including Genmab’s request for exclusivity. Representatives of Latham also provided an update on discussions with A&O Shearman with respect of the terms of the draft Transaction Agreement and draft exclusivity agreement. At the conclusion of the meeting, the Merus Board authorized Merus to enter into the exclusivity agreement upon the terms discussed.

Following the Merus Board meeting and at the Merus Board’s direction, Merus entered into an exclusivity agreement with Genmab, which provided for a five-day exclusivity period, ending on September 26, 2025, with an automatic two-day extension provided that, on September 26, 2025, Genmab was diligently working in good faith to execute definitive documentation relating to the proposed Transactions.

On September 22, 2025, representatives of Latham sent a draft of the disclosure schedules to the draft Transaction Agreement to representatives of A&O Shearman.

On September 23, 2025, representatives of A&O Shearman sent a further revised draft of the proposed Transaction Agreement to representatives of Latham, which included (i) expanded financing covenants and a marketing period in support of the debt financing, (ii) a condition to closing relating to the marketing period, (iii) a Merus termination fee of 3.25% of the transaction value, (iv) a reasonable best efforts standard in respect of efforts to obtain the required antitrust clearances, with an outside date of six months plus two 90-day extensions in certain circumstances and Genmab control over antitrust strategy, (v) lower materiality thresholds for a variety of corporate representations, (vi) provisions regarding employee benefits post-closing, (vii) additional Dutch mechanics for the Back-End Transactions and (viii) more limited carve-outs to the Company material adverse effect definition.

Also on September 23, 2025, representatives of A&O Shearman separately shared a draft of the Debt Commitment Letter (as defined below) with representatives of Latham. The draft Debt Commitment Letter and draft Transaction Agreement contemplated, among other things, a marketing period for the proposed financing, financing cooperation efforts by Merus in support of the financing, and requirements relating to the initiation of and completion of a proposed marketing period, including certain requested blackout dates.

Later on September 23, 2025, representatives of NautaDutilh shared with representatives of A&O Shearman a draft support agreement to be executed by Stichting Continuïteit Merus

(the “Protection Foundation”), pursuant to which the Protection Foundation would, among other matters, commit not to exercise a call option held by it that, if exercised, would materially impair the completion of the proposed Transactions.

On September 24, 2025, Mr. Silverman and representatives of NautaDutilh held a call with the Protection Foundation to discuss the proposed Transactions and the request that the Protection Foundation execute the Foundation Support Agreement concurrently with entry by Merus into the proposed Transaction Agreement.

Also on September 24, 2025, representatives of NautaDutilh exchanged drafts of the exhibits to the draft Transaction Agreement relating to the Back-End Transactions with representatives of A&O Shearman.

Later on September 24, 2025, the Merus Board met with members of Merus management and representatives of Latham, Jefferies and NautaDutilh in attendance. Jefferies provided an update as to the status of Genmab’s due diligence review and the terms of the proposed debt financing Genmab anticipated obtaining in connection with the proposed Transactions. Representatives of Latham then summarized for the Merus Board the proposed terms of the revised Transaction Agreement received from A&O Shearman on September 23, 2025, and the Merus Board discussed the changes it would request to the terms of the draft Transaction Agreement.

Overnight on September 24, 2025, representatives of Latham sent to representatives of A&O Shearman (A) a revised draft of the disclosure schedules, including proposed exceptions to the interim operating covenants, and (B) a revised draft of the proposed Transaction Agreement, which (i) proposed a more limited set of financing cooperation covenants without a marketing period, (ii) revised the closing conditions to remove the marketing period closing condition, (iii) proposed a Merus termination fee of 2.75% of the transaction value; (iv) included a reverse termination fee of 6.0% of the transaction value payable by Genmab if the transaction were terminated as a result of failure to obtain antitrust clearances, (v) accepted a reasonable best efforts standard in respect of efforts to obtain required antitrust clearances, inserted an outside date of nine months plus two 90-day extensions in certain circumstances and proposed joint control over antitrust strategy, (vi) reinstated higher materiality thresholds for representations, (vii) proposed expanded employee benefits post-closing, (viii) included revised Dutch mechanics for the Back-End Transactions and (ix) expanded carve-outs to the Company material adverse effect definition.

Between September 25, 2025 and September 29, 2025, representatives of A&O Shearman, Latham and NautaDutilh exchanged multiple drafts of the proposed Transaction Agreement and the ancillary agreements, including the disclosure schedules, interim operating covenant exceptions, schedules and exhibits to the draft Transaction Agreement.

On September 26, 2025, the Merus Board met, with members of Merus management and representatives of Jefferies, NautaDutilh and Latham in attendance. Jefferies reviewed its preliminary financial analysis of Merus with the Merus Board. The Merus Board also reviewed Merus management’s long-range plan (the “Management Projections”), including the material assumptions therein and thereafter, the Merus Board authorized Jefferies’ use and reliance on the Management Projections for purposes of its financial analyses and opinion. For a detailed discussion regarding the long-range plan, please see the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Certain Merus Management Projections.” Members of Merus management and representatives of Jefferies and Latham then provided an update on negotiations with Genmab and its representatives, including the due diligence process, the debt financing Genmab proposed to obtain in connection with the proposed Transactions, the terms of the draft Transaction Agreement and the projected timeline for completion of the proposed Transactions. At the completion of the meeting, the Merus Board directed Merus management and representatives of Jefferies and Latham to continue to negotiate the terms of the definitive agreements with Genmab consistent with the discussion at the meeting.

Also on September 26, 2025, Mr. Silverman, Dr. Lundberg and representatives of NautaDutilh held a call with the Protection Foundation to discuss the proposed Transactions, Merus’ views on the proposed Transactions and the impact of the proposed Transactions on Merus’ business and stakeholders and the request that the Protection Foundation agree to execute a Foundation Support Agreement concurrently with entry into the proposed Transactions, subject to a satisfactory determination by, and unanimous resolution of, the Merus Board to approve the proposed Transactions.

Also on September 26, 2025, representatives of Latham and A&O Shearman met via videoconference to discuss open points in the draft Transaction Agreement, including (i) debt financing matters, (ii) the amount of the termination fees and (iii) the antitrust filings to be made, related antitrust covenants and the outside date.

On September 27, 2025, the Merus Board held a meeting, with members of Merus management and representatives of Latham, Jefferies and NautaDutilh in attendance, to discuss the latest proposed terms in respect of the debt financing Genmab planned to obtain in connection with the proposed Transactions.

On September 28, 2025, members of Merus management and representatives of Jefferies and Latham held an all-hands call with representatives of Genmab, Morgan Stanley, PJT and A&O Shearman to discuss the remaining open points in the draft Transaction Agreement, including (i) terms of the debt financing and the associated marketing period (including the related closing condition), (ii) termination fees, (iii) the antitrust filings to be made, related antitrust covenants and the outside date, and (iv) certain representations and warranties. Following the call, the draft Transaction Agreement was revised by representatives of Latham and A&O Shearman to reflect (a) the inclusion of a bond marketing period and certain agreed-upon financing cooperation requirements, (b) a 3.0% Merus termination fee, (c) a 5.2% reverse termination fee, (d) an outside date set at seven months with automatic 90-day and 60-day extensions in certain circumstances, (e) Genmab control over antitrust strategy and (f) certain negotiated revisions to the representations and warranties and interim operating covenants.

During the evening on September 28, 2025, the Merus Board convened, with members of Merus management and representatives of Jefferies, NautaDutilh and Latham in attendance for all or part of the meeting. Representatives of Latham reviewed with the Merus Board the proposed final terms of the Transaction Agreement, including the debt financing terms thereunder, and the Debt Commitment Letter, and representatives of NautaDutilh presented to the Merus Board regarding its fiduciary duties under Dutch law in connection with considering and approving the Transactions. The Merus Board discussed, among other things, the terms of the proposed Transaction Agreement and the various reasons to approve the proposed Transactions, including the benefits for the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders. For a detailed description of the various reasons considered by the Merus Board, see the section entitled “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Reasons for the Recommendation of the Merus Board.” The Merus Board also discussed certain information provided by Jefferies regarding its material investment banking relationships with Merus and Genmab during the approximate prior two-year period, which the Merus Board determined did not present any conflicts of interest that would affect the ability of Jefferies to perform its services as financial advisor to Merus.

Also at this meeting, at the request of the Merus Board, representatives of Jefferies reviewed its financial analyses of the Offer Consideration with the Merus Board and rendered an oral opinion, confirmed by delivery of a written opinion dated September 28, 2025, to the Merus Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as described in its opinion, the $97.00 per Common Share cash consideration to be received in the Offer and the Transactions by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.

The Merus Board, after further discussion, including regarding the process that led to the proposed Transactions, the alternatives available to Merus, including remaining as a standalone public company, and the risks and benefits associated with the proposed Transactions, unanimously adopted resolutions (i) determining that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders; (ii) duly authorizing and approving the execution and delivery of the Transaction Agreement, and the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus; (iii) resolving, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the Merus Shareholders and to recommend that Merus Shareholders vote for approval and adoption of certain matters to be proposed to the EGM (or a subsequent EGM) as contemplated by the Transaction Agreement; and (iv) resolving to pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

Also during the evening on September 28, 2025, representatives of Genmab communicated with members of the Genmab B.V. works council to inform them that the representatives of Genmab might have information to share with the Genmab B.V. works council the following morning. Following the conclusion of the Merus Board meeting, Dr. Lundberg and Mr. Silverman communicated with members of the Merus works council to inform them of the proposed Transactions and to note the works council would be receiving a request for its advice.

Also following the Merus Board meeting, certain news outlets reported that Genmab was nearing an agreement to acquire Merus.

Early in the morning of September 29, 2025, Merus, Genmab and Purchaser executed the Transaction Agreement and Merus and the Protection Foundation directors executed the Foundation Support Agreement. Prior to the opening of trading on September 29, 2025, Merus and Genmab issued a joint press release announcing their entry into the Transaction Agreement.

On October 21, 2025, Purchaser commenced the Offer, and later on October 21, 2025, Merus filed the Schedule 14D-9.

Recommendation of the Merus Board

At a meeting of the Merus Board held on September 28, 2025, the Merus Board, among other things, unanimously: (i) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the execution and delivery of the Transaction Agreement, the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (iii) resolved, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change, to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus Shareholders and to recommend that Merus Shareholders vote “FOR” approval and adoption of the voting items which have been put on the agenda of this EGM, and (iv) resolved that Merus will pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

Reasons for the Recommendation of the Merus Board

Unless the context requires otherwise, capitalized terms used but not defined in this “—Reasons for the Recommendation of the Merus Board” and not otherwise defined shall have the respective meanings set forth in the Transaction Agreement.

In evaluating the Transaction Agreement and the Transactions, the Merus Board consulted regularly with senior Merus management, as well as with representatives of Latham, NautaDutilh and Jefferies.

In the course of (i) determining that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorizing and approving the execution and delivery of the Transaction Agreement, and the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (iii) resolving, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change, to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus Shareholders, and to recommend that Merus Shareholders vote for approval and adoption of certain matters to be proposed to the EGM (or a subsequent EGM) as contemplated by the Transaction Agreement, and (iv) resolving that Merus will pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement, the Merus Board reviewed, evaluated and considered numerous factors, including the factors listed below, which are listed in no particular order of importance, each of which, in the view of the Merus Board, supported its unanimous determinations and recommendation, in addition to the factors mentioned above in “—Background of the Offer and the Transactions”. As a result, for the reasons set forth below, the Merus Board recommends that Merus Shareholders tender their Common Shares in the Offer.

•	Offer Price. The Merus Board considered:

•

the fact that the Offer Consideration represents a 41% premium to the trading price at which the Common Shares closed on September 26, 2025, the final trading day before the execution of the Transaction Agreement;

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the fact that the Offer Consideration represents a 50% premium to the 60-day volume weighted average price of the Common Shares as of September 26, 2025, the final trading day before the execution of the Transaction Agreement; and

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the course of negotiations between Merus and Genmab, which resulted in Genmab increasing the price it was willing to pay to acquire Merus by $16.00 per Common Share (from $81.00 per Common Share initially offered by Genmab to $97.00 per Common Share, after three separate price increases and four bids in total), and the Merus Board’s belief that it had obtained Genmab’s best and final offer, and that a number of other strategic parties who had previously expressed a potential interest in acquiring or otherwise participating in a collaboration opportunity with Merus, including Party A, Party B, Party C and Party D, had not expressed the desire or ability to participate in the strategic process at this time, or had not proposed a higher valuation or value-accretive transaction comparative to the final offer of $97.00 per Common Share made by Genmab, and that as a result, the Offer Consideration represented the highest per Common Share consideration reasonably obtainable at this time for Merus Shareholders.

•

Merus’ Operating and Financial Condition and Prospects. The Merus Board considered the current and historical financial condition, results of operations, business and prospects of Merus, as well as Merus’ financial plan, long-term plan, and prospects, risks and opportunities if Merus were to remain an independent company and the potential impact of those factors on Merus’ results of operations, the sustainable success of Merus’ business and the trading price of the Common Shares (which was not feasible to quantify numerically).

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Potential Strategic Alternatives. The Merus Board considered (i) the possible alternatives to the acquisition by Genmab, including the alternatives considered as described in “—Background of the Offer and the Transactions” and the possibility of continuing to operate Merus as a standalone entity and the desirability and perceived risks of those alternatives, including if Merus were to remain a standalone entity, the risks of the type and nature described under Risk Factors in Merus’ Form 10-K for the year ended December 31, 2024, and the possibility of alternative offers to acquire Merus, (ii) the potential benefits to the sustainable success of its business, having considered the interests of Merus Shareholders, employees and other relevant stakeholders based on these alternatives and the timing, feasibility and likelihood of effecting such alternatives, and (iii) the Merus Board’s assessment that none of these alternatives was reasonably likely to present opportunities for Merus which, on balance, would be superior to the Offer and the other Transactions in terms of long-term value creation for Merus Shareholders and other stakeholders, taking into account execution risks of Merus’ standalone plan, as well as business, competitive, political, financial, industry, market and other risks.

•

Risks Relating to Remaining a Standalone Company. The Merus Board considered Merus’ prospects and risks if Merus were to remain an independent company. The Merus Board considered Merus’ current business and financial plans, including the risks and uncertainties associated with achieving and executing on Merus’ business and financial plans in the short- and long-term, as well as the general risks of market conditions that could reduce the price of the Common Shares. Among the potential risks and uncertainties identified by the Merus Board were:

•

the challenges faced by the biopharmaceutical industry, which could impact material growth in Merus’ core businesses, including current and potential future competition, macroeconomic trends and the fact that the industry is subject to complex regulatory and political regimes and an evolving pricing environment, particularly with respect to generating revenue and profitability in light of the increasing scrutiny of pharmaceutical pricing and proposals to address the perceived high cost of pharmaceuticals;

•

the challenges associated with existing and emergent competition in the field of head and neck cancer and other core indications related to Merus’ product candidates, and challenges to achieving growth in an increasingly competitive environment, including the costs and risks associated with product development and expansion and retention of key personnel;

•

the challenges associated with financing, designing, operationalizing and executing future clinical trials for Merus’ product candidates, the outcome of which is inherently uncertain and may not support regulatory approval;

•

the changing and uncertain regulatory landscape in the industry, including the challenges associated with seeking approvals, both accelerated and conditional, from regulatory authorities with respect to Merus’ product candidates, which can take years to complete, and the receipt of which are not guaranteed;

•

the challenges associated with raising additional capital, the uncertainty that Merus would be able to raise sufficient cash to fund its business through to positive cash flow and the potential associated dilution that would be experienced by Merus Shareholders if Merus were to sell additional common equity;

•

the challenges and risks associated with commercialization of Merus’ products, including the development of Merus’ marketing, sales and distribution capabilities within the U.S. and globally, along with the risks related to market acceptance and other factors affecting the revenues and profitability of biopharmaceutical product candidates generally;

•

achieving Merus’ growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S., European and global economies and the biopharmaceutical industry generally;

•	Merus’ ability to achieve revenue growth, and the execution risks associated therewith;

•	the challenges associated with a rapidly evolving technological environment, cyber-security and information technology risks, and operating and product-related risks; and

•	other risks and uncertainties discussed in Merus’ public filings with the SEC.

•

Certainty of Value. The Merus Board considered the fact that the Offer Consideration is entirely cash, which provides liquidity and certainty of value to Merus Shareholders compared to remaining an independent standalone company or any transaction in which Merus Shareholders would receive shares of an acquirer’s stock or other contingent consideration. The Merus Board considered the fact that Genmab has additional financial and operational resources available to potentially advance Merus’ product candidates into additional indications and to execute on ongoing clinical studies, which may shorten the time and increase the probability of success of these efforts. The Merus Board weighed the certainty of realizing an immediate compelling value for the Common Shares against the uncertain prospect that the trading value of the Common Shares would approach the Offer Consideration in the foreseeable future. Based upon its knowledge of, and familiarity with, Merus’ historical and current business, operations, prospects, business strategy, competitive position, long-term financial plan and related execution risks, and the biopharmaceutical industry generally, the Merus Board believed this certainty of value and potential enhanced capacity for execution was compelling compared to the long-term value creation potential of Merus’ business, taking into account the risks of remaining independent and pursuing Merus’ current business and financial plans, including the risks and uncertainties associated with Merus’ business described above and the other risks and uncertainties discussed in Merus’ public filings with the SEC.

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Jefferies Analysis and Fairness Opinion. The Merus Board considered the opinion of Jefferies rendered to the Merus Board on September 28, 2025, which was confirmed by delivery of a written opinion dated September 28, 2025, as to the fairness, from a financial point of view and as of such date, of the $97.00 per Common Share cash consideration to be received in the Transaction by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as further described under the heading “—Opinion of Jefferies LLC.”

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No Financing Condition. The Merus Board considered the representation of Genmab and Purchaser that, as of Closing, Genmab and its subsidiaries (including Purchaser) will have access to sufficient funds to perform all of their respective obligations under the Transaction Agreement and to consummate the Offer and the other Transactions to be consummated by them and to pay all amounts required to consummate the Transactions on such date, the fact that the Offer and the other Transactions are not subject to a financing condition and the fact that Genmab obtained a debt commitment letter prior to the execution of the Transaction Agreement.

•

The Transaction Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals. The Merus Board considered the provisions of the Transaction Agreement and determined that such provisions would enable consideration, and acceptance, of competing acquisition proposals. In this regard, the Merus Board considered, among other things, (i) the ability of Merus under certain circumstances to entertain unsolicited proposals for an acquisition that is or would reasonably be expected to result in an offer that is, on balance, more favorable to Merus and the sustainable success of its business, taking into account the interests of Merus Shareholders, employees and other relevant stakeholders, than the Offer and the other Transactions; (ii) the ability of the Merus Board under certain circumstances to withdraw or modify its recommendation that the holders of Common Shares accept the Offer and tender their Common Shares into the Offer, including in connection with a superior proposal and certain other intervening events; (iii) Merus’ right to terminate the Transaction Agreement under certain circumstances, including to accept a superior proposal and enter into a definitive agreement with respect to a superior proposal; (iv) the respective termination rights of Merus and Genmab and the $240,000,000 termination fee payable by Merus under certain circumstances (which the Merus Board believed was reasonable, including relative to termination fees payable by target companies in transactions of a similar size); and (v) the fact that the provisions of the Transaction Agreement summarized above in (i)-(iv) remain in effect until the Acceptance Time or the Transaction Agreement is terminated.

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Conditions to Closing and the Transactions; Likelihood of Closing. The Merus Board considered that Closing is conditioned upon a number of matters, including (i) the satisfaction of the Minimum Condition, (ii) the receipt of the Required Approvals, (iii) the adoption of the Governance Resolutions and Back-End Transactions Resolutions (each as defined in the Transaction Agreement) at the EGM, (iv) obtaining the Employee Clearance (as defined in the Transaction Agreement) and (v) the commencement and end of the Bond Marketing Period (as defined in the Transaction Agreement) (with certain exceptions) which has a fixed end date, and other customary conditions. The Merus Board also considered the $416,000,000 termination fee (which the Merus Board believed was reasonable, including relative to termination fees in transactions of a similar size) payable by Genmab in certain circumstances where the Offer or the Transactions are subject to legal restraints relating to any antitrust law or if certain required antitrust approvals are not obtained. The Merus Board believes the likelihood of completing the Offer and the other Transactions is high, particularly in light of the capabilities and financial condition of Genmab, including the fact that Genmab obtained a debt commitment letter prior to executing the Transaction Agreement, and the likelihood that the Transactions would be approved by the requisite antitrust authorities.

•

Back-End Transactions. The Merus Board considered the terms of the Back-End Transactions, including that such transactions would enable Genmab to acquire 100% of the Common Shares (or 100% of the shares in Merus’ legal successor, as applicable), in a manner that Genmab indicated was necessary in order for Genmab and its affiliates to obtain the operational, commercial and financial benefits that Genmab anticipated to receive as a result of the transaction. The Merus Board further considered the fact that the Minority Shareholders will receive either (i) in case of the Back-End Merger, in respect of each Common Share held by such Minority Shareholder, cash in an amount that is equal to the Offer Consideration

(without interest and less applicable tax withholding) or (ii) in case of the Back-End Compulsory Acquisition, for each Common Share then held by such Minority Shareholder the amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam). On balance, the Merus Board considered these proposed post-closing transactions acceptable, because pursuant to such transactions (if effected), the holders of the Common Shares would not be required to hold a potentially illiquid, minority stake in Merus.

•

Minimum Condition; Terms of the Offer. The Merus Board also considered the other terms of the Offer, including the fact that the Offer is conditioned on the Minimum Condition and the fact that Purchaser may not, without the consent of Merus, (i) waive or amend the Minimum Condition (except as provided in the Transaction Agreement), (ii) decrease the Offer Consideration, (iii) change the form of consideration to be paid in the Offer, (iv) decrease the number of Common Shares sought to be purchased in the Offer, (v) extend or otherwise change the Expiration Time (except as provided in the Transaction Agreement), (vi) impose any additional conditions to the Offer or otherwise amend, modify or supplement any of the conditions to the Offer or terms of the Offer in a manner adverse to the holders of Common Shares or that would prevent or materially delay the ability of Genmab or Purchaser to consummate any of the Transactions or (vii) change certain conditions as more specifically identified in the Transaction Agreement. The Merus Board also considered that if the Minimum Condition is unsatisfied as of the scheduled expiration time of the Offer, but all other Offer Conditions (as defined below) are then satisfied or waived, and Purchaser has extended the Offer as required by the Transaction Agreement, Purchaser may, by written notice to Merus, reduce the Minimum Condition from 80% to 75%.

•

Extension of Offer Period. The Merus Board considered that, subject to the termination rights set forth in the Transaction Agreement, Purchaser must extend the Offer beyond the initial Expiration Date for: (i) any period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or the applicable rules of Nasdaq, or as may be necessary to resolve comments from the SEC or Nasdaq, as applicable, to the Offer or the Offer Documents (as defined in the Transaction Agreement) (ii) one or more additional periods of up to 15 business days per extension (or up to 20 business days, in certain cases), if, as of the scheduled Expiration Time, any Offer Condition has not been satisfied or waived; provided, that (A) Purchaser may not in any event be required to extend the Offer beyond the Outside Date and (B) Purchaser will not be required to (but may elect to) extend the Offer beyond the Expiration Time on more than three occasions in consecutive periods of up to 15 business days each (or such other duration as may be agreed to in writing by Purchaser and Merus), if, as of the applicable Expiration Time, all of the Offer Conditions are satisfied or have been waived other than the Minimum Condition and conditions which by their nature are to be satisfied at the Acceptance Time (provided that such Offer Conditions are then capable of being satisfied if the Acceptance Time were to take place at the then-scheduled Expiration Time).

•

Potentially Limited Period of Opportunity. The Merus Board considered the timing of the Offer and the other Transactions and the risk that if Merus does not accept Genmab’s offer now, it may not have another opportunity to do so on the same or similar acceptable terms, or to take advantage of a comparable opportunity to secure the same or similar value for Merus Shareholders, employees and other relevant stakeholders.

In the course of its deliberations, the Merus Board also considered a variety of material risks and other countervailing factors related to entering into the Transaction Agreement that previously had been identified and discussed by Merus management and the Merus Board, including, but not limited to, the following:

•

the fact that the Closing is conditioned upon shareholders tendering (and not properly withdrawing) a number of Common Shares that represents at least 80% (or 75% if reduced in accordance with the Transaction Agreement) of Merus’ issued and outstanding Common Shares as of the scheduled expiration time of the Offer;

•	the fact that Merus Shareholders will not be entitled to participate in any potential future benefit from Merus’ execution of its standalone strategic business plan;

•

the fact that the Transaction Agreement precludes Merus from actively soliciting alternative transaction proposals and requires payment by Merus of a $240,000,000 termination fee to Genmab under certain circumstances, including in the event that the Transaction Agreement is terminated by Merus to accept a superior proposal;

•

the possibility that the Offer and the other Transactions might not be consummated for an extended period of time, the fact that the Transaction Agreement imposes restrictions on the operations of Merus during the interim period between the execution of the Transaction Agreement and the consummation of the Offer and the other Transactions, the effect of those restrictions on Merus’ operations and performance during that, potentially extended, interim period, and the possibility that those restrictions could delay or prevent Merus from pursuing some business opportunities that may arise during that time;

•

the possibility that the Offer and the Transaction Agreement might not be consummated, and the fact that if they are not consummated (i) Merus’ directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Transactions; (ii) Merus will have incurred significant transaction expenses and opportunity costs; (iii) Merus’ relationships with its key partners, employees and other third parties may be adversely affected, including its ability to retain key employees; (iv) the trading price of the Common Shares could be adversely affected and (v) the market’s perceptions of Merus and its prospects could be adversely affected;

•

the interests that certain directors and executive officers of Merus may have with respect to the Transactions that may be different from, or in addition to, their interests as shareholders of Merus or the interests of Merus’ other shareholders generally, as more fully described below in “—Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions Contemplated by the Transaction Agreement”;

•

the risk that the parties may not receive the necessary antitrust approvals or clearance to complete the Closing and the Back-End Transactions, or that governmental authorities with jurisdiction over antitrust matters could attempt to condition their approvals or clearances of the Closing and the Back-End Transactions on one or more of the parties’ compliance with certain burdensome terms or conditions that may cause one of the Offer conditions not to be satisfied;

•	the risk of litigation; and

•

the treatment of the consideration to be received by the holders of Common Shares in the Offer and the other Transactions as taxable to the holders of Common Shares for federal income and other tax purposes, as well as the applicable withholding taxes (including Dutch dividend withholding tax (dividendbelasting)) and other taxes, if any, that may be imposed on Merus Shareholders in respect of proceeds received by non-tendering Merus Shareholders in the Back-End Transactions.

The foregoing discussion of the information and factors considered by the Merus Board in reaching its conclusions and recommendations is intended to be illustrative and not exhaustive. It includes the material reasons and factors considered by the Merus Board. In view of the wide variety of reasons and factors considered, the Merus Board did not find it practicable to, and did not, quantify, rank or otherwise assign any relative or specific weights to the various specific factors considered in reaching its determination and making its recommendation. In addition, the Merus Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Merus Board conducted an overall review of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the Offer and the other Transactions.

Opinion of Jefferies LLC

Merus engaged Jefferies as its financial advisor in connection with the Offer and the Transactions. In connection with this engagement, the Merus Board requested that Jefferies evaluate the fairness, from a financial point of view, of the Offer Consideration to be received in the Offer and in the Transactions by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement. At a meeting of the Merus Board held on September 28, 2025 to evaluate the Offer and the Transactions, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated September 28, 2025, to the Merus Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as described in its opinion, the Offer Consideration to be received in the Offer and the Transactions by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies, is attached as Annex B to this proxy statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Merus Board (in its capacity as such) in its evaluation of the Offer Consideration from a financial point of view and did not address any other aspect of the Transactions or any other matter. Jefferies’ opinion did not address the relative merits of the Offer and the Transactions as compared to any alternative transaction or opportunity that might be available to Merus, nor did it address the underlying business decision by Merus to engage in the Offer and the Transactions or any other matter. Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among holders of Common Shares, holders of any other securities of Merus or otherwise. Jefferies expressed no opinion with respect to the Court Determined Consideration relative to the $97.00 per Common Share cash consideration or otherwise. Jefferies’ opinion does not constitute a recommendation as to whether any shareholder should tender Common Shares in the Offer, or how the Merus Board or any holder of Common Shares should vote or act with respect to the Offer or the Transactions or any other matter. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion attached as Annex B to this proxy statement.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, dated September 28, 2025, of the Transaction Agreement;

•	reviewed certain publicly available financial and other information relating to Merus;

•

reviewed certain information furnished to Jefferies by the management of Merus relating to the business, operations and prospects of Merus, including certain risk-adjusted financial forecasts and estimates provided to or discussed with Jefferies by the management of Merus and approved for Jefferies’ use and reliance;

•	held discussions with members of senior management of Merus regarding the business, operations and prospects of Merus and the other matters described in the second and third bullets immediately above;

•	reviewed the stock trading price history and implied trading multiples for Merus and certain publicly traded companies that Jefferies deemed relevant in evaluating Merus;

•	reviewed, to the extent publicly available, the financial terms of certain transactions that Jefferies deemed relevant in evaluating the Offer and the Transactions; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to Jefferies by Merus or that was publicly available to Jefferies (including, without limitation, the information described above) or that was otherwise reviewed by Jefferies. Jefferies relied on the assurances of the management and other representatives of Merus that they were not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In connection with its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of Merus or any other entity and Jefferies was not furnished with and assumed no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. Jefferies did not evaluate and did not express any opinion as to the solvency or fair value of Merus or any other entity, or the impact of the Offer or the Transactions thereon, under any laws relating to bankruptcy, insolvency or similar matters. In addition, Jefferies’ analyses and opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting Merus or any other entity.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the financial forecasts and estimates relating to Merus that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Merus as to, and were an appropriate basis upon which to evaluate, the future financial performance of Merus and the other matters covered thereby. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.

Jefferies relied upon the assessments of the management of Merus as to, among other things, (i) the potential impact on Merus of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, including with respect to the pricing of and third-party coverage and reimbursement for pharmaceutical products, (ii) matters relating to the products and product candidates of Merus, the potential use and indications for such products and product candidates, related technology and intellectual property and regulatory approval processes and risks, including with respect to the probability and timing for the development, clinical testing, manufacturing and commercialization of such products and product candidates and related uses and indications, and the validity and duration of licenses and patents, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers, and other commercial and collaboration relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, and the information made available to Jefferies, as of the date of Jefferies’ opinion. Events occurring after the date of Jefferies’ opinion may affect the opinion and the assumptions upon which Jefferies’ opinion was based, and Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Merus Board was aware, the credit, financial and stock markets, and the industry in which Merus operates, have experienced and may continue to experience volatility and disruptions, and Jefferies expressed no view or opinion as to any potential effects of such volatility or disruptions on Merus or the Offer or the Transactions.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Merus or the Offer or the Transactions, and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to Merus and/or the Merus Board, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Merus or the Offer or the Transactions and legal, regulatory, accounting and tax consequences to Merus or holders of Common Shares of the terms of, and transactions contemplated by, the Transaction Agreement. Jefferies did not take into account, for purposes of its analyses and opinion, any tax consequences of the Offer or the Transactions to any holder of Common Shares. Jefferies assumed that the Offer and the Transactions would be consummated in accordance with their terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Offer and the Transactions or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on Merus, the Offer or the Transactions, or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed that the final Transaction Agreement, when signed by the parties thereto, would not differ from the draft of the Transaction Agreement reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.

Jefferies’ opinion did not address the relative merits of the Offer or the Transactions or other transactions contemplated by the Transaction Agreement as compared to any alternative transaction or opportunity that might be available to Merus, nor did it address the underlying business decision by Merus to engage in the Offer and the Transactions, or the terms of the Transaction Agreement or the documents referred to therein, including the form or structure of the Offer and the Transactions or any term, aspect or implication of any support agreement or other agreements, instruments, arrangements or understandings entered into, terminated or amended in connection with, or contemplated by or resulting from, the Offer and the Transactions. Jefferies’ opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the Offer Consideration to be received by holders of Common Shares (other than Genmab, Purchaser and their respective affiliates), to the extent expressly specified in such opinion, without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Merus held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Merus or otherwise. Jefferies expressed no view or opinion with respect to the Court Determined Consideration relative to the Offer Consideration or otherwise. Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Merus or any other party. Furthermore, Jefferies expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Merus’ officers, directors or employees, or any class of such persons, in connection with the Offer and the Transactions relative to the Offer Consideration, any Court Determined Consideration or otherwise. Jefferies also expressed no view or opinion as to the prices at which Common Shares or any other securities of Merus may trade or otherwise be transferable at any time, including following announcement or consummation of the Offer and the Transactions. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness opinion committee.

In connection with rendering its opinion to the Merus Board, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company, business or transaction used as a comparison was identical or directly comparable to Merus, the Offer or the Transactions. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context, and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of Merus in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merus. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of Merus or its businesses or securities.

The Offer Consideration payable in the Offer and the Transactions was determined through negotiations between Merus and Genmab, and the decision by Merus to enter into the Transaction Agreement was solely that of the Merus Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Merus Board in its evaluation of the Offer Consideration, and should not be viewed as determinative of the views of the Merus Board or management of Merus with respect to the Offer, the Transactions or the consideration payable in the Offer and the Transactions.

Financial Analyses

The summary of the financial analyses described in this section “—Financial Analyses” is a summary of the material financial analyses reviewed with the Merus Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 26, 2025 (the last full trading day prior to the date on which the Merus Board met to approve the Offer and the Transactions), and is not necessarily indicative of current or future market conditions. Implied equity value reference ranges per Common Share summarized below were rounded to the nearest $0.05 per share.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the following nine selected publicly traded oncology companies that Jefferies considered generally relevant for purposes of its analysis (collectively, the “selected companies”):

•	Arcellx, Inc.

•	Arcus Biosciences, Inc.

•	Celcuity Inc.

•	CG Oncology, Inc.

•	IDEAYA Biosciences, Inc.

•	ImmunityBio, Inc.

•	Nuvalent, Inc.

•	Revolution Medicines, Inc.

•	Summit Therapeutics Inc.

Jefferies reviewed, among other information, enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on September 26, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of estimated revenue for calendar year 2030. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Merus was based on financial forecasts and estimates of management of Merus.

The overall low to high calendar year 2030 estimated revenue multiples observed for the selected companies were 0.59x to 4.59x (with a mean of 2.60x and a median of 2.71x). Jefferies then applied a selected range of calendar year 2030 estimated revenue multiples derived from the selected companies of 2.00x to 4.00x to Merus’ calendar year 2030 estimated risk-adjusted revenue as provided by management of Merus.

This analysis indicated an approximate implied equity value reference range per Common Share of $48.40 to $83.75, as compared to the $97.00 per Common Share cash consideration payable in the Offer and the Transactions.

Selected Precedent Transactions Analysis. Jefferies reviewed, among other things, financial information for the following 10 selected biopharma transactions announced since 2018 involving clinical stage oncology target companies with transaction values in excess of $2 billion that Jefferies considered generally relevant for purposes of its analysis (collectively, the “selected transactions”):

Announced	Target	Acquiror
March 2024	Fusion Pharmaceuticals Inc.	AstraZeneca PLC
January 2024	Ambrx Biopharma, Inc.	Johnson & Johnson Inc.
December 2023	RayzeBio, Inc.	Bristol Myers Squibb Company
June 2022	Turning Point Therapeutics, Inc.	Bristol Myers Squibb Company
August 2021	Trillium Therapeutics Inc.	Pfizer Inc.
March 2020	Forty Seven, Inc.	Gilead Sciences, Inc.
December 2019	ArQule, Inc.	Merck & Co., Inc.
December 2019	Synthorx, Inc.	Sanofi S.A.
October 2018	Endocyte, Inc.	Novartis AG
January 2018	Juno Therapeutics, Inc.	Celgene Corporation

Jefferies reviewed the transaction values of the target companies in the selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid in the selected transactions as a multiple of the peak calendar year revenue of such target companies (which was determined based on the highest annual revenue figure disclosed in the management projections section of the associated proxy or tender offer filing, as applicable, in connection with the selected transaction). Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Merus was based on financial forecasts and estimates of management of Merus.

The overall low to high peak estimated revenue multiples observed for the selected transactions were 0.52x to 2.26x (with a mean of 1.30x and a median of 1.31x), Jefferies then applied a selected range of peak estimated revenue multiples derived from the selected transactions of 0.80x to 1.50x to Merus’ risk-adjusted peak estimated revenue for calendar year 2042.

This analysis indicated an approximate implied equity value reference range per Common Share of $77.00 to $132.70, as compared to the $97.00 per Common Share cash consideration payable in the Offer and the Transactions.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of Merus by calculating the estimated present value of the standalone risk-adjusted unlevered free cash flows that Merus was forecasted to generate during the fourth quarter of the fiscal year ending December 31, 2025 through the full fiscal year ending December 31, 2045 as provided by management of Merus. For purposes of such analysis, Merus’ estimated net operating loss carryforwards and potential future capital raise costs in fiscal year 2026, as provided by management of Merus, were taken into account. The implied terminal value of Merus was derived by applying to Merus’ normalized fiscal year 2045 risk-adjusted unlevered free cash flow a perpetuity growth rate of -20%, as provided by management of Merus. The net present value (as of September 30, 2025) of the risk-adjusted unlevered free cash flows and terminal value of Merus were then calculated using a selected discount rate range of 12.0% to 14.0%. This analysis indicated an approximate implied equity value reference range per Common Share of $89.90 to $109.45, as compared to the $97.00 per Common Share cash consideration payable in the Offer and the Transactions.

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•

the historical trading performance of the Common Shares during the 52-week period ended September 26, 2025 (the last full trading day prior to the date on which the Merus Board met to approve the Offer and the Transactions), which indicated low and high closing prices for Common Shares during such 52-week period of $34.89 per Common Share and $69.80 per Common Share, respectively; and

•

publicly available share price targets for Common Shares published by selected research analysts, which indicated low to high share price targets for Common Shares of $67.00 per Common Share to $112.00 per Common Share (with a median share price target of $93.50 per Common Share).

Miscellaneous

Merus has agreed to pay Jefferies for its financial advisory services in connection with the Offer and the Transactions an aggregate fee of $90 million, of which $2 million was payable upon delivery of its opinion and the remainder is contingent upon consummation of the Offer and the Transactions. In addition, Merus agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Merus Board was aware, Jefferies and its affiliates in the past have provided, currently are providing, and in the future may provide certain financial advisory or financing services to Merus and/or its affiliates, for which Jefferies and its affiliates have received and expect to receive compensation, including, during the approximate two-year period prior to the date of its opinion, having acted or acting as (i) sole agent for sale transactions of Common Shares pursuant to an at-the-market (ATM) program of Merus and (ii) joint bookrunner for various follow-on offerings of Common Shares, for which services described in clauses (i) and (ii) above Jefferies received aggregate fees of approximately $19 million.

As the Merus Board was also aware, although Jefferies and its affiliates had not provided financial advisory or financing services to Genmab during the approximate two-year period prior to the date of its opinion for which Jefferies and its affiliates received compensation,

Jefferies and its affiliates in the future may provide such services to Genmab and/or its affiliates for which services Jefferies and its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates trade or hold securities or financial instruments (including loans and other obligations, as applicable) of Merus, Genmab and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, hold or may hold at any time long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as financial advisor to Merus in connection with the Offer and the Transactions because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its long-standing familiarity with Merus and its business and industry. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Merus Management Projections

Merus does not, as a matter of course, make public projections as to our future financial performance, given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates and the inherent difficulty of predicting financial performance for future periods for a clinical-stage biopharmaceutical company. However, Merus management regularly prepares and reviews with the Merus Board estimates regarding the success and timing of the development of, regulatory filings and approvals for, and the commercialization of, our products and product candidates. In connection with our strategic planning process and the Merus Board’s evaluation of the Offer and the Transactions, as described further in the section entitled “—Background of the Offer and the Transactions,” Merus management prepared and reviewed with the Merus Board certain unaudited prospective financial information of Merus as an independent company for the fourth quarter of fiscal year 2025 through fiscal year 2045, as prepared and used as described below (referred to as the “Unaudited Prospective Financial Information”).

The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure, and was provided to the Merus Board for the purposes of considering, analyzing and evaluating the Offer and the Transactions. The Unaudited Prospective Financial Information was also authorized by the Merus Board for the use by, and reliance of, Jefferies, Merus’ financial advisor, in connection with its financial analyses and opinion as described in more detail in the section captioned “—Opinion of Jefferies LLC.” The Unaudited Prospective Financial Information was not provided to Genmab or any other prospective bidder. The Unaudited Prospective Financial Information includes estimates of Merus’ financial performance on a risk-adjusted basis. At Merus’ direction, Jefferies assumed that the Unaudited Prospective Financial Information was reasonably prepared on bases reflecting the best currently available estimates and judgments of Merus management as to Merus’ future financial performance, and relied on Merus’ assessments as to the validity of, and risks associated with, our products and product candidates.

The Unaudited Prospective Financial Information was developed based on Merus management’s knowledge of and assumptions with respect to Merus’ business, including with respect to the development and potential commercialization of its pipeline drug candidates petosemtamab, for the treatment of head and neck squamous cell carcinoma and metastatic colorectal cancer, and MCLA-129, for the treatment of solid tumors, and the success of certain other platform and collaboration therapeutics. The Unaudited Prospective Financial Information was developed without giving effect to the Transactions, including any impact of the negotiation or execution of the Transaction Agreement or the Transactions, the expenses that already have or may be incurred in connection with completing the Transactions or any changes to Merus’ operations or strategy that may be implemented during the pendency of or following the consummation of the Transactions. The Unaudited Prospective Financial Information also does not consider the effect of any failure of the Transactions to be completed and should not be viewed in that context.

The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with accounting principles generally accepted in the United States (which we refer to as “GAAP”). In addition, the Unaudited Prospective Financial Information was not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. Neither our independent registered public accounting firm nor any other independent accountants have (1) compiled, reviewed, audited, examined or performed any procedures with respect to the Unaudited Prospective Financial Information, (2) expressed any opinion or any other form of assurance on such information or the achievability of the Unaudited Prospective Financial Information or (3) assumed any responsibility for the Unaudited Prospective Financial Information.

Since the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as necessarily indicative of our future actual results.

Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events. The Unaudited Prospective Financial Information will be affected by, among other factors, our ability to achieve our goals for the development, regulatory approval and commercialization of our products and product candidates, including on the timeline assumed for purposes of the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information reflects assumptions and uncertainties that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved are described in various risk factors described in the section captioned “Cautionary Note Regarding Forward- Looking Statements.” All of these factors are difficult to predict, and many of them are outside of our control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information, whether or not the Transactions are consummated. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the Transaction Agreement. The Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement. Except to the extent required by applicable federal securities laws, we do not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. Merus has or may report results of operations for periods included in the Unaudited Prospective Financial Information that were or will be completed following the preparation of the Unaudited Prospective Financial Information. Merus Shareholders and investors are urged to refer to Merus’ periodic filings with the SEC for information on Merus’ actual historical results.

Certain of the financial measures included in the Unaudited Prospective Financial Information are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. In certain circumstances, including those applicable to the Unaudited Prospective Financial Information, financial measures included in forecasts provided to a board of directors and a financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Merus Board or Jefferies. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this Solicitation/Recommendation Statement.

The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this Solicitation/Recommendation Statement, neither we nor any of our affiliates, officers, directors, partners, advisors or other representatives has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Merus Board, Merus management, or any other person considered, or now considers, the Unaudited Prospective

Financial Information to be predictive of actual future results. For information on important factors that may cause Merus’ future results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements.” Further, the inclusion of the Unaudited Prospective Financial Information in this Solicitation/Recommendation Statement does not constitute an admission or representation by Merus that the information presented is material. The Unaudited Prospective Financial Information is included in this Solicitation/Recommendation Statement solely to give our shareholders access to the information that was provided to the Merus Board and Jefferies. The Unaudited Prospective Financial Information is not included in this Solicitation/Recommendation Statement in order to influence any Merus Shareholder to make any investment decision with respect to the Offer or the Transactions.

Unaudited Prospective Financial Information

Various judgments and assumptions were made when preparing the Unaudited Prospective Financial Information, including, among others: probability of success of clinical development and FDA approval of its product candidates and the timing of clinical trials, regulatory approval and commercial launch (including launch year) of these products; market demand for, market penetration, and pricing of, its products, including partnership and platform product revenue; estimated cost of goods and other costs and expenses; contractual relationships, including profit/cost sharing in respect of certain licenses, collaboration, and partnerships (and expressly not inclusive of milestones or royalties earned via certain other partnerships); tax rate; generation and utilization of net operating losses; and other relevant factors relating to Merus’ long-term operating plan, as well as future economic, competitive and regulatory conditions and financial market conditions, all of which are highly uncertain, difficult or impossible to predict and many of which are beyond Merus’ control.

The following table presents estimates of Merus’ total revenue, EBIT and unlevered free cash flow, in each case, on a risk-adjusted basis and for the fourth quarter of 2025 and the fiscal years 2026 through 2045, as reflected in the Unaudited Prospective Financial Information, as approved by Merus management.

	Projected Non-GAAP ($ in millions, Unaudited) Fiscal Year Ending December 31, Q4
	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Total Revenue	$8	$35	$94	$275	$751	$1,515	$2,283	$3,002	$3,745	$4,650
EBIT (1)	($107)	($476)	($391)	($144)	$283	$857	$1,280	$1,677	$2,048	$2,558
Unlevered Free Cash Flow(2)	($100)	($436)	($361)	($126)	$236	$651	$985	$1,285	$1,561	$1,940

	Fiscal Year Ending December 31,
	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Total Revenue	$5,400	$5,895	$6,209	$6,430	$6,567	$6,688	$6,794	$6,849	$5,896	$5,030	$4,759
EBIT (1)	$2,952	$3,189	$3,324	$3,440	$3,493	$3,560	$3,609	$3,643	$3,145	$2,708	$2,570
Unlevered Free Cash Flow (2)	$2,236	$2,416	$2,516	$2,605	$2,643	$2,695	$2,729	$2,761	$2,365	$2,027	$1,929

(1)	“EBIT” refers to Merus’ total revenue less total cost of goods sold, stock-based compensation expenses, depreciation and amortization expenses and total operating expenses.
(2)	“Unlevered Free Cash Flow” refers to EBIT, less income taxes, capital expenditures and change in net working capital, plus depreciation and amortization.

Transaction Agreements

Transaction Agreement

The following summary of certain provisions of the Transaction Agreement, and all provisions of the Transaction Agreement discussed herein, are qualified in their entirety by reference to the Transaction Agreement itself, a copy of which is attached to this proxy statement as Annex A and is incorporated herein by reference. Merus Shareholders should read the Transaction Agreement in its entirety for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Transaction Agreement.

This summary of the Transaction Agreement has been included to provide you with information regarding the Transaction Agreement’s terms. It is not intended to provide any other factual disclosures about Genmab, Purchaser, Merus, or their respective affiliates. The Transaction Agreement contains representations, warranties, agreements, and covenants that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations, warranties, agreements, and covenants are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by disclosure schedules delivered by Merus to Genmab and Purchaser in connection with the Transaction Agreement (the “Disclosure Schedules”). The representations, warranties, agreements, and covenants in the Transaction Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Genmab or Merus. In reviewing the representations, warranties, agreements and covenants contained in the Transaction Agreement or any descriptions thereof in this proxy statement, it is important to bear in mind that such representations, warranties, agreements, and covenants or any descriptions thereof were not intended by the parties to the Transaction Agreement to be characterizations of the actual state of facts or conditions of Genmab, Purchaser, Merus, or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties, agreements, and covenants may have changed since the date of the Transaction Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties, agreements and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information provided herein and contained in the reports, statements, and filings that Genmab and Merus publicly file.

Tender Offer

Pursuant to the terms of the Transaction Agreement, Purchaser will (and Genmab will cause Purchaser to) commence a tender offer to purchase all of the issued and outstanding Common Shares for the Offer Consideration, less any applicable withholding taxes and without interest, as promptly as reasonably practicable after the date of the Transaction Agreement and in no event later than October 21, 2025 unless such other date shall have been agreed between Genmab and Merus in writing. The obligations of Purchaser to accept for payment and pay for any Common Shares validly tendered and not properly withdrawn pursuant to the Offer are subject to the satisfaction or waiver of the Offer Conditions described below. In accordance with the terms and conditions of the Transaction Agreement and subject to the satisfaction or waiver of the Offer Conditions, Purchaser will (and Genmab will cause Purchaser to), at the Acceptance Time, irrevocably accept for payment and pay for (by delivery of funds to the Depositary), all Common Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time. Purchaser expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to modify or amend the terms of, or conditions to, the Offer (to the extent such waiver, modification or amendment is not prohibited by applicable law or the Transaction Agreement), except that, without the prior written consent of Merus, in its sole discretion, Purchaser will not (and Genmab will cause Purchaser not to):

•

waive or amend the Minimum Condition (except that the eighty percent (80%) threshold included therein may be lowered to seventy-five percent (75%) in certain circumstances pursuant to the Transaction Agreement);

•	change the Legal Restraint Condition, the Antitrust Approvals Condition or the Marketing Period Condition (each as defined below);

•	decrease the Offer Consideration;

•	change the form of consideration to be paid in the Offer;

•	decrease the number of Common Shares sought to be purchased in the Offer;

•	extend or otherwise change the Expiration Time, except as otherwise expressly provided in the Transaction Agreement; or

•

impose additional Offer Conditions or otherwise amend, modify or supplement any Offer Condition or terms of the Offer in a manner adverse to Merus Shareholders or that would prevent or materially delay the ability of Genmab or Purchaser to consummate any of the Transactions.

The Transaction Agreement provides that the Offer will initially expire at 5:00 p.m., New York City time, or at such other time as the parties may mutually agree, on the thirty-fifth (35th) business day (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer, or, if the Offer has been extended pursuant to and in accordance with the terms of the Transaction Agreement, the date and time to which the Offer has been so extended. In no event shall the Expiration Time occur prior to the date of the EGM.

The Expiration Time of the Offer, which Purchaser commenced on October 21, 2025, is 5:00 p.m., New York City time on December 11, 2025, unless earlier terminated or extended in accordance with the Transaction Agreement.

Pursuant to the Transaction Agreement, Purchaser may or must (in which case Genmab will cause Purchaser to), as applicable, extend the Offer from time to time as follows:

•

Purchaser must (and Genmab will cause Purchaser to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer or as may be necessary to resolve any comments of the SEC or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

•

if, at any then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Purchaser (to the extent permissible under the Transaction Agreement or applicable law), then Purchaser must extend the Offer (and Genmab will cause Purchaser to), on one or more occasions in consecutive periods of up to fifteen (15) business days (or such other duration as may be agreed to in writing by Purchaser and Merus) each, with each such period to end at 5:00 p.m., New York City time on the last business day of such period if, at any then-scheduled Expiration Time, any Offer Condition has not been satisfied or waived, in order to permit satisfaction of such condition; except that:

(A)

if Purchaser determines in good faith, after consultation with outside legal counsel, that at any then-scheduled Expiration Time, the Legal Restraint Condition or the Antitrust Approvals Condition is not reasonably likely to be satisfied within such fifteen (15)-business-day extension period, then Purchaser will be permitted to extend the Offer on such occasion for periods of up to twenty (20) business days;

(B)

if the Minimum Condition remains unsatisfied, but all other Offer Conditions (other than those Offer Conditions that are to be satisfied by action taken at the Acceptance Time) are then-satisfied or waived, Purchaser is not required to (but may elect to) effect, on more than three (3) occasions in consecutive periods of up to fifteen (15) business days (or such other duration as may be agreed to in writing by Purchaser and Merus) each, with each such period to end at 5:00 p.m., New York City time on the last business day of such period (each such extension, a “Minimum Condition Extension), provided that Purchaser may not extend the Offer pursuant to a Minimum Condition Extension on more than three (3) occasions without the prior written consent of Merus in its sole and absolute discretion; and

(C)

Purchaser is not required to extend the Offer beyond the “Outside Date,” as the Outside Date may be extended pursuant to the terms of the Transaction Agreement (and as described in “—Transaction Agreement—Termination of the Transaction Agreement”); or

•

if, at the then-scheduled Expiration Time, Merus brings or has brought any action to enforce specifically the performance of the terms and provisions of the Transaction Agreement by Genmab or Purchaser, then Purchaser must extend the Offer (a) for the period during which such action is pending or (b) by such other time period established by the court presiding over such action, as the case may be; or

•	Purchaser may extend the Offer to such other date and time as may be mutually agreed by Genmab and Merus in writing.

Following the Acceptance Time, Purchaser must (and Genmab must cause Purchaser to) provide a Subsequent Offering Period of not less than ten (10) business days (the “Subsequent Offering Period”). Purchaser must (and Genmab must cause Purchaser to) promptly accept for payment, and promptly pay for (by delivery of funds to the Depositary), all Common Shares validly tendered during such Subsequent Offering Period.

The Offer may not be terminated prior to the Initial Expiration Time or the then scheduled Expiration Time unless the Transaction Agreement is validly terminated pursuant to its terms. If the Transaction Agreement is validly terminated pursuant to its terms prior to the acceptance for payment and payment for Common Shares tendered pursuant to the Offer, Purchaser will (and Genmab will cause Purchase to) (i) promptly (and in any event within one business day following such valid termination) terminate the Offer and not acquire any Common Shares and (ii) promptly cause the Depositary to return, in accordance with applicable law, all tendered Common Shares to the registered holders thereof.

Treatment of Equity Awards

The Transaction Agreement provides that each Merus Option that is outstanding immediately prior to the Acceptance Time with an exercise price per Common Share that is less than the Offer Consideration, whether or not fully vested and exercisable and whether or not then subject to any performance or other conditions (a) will vest in full at the Acceptance Time and (b) be canceled immediately prior to the Closing and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Offer Consideration exceeds the applicable exercise price per Common Share of such Merus Option and (ii) the aggregate number of Common Shares underlying such Merus Option.

Extraordinary General Meeting Resolutions to Be Adopted

The Transaction Agreement provides that Merus will hold the EGM to:

(A)

adopt resolutions to, subject to (i) the Acceptance Time having occurred, (ii) the Subsequent Offering Period having expired, and (iii) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Genmab, Purchaser or any of their respective affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, representing at least the Back-End Threshold:

1.

if the Article 14b Tax Ruling has been obtained on or prior to the Subsequent Closing Date, (A) enter into the Back-End Merger as contemplated by and in accordance with the terms of (y) the merger proposal between Merus and New TopCo, substantially in the form set forth in Exhibit D to the Transaction Agreement (the “Back-End Merger Proposal”), with such changes as may be agreed by Purchaser and Merus and (z) the explanatory notes to the Back-End Merger Proposal, substantially in the form set forth in Exhibit C to the Transaction Agreement, with such changes as may be agreed by Purchaser and Merus, and (B) approve, to within the meaning of Section 2:107a of the Dutch Civil Code and to the extent required under applicable law, the Back-End Merger and the Back-End Cancellation; and

2.

if the Article 14b Tax Ruling has not been obtained ultimately on the Subsequent Closing Date, (A) resolve to effect the Back-End Articles Amendment, and (B) resolve to effect the Back-End Conversion and Amendment effective promptly following the Delisting (the resolutions referred to in these clauses (A)(1) and (A)(2), collectively, the “Back-End Transactions Resolutions”);

(B)

adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Merus Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law (the “Discharge Resolutions”); and

(C)

(i) discuss the nomination to the Merus Board of no more than three (3) non-executive directors to be designated, subject to any applicable enhanced right of recommendation of Merus’ works council pursuant to Sections 2:158(6) or 2:268(6) of the Dutch Civil Code, as applicable, in writing by Genmab and Purchaser, in their sole discretion (the “Purchaser Non-Executive Directors”), (ii) adopt one or more resolutions to make recommendations for nomination by Merus’ non-executive directors in connection with the proposed appointment of Purchaser Non-Executive Directors and (iii) adopt one or more resolutions, effective upon the Closing, to appoint Purchaser Non-Executive Directors to replace the resigning non-executive members of the Merus Board as contemplated by the Transaction Agreement (the resolutions referred to in this clause (c)(iii), the “Governance Resolutions”).

For the purposes of this proxy statement, “Back-End Threshold” means at least eighty percent (80%) of Merus’ issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding from both the numerator and denominator of such percentage determination any Common Shares held by Merus in treasury immediately prior to the Expiration Time (or, if the Minimum Condition has been amended in accordance with the terms of the Transaction Agreement, then seventy-five percent (75%) of Merus’ issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding any Common Shares held by Merus in treasury).

Back-End Transactions

If (a) the Back-End Transactions Resolutions have been adopted at the EGM or any Subsequent EGM, (b) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Genmab, Purchaser or any of their respective affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, represents at least the Back-End Threshold, and (c) the Subsequent Offering Period has expired, Genmab, Purchaser and Merus (as applicable) shall, to the extent permitted by applicable law, including Sections 2:316(4) and 2:318(1) of the Dutch Civil Code, effect, or cause to be effected, the following Back-End Transactions:

•	if, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has been obtained:

(A)

prior to the execution of the notarial deed effecting the Back-End Merger, Merus shall (i) in its capacity as sole shareholder of New TopCo, and subject to Purchaser having granted the Back-End Loan, resolve to effect, following the effective time of the Back-End Merger, the Back-End Cancellation and (ii) direct the management board of New TopCo to approve the Back-End Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time neither knows nor reasonably foresees that, following the Back-End Cancellation, New TopCo cannot continue to pay its due and payable debts;

(B)	Merus and New TopCo shall execute the notarial deed effecting the Back-End Merger no later than 23:59 Central European Time on the Subsequent Closing Date;

(C)	prior to the Back-End Cancellation Effective Time, Purchaser shall make the Back-End Loan to New TopCo; and

(D)	the Back-End Cancellation shall become effective at the Back-End Cancellation Effective Time; or

•	if, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has not been obtained:

(A)

if the number of Common Shares collectively owned by Genmab, Purchaser or any of their respective affiliates on the Subsequent Closing Date does not represent the Back-End Compulsory Acquisition Threshold, then, promptly following the expiration of the Subsequent Offering Period, (i) Merus shall cause the execution of the Back-End Articles Amendment, in such a manner as to permit the Back-End Share Issuance and (ii) promptly following the execution of the Back-End Articles Amendment, Purchaser and Merus shall effect the Back-End Share Issuance;

(B)

as promptly as reasonably practicable following the Back-End Share Issuance (if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date) or promptly after the Subsequent Offering Period (if the Back-End Compulsory Acquisition Threshold has been achieved on the Subsequent Closing Date), as applicable, Purchaser shall (and Genmab shall cause Purchaser to) commence the Back-End Compulsory Acquisition in exchange for the Court Determined Consideration; or

(C)

irrespective of whether the Back-End Compulsory Acquisition Threshold has been achieved (or when the Back-End Compulsory Acquisition is commenced), effective promptly following the Delisting, Merus shall cause the Back-End Conversion and Amendment.

Representations and Warranties

In the Transaction Agreement, Merus has made customary representations and warranties to Genmab and Purchaser that are subject to specified exemptions and qualifications contained in the Transaction Agreement and the Disclosure Schedules and to certain disclosures in Merus’ SEC filings publicly available at least three (3) business days prior to the date of the Transaction Agreement, including representations relating to, among other things: its organization, valid existence, and standing under the laws of the jurisdiction in which its business is being conducted; its corporate power and authority relative to the Transaction Agreement and the Transactions, including the Offer and the Back-End Transactions; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; its capitalization; its subsidiaries; public SEC filings and financial statements; internal controls and procedures over disclosures and financial reporting; compliance of disclosure documents; the absence of certain changes or events; the absence of undisclosed liabilities; compliance with laws, including sanctions, CFIUS and anti-corruption laws; the absence of litigation; real property; intellectual property and data privacy matters; tax matters; employee benefit plan matters; employee and labor matters; environmental matters; material contracts; brokers’ fees; the opinion of Merus’ financial advisor with respect to the fairness of the Offer Consideration; insurance; regulatory matters; board approvals and required votes; anti-takeover measures; the accuracy of information supplied for purposes of the Offer Documents, the Schedule 14D-9 and the proxy statement; and affiliate transactions. The representations and warranties in the Transaction Agreement made by Merus are, in certain cases, modified by “knowledge,” “materiality” and “Company Material Adverse Effect” qualifiers. For purposes of the Transaction Agreement, with respect to Merus, “knowledge” means the actual knowledge (except to the extent such knowledge is protected by attorney-client privilege), as of the date of the Transaction Agreement, of certain employees of Merus and does not require, among other things, that such individuals conduct or have conducted, obtain or have obtained, any freedom-to-operate opinions or similar opinions of counsel. For purposes of the Transaction Agreement, “Company Material

Adverse Effect” means any fact, event, circumstance, change, condition, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with any other Effect, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Merus Group (as defined below), taken as a whole, or (ii) prevents or materially delays or impairs, the ability of Merus to consummate the Transactions. Clause (i) of the definition of Company Material Adverse Effect excludes any Effect relating to the following, alone or in combination:

(A)	any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to:

(a)

a change in general economic, political, regulatory, business, financial, debt, credit, banking, securities market or capital market conditions, or any changes therein, including interest, currency or exchange rates or in the price of any commodity, security or market index, trade disputes or the imposition or modification of trade sanctions, restrictions or tariffs, in the United States, The Netherlands or any other country or region in the world in which Merus or any of its subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being required to leave the European Union) and the Eurozone (including one or more member states leaving or being required to leave the Eurozone);

(b)

any change in applicable law (or the enforcement or interpretation thereof), accounting requirements or principles required by the International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP) (or the interpretation thereof) or required by any change in applicable laws, in each case after the date of the Transaction Agreement;

(c)	conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industries in which Merus or its subsidiaries operate;

(d)

any change in the market price, trading volume or ratings or outlook of any securities or indebtedness of Merus or any of its subsidiaries, or the failure of Merus to meet any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to Merus or any of its subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur);

(e)

the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, or the worsening of any of the foregoing, the continuation, occurrence, escalation, outbreak or worsening of any civil unrest, protests and public demonstrations, cyberattacks, hostility, terrorism, police action, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, or war;

(f)

the execution and delivery of the Transaction Agreement or the announcement or the pendency of the Transactions (including by reason of the identity of Genmab or Purchaser), including the impact thereof on the relationships, contractual or otherwise, of Merus and its subsidiaries with employees, customers, landlords, suppliers, distributors or partners (including the termination, suspension or modification of any such relationships);

(g)

(1) any results, outcomes, data, adverse events, side effects or safety observations arising from any non-clinical or clinical studies or trials that are, have been or will be conducted by or on behalf of Merus, its subsidiaries or any competitor of Merus (or the announcements thereof), (2) results of meetings or other interactions with the FDA or any other governmental authority (including any communications from the FDA or any governmental authority in connection with such meetings) relating to any Merus Product (as defined below) or any product or product candidate of a Merus competitor, (3) the determination by, or the delay of a determination by, or recommendation of, the FDA or any other governmental authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, termination, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of Merus Product or any product or product candidate of a Merus competitor, in each case, including regulatory filings or clinical trials with respect to such Merus Product or product or product candidate of such Merus competitor, as applicable, (4) regulatory approval (or other clinical or regulatory developments), market entry or threatened market entry of any product that is competitive with or related to any Merus Product, or any guidance, announcement or publication by any of the FDA or any other governmental authority relating to any Merus Product or any product or product candidate of a Merus competitor, except, in the case of this clause (g), for any of the foregoing arising from fraud by Merus or its subsidiaries, (5) any manufacturing, supply or distribution chain disruptions or delays affecting Merus’ contract manufacturers, suppliers, distributors or other service providers, in each case with respect to any Merus Product that also impact (x) the biopharmaceutical industry generally, or (y) compounds or products in the same class as the Merus Products, (6) any developments relating to reimbursement, coverage or payor rules, in each case, affecting or with respect to any Merus Product or (7) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any governmental authority, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of Merus, its subsidiaries or any of its competitors;

(h)

any action brought or threatened by Merus Shareholders (whether on behalf of Merus or otherwise) asserting allegations of breach of fiduciary duty relating to the Transaction Agreement or violations of securities laws in connection with the Schedule 14D-9 and the proxy statement, convening notice and any other documents required for convening the EGM (collectively, the “EGM Materials”), and any amendments or supplements thereto;

(i)	any actions taken or failure to take action, in each case, by Genmab or any of its controlled affiliates, or to which Genmab has consented, or which Genmab has requested or approved;

(j)	any departure or termination of any officers, directors, employees or independent contractors of Merus or its subsidiaries; or

(k)	compliance with the express terms of, or the taking of any action expressly required by, the Transaction Agreement (excluding Merus operating in the ordinary course of business);

provided further that if the exceptions set forth in clauses (a), (b), (c) and (e) above have a disproportionate impact on the Merus Group, taken as a whole, compared to other companies that operate in the industries in which the Merus Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact; or

(B)

any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of the Common Shares (provided that, except as otherwise provided in the definition of Company Material Adverse Effect, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

For the purposes of the Transaction Agreement, “Merus Product” means any pharmaceutical, product, diagnostic, medical device, or diagnostic assay that is researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of a member of the Merus Group and (i) that is owned or jointly owned (with any third party) by, licensed to, or otherwise used or held for use in the business of, a member of the Merus Group, or for which a member of the Merus Group has the right to receive payment in connection with the development, manufacture or sale of such pharmaceutical, product, diagnostic, medical device, or diagnostic assay, and (ii) with respect to which a GLP toxicology study is commenced prior to the Closing Date or, if a diagnostic, medical device, or diagnostic assay, it is at a substantially equivalent stage of development.

In the Transaction Agreement, Genmab and Purchaser have also made customary representations and warranties to Merus that are subject to specified exemptions and qualifications contained in the Transaction Agreement. Genmab’s and Purchaser’s

representations and warranties are, in certain cases, modified by “knowledge,” “materiality,” and “Genmab Material Adverse Effect.” For purposes of the Transaction Agreement, “Genmab Material Adverse Effect” means any event that individually or in the aggregate, prevents, materially delays or impairs the consummation of the Transactions.

Purchaser’s and Genmab’s representations and warranties relate to, among other things: organization, valid existence and standing of Genmab and Purchaser; corporate power and authority in respect of the Transaction Agreement and the Transactions; required governmental authorizations or filings or other consents and approvals; no violations of organizational documents; the accuracy of information supplied for purposes of the Offer Documents and the Schedule 14D-9; the availability of sufficient funds to satisfy Purchaser’s obligations under the Transaction Agreement; financing; the ownership of Common Shares by Genmab, Purchaser or their subsidiaries; the absence of litigation; operations of Purchaser; the absence of certain agreements with Merus Shareholders; and brokers fees.

None of the representations and warranties contained in the Transaction Agreement from either party will survive the Acceptance Time.

Conduct of Merus Pending the Closing

From the date of the Transaction Agreement until the earlier of the Acceptance Time and the termination of the Transaction Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable law or with the prior written consent of Genmab (such consent not to be unreasonably withheld, conditioned or delayed), or (ii) as expressly required or expressly contemplated by the Transaction Agreement or as set forth in the Disclosure Schedules, Merus has agreed to, and will cause its subsidiaries to, conduct the businesses of the Merus Group only in the ordinary course of business in all material respects and, to the extent consistent therewith, use reasonable best efforts to (A) preserve substantially intact in all material respects the business organization, assets, properties and business relations of the Merus Group, (B) keep available the services of its executive officers and key employees on commercially reasonable terms and (C) maintain satisfactory relationships of the Merus Group with any persons with which the Merus Group has material business relations.

During the Pre-Closing Period, Merus has agreed to, and will cause its subsidiaries to, use reasonable best efforts to take or cause to be taken certain actions set forth in the Disclosure Schedules.

Except as expressly required or expressly contemplated by the Transaction Agreement, as set forth in the Disclosure Schedules or as required by applicable law, neither Merus nor any of its subsidiaries will take any of the following actions during the Pre-Closing Period without the prior written consent of Genmab (such consent not to be unreasonably withheld, conditioned or delayed):

(A)	amend, adopt any amendment, or otherwise change (whether by merger, consolidation or otherwise) the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, operating agreements, limited liability or limited company agreements or partnership agreements, or similar organizational agreements, of Merus or any of its subsidiaries;

(B)

issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any shares of capital stock or any other equity securities of Merus (including pursuant to the Foundation Option Agreement) or any of its subsidiaries, other than the issuance of Common Shares issuable pursuant to Merus Options that are outstanding on the date of the Transaction Agreement pursuant to the terms of the applicable Merus Options as in effect immediately prior to the date of the Transaction Agreement;

(C)

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any equity interests of Merus or any of its subsidiaries (except for dividends or other distributions by any of its direct or indirect wholly owned subsidiaries to Merus or any other direct or indirect wholly owned subsidiaries);

(D)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any equity interests of Merus or its subsidiaries, other than (A) as provided by the Merus 2016 Incentive Award Plan, as amended, or (B) in connection with the satisfaction of exercise price or tax withholding obligations in connection with the vesting, exercise or settlement of any Merus Option;

(E)

sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any lien on (other than liens permitted by the Transaction Agreement) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including intellectual property) except (A) pursuant to contracts or leases in force on the date of the Transaction Agreement, (B) such dispositions of assets no longer used in the ordinary course of business of Merus’ or the applicable subsidiary’s business as conducted as of the date of the Transaction Agreement or (C) such dispositions among Merus and its subsidiaries;

(F)

acquire (including by amalgamation, merger, consolidation or acquisition of equity interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof), (B) any real property (but excluding any intellectual property), except, in each case, for acquisitions from wholly owned subsidiaries of Merus, the purchase of equipment, supplies and inventory in the ordinary course of business, dispositions of marketable securities in the ordinary course of business and dispositions or abandonments of immaterial tangible assets in the ordinary course of business or (C) acquisitions of any assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $1,000,000 in the aggregate;

(G)

(A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of Merus), other than advances of expenses to any employee or non-employee service provider in the ordinary course of business, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by Merus on behalf of any of its subsidiaries), in each case, other than (1) indebtedness incurred between Merus and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries in the ordinary course of business or (2) indebtedness incurred pursuant to and in accordance with the terms of existing (as of the date of the Transaction Agreement) credit card programs of Merus or its subsidiaries in the ordinary course of business, not to exceed $1,000,000 in the aggregate at any given time;

(H)

enter into, amend, waive (including any right thereunder), renew or terminate any material contract or any other contract that would be deemed a material contract if it had been entered into prior to the date of the Transaction Agreement, in each case, other than in the ordinary course of business or the expiration of any such contract in accordance with its terms (as such terms are in effect as of the date of the Transaction Agreement); provided that, for purposes of this paragraph, the phrase “other than ordinary course of business” will not be construed to permit (A) the entry into, amendment, waiver, renewal or termination of certain material contracts specified in the Transaction Agreement or (B) the taking of any action prohibited in the Pre-Closing Period by the Transaction Agreement;

(I)	authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the annual capital expenditures budget of Merus and its subsidiaries, taken as a whole;

(J)

except as otherwise required under any Merus benefit plan, (A) increase the compensation payable or to become payable or the benefits provided to employee or non-employee service providers, (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any employee, other than any standard offer letters with any newly-hired (provided that such hiring is otherwise permitted under the Transaction Agreement) employee below the level of associate director in the ordinary course of business and that provide for no more than six (6) months’ severance, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Merus benefit plan, (D) establish, adopt, enter into, terminate or amend any Merus benefit plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Merus benefit plan if it were in existence as of the date of the Transaction Agreement for the benefit of any employee or non-employee service provider, except for renewals of any Merus benefit plan providing health and welfare benefits in the ordinary course of business or as permitted in clause (B), or (E) establish, adopt, enter into or amend any collective bargaining agreement or similar labor agreement (including any collective bargaining agreements, works council arrangements or other labor union contracts applicable to persons employed by Merus or any of its subsidiaries);

(K)

(A) hire any employee, other than employees in the ordinary course of business (1) who are below the level of associate director or (2) who will have an annual base salary of not more than $150,000 (for U.S.-based employees) or €150,000 (for employees based in Europe); provided that, in the case of each of subclauses (1) and (2), the employee must perform services in one of the areas set forth in the Disclosure Schedules, or (B) terminate (other than for “cause”) the employment of any employee (or any individual who would be an employee if employed on the date of the Transaction Agreement) at the associate director level or higher or with annual base salary in excess of $150,000 (for U.S.-based employees) or €150,000 (for employees based in Europe);

(L)	voluntarily accelerate the lapse of restriction or vesting of any Merus Option as a result of the Transactions, except as expressly provided in the Transaction Agreement;

(M)

(A) settle (or propose to settle) any action, other than (1) settlements for monetary damages (net of insurance proceeds) to be paid by Merus or any of its subsidiaries involving not more than $1,000,000 individually or $4,000,000 in the aggregate and that do not (x) require any material actions or impose any material restrictions on the business or operations of the Merus Group, or after the Closing, Genmab or its subsidiaries or (y) include the admission of wrongdoing by any member of the Merus Group, or (2) shareholder litigation, or (B) settle (or propose to settle) (1) any of the matters set forth in the Disclosure Schedules, or (2) any investigation or inquiry by any governmental authority, including by entering into any consent decree or other similar agreement;

(N)

(A) change Merus’ financial accounting policies or procedures in effect as of December 31, 2024, other than as required by law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by law or GAAP, as approved by Merus’ independent public accountants;

(O)

adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Merus or any of its subsidiaries;

(P)

(A) change or adopt (or file a request to change or adopt) any material method of tax accounting, except as required by applicable law, (B) make, change or rescind any material tax election, (C) settle or compromise any material claim, investigation, audit or controversy relating to material taxes, (D) surrender any right to claim a material tax refund, (E) file any income or other material amended tax return, except as required by applicable law, (F) enter into any closing agreement with respect to any income or other material tax or (G) waive or extend the statute of limitations with respect to any material tax return other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business;

(Q)

(A) abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any lien (other than liens permitted by the Transaction Agreement) on, any registered intellectual property or other material intellectual property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes to maintain and protect Merus’ or any of its subsidiaries’ interest in the foregoing intellectual property; (B) license or sublicense any of the foregoing intellectual property described under clause (A) to any third party or any subsidiary of Merus that is not wholly owned by Merus, other than non-exclusive licenses granted to customers in connection with sales of any Merus Products or to contract manufacturers, suppliers, distributors or other service providers, collaborators or partners in connection with applicable agreements with such entities, in each case, in the ordinary course of business; (C)(1) settle, agree to dismiss, move to have dismissed, or fail to continue to diligently pursue any action pending as of the date of the Transaction Agreement, or (2) grant to, or agree to grant to, any third party or any subsidiary of Merus that is not wholly owned by Merus, any covenant not to commence any action; in each case of the foregoing subclauses (1) and (2), concerning the ownership, validity, enforceability or scope of any material intellectual property or licensed intellectual property; or (D) disclose any material confidential information of Merus or any of its subsidiaries to any person that is not bound by written confidentiality and non-disclosure obligations, and provided that the restrictions set forth in foregoing clauses (A) and (C) will not apply to any action taken (x) in the ordinary course of business or (y) that is required by (or as to which Merus does not have final decision-making authority), and in compliance with, a contract existing as of the date of the Transaction Agreement;

(R)

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any contracts between (A) Merus or one of its subsidiaries, on the one hand and (B) any of Merus’ affiliates, on the other hand, that would be required to be disclosed by Merus under Item 404 of Regulation S-K under the Securities Act;

(S)

unless mandated by any governmental authority or reasonably required for safety or efficacy reasons, (A) make any material change to, discontinue, terminate or suspend any ongoing material research and development programs (including pre-clinical and clinical trials) with respect to any Merus Products (a “Research Program”), or (B) commence, alone or with any third party, any Research Program that was not disclosed to Genmab prior to the date of the Transaction Agreement; provided that the foregoing restrictions will not apply to any action taken (x) in the ordinary course of business, except with respect to any Research Program that is directed to petosemtamab or Merus’ proprietary biclonics or multiclonics platforms with respect thereto or (y) that is required by (or as to which Merus does not have final decision-making authority), and in compliance with, a contract existing as of the date of the Transaction Agreement; or

(T)	agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation

Except as expressly permitted by the terms of the Transaction Agreement, Merus has agreed to, to cause its subsidiaries to, and to instruct (and use its reasonable best efforts to cause) its representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal (as defined below) or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to inform any such person of the existence of the Transaction Agreement and Merus’ obligations thereunder).

Merus has also agreed, within two (2) business days after the date of the Transaction Agreement, to request the prompt return or destruction of all of its confidential information previously furnished to any such person that executed a confidentiality agreement with Merus in the twelve (12) months prior to the date of the Transaction Agreement in connection with its consideration of an Acquisition Proposal and within one business day of the date of the Transaction Agreement to terminate all access to any physical and electronic data room containing confidential information of Merus granted to any such person, its affiliates or representatives in connection with its consideration of an Acquisition Proposal. During the Pre-Closing Period, except as expressly provided in the Transaction Agreement, Merus agreed not to, and to cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party.

Except as expressly permitted by the terms of the Transaction Agreement, during the Pre-Closing Period, Merus agreed that it will not and will cause each of its subsidiaries and any of the officers, directors or employees of it or any of its subsidiaries not to, and shall instruct its other representatives not to, directly or indirectly:

(A)

solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal;

(B)

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of the Transaction Agreement and Merus’ obligations thereunder and to clarify and understand the terms and conditions of any such Acquisition Proposal; or

(C)	execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal (an “Acquisition Agreement”); provided that, notwithstanding the foregoing, Merus may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to Merus or the Merus Board (or any committee thereof) so long as (A) the Merus Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (B) Merus promptly (and in any event within one business day of the determination of the Merus Board as required by the foregoing clause (A)) notifies Genmab of any such waiver, amendment or release; provided further that, prior to the Acceptance Time, nothing contained in the Transaction Agreement prevents Merus or the Merus Board (or any committee thereof) from furnishing information (including non-public information) to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a material breach of the terms of the Transaction Agreement, if, and only if, prior to taking such action, (1) the Merus Board (x) determines in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (2) Merus provides written notice to Genmab of the determination referenced in subclause (1) promptly (and in any event within one business day of such determination), and (3) Merus receives or has received from such person an executed Acceptable Confidentiality Agreement (as defined below). Merus will deliver to Genmab a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within one business day) following its execution. Merus will provide to Genmab any non-public information concerning Merus or its subsidiaries provided by Merus or its subsidiaries to any person entering into an Acceptable Confidentiality Agreement that has not been previously provided to Genmab reasonably promptly after the time it is provided to such person (and in no event more than one calendar day thereafter).

For the purposes of the Transaction Agreement, “Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting Merus from making any of the disclosures required to be made pursuant to the Transaction Agreement and (b) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the confidentiality agreement between Merus and Genmab; provided that such agreement need not include any “standstill” or similar restriction.

Merus has agreed to promptly upon receipt thereof (and in any event within one business day) (i) provide Genmab written notice of the receipt of (A) any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal and (ii) disclose to Genmab a copy of, any such Acquisition Proposal or any such inquiry, proposal or offer made in writing

(or, if made orally, a reasonably detailed description of the material terms of such Acquisition Proposal, inquiry or proposal), provided that such disclosure to Genmab may be redacted to the extent necessary to protect the confidential information regarding the business and operations of the person making such inquiry, proposal or offer so long as such redaction does not extend to any material terms or conditions of such Acquisition Proposal or any such inquiry, proposal or offer.

Merus has agreed to, promptly upon receipt thereof (and in any event within one business day), provide Genmab with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information regarding the business and operations of the person making such Acquisition Proposal, so long as such redaction does not extend to any material terms or conditions of such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between Merus or any of its representatives, on the one hand, and the person making such Acquisition Proposal or any of its representatives, on the other hand. Merus will keep Genmab reasonably informed on a reasonably prompt basis (and in any event within one business day of any material development) of the status and material terms (including with respect to any material changes in price, the amount and form of consideration or other material amendments) of any such Acquisition Proposal or other inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Merus shall promptly, and in any event within one business day, following a determination by the Merus Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Genmab of such determination.

For the purposes of the Transaction Agreement, an “Acquisition Proposal” means any proposal or offer from any person or group (other than Genmab or any of its subsidiaries) relating to, in a single transaction or series of related transactions:

(A)

any direct or indirect acquisition of (1) more than twenty percent (20%) of the assets (whether based on the book value, fair market value, revenue generation or net income) of the Merus Group, taken as a whole, including in any such case through the acquisition of one or more of Merus’ subsidiaries owning such assets, or (2) more than twenty percent (20%) of the outstanding Common Shares (or any equity interests convertible into, or exchangeable for, such Common Shares);

(B)

any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning twenty percent (20%) or more of the outstanding Common Shares;

(C)

any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving Merus which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than twenty percent (20%) of the outstanding Common Shares or twenty percent (20%) of the voting power of the surviving entity in a merger involving Merus or the resulting direct or indirect parent of Merus or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in the Transaction Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

For the purposes of the Transaction Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Genmab or any of its subsidiaries) after the date of the Transaction Agreement, which Acquisition Proposal did not result from a material breach of the non-solicitation provisions of the Transaction Agreement, and that (A) the Merus Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) is, on balance, more favorable to Merus and the sustainable success of its business, taking into account the interests of its shareholders, employees and other relevant stakeholders, than the Offer and the other Transactions, taking into account (i) any bona fide proposed amendment or modification proposed by Genmab pursuant to the non-solicit provisions of the Transaction Agreement, (ii) all the terms and conditions of the Acquisition Proposal, and (iii) all relevant financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal and (B) the Merus Board determines (after consultation with its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms; provided, that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”.

Except as expressly set forth in the Transaction Agreement, during the Pre-Closing Period, neither Merus nor the Merus Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to:

(A)	withhold, withdraw or qualify (or modify in a manner adverse to Genmab or Purchaser) the Merus Board Recommendation;

(B)	approve, recommend, submit for a vote of Merus Shareholders or otherwise declare advisable any Acquisition Proposal;

(C)	enter into any Acquisition Agreement;

(D)

if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Merus Board Recommendation following any reasonable written request by Genmab to provide such reaffirmation within ten (10) business days after Genmab’s written request therefor (provided that Merus shall not be required to make more than two such reaffirmations);

(E)	refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) business days after the commencement thereof; or

(F)	authorize, commit, resolve or agree to take any of the foregoing actions.

Any action described in clauses (a) through (f) above, other than clause (c), an “Adverse Recommendation Change.”

Prior to the Acceptance Time, the Merus Board may effect an Adverse Recommendation Change or cause Merus to terminate the Transaction Agreement (pursuant to its terms) in order to enter into, or cause one of its subsidiaries to enter into, an Acquisition Agreement with respect to a Superior Proposal (so long as, prior to or concurrently with, and as a condition to the effectiveness of, such termination, Merus pays to Genmab the Merus Termination Fee), if Merus receives an unsolicited, written Acquisition Proposal that the Merus Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, provided that prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating the Transaction Agreement (pursuant to its terms):

(A)

Merus has notified Genmab in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate the Transaction Agreement (pursuant to its terms);

(B)	Merus has provided Genmab a summary of the material terms and conditions of such Acquisition Proposal consistent with the requirements set forth in the Transaction Agreement;

(C)

if requested to do so by Genmab, for a period of four (4) calendar days following delivery of such notice, Merus has discussed and negotiated in good faith, and has made its representatives reasonably available to discuss and negotiate in good faith with Genmab and its representatives any bona fide proposed modifications to the terms and conditions of the Transaction Agreement in such a manner that the Superior Proposal ceases to constitute a Superior Proposal; and

(D)

no earlier than the end of such four (4)calendar-day period, the Merus Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Transaction Agreement proposed by Genmab during such four (4) calendar-day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate the Transaction Agreement (pursuant to its terms) in connection therewith would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Genmab as provided above, but with respect to any such subsequent notices references to a “four (4) calendar-day period” shall be deemed to be references to a “two (2) calendar-day period”).

Prior to the Acceptance Time, the Merus Board may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Merus Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event:

(A)	Merus has notified Genmab in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change;

(B)

if requested to do so by Genmab, for a period of four (4) calendar days following delivery of such notice, Merus has discussed and negotiated in good faith, and shall have made its representatives reasonably available to discuss and negotiate in good faith with Genmab and its representatives any bona fide proposed modifications to the terms and conditions of the Transaction Agreement; and

(C)

no earlier than the end of such four (4) calendar-day period, the Merus Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to the Transaction Agreement proposed by Genmab during such four (4) calendar-day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with Merus Board’s fiduciary duties under applicable law. Unless the Transaction Agreement has been validly terminated, the occurrence of any Adverse Recommendation Change in respect of an Intervening Event shall not affect the obligations of the parties to continue to cooperate and implement the Transactions in accordance with, and subject to the terms and conditions of, the Transaction Agreement.

For the purposes of the Transaction Agreement, an “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the date of the Transaction Agreement and prior to the Expiration Time that was not known to, or reasonably foreseeable, by the Merus Board as of the date of the Transaction Agreement (or if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Merus Board as of the date of the Transaction Agreement); provided that in no event shall any of the following constitute an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of the Transaction Agreement, the identity of Genmab as a party to the Transaction Agreement or the public announcement, pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Common Shares on Nasdaq or any change in Merus’ credit rating; or (D) the fact that Merus has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of Merus or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the Transaction Agreement; provided that for the purposes of clauses (C) and (D), any underlying Effects relating to or causing such change may be considered, along with the effects or consequences thereof.

The Transaction Agreement does not prohibit Merus or the Merus Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Merus Shareholders if the Merus Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. A factually accurate public statement that describes Merus’ receipt of an Acquisition Proposal and the operation of the Transaction Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

Genmab Financing Covenant

The Offer is not subject to a financing condition but is subject to other conditions as described in this proxy statement. See “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Conditions of the Offer”. The Transaction Agreement provides that Genmab will use its reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary to arrange the Financing on the terms and conditions described in the Debt Commitment Letters on or prior to the Closing, including: (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as applicable, the “flex” provisions contained in any fee letter relating to fees with respect to the Financing) (or, subject to the limitations in the Transaction Agreement on amending or waiving the terms of the Debt Commitment Letters, on other terms and conditions agreed by Genmab, its Financing Sources (as defined below) and Merus) by the Closing Date, and (ii) to satisfy or cause to be satisfied (or, if determined advisable by Genmab, obtain the waiver of) on a timely basis, and in a manner that will not impede the ability of the parties to consummate the Transactions on the date on which the Transactions are required to be consummated pursuant to the terms of the Transaction Agreement, all conditions to obtaining the Financing within Genmab’s and Purchaser’s control and to comply or cause to be complied with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto to the extent the failure to comply with such obligations would reasonably be expected to materially and adversely impact (A) the timing of the Closing or (B) the availability at Closing of aggregate proceeds of the Financing at least equal to, when taken together with other sources and amounts immediately available in cash to Genmab on the Closing Date (none of which are subject to any conditions to funding), all amounts required to be paid by Genmab in cash in connection with the Transactions, including the Offer Consideration and all payments, fees and expenses payable by it related to or arising out of the consummation of the Transactions (the “Required Amount”). In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied (or waived), Genmab (x) will use its reasonable best efforts to cause its Financing Sources to fund the Financing and (y) pay related fees and expenses on the Closing Date. Genmab will use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letters. Genmab will give Merus prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which

Genmab has become aware or any termination of any of the Debt Commitment Letters or such definitive agreements, to the extent such breach or termination would reasonably be expected to prevent, materially delay or impair the Closing or otherwise result in proceeds of the Financing at least equal to, when taken together with other sources and amounts immediately available to Genmab in cash on the Closing Date, the Required Amount, not being available at the Closing.

In the event that any portion of the Financing becomes unavailable and such portion is necessary, together with sources and amounts immediately available to Genmab on the Closing Date (including any portions of the Financing that are available), to equal at least the Required Amount, unless concurrently replaced on a dollar-for-dollar basis by commitments with conditions precedent to the availability of the Financing no worse than, and no more onerous for Genmab than, those conditions precedent set forth in Exhibit E of the Debt Commitment Letter in effect on the date of the Transaction Agreement from other Financing Sources or from proceeds of other sources of financing or cash, Genmab will (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount together with other immediately available sources and amounts (including portions of the Financing that are available), that is at least equal to the Required Amount and that does not contain additional (or changes to the) conditions set forth in the Debt Commitment Letter delivered to Merus on or prior to the date of the Transaction Agreement that, in each case, could reasonably be expected to adversely affect the ability of Genmab or Purchaser to timely consummate the Transactions and (2) promptly notify Merus of such unavailability and the reason therefor. If obtained, Genmab will deliver to Merus true, correct and complete copies of the new commitment letters (including redacted copies of fee letters, removing only fee amounts, market “flex” provisions and certain other economic terms customarily redacted (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Financing)) pursuant to which any such alternative source shall have committed to provide Genmab with Alternative Financing.

Genmab will not, without Merus’ prior written consent, consent to any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto; provided that, in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) imposes new or additional conditions precedent to the Financing on the Closing Date, in each case in a manner that would prevent, materially delay or impair the consummation of the Transactions or the funding of the full cash amount of the Financing on the Closing Date that is necessary, together with other sources and amounts immediately available in cash to Genmab on the Closing Date, to equal at least the Required Amount, (y) reduces the aggregate amount of the Financing below the amount necessary, when taken together with all other sources and amounts immediately available in cash to Genmab on the Closing Date (none of which are subject to any conditions to funding) to equal at least the Required Amount, or (z) materially and adversely affects the ability of Genmab to enforce its rights against other parties to the Debt Commitment Letters, it being understood and agreed that in any event, Genmab may amend the Debt Commitment Letters or the definitive agreements relating thereto (i) to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the date of the Transaction Agreement and amend or restate the economic and other arrangements to the extent relating to the appointment of such additional parties, and consent to the assignment after the date of the Transaction Agreement of lending commitments under the Debt Commitment Letters to other lenders in accordance with the Debt Commitment Letter; provided in each case that any such amendment, restatement, or assignment does not impose new or additional conditions precedent to the Financing on the Closing Date, in each case in a manner that would prevent, materially delay or impair the consummation of the Transactions or the funding of the full cash amount of the Financing on the Closing Date that is necessary, together with other sources and amounts immediately available in cash to Genmab on the Closing Date, to equal at least the Required Amount or reduce the aggregate amount of the proceeds of the Financing available on the Closing Date, to an amount that is less than the amount that is necessary, together with other sources and amounts immediately available in cash to Genmab on the Closing Date, to equal at least the Required Amount, (ii) to increase the aggregate amount of the Financing or (iii) in accordance with the “market flex” provisions thereof. Genmab will provide Merus with prompt written notice of (A) the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith and (B) any fact, change, event or circumstance that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the Financing contemplated by the Debt Commitment Letters or definitive Financing documentation. Genmab will keep Merus reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

For purposes of the Offer, “Financing Sources” means the persons that have entered or will enter into commitment letters or agreements with Genmab or any of its affiliates in connection with the Financing (including any persons providing Alternative Financing) and any joinder agreements, indentures, credit or other agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Financing, and their respective affiliates and their and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and their respective successors and assigns.

Financing Cooperation

The Transaction Agreement provides that, prior to the Closing, Merus will use its reasonable best efforts, and will cause its subsidiaries to use their reasonable best efforts, and will use its reasonable best effort to cause and its and their respective representatives (including management, legal and accounting representatives) to use its and their reasonable best efforts, to, provide such customary cooperation as may be reasonably requested by Genmab in connection with the arrangement, underwriting, obtaining, syndication or consummation of the Financing (which term shall include any permanent financing in lieu of the financing to be provided pursuant to the Debt Commitment Letters).

Without limiting the generality of the foregoing paragraph, prior to the Closing, Merus will use its reasonable best efforts, and shall cause its subsidiaries to use their reasonable best efforts, and will use its reasonable best effort to cause its and their respective representatives to use its and their reasonable best efforts, to: (i) as promptly as reasonably practicable provide information (financial or otherwise) relating to Merus and its subsidiaries to Genmab and to Genmab’s Financing Sources (including information to be used in the preparation of an information package and presentation, including any additional version of the information package and presentation, regarding the business, operations and financial condition of Genmab, Merus and its subsidiaries as customary or reasonably necessary for the completion of such Financing or any Alternative Financing), excluding projections or other forward-looking information about Merus or its subsidiaries, to the extent reasonably requested by Genmab in connection with Genmab’s preparation of customary offering, information or marketing documents to be used for the completion of the Financing or any Alternative Financing; provided that any such information to be included in Genmab’s offering, information or marketing documents shall be limited to the information contained in Merus’ filings with the SEC so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to Merus and its subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in Genmab’s offering, information or marketing documents are made, not misleading; (ii) reasonably cooperate and assist with the due diligence and rating agency processes of Genmab, its representatives and its Financing Sources, including by having applicable management and representatives of Merus, with appropriate seniority and expertise, participate in a reasonable number of meetings, due diligence sessions, presentations, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, which meetings, sessions and presentations may be telephonic or held by video conference at Merus’ request; (iii) reasonably assist Genmab in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, bank information memoranda, private placement memoranda, bank syndication materials, prospectuses, filings with the SEC and other similar documents customary or reasonably necessary for the Financing or any Alternative Financing; (iv) use its reasonable best efforts to deliver the Form 10-Q for the third fiscal quarter of 2025 (the “Merus Q3 Form 10-Q”) to Genmab in draft form on or before October 27, 2025, and to file the Merus Q3 Form 10-Q with the SEC on or before October 31, 2025; (v) as promptly as reasonably practicable in connection with the marketing of any Financing or any Alternative Financing, deliver (or cause to be delivered) to Genmab, (A) the Required Financial Information (as defined below), (B) the Required Information (as defined below) and (C) all other historical financial information (limited to two (2) prior fiscal years of Merus and subsequent interim periods) regarding Merus and its subsidiaries reasonably requested by Genmab to permit Genmab to prepare pro forma financial statements that would be compliant with Regulation S-X under the Securities Act or to the extent such pro forma financial statements are required in connection with the Financing or any Alternative Financing to the extent relating to the periods required by clause (A) of this clause (v); (vi) provide Genmab with reasonable assistance in connection with Genmab’s preparation of pro forma financial statements that would be compliant with Regulation S-X under the Securities Act or to the extent required in connection with the Financing or any Alternative Financing (provided that, with respect to clauses (v) and (vi) or otherwise, Merus and its subsidiaries will not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and will not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into such pro forma financial statements); (vii) provide to Genmab and the Financing Sources promptly, and in any event at least four (4) business days prior to the Closing Date, all “know your customer” documentation and other information about Merus and its affiliates required under paragraph 10 of Exhibit E to the Debt Commitment Letters solely to the extent such documentation and other information is requested in writing to Merus at least nine (9) business days prior to the Closing Date; (viii) in the event the Financing or any Alternative Financing includes an offering of securities, (A) obtain customary comfort letters (including customary “negative assurance” comfort) from Merus’ independent public accounting firm, (B) cause Merus’ independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the Required Financial Information in any filing or registration statement of Genmab with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (C) cause Merus’ independent public accounting firm to cooperate with Genmab and its representatives, including by participating in a reasonable number of accounting due diligence sessions upon reasonable notice and at mutually agreeable dates and times, which sessions may be telephonic or held by video conference at Merus’ request; (ix) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors, and containing customary 10b-5 representations and a representation that the public side versions of such documents, if any, do not include material non-public information about Merus or its subsidiaries or their respective securities and as to the accuracy of the information relating to Merus and its subsidiaries contained therein (provided that any marketing materials shall contain customary exculpatory provisions in favor of Merus, its affiliates and their respective representatives with respect to responsibility for the use or misuse of the contents thereof), in each case, to the extent required or advisable for the Financing or any Alternative Financing; provided, further, that Merus is afforded a reasonable period of time to review such materials and may instruct Genmab to remove any information that Merus deems to be material non-public information regarding Merus or any of its subsidiaries, so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to Merus and its subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in such materials are made, not misleading; (x) reasonably assist Genmab with its preparation of the definitive documentation for the Financing or any Alternative Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning Merus and its subsidiaries; (xi) assist Genmab in Genmab’s provision of any pledge and security documents, guarantees, other definitive financing documents, customary certificates, or other customary pricing or closing documents as may reasonably be requested in connection with the Financing and any Alternative Financing and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by Merus or any of its subsidiaries in connection with the Financing or any Alternative Financing (effective no earlier than, and subject to the occurrence of, the Closing); (xii) cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by Merus and its subsidiaries reasonably necessary to permit the completion of the Financing or any Alternative Financing (in each case effective no earlier than, and subject to the occurrence of, the Closing); and (xiii) consent to the use of the trademarks, service marks and logos of Merus or any of its subsidiaries in connection with the Financing or any Alternative Financing (provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage Merus or any of its subsidiaries).

Notwithstanding anything to the contrary in this summary, no cooperation by Merus, its subsidiaries or their respective representatives will be required to the extent it would: (i) unreasonably disrupt the business of Merus or its subsidiaries, (ii) be reasonably expected to cause any director, officer or employee of Merus or any of its subsidiaries to incur any personal liability, (iii) require Merus or its subsidiaries to pay any commitment or other similar fee or incur prior to the Closing any other expense, cost, liability or obligation in connection with the Financing or any Alternative Financing for which it is not promptly reimbursed or simultaneously indemnified by Genmab pursuant to the Transaction Agreement or otherwise agreed, (iv) require Merus, its subsidiaries or their respective officers, directors or employees to pass resolutions or consents to approve or authorize the Financing or any Alternative Financing or execute or enter into or perform any agreement, certificate, document or other instrument or agree to any change or modification of any existing certificate, document, agreement or instrument, in each case, with respect to the Financing or any Alternative Financing (provided that Merus will, to the extent otherwise required hereby, use reasonable best efforts to (A) cause persons who will continue as officers or directors, as applicable, of Merus or its subsidiaries after the occurrence of the Closing, and who will not be removed or replaced in connection therewith, to pass such resolutions and to execute such documents in each case which are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing, (B) execute and deliver to the Financing Sources the authorization letters required by the Transaction Agreement and (C) execute and deliver any documentation required to be delivered to the Financing Sources pursuant to the Transaction Agreement), (v) obligate Merus or any of its subsidiaries to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of Merus, to result in a violation of applicable law, a violation of any confidentiality obligations, loss of any privilege or disclosure of trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under the Transaction Agreement, provided that Merus will use its reasonable best efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by applicable law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable, (vi) require Merus to waive or amend any terms of the Transaction Agreement, (vii) cause any representation or warranty in the Transaction Agreement to be breached Merus or any of its subsidiaries, (viii) conflict with the organizational documents of Merus or any of its subsidiaries, (ix) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any material contract to which Merus or any of its subsidiaries is a party, (x) require the delivery of any legal opinion of counsel by Merus or any of its subsidiaries, (xi) require Merus to provide any information for purposes of disclosure that is not contained in its filings with the SEC, so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to Merus and its subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in Genmab’s offering, information or marketing documents are made, not misleading, or (xii) obligate Merus to provide any Excluded Information (as defined below). Nothing contained in this summary or otherwise will require Merus or any of its subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing or any Alternative Financing.

Genmab will, promptly upon written request by Merus, reimburse Merus for all reasonable and documented out-of-pocket costs and expenses incurred by Merus, any of its subsidiaries or their respective representatives in satisfying its financing cooperation obligations under the Transaction Agreement, but in any case, other than (i) fees, costs and expenses incurred in connection with the preparation of financial statements to the extent prepared in the ordinary course of financial reporting practice (which practice shall not be able to be changed in an effort to avoid exclusion from reimbursement hereunder), (ii) any ordinary course amounts payable to employees of Merus or its subsidiaries with respect to services provided prior to the Closing, and (iii) any other ordinary course amounts that would have been incurred in connection with the Transactions (regardless of any financing established in connection herewith) incurred by Merus or any of its subsidiaries or any of its or their respective representatives in connection with the cooperation of Merus, its subsidiaries and its and their respective representatives contemplated by the Transaction Agreement. Genmab will reimburse, indemnify and hold harmless Merus and its subsidiaries and their respective representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Financing in connection herewith, any action taken by Merus, any of its subsidiaries or any of their respective representatives in connection with satisfying its financing cooperation obligations under the Transaction Agreement, and any information used in connection therewith, except (i) in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence, bad faith, fraud or willful misconduct of Merus, any of its subsidiaries or any of their respective representatives or (ii) with respect to any material misstatement or omission in information provided in writing hereunder by or on behalf of Merus and its subsidiaries and their respective representatives for use in connection with herewith or the Financing. All material non-public information regarding Merus and its subsidiaries provided to Genmab or its representatives pursuant to the financing cooperation covenant will be kept confidential by them in accordance with the Confidentiality Agreement (as defined below), except that Genmab will be permitted under the Confidentiality Agreement (and Merus hereby acknowledges and agrees that Genmab will be permitted under the Confidentiality Agreement (and the Confidentiality Agreement will be deemed amended hereby to permit Genmab)) to disclose such information, subject to the provisions set forth in the Transaction Agreement, to any Financing Source, prospective Financing Source, or other financial institutions that are or may become parties to the Financing or any Alternative Financing, rating agencies, (and, in each case, to their respective representatives) so long as such persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

Notwithstanding anything to the contrary in the Transaction Agreement, Genmab may not terminate the Transaction Agreement pursuant to a Merus Breach Termination (as defined below), as it applies to Merus’ financing cooperation obligations, unless (A) Merus has failed to perform or comply in all material respects with its financing cooperation obligations, (B) Genmab has notified Merus of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford Merus with a reasonable opportunity to cure such failure and (C) such failure has been the direct cause of Genmab’s failure to receive the proceeds of the Financing or any Alternative Financing on or prior to the Closing Date.

For the purposes of the Transaction Agreement:

•

“Bond Marketing Period” means, prior to the Bond Marketing Period Termination Date (i.e., on and after such date the Bond Marketing Period shall not apply), a period of at least fifteen (15) consecutive business days (as used in the Debt Commitment Letters (for purposes of this definition of Bond Marketing Period)) (ending on the earlier of (a) the Bond Marketing Period Termination Date and (b) the business day no later than the business day immediately prior to the Closing Date) beginning on the first day after the date hereof on which Merus shall have delivered to Genmab all Required Information, and throughout which all such Required Information remains Compliant through the end of the Bond Marketing Period; provided that (i) the Bond Marketing Period shall be deemed not to have commenced earlier than November 1, 2025, (ii) the days from November 26, 2025 through November 28, 2025 shall not be included when counting such fifteen (15) consecutive business day period (and the period need not be consecutive to the extent it would have otherwise included any of those days), and (iii) if such period has not ended on or prior to December 19, 2025, then it will be deemed to not have commenced prior to January 5, 2026; provided, that, the Bond Marketing Period shall end and been deemed fully satisfied on the earlier of (1) the Bond Marketing Period Termination Date and (2) any earlier date prior to the expiration of the fifteen (15) consecutive business day period described above if Genmab’s committed debt financing in connection with the Transactions is closed on such earlier date (including closing into escrow). If at any time Merus shall in good faith believe that it has provided the Required Information, it may deliver to Genmab a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Genmab in good faith reasonably believes Merus has not completed the delivery of the Required Information on such date and, within two (2) business days after the date of delivery of such notice, delivers a written notice to Merus to that effect (stating with specificity which Required Information Merus has not delivered) and, following delivery of such Required Information specified in such notice, the Bond Marketing Period will commence so long as all other conditions and requirements for the Bond Marketing Period to commence are satisfied; provided, that such written notice from Genmab to Merus will not prejudice Merus’ right to assert that the Required Information was, in fact, delivered and is Compliant. For the avoidance of doubt, to the extent the Bond Marketing Period has been satisfied assuming the Closing Date were to occur at the end of such Bond Marketing Period, there shall be no requirement for any subsequent Bond Marketing Period (i.e., by way of example, if the Bond Marketing Period has commenced and been completed upon delivery of the Merus Q3 Financial Statements (as defined below), then no subsequent Bond Marketing Period shall be required);

•

“Bond Marketing Period Termination Date” means January 23, 2026 (the “Initial Bond Marketing Period Termination Date”); provided, that, if (a) (i) the Bond Marketing Period has not been completed prior to the Initial Bond Marketing Period Termination Date or (ii) the conditions to trigger the 10-Q Expiration Time Extension (as defined in the Transaction Agreement) have been met, and (b) either (1) the EGM has not been held by the Initial Bond Marketing Period Termination Date or (2) the Antitrust Approvals (as defined in the Transaction Agreement) have not been received prior to the Initial Bond Marketing Period Termination Date, then such Bond Marketing Period Termination Date shall be extended to March 31, 2026;

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“Compliant” means, with respect to the Required Information that (a) Merus shall not have announced any intention to restate any historical financial statements contained in the Required Financial Information or that any such restatement is under consideration, (b) Merus’ auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information, and (c) the consolidated financial statements contained in the Required Financial Information are sufficient for Merus’ independent accounting firm to deliver a customary accountants’ comfort letter under AU Section 634 (including customary negative assurance) with respect to financial information regarding Merus and its subsidiaries contained in any offering memoranda;

•

“Excluded Information” means any (a) pro forma financial statements, (b) description of all or any portion of the Financing, including such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”, and other information customarily provided by a lead arranger, underwriter or initial purchaser or their counsel in a customary information memorandum or offering memorandum for a bank financing or debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) risk factors relating to all or any component of the Financing, (d) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Genmab or any of its affiliates (including Merus and its subsidiaries on or after the Closing Date), (e) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information, (f) financial statements or other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, information regarding executive compensation and related party disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act, (g) “segment” financial information, (h) information required by Item 601 of Regulation S-K and XBRL exhibits and (i) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act;

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“Required Financial Information” means (a) an audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of Merus for (i) the fiscal years ending December 31, 2023 and December 31, 2024 (each of which Genmab hereby acknowledges receiving) and (ii) each subsequent fiscal year ending at least sixty (60) calendar days prior to the Closing, in each case setting forth in comparative form, as applicable, the figures for the previous fiscal year and accompanied by an unqualified opinion of Merus’ and its subsidiaries’ independent public accounting firm (which Genmab hereby acknowledges receiving for the fiscal years ending December 31, 2023 and December 31, 2024) and (b) an unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of Merus as of and for (i) the fiscal quarters ended March 31, 2025 and June 30, 2025 and (ii) each subsequent interim period ending at least forty (40) calendar days prior to the Closing and, in each case, for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided that the filing by Merus with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the requirements in the foregoing clauses (a) and (b) with respect to Merus and its subsidiaries. No Required Financial Information shall be required to be provided after the date on which the committed debt financing or any alternative committed debt financing has been consummated in full (including if the proceeds of the committed debt financing or any alternative committed debt financing are placed into escrow upon consummation); and

•

“Required Information” means (a) the unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of Merus as of and for the fiscal quarter and nine (9) months ended September 30, 2025 setting forth in comparative form, as applicable, the figures for the previous interim period (the “Merus Q3 Financial Statements”) and (b) if the proviso in the definition of Bond Marketing Period Termination Date applies such that the Bond Marketing Period Termination Date would extend through March 31, 2026, then Required Information shall include the audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders equity of Merus for the fiscal year ended December 31, 2025 setting forth in comparative form, as applicable, the figures for the previous fiscal year and accompanied by an unqualified opinion of Merus’ and its subsidiaries’ independent public accounting firm; provided that the filing by Merus with the SEC of the financial statements required in its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as applicable, will be deemed to satisfy the requirements in this definition.

Regulatory Filings

Genmab and Merus have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) no later than the twentieth (20th) business day following the date of the Transaction Agreement, making or causing to be made all filings and submissions required to be made by Genmab, Merus or any of their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act,” and such filing deadline, the “HSR Filing Deadline”), provided, however, that if the HSR Filing Deadline falls on a day on which the Premerger Notification Office of the U.S. Federal Trade Commission or the Antitrust Division of the Department of Justice (collectively, the “PNO”) is not accepting filings under the HSR Act, the HSR Filing Deadline will be extended to the business day after the PNO begins accepting such filings again, if such day is not earlier than the original HSR Filing Deadline (unless otherwise agreed in writing by the parties), (ii) no later than the thirtieth (30th) business day following the date of the Transaction Agreement, making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any party or any of its affiliates under any other applicable antitrust law or any foreign investment law, as applicable, or other laws for the consummation of the Transactions (the “Regulatory Filings”), and (iii) supplying any additional information that reasonably may be required or requested by the applicable governmental authorities. The parties will cooperate in good faith with the applicable governmental authorities in connection with the Regulatory Filings and submissions and will, as promptly as reasonably practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions, by any governmental authorities.

Each of Genmab and Merus will diligently assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Genmab to be submitted by any of them or their affiliates to any governmental authorities in connection with the Transactions and in obtaining any governmental authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Genmab, Merus or any of their affiliates in connection with the Transactions (which assistance and cooperation will include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expiration or termination, consent, waiver, authorization, clearance or approval). Subject to Genmab consulting with and considering in good faith all views and comments of Merus, Genmab will have the right to (i) direct, devise and implement the strategy for (A) obtaining or seeking any permits, clearances, approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, any other antitrust law, foreign investment law, or other laws applicable to any party or its affiliates and, in each case, required for the consummation of the Transactions and (B) responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and leading all meetings and communications (including any negotiations) with, any governmental authority in connection with the Regulatory Filings and (ii) control the defense and settlement of any investigation or action relating to the Transactions that is brought by or before any governmental authority in connection with the Regulatory Filings.

Each of Genmab, Merus and Purchaser will promptly inform the other parties of any oral communication with, and provide copies of written communications with, any governmental authority regarding any regulatory filing or any such transaction and, subject to applicable law, will have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any governmental authority in connection with the Transactions. Subject to the Transaction Agreement and applicable laws relating to the exchange of information, each party will, to the extent practicable, give the other parties reasonable advance notice of all material communications with any governmental authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party will make reasonable efforts to afford the other parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and governmental authority concerning the Transactions, unless prohibited by such governmental authority. Materials required to be provided pursuant to this paragraph may be redacted (a) to remove references concerning the valuation of Merus, (b) as necessary to comply with contractual arrangements in existence as of the date of the Transaction Agreement, (c) as necessary to address attorney-client or other privilege concerns and (d) to remove material that is unrelated to the Transactions. Each of Genmab, Purchaser and Merus, as each reasonably deems advisable, will be entitled to designate any competitively sensitive material provided to the other parties under the Transaction Agreement as “Antitrust/FDI Counsel Only Material.” Such materials and the information contained therein will be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

Each of Genmab and Merus will use their respective reasonable best efforts to defend through litigation or other legal proceedings, whether judicial or administrative, on the merits any claim challenging or seeking to restrain, prohibit, or place conditions on the consummation of the Transactions under the HSR Act, any applicable antitrust law or any applicable foreign investment law asserted in court or any administrative or other tribunal by any third party, including any governmental authority of competent jurisdiction, in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring.

Genmab and any affiliate of Genmab (including Purchaser) is not required to, and Merus will not, without the prior written consent of Genmab, agree to: (i) sell, divest or otherwise convey particular assets, categories, portions or parts of assets or businesses of Genmab or any of its affiliates, (ii) sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Merus Group contemporaneously with or subsequent to the Closing, (iii) permit the Merus Group to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Merus Group prior to the Closing, or (iv) license, hold separate or enter into similar arrangements with respect to their respective assets or the assets of the Merus Group or conduct of business arrangements or terminate any existing relationships or contractual rights and obligations as a condition to obtaining the Antitrust Approvals. To the extent that Genmab agrees to take, or consents to Merus taking, any of the foregoing actions, Merus is not required to take or commit to take any such action, or agree to any such arrangement, unless such action or arrangement is conditioned upon the Closing.

During the Pre-Closing Period, none of Genmab, Purchaser or any of their controlled affiliates will acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any governmental authority under any applicable antitrust law (including the HSR Act) or foreign investment law or the expiration or termination of any applicable waiting period with respect to the Transactions.

Employee Benefits

For a period beginning on the date of the Closing and ending on the first anniversary of such date, each employee of Merus or its subsidiaries as of immediately prior to the Closing who remains employed by Genmab or any of its subsidiaries immediately following the Closing (each, a “Continuing Employee”) will receive from Genmab (or its applicable subsidiary) (i) a base salary or regularly hourly wage rate, as applicable, that is no less than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) a target annual cash incentive opportunity (excluding retention and change in control bonuses) that is not less than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing and (iii) employee benefits (excluding equity or equity-based compensation, severance, retention, change in control, employee stock purchase benefits, defined benefit pension benefits and retiree health and welfare benefits) that are in the aggregate substantially comparable to the greater of (x) those received by such Continuing Employee from Merus or any of its subsidiaries immediately prior to the Closing or (y) those provided by Genmab or its subsidiaries to similarly situated employees of Genmab or its subsidiaries.

Genmab will, or will cause its subsidiaries (as applicable) to, use commercially reasonable efforts to cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and entitlement to (or level of) benefits where length of service is relevant, but excluding benefit accruals under any defined benefit pension plan, under any employee benefit plan, program or arrangement, in each case, established or maintained by Genmab or its subsidiaries under which each Continuing Employee may be eligible to participate on or after the Closing to the same extent recognized by Merus or any of its subsidiaries under comparable employee benefit plans immediately prior to the Closing to the extent that there is no duplication of benefits.

In addition, Genmab will waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Closing under the applicable plans of Merus and to the same extent such limitations are waived under any comparable plan of Genmab or its subsidiaries and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs.

With respect to each Continuing Employee who, as of immediately prior to the Closing, is eligible to receive a 2025 annual bonus and provided such Continuing Employee’s employment does not terminate following the Closing either by Genmab or one of its subsidiaries for “cause” (as defined in Merus’ equity incentive plan) or due to such Continuing

Employee’s voluntary resignation, Genmab will (or will cause one of its affiliates to), to the extent not paid prior to the Closing, pay such Continuing Employee a 2025 annual bonus no later than February 2, 2026 in an amount based on actual performance and consistent with amounts accrued with respect to the 2025 annual bonus.

Employee Clearance

Pursuant to the Transaction Agreement, Merus has initiated the consultation procedure with Merus’ works council (ondernemingsraad) (the “Merus Works Council”), and Genmab has caused Genmab B.V. (“Genmab B.V.”), an indirect wholly owned subsidiary of Genmab incorporated under the laws of The Netherlands as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), to initiate the consultation procedure with Genmab B.V.’s works council (ondernemingsraad) (the “Genmab Works Council,” and together with the Merus Works Council, the “Works Councils,” and each a “Works Council”), with respect to the Employee Consultation Transactions (as defined below) by submitting a request for advice to the respective Works Councils, all in accordance with the Dutch Works Council Act (Wet op de ondernemingsraden) (the “WCA”), requesting each Works Council to render its advice within one (1) month.

The “Employee Clearance Condition” requires, as a condition to the closing of the Offer, that one of the following events has occurred as of the scheduled Expiration Time in respect of each of the Merus Works Council and the Genmab Works Council:

1.

the Works Council renders an unconditional positive advice allowing the relevant Employee Consultation Transactions (as defined below) (which shall be deemed to include an unconditional neutral advice allowing the relevant Employee Consultation Transactions);

2.

the Works Council renders an advice with conditions reasonably acceptable to, (i) with respect to the Merus Works Council, Merus and Genmab, and (ii) with respect to the Genmab Works Council, Merus, Genmab B.V. and Genmab;

3.	the Works Council confirms in writing that it has unconditionally and irrevocably waived its right to render advice; or

4.

the Works Council renders a negative advice (which shall also include (a) an advice with conditions not reasonably acceptable to, (i) with respect to the Merus Works Council, Merus and Genmab, and (ii) with respect to the Genmab Works Council, Merus, Genmab B.V. and Genmab, and (b) a failure by the Works Council to render its advice within a reasonable period of time after a request for advice was submitted to it), provided that (1) the Works Council has unconditionally and irrevocably waived the applicable waiting period as set out in article 25 paragraph 6 of the WCA of its right to initiate the legal proceedings as set out in article 26 of the WCA in writing, (2) the applicable one (1) month waiting period pursuant to article 25 paragraph 6 of the WCA has expired without the Works Council having initiated legal proceedings pursuant to article 26 of the

WCA, or (3) following the initiation of legal proceedings by the Works Council pursuant to article 26 of the WCA, (x) the Enterprise Court has rejected the Works Council’s claims to the effect that no measures obstructing the consummation of the relevant Employee Consultation Transactions are imposed and such rejection has immediate effect (uitvoerbaar bij voorraad) or (y) such legal proceedings have been concluded otherwise in a manner that does not prohibit the consummation of the relevant Employee Consultation Transactions.

For the purposes of the Transaction Agreement, “Employee Consultation Transaction” means, collectively (and each, an “Employee Consultation Transaction”), (a) as the Merus Works Council is concerned, (i) the intended Transactions, including the Back-End Transactions (in the case of implementation of the Back-End Merger and the Back-End Cancellation), (ii) the post-Closing composition of the Merus Board as contemplated by the Transaction Agreement (and as described in “—The Transaction Agreement—Extraordinary General Meeting Resolutions to Be Adopted”) and (iii) (certain elements of) Genmab’s and Purchaser’s financing arrangements relating to the Transactions, including the provision of related guarantees and security by the Merus and its subsidiaries, to the extent Merus or its subsidiaries are intended to be a party thereto, and (b) as the Genmab Works Council is concerned, (1) obtaining control of Merus, and (2) (certain elements of) Genmab’s and Purchaser’s financing arrangements relating to the Transactions, including the provision of related guarantees and security by Genmab B.V.

Compensation Arrangements

Prior to the Acceptance Time, Merus (acting through the Merus Board) will take all steps that may be required to cause each employment compensation, severance or other employee benefit arrangement that has been or after the date of the Transaction Agreement will be entered into by Merus with any current or former Merus service provider to fall within the safe harbor provisions of Rule 14d-10(d) under the Exchange Act. Promptly after Genmab or any of its affiliates enter into any such arrangement with any current or future Merus service provider, Genmab will provide to Merus all information concerning such arrangements as may reasonably be needed by Merus to comply with the terms of the Transaction Agreement.

Directors’ and Officers’ Indemnification and Insurance

From and after the Closing Date, Purchaser will, and Genmab will cause Purchaser to, to the fullest extent permitted under applicable law, honor and fulfill (and cause to be honored and fulfilled) in all respects the obligations of Merus (or, following the date on which the Back-End Merger becomes effective, being the day after the date that the deed of merger to effect the Back-End Merger is executed (in each case determined by reference to CET)), New TopCo and Merus’ subsidiaries under any and all indemnification agreements between Merus or any subsidiary of Merus, on the one hand, and any of their respective present or former directors and officers, on the other hand (collectively, the “Indemnified Parties”, and such agreements, the “Indemnification Agreements”). In addition, Genmab and Purchaser agree that all rights to indemnification, advances and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and, for the independent directors, for acts or omissions occurring at or prior to the date of their resignation contemplated by the Transaction Agreement, in favor of the Indemnified Parties as provided in the organizational documents of Merus or any subsidiary of Merus and the Indemnification Agreements will survive the Closing and the Back-End Transactions, will continue in full force and effect in accordance with their terms, and may not be amended, repealed or modified in a manner less advantageous to the Indemnified Parties for a period of six (6) years following the Closing Date.

For six (6) years after the Closing Date, Purchaser will, and Genmab will cause Purchaser to, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of Merus or any of its subsidiaries, occurring on or before the Closing, or for the independent directors resigning pursuant to the Transaction Agreement, for acts or omissions occurring at or prior to the date of their resignation contemplated by the Transaction Agreement, and to the fullest extent permitted by law, Purchaser will, and Genmab will cause Purchaser to, pay all expenses of each Indemnified Party in advance of the final disposition of any such action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such Indemnified Party is not entitled to indemnification or exculpation. In the event of any such action, (i) subject to the undertaking described in the previous sentence, Purchaser will, and Genmab will cause Purchaser to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to Purchaser, promptly after statements therefor are received, (ii) neither Genmab nor Purchaser will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which an Indemnified Party is a party (and in respect of which indemnification or exculpation could be sought by such Indemnified Party under the Transaction Agreement), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action or such Indemnified Party otherwise consents and (iii) Genmab and Purchaser will cooperate in the defense of any such matter; provided that neither Genmab nor Purchaser will be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification or exculpation is asserted or made within such six-year period, all rights of each Indemnified Party under the Transaction Agreement in respect of such claim will continue until such claim is fully and finally resolved. The rights of each Indemnified Party under the indemnification provisions of the Transaction Agreement will be in addition to any rights such person may have under the organizational documents of Merus or any of Merus’ subsidiaries, or under any law or under any Indemnification Agreement. To the maximum extent permitted by applicable law, such indemnification and exculpation will be mandatory rather than permissive.

Prior to the Closing, Genmab will either (i) obtain and prepay or cause to be obtained and prepaid, effective as of the Closing, and will maintain, or cause to be maintained, as of the Closing in full force and effect (with the obligations thereunder to be honored) “tail” insurance policies (which policies by their express terms will survive the Closing) with Merus’ current insurance carrier or with an insurance carrier with the same or better credit rating as Merus’ current directors’ and officers’ liability insurance carrier with a claims period of at least six years from the Closing with respect to directors’ and officers’ liability insurance (“D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles, amounts and scope at least as favorable as Merus’ existing policies for claims arising from facts or events that occurred on or prior to the Closing or (ii) maintain in effect for six (6) years from the Closing, if available, the current directors’ and officers’ liability insurance policies maintained by Merus; provided that Genmab may substitute therefor policies with Merus’ current insurance carrier or with an insurance carrier with the same or better credit rating as Merus’ current directors’ and officers’ liability insurance carrier of at least the same coverage containing terms and conditions, including coverage, retentions, limits of liability, deductibles and amounts, that are substantially similar and at least as favorable as Merus’ existing policies with respect to matters occurring prior to the Closing; provided further, that in no event will Genmab be required to expend more than an amount per year equal to three hundred percent (300%) of current annual premiums paid by Merus for such insurance (the “Insurance Cap”) and (iii) in the event of an expiration, termination or cancellation of any policy, Genmab will be required to obtain a replacement policy substantially equivalent to such expired, terminated or cancelled policy, subject to the Insurance Cap.

If Purchaser or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) liquidates, dissolves, winds up, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, Genmab will take such action as may be necessary so that the successors and assigns of Purchaser, as the case may be, will succeed to and assume the foregoing indemnification and insurance obligations.

The provisions discussed above will survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom will be third party beneficiaries of the provisions discussed above) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable law, these provisions may not be amended, altered or repealed after the Closing in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

Transaction Litigation

Merus will control any action brought by its shareholders or other persons against Merus or any of its directors, officers or representatives arising out of or relating to the Transaction Agreement or the Transactions. Merus will (subject to the preservation of the attorney-client or other applicable privilege, protection under the work product doctrine or other doctrine and protection of confidential information and except if the Merus Board has made an Adverse Recommendation Change) (a) give Genmab reasonable opportunity to participate in (but not control) the defense (at Genmab’s sole cost and subject to a joint defense agreement) of such action, and (b) give Genmab the right to (i) review and comment on all material filings or responses to be made by Merus in connection with any such action and will in good faith take such comments into account and (ii) consult on the settlement with respect to such action; provided that no such settlement will be agreed to without Genmab’s prior written consent (which will not be unreasonably withheld, conditioned or delayed). Merus will promptly notify Genmab of any such action and will keep Genmab reasonably and promptly informed with respect to the status thereof.

Conditions to the Closing of the Offer

Notwithstanding any other provision of the Transaction Agreement or the Offer and in addition to (and not in limitation of) Genmab’s and Purchaser’s right and obligation to extend, terminate, amend or modify the Offer pursuant to the provisions of the Transaction Agreement, subject to any applicable rules and regulations of the SEC, neither Genmab nor Purchaser will be required to accept for payment or pay for any Common Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time, each of the following Offer Conditions has been satisfied or waived (to the extent such waiver is permitted by applicable law and the terms of the Transaction Agreement) in accordance with the Transaction Agreement:

(A)	the Minimum Condition (including as the threshold therein may be reduced in accordance with its terms);

(B)

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Offer, the Back-End Transactions (or any component thereof), or the other Transactions (any such decision, injunction, decree, ruling, law or order, a “Legal Restraint”) (the “Legal Restraint Condition”);

(C)

(i) the expiration or termination of the relevant waiting period (and any extension thereof) under the HSR Act and (ii) a ‘no further questions’ response following the voluntary submission of a briefing paper to the UK Competition and Markets Authority (the “UK CMA”) (if this is the most recent response from the UK CMA as at the date all other Offer Conditions are satisfied) or otherwise, clearance from the UK CMA following the submission of a notice to the UK CMA in the prescribed form as contemplated by Section 96 of the Enterprise Act 2002 in relation to the Offer, and, in the case of clause (i) and (ii), both of which shall be in full force and effect as of the Expiration Time (the “Antitrust Approvals Condition”);

(D)

each of the representations and warranties of Merus in the Transaction Agreement are, as of the date of the Transaction Agreement and as of the Expiration Time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties were and are so true and correct as of such specified date), either, as applicable, (i) true and correct in all respects, (ii) true and correct in all respects, except for de minimis deviations, (iii) true and correct in all material respects or (iv) true and correct except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) would not have a Company Material Adverse Effect (the “Representations and Warranties Condition”);

(E)

Merus performed or complied in all material respects with each of the agreements, covenants and obligations required by the Transaction Agreement to be performed or complied with by it at or prior to the Expiration Time (the “Compliance with Covenants Condition”);

(F)

since September 29, 2025, there shall not have occurred any fact, event, circumstance, change, condition, development, occurrence or effect that, individually or in the aggregate with any other fact, event, circumstance, change, condition, development, occurrence or effect, (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of Merus and each of its subsidiaries (collectively, the “Merus Group”), taken as a whole, subject to certain exceptions set forth in the Transaction Agreement, or (ii) prevents or materially delays or impairs, the ability of Merus to consummate the Transactions (the “Material Adverse Effect Condition”). See the subsection above entitled “—Representations and Warranties” for more details and for the manner in which this term is specifically defined in the Transaction Agreement;

(G)	the resignations of the members of the Merus Board as contemplated by the Transaction Agreement shall have been obtained (the “Resignations Condition”);

(H)

the Governance Resolutions and the Back-End Transactions Resolutions shall have been adopted at the EGM or a subsequent EGM, and in each case, shall not have been revoked, modified or amended in any way at any general meeting of Merus held after the date of the EGM or the relevant subsequent EGM, as applicable (the “Governance Resolutions Condition”);

(I)	the Employee Clearance Condition;

(J)	Merus delivered to Genmab a certificate signed by an executive officer of Merus, dated as of the Expiration Time, certifying that the Offer Conditions specified in items (d), (e), (f) and (h) above have been satisfied (the “Compliance Certificate Condition”);

(K)

the Bond Marketing Period shall have commenced and shall have ended as of the scheduled Expiration Time; provided, that the Marketing Period Condition shall not be applicable after the Bond Marketing Period Termination Date (the “Marketing Period Condition”). See the subsection above entitled “—Financing Cooperation” for more details and for the manner in which this term is specifically defined in the Transaction Agreement; and

(L)	the Transaction Agreement has not been terminated in accordance with its terms (the “Termination Condition”).

The foregoing Offer Conditions are for the sole benefit of Genmab and Purchaser (except for the Minimum Condition and the Termination Condition) and may be asserted by Genmab or Purchaser regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition and Termination Condition, may be waived (to the extent such waiver is not prohibited under the Transaction Agreement or by applicable law) by Genmab or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Transaction Agreement. The foregoing Offer Conditions shall be in addition to, and not a limitation of, the rights and obligations of Genmab or Purchaser to extend, terminate, amend or modify the Offer in accordance with the terms and conditions of the Transaction Agreement and the applicable rules and regulations of the SEC. The failure by Genmab or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing Offer Conditions is independent of any of the other foregoing Offer Conditions; the exclusion of any event from a particular Offer Condition does not mean that such event may not be included in another Offer Condition. However, Purchaser will not, and Genmab will cause Purchaser not to (without the prior written consent of Merus in its sole discretion): (i) waive or amend the Minimum Condition (except to the extent contemplated under the Transaction Agreement); (ii) change the Legal Restraint Condition, Antitrust Approvals Condition or the Marketing Period Condition; (iii) decrease the Offer Consideration; (iv) change the form of consideration to be paid in the Offer; (v) decrease the number of Common Shares sought to be purchased in the Offer; (vi) extend or otherwise change the Expiration Time (except as expressly provided in the Transaction Agreement); or (vii) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Common Shares or that would prevent or materially delay the ability of Genmab or Purchaser to consummate any of the Transactions.

Termination of the Transaction Agreement

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any prior adoption by the EGM

(or, if applicable, the Subsequent EGM) of the Back-End Transactions Resolutions, as follows (the date of any such termination, the “Termination Date”):

•	by mutual written consent of Genmab and Merus;

•	by either Genmab or Merus, if:

(A)	if the Acceptance Time has not occurred on or before April 29, 2026 (as it may be extended pursuant to the terms and conditions set forth in the Transaction Agreement, the “Outside Date”);

provided that (i) if on the then-scheduled Outside Date, the Legal Restraint Condition (where the failure of the Legal Restraint Condition to be satisfied is a result of any law or order arising under any antitrust law (including the HSR Act)) or the Antitrust Approvals Condition have not been satisfied, but all other Offer Conditions have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Outside Date will be automatically extended for a period of ninety (90) days, (ii) if on such date as extended pursuant to the foregoing clause (i), the Legal Restraint Condition (where the failure of the Legal Restraint Condition to be satisfied is a result of any law or order arising under any antitrust law (including the HSR Act)) or the Antitrust Approvals Condition have not been satisfied, but all other Offer Conditions have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Outside Date will be automatically extended for an additional period of sixty (60) days; provided that the right to terminate the Transaction Agreement pursuant to the foregoing will not be available to a party if such party (which shall include, in the case of Genmab, both Genmab and Purchaser) does not fulfill any agreements and covenants under the Transaction Agreement and such failure has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur on or before the Outside Date (such termination an “Outside Date Termination”);

(B)

the Legal Restraint Condition is not satisfied and the Legal Restraint (as defined below) giving rise to such non-satisfaction has become final, permanent and non-appealable; provided that the party (which shall include, in the case of Genmab, both Genmab and Purchaser) seeking to terminate the Transaction Agreement pursuant to the foregoing has fulfilled all of its regulatory efforts obligations under the Transaction Agreement prior to asserting the right to terminate arising pursuant to the foregoing (such termination, a “Legal Restraint Termination”); or

(C)

the Offer (as it may have been extended or re-extended in accordance with the terms of the Transaction Agreement) has expired in accordance with its terms without all of the Offer Conditions having been satisfied or waived (to the extent permitted under applicable law and the Transaction Agreement) and has not been extended by Purchaser without Purchaser having accepted for purchase any Common Shares validly tendered (and not withdrawn) pursuant to the Offer; provided that the right to terminate the Transaction Agreement pursuant to the foregoing will not be available to a party if such party (which shall include, in the case of Genmab, both Genmab and Purchaser) is in breach of, or has breached, the Transaction Agreement where such breach proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided further that the right to terminate the Transaction Agreement pursuant to the foregoing will not be available to Genmab if Purchaser does not extend the Offer in circumstances where Purchaser is required to extend the Offer under the Transaction Agreement (such termination, an “Offer Expiration Termination”);

•	by Genmab:

(A)

if both the EGM and a Subsequent EGM have been held and been concluded and (i) the Governance Resolutions have not been adopted or (ii) the Back-End Transactions Resolutions have not been adopted, in each case at the EGM or Subsequent EGM (or any adjournment or postponement thereof) at which a vote on such approval was taken (such termination, a “No-Vote Termination”);

(B)	if the Merus Board shall have effected an Adverse Recommendation Change; or

(C)

if, prior to the purchase of any Common Shares pursuant to the Offer, Merus has breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in the Transaction Agreement, which breach or failure to perform (i) would result in any Offer Condition not being satisfied and (ii) by its nature is not capable of being or has not been cured by Merus by the earlier of (A) the second (2nd) business day immediately prior to the Outside Date (as it may be extended pursuant to the terms of the Transaction Agreement) and (B) the date that is thirty (30) days following receipt by Merus of written notice from Genmab or Purchaser of such breach or failure to perform or, if such breach or failure to perform is capable of being cured within such period, it has not been cured within such period; provided that Genmab will not have the right to terminate the Transaction Agreement pursuant to the foregoing if Genmab or Purchaser is then in breach of any of their respective representations, warranties, covenants or agreements under the Transaction Agreement such that Merus has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the

Transaction Agreement pursuant to the terms thereof (such termination, a “Merus Breach Termination”); or

•	by Merus:

(A)

if the Merus Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the terms of the Transaction Agreement; provided that (i) Merus has complied with its non-solicitation obligations under the Transaction Agreement and (ii) prior to or concurrently with, and as a condition to the effectiveness of such termination, Merus pays to Genmab the Merus Termination Fee (as defined below) (such termination, a “Superior Proposal Termination”);

(B)

if Genmab or Purchaser has breached any of its representations or warranties, or Genmab or Purchaser failed to perform any of its covenants or agreements set forth in the Transaction Agreement, which breach or failure to perform (i) would result in any Offer Condition not being satisfied and (ii) is not capable of being cured or has not been cured by Genmab or Purchaser (as applicable) by the earlier of (A) the second (2nd) business day immediately prior to the Outside Date (as it may be extended pursuant to the terms of the Transaction Agreement) and (B) the date that is thirty (30) days following receipt by Genmab or Purchaser of written notice from Merus of such breach or failure to perform or, if such breach or failure to perform is capable of being cured within such period, it has not been cured within such period; provided that Merus will not have the right to terminate the Transaction Agreement pursuant to the foregoing if Merus is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Genmab has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Transaction Agreement pursuant to the terms thereof (such termination, a “Genmab Breach Termination”); or

(C)

if (i) Purchaser fails to commence the Offer when required pursuant to the terms of the Transaction Agreement or (ii) Purchaser fails to accept for purchase, and pay for (or cause to be paid for) all Common Shares validly tendered and not properly withdrawn pursuant to the Offer when required pursuant to the terms of the Transaction Agreement; provided that Merus will not have the right to terminate the Transaction Agreement pursuant to the foregoing clause (i) if Merus has breached any of its covenants or agreements set forth in the Transaction Agreement in any manner that has been the principal cause of, or principally resulted in, the failure of the Offer to commence when required pursuant to the terms of the Transaction Agreement.

Effect of Termination. If the Transaction Agreement is validly terminated in accordance with its terms, written notice of such termination will be given to the non-terminating party or parties specifying with particularity the reason for such valid termination. Subject to certain specified exceptions, in the event of a valid termination of the Transaction Agreement pursuant to its terms, the Transaction Agreement will immediately become void and of no effect, without any liability on the part of any party to the Transaction Agreement. Certain provisions of the Transaction Agreement, including provisions limiting the representations and warranties of the parties, restricting public disclosure of the Transactions and governing termination of the Transaction Agreement (and certain other miscellaneous provisions) will survive termination of the Transaction Agreement. In addition, no party to the Transaction Agreement will be relieved of any liability for damages resulting from such party’s fraud or willful breach of the Transaction Agreement prior to such termination. Termination of the Transaction Agreement will not affect the existing confidentiality agreement between Genmab and Merus, which will continue in accordance with its terms.

Termination Payments.

Merus has agreed to pay Genmab $240 million (the “Merus Termination Fee”), if:

•	Merus terminates the Transaction Agreement pursuant to a Superior Proposal Termination;

•	Genmab terminates the Transaction Agreement due to an Adverse Recommendation Change; or

•	the following occurs:

(A)

the Transaction Agreement is validly terminated by (i) Genmab or Merus pursuant to an Outside Date Termination or an Offer Expiration Termination or (ii) by Genmab pursuant to a No-Vote Termination or a Merus Breach Termination;

(B)

at or prior to the Termination Date, an Acquisition Proposal has been publicly announced, disclosed or otherwise made public and, in either case, has not been withdrawn or otherwise abandoned at least five (5) business days prior to the Expiration Time;

(C)

the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, solely with respect to a valid termination by Genmab or Merus pursuant to an Outside Date Termination or an Offer Expiration Termination, that the Legal Restraint Condition and the Antitrust Approvals Condition have been satisfied); and

(D)

within twelve (12) months of the Termination Date Merus or any Merus subsidiary enters into, or submits to Merus Shareholders for approval, an agreement with respect to an Acquisition Proposal or consummates a transaction specified in the definition of “Acquisition Proposal” (except that references to “twenty percent(20%)” in the definition thereof shall be deemed for purposes of this clause (D) to be references to “fifty percent (50%)”).

Genmab has agreed to pay Merus $416 million (the “Genmab Termination Fee”) if the Transaction Agreement is validly terminated by (i) Genmab or Merus pursuant to an Outside Date Termination or (ii) by Genmab or Merus pursuant to a Legal Restraint Termination (if the law or order giving rise to such termination right relates to an antitrust law) and, in each case, at the time of such valid termination (A) the Legal Restraint Condition (if the law or order giving rise to such condition not having been satisfied relates to an antitrust law) or the Antitrust Approvals Condition has not have been satisfied or waived (to the extent permitted by applicable law); and (B) all other Offer Conditions have been satisfied (other than those Offer Conditions that by their terms are to be satisfied at the Closing; provided that such Offer Conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date).

Governing Law; Jurisdiction

The Transaction Agreement, and any action arising out of or relating to the Transaction Agreement, will be governed by and construed in accordance with the laws of the State of Delaware, without regard to choice or conflict of law principles thereof, except to the extent that the provisions of the laws of The Netherlands are mandatorily applicable to the Transactions or to the fiduciary duties of the Merus Board, in which case such mandatorily applicable provisions of the laws of The Netherlands will govern.

Under the Transaction Agreement, each of Genmab, Purchaser and Merus agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Transaction Agreement or the Transactions (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be heard and determined in the Delaware Court of Chancery; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction over such action, such action will be heard and determined in the state or federal courts in the State of Delaware and any appellate court from any of such courts (the “Chosen Courts”). In furtherance thereof, under the Transaction Agreement, each of Genmab, Purchaser and Merus (a) submits to the jurisdiction of the Chosen Courts for the purpose of any action arising out of or relating to the Transaction Agreement brought by either party, (b) agrees that service of process will be validly effected by sending notice in accordance with the notice provision of the Transaction Agreement and (c) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that the Transaction Agreement or the Transactions may not be enforced in or by any of the Chosen Courts.

Specific Performance

The parties to the Transaction Agreement have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of the Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Transaction Agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by the terms of the Transaction Agreement) to (a) seek an order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach; provided, however, that in no event will (i) Genmab or Purchaser be entitled to both the payment of the Merus Termination Fee, on the one hand, and specific performance to cause Merus to consummate the Closing, on the other hand or (ii) Merus be entitled to both the payment of the Genmab Termination Fee, on the one hand, and specific performance to cause Genmab and Purchaser to consummate the Closing, on the other hand. Each party has further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party has irrevocably waived any right it may have otherwise had to require the obtaining, furnishing or posting of any such bond or similar instrument.

Confidentiality Agreement

On August 20, 2025, Genmab and Merus entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Genmab and Merus agreed that, subject to certain exceptions, neither Genmab, Merus nor their respective representatives would, for a two (2)-year period from the date of the Confidentiality Agreement, disclose any of the other party’s Confidential Information (as defined in the Confidentiality Agreement) or use any of the other party’s Confidential Information except for the purpose of evaluating, negotiating or consummating a possible negotiated transaction between Genmab and Merus. The Confidentiality Agreement contained a customary “standstill” provision applicable to Genmab in respect of Merus securities for a period of one (1) year after the date of the Confidentiality Agreement, subject to customary carve-outs and fall-away provisions.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement itself, a copy of which is attached to this proxy statement as Annex C and is incorporated herein by reference.

Exclusivity Agreement

On September 21, 2025, Genmab and Merus entered into an Exclusivity Agreement (the “Exclusivity Agreement”), pursuant to which Merus agreed, among other things, not to, and to use reasonable best efforts to cause its controlled affiliates and its and their respective directors, officers, employees, agents, representatives and advisors not to, from the date thereof until 11:59 p.m. New York City time on September 26, 2025 (to be automatically extended to 11:59 p.m. New York City time on September 28, 2025, if on September 26, 2025, Genmab was diligently working in good faith to execute definitive documentation relating to a proposed transaction involving Merus) directly or indirectly: (a) solicit, initiate, discuss, respond to, knowingly facilitate or knowingly encourage any inquiry, proposal or offer (whether written or oral) from any person or entity (other than Genmab and its representatives) relating to, or that could reasonably be expected to lead to, (i) any acquisition, directly or indirectly, of more than twenty-five percent (25%) of the voting power of the outstanding equity interests in Merus, whether by merger, consolidation, recapitalization, business combination, share exchange, purchase, tender offer or otherwise, (ii) any acquisition, sale, lease, license or other disposition, directly or indirectly, of all or a material portion of the consolidated assets of Merus and its subsidiaries, taken as a whole, or (iii) any other business combination or similar transaction (including by merger, consolidation, recapitalization, business combination, share exchange, purchase, tender offer or otherwise) or any collaboration agreement, co-development agreement or other similar agreement, in each case, that would reasonably be expected to materially impede or materially delay a potential transaction between Merus and Genmab (each, a “Proposal”); (b) participate in any discussions, conversations, negotiations or other communications with, or provide any nonpublic information to, any person or entity (other than Genmab and its representatives) regarding any Proposal; or (c) enter into any contract, agreement, arrangement or understanding (whether oral or written) with any person (other than Genmab and its representatives) relating to a Proposal.

This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement itself, a copy of which is attached to this proxy statement as Annex D and is incorporated herein by reference.

Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions

Merus’ executive officers and the members of the Merus Board have financial interests in the Offer and the Back-End Transactions and the other Transactions that are different from, or in addition to, those of Merus Shareholders generally. Those interests may create potential or actual conflicts of interests. The Merus Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the Transaction Agreement and the Transactions, as more fully discussed below in the subsection entitled “—Background and Reasons for the Merus Board’s Recommendation—Reasons for the Recommendation of the Merus Board.”

Consideration for Common Shares Tendered Pursuant to the Offer

If Merus’ executive officers and directors who own Common Shares tender their Common Shares for purchase pursuant to the Offer, they will receive in the Offer the same consideration on the same terms and conditions as the other Merus Shareholders. If such executive officers and directors do not tender their Common Shares for purchase pursuant to the Offer, but the Acceptance Time occurs and the Back-End Transactions are consummated, such executive officers and directors will also receive in exchange for their Common Shares the same consideration on the same terms and conditions as the other shareholders of Merus. As of October 13, 2025, the executive officers and directors of Merus beneficially owned, in the aggregate, 272,316 Common Shares, excluding Common Shares issuable upon exercise of outstanding Merus Options which are further discussed in the subsection below entitled “Effect of the Offer and the Back-End Transactions on Merus Options—Generally.” If the directors and executive officers were to tender all such Common Shares for purchase pursuant to the Offer and those Common Shares were accepted for purchase and purchased by Genmab, then the directors and officers would receive collectively, an aggregate of $26,414,652 in cash, pursuant to tenders into the Offer.

The following table sets forth the number of Common Shares beneficially owned as of October 13, 2025 by each of our executive officers and directors, excluding Common Shares issuable upon exercise of outstanding Merus Options, and the aggregate cash consideration that would be payable for such Common Shares pursuant to the Offer based on the Offer Consideration.

Name	Number of Common Shares Beneficially Owned (#)	Cash Consideration for Common Shares Beneficially Owned ($)(1)
Executive Officers
Sven (Bill) Ante Lundberg, M.D.*	198,740	$19,277,780
Peter B. Silverman, J.D.	—	$—
Greg Perry	—	$—
Fabian Zohren, M.D., Ph.D.	—	$—

Non-Employee Directors
Maxine Gowen, Ph.D.	—	$—
Mark Iwicki	73,576	$7,136,872
Len Kanavy	—	$—
Anand Mehra, M.D.	—	$—
Paolo Pucci	—	$—
Victor Sandor, M.D.	—	$—
Jason Haddock	—	$—

*	Dr. Lundberg is both a director and an executive officer.

(1)	Calculated based on (a) the number of owned Common Shares, multiplied by (b) $97.00.

Effect of the Offer and the Back-End Transactions on Merus Options—Generally

Pursuant to the terms of the Transaction Agreement, at the Acceptance Time, (i) each Merus Option that is outstanding and unexercised as of immediately prior to the Acceptance Time with an exercise price per Common Share that is less than the Offer Consideration, whether or not then fully vested and exercisable and whether or not then subject to any performance or other conditions, (each, an “In the Money Merus Option”) will vest in full at the Acceptance Time and will be cancelled immediately prior to the Closing and converted automatically into the right to receive an amount in cash, equal to the product of (x) the amount by which the Offer Consideration exceeds the applicable exercise price per Common Share of such Merus Option and (y) the aggregate number of Common Shares underlying such

Merus Option (the “Option Consideration”) without interest and subject to any applicable tax withholding, and (ii) each Merus Option other than an In the Money Merus Option (if any) will be canceled immediately prior to the Closing for no consideration.

Treatment of Executive Officer and Director Merus Options in the Back-End Transactions

All Merus Options held by Merus’ executive officers and non-employee directors will be treated as described in the preceding subsection entitled “Effect of the Offer and the Back-End Transactions on Merus Options—Generally.”

Table of Estimated Consideration for Executive Officer and Director Merus Options

The following table sets forth (i) the number of Common Shares underlying the outstanding Merus Options held by Merus’ executive officers and non-employee directors, as applicable; and (ii) the estimated Option Consideration that Merus’ executive officers and non-employee directors are eligible to receive (before deduction of applicable tax withholding) in connection with the Offer in respect of such awards, in each case as of October 13, 2025. All Merus Options held by Merus’ executive officers and non-employee directors are In the Money Merus Options. Solely for purposes of the table below, we have assumed that the Acceptance Time occurs on October 13, 2025. The table below does not take into account any vesting or forfeiture of equity awards, nor any additional equity awards that may be granted, in each case, between October 13, 2025 and the Acceptance Time.

Name	Number of Common Shares Subject to Merus Options (#)	Amount Payable in Respect of Merus Options ($)
Executive Officers
Sven (Bill) Ante Lundberg, M.D.*	1,999,248	$142,256,212
Peter B. Silverman, J.D.	505,914	$34,541,345
Greg Perry	662,126	$44,885,809
Fabian Zohren, M.D., Ph.D.	233,943	$10,594,275

Non-Employee Directors
Maxine Gowen, Ph.D.	73,252	$5,118,980
Mark Iwicki	86,939	$6,203,496
Len Kanavy	98,124	$7,104,543
Anand Mehra, M.D.	103,939	$7,681,816
Paolo Pucci	76,437	$5,383,536
Victor Sandor, M.D.	84,806	$6,089,572
Jason Haddock	30,881	$1,584,692

*	Dr. Lundberg is both a director and an executive officer.

Severance Benefits in Employment Agreements of Executive Officers

Merus’ subsidiary, Merus US, Inc. (“Merus US”) is party to employment agreements with each of Dr. Lundberg, Mr. Silverman, Mr. Perry and Dr. Zohren that provide that, if the applicable executive officer’s employment is terminated by Merus US without “cause” or due to the applicable executive officer’s resignation for “good reason,” in either case, within 12 months following a “change in control”, the applicable executive officer will be entitled to receive the following payments and benefits:

•	a lump sum payment equal to 1.0 times (or 1.5 times for Dr. Lundberg) the sum of the executive officer’s base salary and target annual bonus;

•	payment of any earned but unpaid annual bonus for the year prior to the year of termination;

•

direct payment of or reimbursement for continued medical, dental or vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”) for up to 12 months; and

•

accelerated vesting of the executive officer’s time-based equity awards, with any awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement. No equity awards held by an executive officer are subject to the attainment of performance-vesting conditions.

The severance benefits are conditioned on the applicable executive officer (i) executing and not revoking a general release of claims, and (ii) continuing to comply with the restrictive covenants and other obligations set forth in the executive officer’s proprietary information agreement.

Estimated potential severance payments for Merus’ named executive officers are set forth below in “—Golden Parachute Compensation.”

Tax Reimbursements

Merus has agreed to make tax reimbursement payments to the executive officers to the extent such executive officers are subject, in connection with the Transactions, to an excise tax imposed by Section 4999 of the Code, in an amount that generally will place them in the same after-tax position that they would have been in if no excise tax had applied and no tax reimbursement payment had been made, subject to certain limitations. The amount of any such tax reimbursement payment will be based on a number of factors and is not determinable at this time, but the aggregate amount of tax reimbursement payments by Merus is subject to a cap of $9,300,000. Merus may enter into tax reimbursement agreements with the executive officers regarding the excise tax reimbursement payments.

Permitted Retention Pool

Merus may adopt a cash-based retention program prior to the Closing where the aggregate amount payable under such program does not exceed $10,000,000. Retention payments under this program are permitted to be paid on the first anniversary of the Closing based on continued employment through such date (or earlier termination by Merus without “cause”). Each retention award recipient under the retention program will be determined by Merus with the consent of Genmab. As of the date hereof, it is not known whether any executive officer of Merus will receive a cash retention award, and no executive officer has yet been granted a cash retention award.

Continuing Employees—Employee Benefit Plans

Pursuant to the Transaction Agreement, for a period of one year following the Closing, Genmab will, or will cause its subsidiaries to, provide each employee of Merus or its subsidiaries as of the Closing who continue their employment with Genmab or any of its subsidiaries immediately following the Merger Effective Date (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate (as applicable) that is no less than the base salary or regular hourly wage rate provided to such Continuing Employee immediately prior to the Closing, (ii) an annual target cash bonus opportunity (excluding retention and change in control bonuses) that is not less than the annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Closing and (iii) employee benefits (excluding equity or equity-based compensation, severance, retention, change in control, employee stock purchase benefits, defined benefit pension benefits and retiree health and welfare benefits) that are in the aggregate substantially comparable to the greater of (A) those received by such Continuing Employee immediately prior to the Closing or (B) those provided by Genmab or its subsidiaries to similarly situated employees of Genmab or its subsidiaries. The “Merger Effective Date” means the date on which the Back-End Merger becomes effective, being the day after the date that the notarial deed effecting the Back-End Merger is executed (in each case determined by reference to CET).

For purposes of vesting, entitlement to (or level of) and eligibility to participate under the employee benefit plans (excluding benefit accruals under any defined benefit pension plan) of Genmab or any of its subsidiaries (each, a “New Plan”), Genmab will use commercially reasonable efforts to cause each Continuing Employee to receive service credit to the same extent recognized by Merus or any of its subsidiaries under comparable plans immediately prior to the Closing; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits or funding. In addition, Genmab will waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Closing under the applicable employee benefit plans and to the same extent such limitations are waived under any comparable plan of Genmab or its subsidiaries and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs.

Annual Bonus Treatment

The parties have agreed that Merus’ annual bonus payouts for 2025 will be paid out based on actual performance in the ordinary course of business consistent with past practice no later than February 2, 2026, generally subject to the participant’s continued employment through the payment date (except in the case of certain qualifying terminations).

Future Arrangements

It is possible that Continuing Employees, including the executive officers, will enter into new compensation arrangements with Genmab or its affiliates, which would not become effective until after the Back-End Transactions are consummated, if at all. Such arrangements may include agreements regarding future terms of employment, the right to receive equity or equity-based awards of Genmab or other retention awards. As of the date of this proxy statement, no compensation arrangements between such persons and Genmab and/or its affiliates have been established.

Rule 14d-10(d) Matters

Prior to the Acceptance Time, to the extent required, the Merus Board will take any further necessary steps to approve any such arrangements as described above in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Director and Officer Exculpation, Indemnification and Insurance

Merus’ articles of association (the “Articles of Association”), provide for certain indemnification rights for its directors, officers and employees, and Merus has entered into indemnification agreements with each of its executive officers and directors providing for procedures for indemnification and advancements by Merus of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Merus or, at Merus’ request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

The description of the indemnification agreements entered into between Merus and its directors and executive officers is qualified in its entirety by reference to the form of indemnification agreement filed as Exhibit 10.1 to Merus’ Quarterly Report on Form 10-Q filed on August 6, 2020, which is incorporated herein by reference.

Pursuant to the Articles of Association, Merus will indemnify and hold harmless each of its indemnified employees, officers and directors against any financial losses or other damages incurred by such indemnified person and any expense reasonably paid or incurred by or on behalf of such person in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative, investigative or other nature, formal or informal, in which he or she becomes involved, to the extent relating to his or her current or former position with Merus and/or a group company, and in each case to the fullest extent permitted by applicable law. No indemnification will be given to an indemnified employee, officer or director: (i) if a competent court or arbitral tribunal has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above result from either an improper performance of his or her duties as an officer or director of Merus or an unlawful or illegal act; (ii) to the extent that his or her financial losses, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); or (iii) in relation to proceedings brought by such indemnified person against Merus, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles of Association or an agreement between such indemnified person and Merus which has been approved by the Merus Board.

The Transaction Agreement provides for the continuation of certain indemnification, exculpation, advancement of expenses and insurance rights in favor of indemnified persons. From and after the Closing, Purchaser has agreed to honor and fulfill in all respects the obligations of Merus and its subsidiaries under any and all Indemnification Agreements between Merus and its subsidiaries, on the one hand, and any Indemnified Party . In addition, Genmab and Purchaser have agreed that all rights to indemnification, advances and exculpation from liabilities for acts or omissions occurring at or prior to the Closing in favor of the Indemnified Parties as provided in the Articles of Association or the organizational documents of any subsidiary and the Indemnification Agreements will survive the Closing and the Back-End Transactions and will continue in full force and effect in accordance with their terms and will not be amended, repealed or modified in a manner less advantageous to the Indemnified Parties for a period of six (6) years following the Closing.

For a period of six (6) years after the Closing, Purchaser has agreed to indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any litigation, suit, claim, action, arbitration, mediation or proceeding (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of Merus or any of its subsidiaries, occurring on or before the Closing or, for the independent directors resigning pursuant to the Transaction Agreement, for acts or omissions occurring at or prior to the date of their resignation contemplated by the Transaction Agreement (each, an “Indemnified Proceeding”), and to the fullest extent permitted by applicable law, the Purchaser will pay all expenses of each Indemnified Party in advance of the final disposition of any such Indemnified Proceeding, subject to receipt of an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification or exculpation.

The Transaction Agreement also provides that, prior to the Closing, Genmab will either (i) obtain and prepay, effective as of the Closing, and will maintain as of the Closing in full force and effect “tail” insurance policies (which policies by their express terms will survive the Closing) with a claims period of at least six (6) years from the Closing with respect to D&O Insurance that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles, amounts and scope at least as favorable as Merus’ existing policies for claims arising from facts or events that occurred on or prior to the Closing or (ii) maintain in effect for six (6) years from the Closing the existing D&O Insurance policies maintained by Merus; provided that Genmab may substitute therefor policies of at least the same coverage containing terms and conditions, including coverage, retentions, limits of liability, deductibles and amounts, that are substantially similar and at least as favorable as Merus’ existing policies with respect to matters occurring prior to the Closing; provided further, that (i) in no event will Genmab be required to expend more than an amount per year equal to the Insurance Cap and (ii) in the event of an expiration, termination or cancellation of any policy, Genmab will be required to obtain a replacement policy substantially equivalent to such expired, terminated or canceled policy, subject to the Insurance Cap.

Section 16 Matters

Prior to the Acceptance Time, Merus will take all actions reasonably necessary or advisable to cause any dispositions of Common Shares (including any “derivative securities” as defined in Rule 16a-1(c) under the Exchange Act with respect to Common Shares) pursuant to the Transactions by any director or officer of Merus who is a covered person of Merus for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Transactions. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table below entitled “—Quantification of Potential Payments and Benefits to Merus Named Executive Officers” are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer receives may materially differ from the amounts set forth in the table below. For purposes of this proxy statement, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Transactions and “double-trigger” refers to payments and benefits that require two conditions, which for purposes of this table consist of the completion of the Offer and a qualifying termination of employment.

The table below assumes the following:

•	the Closing will have occurred on October 13, 2025;

•

for purposes of the amounts shown in the columns entitled “Cash” and “Perquisites/ Benefits,” the employment of each named executive officer will be deemed to be terminated immediately following the Closing without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination” and each as defined in the named executive officer’s employment agreement), entitling the named executive officer to receive severance payments and benefits under the applicable employment agreement;

•	the consummation of the Offer constitutes a “change in control” or “sale event” for purposes of the applicable compensation plan or agreement;

•	the named executive officer’s base salary rate and target annual bonus (as a percentage of base salary) remains unchanged from that in effect as of October 13, 2025;

•

each named executive officer’s outstanding Merus Options are those that are outstanding and unvested as of immediately prior to the Acceptance Time and will be treated in accordance with the Transaction Agreement such that outstanding Merus Options will accelerate in full;

•	no named executive officer receives any additional Merus Options on or prior to the Acceptance Time that will vest on or prior to the Acceptance Time;

•	each named executive officer will receive payment of COBRA premiums, as applicable, in accordance with their employment agreements;

•	each named executive officer will be entitled to receive an excise tax reimbursement for any taxes imposed under Section 4999 of the Code;

•	none of the named executive officers will receive a cash retention bonus award under the retention program described above in “—Permitted Retention Pool”; and

•

except as otherwise noted above, no named executive officer enters into a new agreement, amends an existing agreement or is otherwise legally entitled to, prior to the Closing, additional compensation or benefits.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the subsections of “—Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions Contemplated by the Transaction Agreement.” The amounts shown in the table below do not include the payments or benefits that would have been earned on or prior to the Expiration Time, or the value of payments or benefits that are not based on or otherwise related to the Offer.

Quantification of Potential Payments and Benefits to Merus Named Executive Officers

Name(1)	Cash ($)(2)	Equity ($)(3)	Tax Reimbursements ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
Sven (Bill) Ante Lundberg, M.D.	$1,894,650	$39,884,439	$4,000,273	$50,751	$45,830,113
Peter B. Silverman, J.D.	$821,753	$14,107,941	$—	$33,834	$14,963,528
Greg Perry	$739,263	$20,713,772	$2,018,520	$23,743	$23,495,298
Fabian Zohren, M.D., Ph.D.	$753,494	$8,148,415	$1,113,916	$33,834	$10,049,659

(1)

Under the relevant SEC rules, we are required to provide information in this table with respect to our “named executive officers,” who are generally the individuals whose compensation was required to be reported in the Summary Compensation Table of our most recent proxy statement. Although our former Chief Medical Officer, Andrew Joe, M.D., is a named executive officer, he is not eligible for any compensation or benefits in connection with the Transactions and therefore has been omitted from this table.

(2)

The amount for each named executive officer represents the “double-trigger” cash severance payments to which the named executive officer may become entitled under the named executive officer’s employment agreement in connection with a qualifying termination during the 12 months after a change in control (the “change in control period”). The cash severance payments will consist of (a) a lump sum payment equal to (i) 1.5, for Dr. Lundberg and 1.0, for Messrs. Silverman and Perry and Dr. Zohren, times (ii) the sum of the named executive officers’ current base salary and target bonus, plus (b) any unpaid annual bonus earned by the named executive officer for the year prior to the year in which the termination occurs, based upon actual performance. The severance amounts in the table assume that the bonus earned for calendar year 2024 has been paid as of the Closing.

(3)

This amount represents “single trigger” vesting acceleration of outstanding unvested Merus Options granted pursuant to Merus’ 2016 Incentive Award Plan, as amended, which are held by the named executive officers and will accelerate as of immediately prior to the Acceptance Time without regard to any termination of employment.

The value of the Merus Options equals (i) the number of Common Shares underlying the Merus Options multiplied by the excess of the Offer Consideration ($97.00) over the per Common Share exercise price of the Merus Options. The foregoing treatment of equity awards of the named executive officers is further described in the section of this proxy statement entitled “—Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions Contemplated by the Transaction Agreement.” The estimated value of the Merus Options is shown in the table below.

Name	Number of Common Shares Subject to Unvested Merus Options (#)	Cash Consideration for Unvested Merus Options ($)
Sven (Bill) Ante Lundberg, M.D.	639,688	$39,884,439
Peter B. Silverman, J.D.	229,295	$14,107,941
Greg Perry	323,512	$20,713,772
Fabian Zohren, M.D., Ph.D.	176,461	$8,148,415

(4)

Merus has agreed to pay a tax reimbursement payment to each named executive officer for excise taxes imposed under Section 4999 of the Code, in an amount equal to such excise tax plus any taxes resulting from such payment (with certain limitations, as described above under “—Tax Reimbursements”). The amounts for each applicable named executive officer represent the estimated aggregate tax reimbursement payment that would become payable to the named executive officers, assuming the named executive officer experiences a qualifying termination on the assumed date of Closing. The portion of the tax reimbursement payment related to the equity award acceleration represents a “single-trigger” payment, and any portion of the tax reimbursement payment quantified in the table related to the payment of severance is a “double-trigger” payment.

(5)

The amount for each named executive officer represents the “double-trigger” cost of COBRA continuation coverage for a period of up to 18 months (for Dr. Lundberg) and 12 months (for each of Messrs. Silverman and Perry and Dr. Zohren), to which the named executive officer may become entitled under such named executive officer’s employment agreement in connection with a qualifying termination during the change in control period, as described in further detail in the section to this proxy statement captioned “—Severance Benefits in Employment Agreements of Executive Officers.”

Additional Merus Arrangements

Foundation Support Agreement

Concurrently with the execution of the Transaction Agreement, Merus entered into the Foundation Support Agreement with the Protection Foundation, which is also party to the Foundation Option Agreement, pursuant to which the Protection Foundation has the Foundation Call Option. Under the Foundation Support Agreement, Merus and Protection Foundation have agreed, among other things, that during the term of the Transaction Agreement, the Protection Foundation will not and cannot exercise the Foundation Call Option and that the Foundation Option Agreement, including the Foundation Call Option, will terminate with effect from the Closing, and wherein the Protection Foundation stated its belief that the Transactions do not constitute a threat to the interests of Merus, its businesses or its stakeholders and stated its support of the Transactions.

This summary of the Foundation Support Agreement is only a summary and is qualified in its entirety by reference to the Foundation Support Agreement itself, a copy of which is attached to this proxy statement as Annex E and is incorporated herein by reference.

Acceptance Time of the Offer and the Transactions

The Transaction Agreement provides, among other things, that, subject to the terms and conditions set forth therein, Purchaser will (and Genmab will cause Purchaser to), promptly following the Expiration Time (but in any event within two (2) business days following the Expiration Time), irrevocably accept for payment and, at the Acceptance Time, pay for (by delivery of funds to the Depositary), all Common Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Acceptance Time.

Certain Tax Considerations Regarding the Offer and the Back-End Transactions

Certain U.S. Federal Income Tax Considerations

The following is a summary of U.S. federal income tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions to U.S. Holders (as defined below) of Merus whose Common Shares are tendered and accepted for payment pursuant to the Offer or during the Subsequent Offering Period or whose Common Shares are not tendered but who receive cash in the Back-End Transactions. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed, and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. Purchaser has not sought, and does not currently intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The following summary assumes that each of the Offer, the Subsequent Offering Period and the Back-End Transactions will be consummated as described in this proxy statement, and it applies only to U.S. Holders who hold their Common Shares as capital assets within the meaning of Section 1221 of the Code. The following summary does not constitute tax advice and is not a complete description of all of the tax consequences of the Offer, the Subsequent Offering Period or the Back-End Transactions, and in particular, does not address many of the tax considerations that may be relevant to a holder in light of his, her or its particular circumstances or that may be applicable to Merus Shareholders that may be subject to special tax rules, including, without limitation:

•	banks, certain financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities, commodities or currencies;

•	persons subject to special tax accounting rules, such as persons that mark their securities to market;

•	cooperatives;

•	tax-exempt entities or governmental organizations;

•	retirement plans and other tax-deferred accounts, or persons who hold Common Shares in such plans or accounts;

•	certain former citizens or former long-term residents of the United States;

•	persons who received Common Shares as compensation for the performance of services;

•	persons who hold Common Shares as part of a “hedging,” “integrated,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•

S corporations, partnerships (including entities or other arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons who hold Common Shares through such an entity;

•	persons whose functional currency is not the U.S. dollar;

•	persons who own or have owned directly, indirectly, or through attribution ten percent (10%) or more of the voting power or value of the outstanding Common Shares;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to their Common Shares being taken into account in an “applicable financial statement” (as defined in the Code); or

•	persons holding Common Shares in connection with a trade or business conducted outside the United States.

Moreover, this summary does not address the U.S. federal alternative minimum tax, estate, gift, unearned income Medicare contribution or any other applicable non-income tax laws, or any applicable state, local or non-U.S. tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares that, for U.S. federal income tax purposes, is or is classified as:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, or of any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, or any other entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Common Shares, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the partnership’s activities. Accordingly, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes that hold Common Shares, and persons treated as partners in such entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer, the Subsequent Offering Period and the Back-End Transactions.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, THE SUBSEQUENT OFFERING PERIOD AND THE BACK-END TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

The Receipt of Cash in Exchange for Common Shares Pursuant to the Offer or During the Subsequent Offering Period.

The exchange of Common Shares by U.S. Holders for cash pursuant to the Offer or during the Subsequent Offering Period will be a taxable transaction for U.S. federal income tax purposes. In general, subject to the discussion below regarding passive foreign investment company (“PFIC”) rules and Section 304 of the Code, a U.S. Holder who exchanges Common Shares for cash pursuant to the Offer or during the Subsequent Offering Period will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding tax) in exchange for Common Shares pursuant to the Offer or during the Subsequent Offering Period and the U.S. Holder’s adjusted tax basis in such Common Shares. Any such gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period for such Common Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, is generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized pursuant to the Offer or during the Subsequent Offering Period is subject to certain limitations. If a U.S. Holder acquired different blocks of Common Shares at different times or for different prices, such U.S. Holder must calculate its gain or loss separately with respect to each block of Common Shares.

Merus believes that it is not and has not been a PFIC for U.S. federal income tax purposes since the Common Shares began trading on Nasdaq in May 2016. In general, the test for determining whether Merus is or has been a PFIC is applied annually and is based upon the composition of Merus’ and certain of its affiliates’ income and assets for such taxable year. If Merus were a PFIC in the current taxable year or in any prior taxable year in which the tendering U.S. Holder has held the Common Shares, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such Common Shares, including an exchange of such Common Shares pursuant to the Offer or during the Subsequent Offering Period, unless such U.S. Holder has in effect certain elections, such as the mark-to-market election. U.S. Holders should consult their own tax advisors concerning whether Merus is or has been a PFIC for any given taxable year during which such U.S. Holder has owned Common Shares and the tax consequences of tendering Common Shares pursuant to the Offer or during the Subsequent Offering Period.

Section 304 of the Code applies in instances in which one or more persons are in control of two (2) corporations, and such persons receive property (which includes cash) from one corporation such person(s) control in exchange for their stock in the other corporation. For this purpose, applying certain ownership attribution rules set forth in the Code, control means fifty percent (50%) of the voting power or fifty percent (50%) of the value of the stock of a corporation. To the knowledge of Genmab and Merus, one or more persons do not control both Genmab and Merus within the meaning of Section 304 of the Code. However, because the analysis depends on the application of complex ownership attribution rules under the Code, Genmab and Merus do not have sufficient information to determine definitively that Section 304 of the Code will not apply to the Transactions. If Section 304 of the Code were to apply, U.S. Holders may be required to recognize the amount of cash paid for their Common Shares as dividend income unless such U.S. Holder satisfies the requirements set forth in Section 302(b) of the Code, as modified under Section 304(b)(1) of the Code. The possibility of dividend treatment depends on each U.S. Holder’s circumstances, including the application of the applicable ownership attribution rules. U.S. Holders who also actually or constructively own shares of Genmab should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

The Receipt of Cash in Exchange for Common Shares Pursuant to the Back-End Transactions.

If Purchaser consummates the Offer and not all issued and outstanding Common Shares are tendered pursuant to the Offer or during the Subsequent Offering Period, then beginning on the Subsequent Closing Date, subject to the satisfaction or waiver of certain conditions, Genmab and Purchaser shall be required to effect, or cause to be effected, and Merus and its subsidiaries shall effect, if permissible under applicable law, the Back-End Transactions. The Back-End Transactions will be implemented by means of (a) if on or prior to the Subsequent Closing Date the Article 14b Tax Ruling has been obtained, the Back-End Merger, the Back-End Loan and the Back-End Cancellation or (b) if on or prior to the Subsequent Closing Date the Article 14b Tax Ruling has not been obtained, the Back-End Articles Amendment, the Back-End Conversion and Amendment and the Back-End Compulsory Acquisition, and if applicable, the Back-End Share Issuance.

The U.S. federal income tax consequences to U.S. Holders in respect of a disposal of Common Shares and receipt of cash under either (a) the Back-End Cancellation or (b) the Back-End Compulsory Acquisition is generally expected to be the same as the U.S. federal income tax consequences to U.S. Holders who tender their Common Shares in the Offer or during the Subsequent Offering Period, as described above. However, while no Dutch dividend withholding tax (dividendbelasting) is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition, U.S. Holders generally will be subject to Dutch dividend withholding tax in the Back-End Cancellation, as further described in the section below entitled “—Certain Dutch Tax Consequences”.

Such Dutch withholding tax may give rise to a U.S. foreign tax credit that could be applied, subject to limitations, against U.S. federal income tax on foreign source income. Absent certain circumstances, gain recognized as a result of the receipt of cash in the Back-End Transactions will generally be treated as U.S. source gain and not subject to offset by foreign tax credits.

Alternatively, a U.S. Holder may take a deduction for any Dutch withholding tax imposed if the U.S. Holder does not elect to claim a foreign tax credit for any foreign taxes paid during the taxable year. The calculation of deductions and U.S. foreign tax credits involves the application of complex rules and limitations may apply. Each U.S. Holder should consult its own tax advisor concerning the tax consequences of exchanging Common Shares and receiving cash pursuant to the Back-End Transactions.

Information Reporting and Backup Withholding.

A U.S. Holder who exchanges Common Shares pursuant to the Offer, the Subsequent Offering Period or in the Back-End Transactions is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Offer, the Subsequent Offering Period or the Back-End Transactions. Because individual circumstances may differ, each Merus Shareholder is urged to consult its own tax advisor regarding the applicability of the rules discussed above to it and the particular tax effects to it of the Offer, the Subsequent Offering Period and Back-End Transactions in light of its particular circumstances and the application of state, local, non-U.S. and other tax laws.

Certain Dutch Tax Consequences

The following summary solely addresses certain material Dutch income tax and withholding tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions for the holders of Common Shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. In addition, the following summary does not intend to be applicable with regard to all categories of holders of Common Shares. For the purposes of Dutch tax law, a holder of Common Shares may include an individual or entity who or which does not have legal title to such Common Shares, but to whom or which nevertheless Common Shares, or the income thereof, are attributed based on specific statutory provisions or on the basis of such individual or entity having an interest in Common Shares, or the income thereof. The following summary does not describe any Dutch tax consequences arising from the Dutch Minimum Tax Act 2024 (the Dutch implementation of Council Directive (EU) 2022/2523 of 14 December 2022 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale domestic groups in the EU) which may be relevant for a particular holder. Tax matters are complex, and the tax consequences of the Offer, the Subsequent Offering Period and the Back-End Transactions to a particular holder of Common Shares or New TopCo Shares A will depend in part on such holder’s circumstances. Accordingly, each Merus Shareholder is urged to consult his, her or its own tax advisor for a full understanding of the tax consequences of the Offer, the Subsequent Offering Period or the Back-End Transactions to him, her or it, including the applicability and effect of Dutch tax laws.

Wherein the following summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Wherein the following summary the terms “The Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of The Netherlands. The following summary does not address tax consequences arising in any jurisdiction other than The Netherlands. The following summary assumes that Merus and New TopCo are organized, and that their respective businesses will be conducted, in the manner outlined in this proxy statement. A change to such organizational structure or to the manner in which Merus or New TopCo conducts its business may invalidate the contents of the following summary, which will not be updated to reflect any such change.

The following summary is based on the tax law of The Netherlands (unpublished case law not included) as it stands at the date of this proxy statement. The tax law upon which the following summary is based is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of the following summary, which will not be updated to reflect such change.

The following summary does not address the Dutch tax consequences for:

•

persons to whom Common Shares, and the income therefrom, are attributed based on the separated private assets (afgezonderd particulier vermogen) provisions of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001);

•

corporate holders of Common Shares which qualify for the participation exemption (deelnemingsvrijstelling) or which qualify for the participation credit (deelnemingsverrekening). Generally speaking, a shareholding is considered to qualify as a “participation” for the participation exemption or the participation credit if it represents an interest of five percent (5%) or more of the nominal paid-up share capital (and provided certain conditions are met). A corporate holder that does not hold at least five percent (5%) of the nominal paid-up share capital of Merus may further qualify for the participation exemption or the participation credit if certain conditions are met and a “related entity” (a statutorily defined term) holds a qualifying participation in Merus, or if Merus is a related entity;

•

pensions funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) or other Dutch-tax resident entities that are not subject to, or that are fully or partly exempt from, Dutch corporate income tax;

•	holders of Common Shares which are not considered the beneficial owner (uiteindelijk gerechtigde) of Common Shares or of the benefits derived from or realized in respect of Common Shares;

•	individuals to whom Common Shares, or the income therefrom, are attributable to membership of a management board or a supervisory board or employment;

•	activities which are taxed as employment income in The Netherlands;

•

(a) holders of Common Shares holding a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in Merus, and (b) holders of Common Shares of whom a certain related person holds a substantial interest in

Merus. Generally speaking, a “substantial interest” in a company arises if a person, alone or, where such person is an individual, together with his or her “partner” (a statutorily defined term), directly or indirectly, holds or is deemed to hold (i) an interest of five percent (5%) or more of the total issued capital in such company or five percent (5%) or more of the issued capital of a certain class of shares in such company, (ii) rights to acquire, directly or indirectly, such interest or (iii) certain profit-sharing rights in such company;

•

holders of Common Shares that are affiliated with Merus or Purchaser within the meaning of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021). An entity is generally regarded as affiliated with Merus for purposes of the conditional withholding tax on dividends within the meaning of the Dutch Withholding Tax Act 2021 if it has a qualifying interest (kwalificerend belang) in Merus. Generally speaking, a “qualifying interest” in Merus arises if such entity can directly or indirectly, either alone or as part of a qualifying unity (kwalificerende eenheid), exercise decisive influence on the activities of Merus to “control the decisions” (within the meaning of case law of the European Court of Justice on the right of freedom of establishment (vrijheid van vestiging)) made by Merus, which occurs if the entity holds more than fifty percent (50%) of the statutory voting rights in Merus. An entity is also affiliated if a third party can, directly or indirectly, either alone or as part of a qualifying unity, exercise decisive influence on the activities of both Merus and such entity; or

•

entities which are a resident of Aruba, Curaçao or Sint Maarten or that have an enterprise which is carried on through a permanent establishment or a permanent representative in Bonaire, Sint Eustatius or Saba, and Common Shares are attributable to such permanent establishment or permanent representative.

Income and Dividend Withholding Tax Aspects for Holders of Common Shares Who Tender Their Common Shares in the Offer or During the Subsequent Offering Period

Dividend Withholding Tax

The Offer Consideration paid by Purchaser to holders of Common Shares in exchange for Common Shares tendered pursuant to the Offer or during the Subsequent Offering Period will not be subject to withholding or deduction for any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Corporate and Individual Income Tax—Residents of the Netherlands

If a holder of Common Shares (other than an individual resident of The Netherlands or deemed to be a resident of The Netherlands for Dutch individual income tax purposes) is fully subject to Dutch corporate income tax or is only subject to Dutch corporate income tax in respect of an enterprise to which the Common Shares are attributable, income derived from

Common Shares and gains realized upon the redemption or disposal of Common Shares or the exchange of Common Shares for cash is generally taxable in The Netherlands at up to a maximum rate (for 2025) of 25.8%.

If a holder of Common Shares is an individual resident of The Netherlands or is deemed to be a resident of The Netherlands for Dutch individual income tax purposes, income derived from Common Shares and gains realized upon the redemption or disposal of Common Shares or the exchange of Common Shares for cash are taxable at the progressive rates at up to a maximum rate (for 2025) of 49.50% under the Dutch Income Tax Act 2001, if:

•

the individual is an entrepreneur (ondernemer) and has an enterprise to which Common Shares are attributable or the individual has (other than as a shareholder) a co-entitlement to the net worth of an enterprise (medegerechtigde), to which enterprise Common Shares are attributable; or

•

such income or gains qualify as income from miscellaneous activities (resultaat uit overige werkzaamheden), which includes investment activities with respect to Common Shares that exceed regular, active portfolio management (normaal actief vermogensbeheer).

If neither condition above applies to such holder of Common Shares, taxable income with regard to Common Shares must be determined on the basis of a deemed return on savings and investments (sparen enbeleggen). This deemed return on savings and investments is determined based on the individual’s yield basis (rendementsgrondslag) at the beginning of the calendar year (i.e., January 1st), insofar as such individual’s yield basis exceeds a statutory threshold (heffingvrij vermogen) of €57,684 (for 2025) and is taxed at the rate of 36%. Such individual’s yield basis is determined as the fair market value of certain qualifying assets held by such individual, minus the fair market value of certain qualifying liabilities at the beginning of the calendar year (i.e., January 1st). The fair market value of Common Shares will be included as an asset in such individual’s yield basis. Such individual’s deemed return is calculated by multiplying such individual’s yield basis with a “deemed return percentage” (effectief rendementspercentage), which percentage depends on the actual composition of the yield basis, with separate deemed return percentages for savings (banktegoeden), other investments (overige bezittingen) and debts (schulden). As of January 1, 2025, the percentage for other investments, which include Common Shares, is set at 5.88%.

However, on July 19, 2025, the Dutch Box 3 Rebuttal Scheme Act (Wet tegenbewijsregeling box 3) entered into force, with retroactive effect. The Dutch Box 3 Rebuttal Scheme Act codifies case law of the Dutch Supreme Court (Hoge Raad), in which the Dutch Supreme Court ruled that the system of taxation based on a “deemed return” with respect to an individual’s savings and investments contravenes Section 1 of the First Protocol to the European Convention on Human Rights, in combination with Section 14 of the European Convention on Human Rights, if the deemed return applicable to the savings and investments exceeds the actual return in the relevant calendar year (as calculated in accordance with the provisions of the Dutch Box 3 Rebuttal Scheme Act). The Dutch Box 3

Rebuttal Scheme Act provides that if an individual demonstrates that the actual return (as calculated in accordance with the provisions of the Dutch 3 Rebuttal Scheme Act) is lower than the deemed return, only the actual return should be taxed under the regime for savings and investments.

Corporate and Individual Income Tax—Non-Residents of the Netherlands

If a person is neither a resident of The Netherlands nor is deemed to be a resident of The Netherlands for Dutch corporate or individual income tax purposes, such person is not liable for Dutch income tax in respect of income derived from Common Shares and gains realized upon the redemption or disposal of Common Shares or the exchange of Common Shares for cash pursuant to the Offer or during the Subsequent Offering Period, unless:

•

such person is not an individual and such person (a) has an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative Common Shares are attributable or (b) is (other than by way of securities) entitled to a share in the profits of an enterprise or has a co-entitlement to the net worth of an enterprise that is effectively managed in The Netherlands and to which enterprise Common Shares are attributable. Such income and gains are subject to Dutch corporate income tax at up to a maximum rate of 25.8% (for 2025); or

•

such person is an individual and such individual (a) has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in The Netherlands to which permanent establishment or permanent representative Common Shares are attributable, (b) realizes income or gains with respect to Common Shares that qualify as income from miscellaneous activities in The Netherlands, which includes investment activities with respect to Common Shares that exceed regular, active portfolio management, or (c) is (other than by way of securities) entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands and to which enterprise Common Shares are attributable. Income and gains derived from Common Shares as specified under (a) and (b) above by an individual are subject to individual income tax at progressive rates up to a maximum rate of 49.50% (for 2025). Income derived from a share in the profits of an enterprise as specified under (c) above that is not already included under (a) or (b) above will be taxed pursuant to the rules for savings and investments (as described above under section “—Income and Dividend Withholding Tax aspects for holders of the Common Shares who tender their Common Shares in the Offer or During the Subsequent Offering Period—Corporate and Individual Income Tax—Residents of the Netherlands”).

Income and Dividend Withholding Tax aspects for holders of Common Shares who do not tender their Common Shares in the Offer or during the Subsequent Offering Period

If Purchaser consummates the Offer and not all issued and outstanding Common Shares are tendered pursuant to the Offer or during the Subsequent Offering Period, then beginning on the Subsequent Closing Date, subject to the satisfaction or waiver of certain conditions, Genmab and Purchaser shall be required to effect, or cause to be effected, and Merus and its subsidiaries shall effect, if permissible under applicable law, the Back-End Transactions. The Back-End Transactions will be implemented by means of (a) if on or prior to the Subsequent Closing Date the Article 14b Tax Ruling has been obtained, the Back-End Merger, the Back-End Loan and the Back-End Cancellation or (b) if on or prior to the Subsequent Closing Date the Article 14b Tax Ruling has not been obtained, the Back-End Articles Amendment, the Back-End Conversion and Amendment and the Back-End Compulsory Acquisition, and if applicable, the Back-End Share Issuance.

Back-End Merger

Taxes on Income and Capital Gains

The Dutch income tax and corporate income tax consequences for a holder of Common Shares in respect of a disposal of Common Shares under the Back-End Merger are in principle similar to the Dutch tax consequences for holders of Common Shares who tender their Common Shares in the Offer or during the Subsequent Offering Period, unless roll-over relief is available in respect of any gain realized in connection with the Back-End Merger.

Dividend Withholding Tax

The implementation of the Back-End Merger, and the deemed disposal of Common Shares and receipt of New TopCo Shares A in connection therewith, will not be subject to withholding or deduction for any taxes of any nature whatsoever imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

Back-End Cancellation

Taxes on Income and Capital Gains

The Dutch income tax and corporate income tax consequences of the Back-End Cancellation for a holder of New TopCo Shares A are in principle similar to the Dutch tax consequences for holders of Common Shares who tender their Common Shares in the Offer or during the Subsequent Offering Period.

Dividend Withholding Tax

The Back-End Cancellation Consideration is subject to fifteen percent (15%) Dutch dividend withholding tax to the extent the Back-End Cancellation Consideration per New TopCo Share A exceeds the Fiscally Recognized Capital of such New TopCo Share A immediately prior to the Back-End Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular Minority Shareholder.

Merus has calculated the amount of Fiscally Recognized Capital of Merus as per December 31, 2024. Based on the Calculation, the Fiscally Recognized Capital per New TopCo Share A is expected to be significantly lower than the Back-End Cancellation Consideration. The Calculation and the amount of Fiscally Recognized Capital of Merus and Fiscally Recognized Capital per New TopCo Share A will have to be updated for any relevant transactions between December 31, 2024 and the Back-End Merger. On the basis of the Calculation, and assuming (i) the USD/EUR exchange rate at the time of the Back-End Merger will not be significantly lower than the current USD/EUR exchange rate and (ii) no material negative changes will occur in the amount of Fiscally Recognized Capital of Merus between December 31, 2024 and the Back-End Merger, it is currently expected that Dutch dividend withholding tax is to be withheld in respect of the Back-End Cancellation Consideration. Merus, Genmab and the Purchaser agreed to submit the Article 13 Tax Ruling Request to the DTA to seek advance clearance on the Calculation and the Dutch dividend withholding tax due in respect of the Back-End Cancellation. If the DTA has not granted the Article 13 Tax Ruling Request prior to the consummation of the Back-End Cancellation, Merus and Genmab shall apply the calculation methodology set forth in the Article 13 Tax Ruling Request for purposes of determining the amount of Dutch dividend withholding tax to be withheld in connection with the payments made to Minority Shareholders in connection with the Back-End Cancellation, subject to such revisions as Merus and Genmab reasonably agree in good faith.

As a result, the applicable Dutch dividend withholding tax imposed on the Back-End Cancellation Consideration received by Minority Shareholders is expected to be greater than, the Dutch dividend withholding tax imposed upon such shareholders had they tendered their Common Shares pursuant to the Offer or during the Subsequent Offering Period, as no Dutch dividend withholding tax is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition (except in the event a particular holder of New TopCo Shares A timely demonstrates to New TopCo’s sole satisfaction that such holder is entitled to receive its Back-End Cancellation Consideration free of Dutch dividend withholding tax as described below).

This would result in holders of Common Shares who did not tender their Common Shares in the Offer or during the Subsequent Offering Period receiving a lower consideration than they would have received in the event they had tendered their Common Shares in the Offer or during the Subsequent Offering Period. New TopCo is responsible for the withholding of any Dutch dividend withholding tax at source; any Dutch dividend withholding tax is for the account of the Minority Shareholder, and New TopCo will not be obliged to pay any additional amounts to a Minority Shareholder for any Dutch dividend withholding tax deducted and withheld on the Back-End Cancellation. Unless any Minority Shareholder prior to the Back-End Cancellation timely demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Back-End Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such shareholder from the tax withholding process, New TopCo will deduct and withhold from the Back-End Cancellation Consideration payable to each Minority Shareholder such amount of Dutch dividend withholding tax as it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and will remit the amount so deducted and withheld to the DTA. In such cases, New TopCo will not apply any reductions of, or exemptions from, Dutch dividend withholding tax at source based on Dutch domestic law, EU law or any treaty for the avoidance of double taxation and any regulations for claiming relief thereunder. All amounts that are so deducted and withheld as required by applicable law shall be treated for all purposes as having been paid to the relevant Minority Shareholder. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and, accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom.

You should consult your tax advisor to determine the tax consequences (including the application and effect of any Dutch dividend withholding taxes) to you of the Offer, the Subsequent Offering Period and the Back-End Transactions in light of your particular circumstances.

Back-End Compulsory Acquisition

The Dutch dividend withholding tax consequences, the Dutch individual income tax consequences, and the Dutch corporate income tax consequences of the Back-End Compulsory Acquisition are in principle similar to the Dutch dividend withholding tax consequences, the Dutch individual income tax consequences, and the Dutch corporate income tax consequences for holders of Common Shares who tender their Common Shares in the Offer or during the Subsequent Offering Period.

Other Dutch tax aspects for holders of the Common Shares or New TopCo Shares A

No Dutch registration tax, customs duty, transfer tax, stamp duty or any other similar documentary tax or duty is payable in The Netherlands by a holder of Common Shares or New TopCo Shares A on any payment pursuant to the Offer, during the Subsequent Offering Period or in the Back-End Transactions, as applicable.

No Appraisal Rights

Merus Shareholders are not entitled under Dutch law or otherwise to appraisal or dissenters’ rights with respect to the Offer or the Back-End Transactions. Pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) owns at least ninety-five percent (95%) of the company’s issued capital and outstanding share capital may initiate proceedings against the other minority shareholders jointly for the transfer of their shares to such shareholder. In such proceedings, the Enterprise Court may grant the claim for buy-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Court on the value of the shares to be transferred. As part of the Back-End Transactions, if Purchaser, Genmab or any of their respective affiliates holds at least ninety-five percent (95%) of the Common Shares (whether as a public limited liability company (N.V.) or, after the Back-End Conversion and Amendment, as a private limited liability company (B.V.)), and if, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has not been obtained, Purchaser will initiate such compulsory acquisition proceedings. In the event Purchaser initiates these proceedings, Purchaser expects to request that the Enterprise Court determine the cash amount per Common Share to be equal to the Offer Consideration, adjusted, as applicable, to reflect the timing of settlement of consideration relative to the Offer settlement. The non-tendering Merus Shareholders do not have the right to commence the Back-End Compulsory Acquisition proceeding to oblige Purchaser to buy their Common Shares.

Regulatory Approvals; Efforts

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations that have been promulgated thereunder), (the “HSR Act”) certain transactions, including Purchaser’s purchase of Common Shares pursuant to the Offer, may not be consummated until certain information and documentary material (the “HSR Notification Form”) has been submitted to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and expiration or termination of any waiting period under the HSR Act. Under the HSR Act, Purchaser’s purchase of the Common Shares pursuant to the Offer is subject to an initial waiting period that will expire at 11:59 p.m., Eastern time, on such date that is 15 days after such filing was deemed accepted by the premerger notification office of the FTC, except that if the waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. During the 15-day waiting period the FTC and the Antitrust Division can choose to shorten the waiting period by granting early termination or may extend the waiting period by issuing a Request for Additional Information or Documentary Material (a “Second Request”) to the parties.

Alternatively, to provide the FTC or the Antitrust Division with additional time to review the proposed acquisition, Genmab, with the consent of Merus, may withdraw its HSR Notification Form prior to the expiration of the waiting period and refile, starting a new 15-day waiting period. If the FTC or the Antitrust Division issue Second Requests, the waiting period with respect to the Offer will be extended to 11:59 p.m., Eastern time, on the 10th calendar day after Purchaser’s certification of substantial compliance with its Second Request unless the FTC or the Antitrust Division terminates the waiting period before its expiration. If the HSR Act waiting period expires or is terminated, completion of the Transactions will not require an additional filing under the HSR Act so long as Genmab owns 50% or more of the outstanding Common Shares within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

On October 28, 2025, each of Purchaser and Merus filed Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with Purchaser’s proposed acquisition of Common Shares pursuant to the Offer. As a result, the required fifteen (15) calendar-day waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on November 12, 2025, unless Purchaser withdraws its Premerger Notification and Report Forms before the expiration of the initial fifteen (15) calendar-day waiting period and refiles it thereafter, or the FTC or the Antitrust Division shortens or extends the waiting period by granting Early Termination or issuing a Second Request, respectively, prior to expiry of the initial waiting period.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Common Shares pursuant to the Offer, (ii) to require Purchaser or Genmab to divest the Common Shares, or (iii) to require Genmab or Merus to divest businesses or assets or seek other relief. Private parties, as well as state attorneys general, also may bring legal actions under federal and state antitrust laws under certain circumstances. At any time, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state or private party could seek to enjoin the consummation of the overall transaction or seek other structural or relief or damages.

Genmab and Merus have made a voluntary briefing paper submission to the UK Competition and Markets Authority (the “UK CMA”). In accordance with the terms of the Transaction Agreement, completion of the Transactions is conditional on a ‘no further questions’ response from the CMA to this briefing paper (if this were the most recent response from the UK CMA as at the date all other conditions to the Offer were satisfied) or otherwise, clearance from the UK CMA following the submission of a notice to the UK CMA in the prescribed form as contemplated by Section 96 of the Enterprise Act 2002 in relation to the Offer. Based upon an examination of publicly available information and other information relating to the businesses in which Merus is engaged, Merus does not believe that either the purchase of Common Shares by Purchaser pursuant to the Offer or the consummation of the Back-End Transactions should violate applicable antitrust laws. Nevertheless, Merus cannot be certain that a challenge to the overall transaction on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

Merger Code

In The Netherlands, certain transactions require notifications under the Dutch Social and Economic Council’s Merger Code 2015 (SER Fusiegedragsregels 2015) (the “Merger Code”). Purchaser has made the requisite notification to the Social and Economic Council (Sociaal-Economische Raad) in connection with the Offer and the Back-End Transactions on behalf of Purchaser, Genmab and Merus. The applicable procedures pursuant to the Merger Code are deemed finalized.

Employee Clearance

In The Netherlands, certain transactions require consultation with applicable works councils under the WCA. Genmab and Merus will carefully consider any views or requests from their relevant works council and consult in good faith regarding potential accommodations. Merus has initiated the consultation procedure with the Merus Works Council, and Genmab has caused Genmab B.V to initiate the consultation procedure with the Genmab Works Council, requesting advice from their respective Works Councils within one month, and each of the parties will use reasonable best efforts to complete these processes expeditiously.

Financing of the Offer and the Other Transactions

Genmab expects to fund the Offer and the Back-End Transactions using a combination of debt financing and cash on hand. Genmab has entered into a Debt Commitment Letter with Morgan Stanley Senior Funding, Inc. Pursuant to the Debt Commitment Letter, the commitment parties thereto committed to provide to Purchaser debt financing in an aggregate principal amount of up to $6.0 billion to finance the Transactions and to pay related fees and expenses. The Offer is not conditioned upon Genmab’s or Purchaser’s ability to finance the purchase of the Common Shares pursuant to the Offer.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We currently have eight (8) directors on our board of directors, including one executive director, and seven (7) non-executive directors. For information with respect to our board of directors and corporate governance matters, please refer to the sections entitled “Our Board of Directors,” “Corporate Governance” and “Committees of the Board” in our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2025, which is incorporated herein by reference.

Pursuant to the terms of the Transaction Agreement, upon the Closing, and subject to the adoption of the Governance Resolutions, the Merus Board will be comprised of six (6) directors, (i) all of whom, other than those contemplated by the following clause (ii), have been designated in writing by Genmab and Purchaser and who shall initially be the Purchaser designated directors: Jan van de Winkel, Ph.D., as executive director, and each of Greg Mueller, Anthony Pagano and Martine van Vugt, Ph.D., as non-executive directors, and (ii) Maxine Gowen, Ph.D. and Anand Mehra, M.D., who are current Independent Directors (as defined below) of Merus and who have been designated by Merus. Each of Sven (Bill) Ante Lundberg, M.D., Mark Iwicki, Len Kanavy, Paolo Pucci, Victor Sandor, M.D.C.M., and Jason Haddock will voluntarily step down as members of the Merus Board effective upon the Closing. The non-executive directors who are independent from Purchaser and Genmab (and both of whom qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code (“Independent Directors”)) will, in accordance with Dutch practice, continue to serve the corporate interest of Merus and the interests of all relevant stakeholders of Merus, including the interests of Minority Shareholders, and will resign from the Merus Board effective upon the earlier to occur of (i) such time after the Acceptance Time as Genmab, Purchaser and their respective affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Common Shares, (ii) the effectiveness of the Back-End Merger, and (iii) the date on which Genmab or any of its affiliates irrevocably and unconditionally commences the Back-End Compulsory Acquisition.

Set forth below is biographical information for each director nominee and each continuing member of the Merus Board. This includes information regarding each individual’s experience, qualifications, attributes, or skills.

There are no family relationships among any of our executive officers, continuing directors or director nominees.

Executive Director Nominee

JAN VAN DE WINKEL, PH.D.	Age 64

Jan G. J. van de Winkel, Ph.D., is a co-founder of Genmab and served as President, Research & Development and Chief Scientific Officer of the company until his appointment as President & Chief Executive Officer in 2010. Dr. van de Winkel has more than 25 years of experience in the therapeutic antibody field and served as Vice President and Scientific

Director of Medarex Europe prior to joining Genmab. Previously, Dr. van de Winkel served as Chairman of the board of directors of Hookipa Pharma Inc. from 2017 to 2024, and as a member of the board of directors of LEO Pharma Inc. from 2017 to 2024, Omega Alpha SPAC from 2020 to 2023, and Celdara Medical, LLC from 2012 to 2020. We believe that Dr. van de Winkel is qualified to serve on the Merus Board due to his broad knowledge of the biotechnology industry and significant leadership experience in the life sciences industry.

Non-Executive Director Nominees

GREG MUELLER	Age 54

Greg Mueller has served as Executive Vice President and General Counsel & Chief Legal Officer of Genmab since July 2025 and is responsible for leading and managing the global legal, intellectual property, corporate governance, and global compliance and risk functions. Before joining Genmab, Mr. Mueller spent more than 20 years at AstraZeneca, living and working in North America, Europe and Asia. For the last 12 years, he was part of the Legal Senior Management Team, holding roles as the Deputy General Counsel, International and then as the Deputy General Counsel, Corporate. Prior to AstraZeneca, Mr. Mueller worked as a corporate transactions lawyer at a large national Canadian law firm. We believe that Mr. Mueller is qualified to serve on the Merus Board due to his extensive legal experience in the biotechnology industry.

ANTHONY PAGANO	Age 48

Anthony Pagano has served as Executive Vice President and Chief Financial Officer of Genmab since March 2018. Prior to joining Genmab, Mr. Pagano was Corporate Controller and Senior Director of Business Planning at NovaDel Pharma, a publicly traded specialty pharmaceutical company. He started his career at KPMG LLP, reaching the position of Manager, where he provided audit and M&A consulting services to clients ranging from start- ups to Fortune 500s in a broad range of industries. We believe that Mr. Pagano is qualified to serve on the Merus Board due to his extensive background in financial and accounting matters and his leadership experience in the life sciences industry.

MARTINE VAN VUGT, PH.D.	Age 55

Martine van Vugt, Ph.D., has served as Executive Vice President and Chief Strategy Officer of Genmab since March 2023. Dr. van Vugt is currently responsible for Corporate Strategy, Corporate Development, Business Development and Licensing & Alliance Management. She has been active in business development operations since 2011. Dr. van Vugt also is the owner and Managing Director of LifeSci Consultancy B.V. since September 2020. She has previously served as a member of the Supervisory Board, the Remuneration and Nomination Committee and the Business Development Committee of Scandion Oncology A/S from April 2022 to June 2024. Dr. van Vugt previously also served as a Supervisory Board member and Advisor of Flindr Therapeutics B.V. (f/k/a Immagene) from September 2020 to

November 2022, and as a member of the Supervisory Board and Deputy Chair of TME Pharma N.V. (f/k/a Noxxon) from June 2021 to June 2023. We believe that Dr. van Vugt is qualified to serve on the Merus Board due to her significant leadership experience in the life sciences industry, expertise as a founder and leader of a life sciences-focused management and strategy company, and her extensive experience in corporate development and strategic and financial planning.

Continuing Members of the Board of Directors

ANAND MEHRA, M.D.	Age 50

Anand Mehra, M.D., has served as a non-executive director since August 2015 and as Chairperson of our board of directors effective since June 2020. Dr. Mehra held various positions at Sofinnova Investments (f.k.a. Sofinnova Ventures) from 2007 to January 2020, most recently holding the position of a managing general partner, where he focused on working with entrepreneurs to build drug development companies. He led the firm’s investments in Vicept Therapeutics (acquired by Allergan), Aerie Pharmaceuticals, Inc., Aclaris Therapeutics, Inc. (Aclaris), and Spark Therapeutics. Prior to joining Sofinnova, Dr. Mehra worked in J.P. Morgan’s private equity and venture capital group and as a consultant at McKinsey & Company. He currently serves as a member of the board of directors of the publicly held life science company Aclaris. Within the past five years, he also served on the boards of directors of the publicly held life science companies Marinus Pharmaceuticals, Inc., Spark Therapeutics, Inc. and Aerie Pharmaceuticals. Dr. Mehra received a B.A. degree in political philosophy from the University of Virginia and an M.D. degree from Columbia University’s College of Physicians and Surgeons. We believe that Dr. Mehra is qualified to serve on the Merus Board due to his extensive experience in the life science industry, his service on the board of directors of other publicly held life science companies and his extensive leadership experience qualify him to serve on our board of directors.

MAXINE GOWEN, PH.D.	Age 67

Maxine Gowen, Ph.D., has served as a non-executive director of our board of directors since May 2021. Dr. Gowen was the founding President and Chief Executive Officer of Trevena, Inc. (Trevena), from 2007 to October 2018. Prior to this position, Dr. Gowen held a variety of leadership roles at GlaxoSmithKline (GSK) over a period of 15 years. As Senior Vice President for the company’s Center of Excellence for Drug Discovery, she developed an innovative new approach to externalizing drug discovery. Dr. Gowen was previously President and Managing Partner at SR One, the venture capital subsidiary of GSK, where she led its investments in and served on the boards of directors of numerous companies. Dr. Gowen also previously served as Vice President, Drug Discovery, Musculoskeletal Diseases at GSK, where she was responsible for drug discovery and early development for osteoporosis, arthritis and metastatic bone disease. Dr. Gowen currently serves on the boards of directors of publicly held life science companies Aclaris, and Passage Bio, and served on the boards of directors of publicly held life science companies Aceragen, Inc., Akebia Therapeutics (Akebia), Idera

Therapeutics, and Trevena. Dr. Gowen holds a B.Sc. in biochemistry from the University of Bristol, U.K., received a Ph.D. in cell biology from the University of Sheffield, U.K., and received an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Dr. Gowen is qualified to serve on the Merus Board due to her leadership, experience in the biotechnology industry and in the field of clinical drug development, her scientific experience and her tenure as CEO and independent director at several publicly held life science companies.

EXECUTIVE OFFICERS

For information with respect to the Company’s current executive officers, please refer to the section entitled “Executive Officers” in our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2025, which is incorporated herein by reference.

COMPENSATION DISCUSSION AND ANALYSIS

For an overview and analysis of the compensation awarded to or earned by our named executive officers and other information with respect to the Company’s compensation programs for the year ended December 31, 2024, please refer to the section entitled “Compensation Discussion and Analysis” in our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2025, which is incorporated herein by reference.

MARKET PRICES AND DIVIDEND DATA

The Common Shares currently trade on Nasdaq under the ticker symbol “MRUS.” On    , 2025, the last full trading day prior to the date of this proxy statement, the reported closing price of the Common Shares on Nasdaq was $     per Common Share. Shareholders are urged to obtain a current market quotation for the Common Shares.

Merus has never declared or paid any cash dividends on the Common Shares. Merus intends to retain all of its future earnings, if any, to finance the growth and development of its business. Merus does not intend to pay cash dividends to its shareholders in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Shares, as of October 13, 2025 by:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of Common Shares;

•	each of our named executive officers and directors (which includes our director nominees); and

•	all of our executive officers and directors (which includes our director nominees) as a group.

The number of Common Shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any Common Shares over which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 75,842,847 Common Shares outstanding as of October 13, 2025. In computing the number of Common Shares beneficially owned by an individual or entity and the percentage ownership of that person, Common Shares subject to options, restricted share units or other rights held by such person that are currently exercisable or will become exercisable or will vest within 60 days of October 13, 2025 are considered outstanding, although these Common Shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed Merus Shareholders is c/o Merus N.V., Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands. Each of the Merus Shareholders listed has sole voting and investment power with respect to the Common Shares beneficially owned by the Merus Shareholders unless noted otherwise, subject to community property laws where applicable.

	Common Shares beneficially owned
Name of beneficial owner	Number	Percent
5% or greater shareholders:
FMR LLC (1)	6,814,226	9.0%
RTW Investments, LP (2)	4,169,393	5.5%
Named Executive Officers, Directors and Director Nominees:
Sven (Bill) Ante Lundberg, M.D. (3)	1,601,425	2.1%
Greg D. Perry (4)	358,624	*
Peter B. Silverman, J.D. (5)	289,714	*
Fabian Zohren, M.D., Ph.D. (6)	65,146	*
Andrew Joe, M.D.	—	—
Mark Iwicki (7)	153,918	*
Len Kanavy (8)	91,527	*
Maxine Gowen, Ph.D. (9)	66,655	*

	Common Shares beneficially owned
Name of beneficial owner	Number	Percent
Anand Mehra, M.D. (10)	97,342	*
Jason Haddock (11)	15,931	*
Paolo Pucci (12)	69,840	*
Victor Sandor, M.D.C.M. (13)	78,209	*
Jan van de Winkel, Ph.D.	—	—
Greg Mueller	—	—
Anthony Pagano	—	—
Martine van Vugt, Ph.D.,	—	—
All directors (including director nominees) and current executive officers as group (15 persons) (14)	2,888,331	3.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding Common Shares.

(1)

This beneficial ownership information is based solely on a Schedule 13G filed with the SEC on November 12, 2024. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. According to the cover page of the Schedule 13G, FMR LLC has sole voting power over 6,814,224 Common Shares and sole dispositive power over 6,814,226 Common Shares. Abigail P. Johnson has sole dispositive power over 6,814,226 Common Shares. The principal business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)

This beneficial ownership information is based solely on a Schedule 13G filed with the SEC on November 14, 2024. Each of RTW Investments, LP, as investment adviser to certain funds that directly own these securities, and Roderick Wong, M.D. have shared voting and dispositive power over these securities. Dr. Wong is the managing partner and chief investment officer of RTW Investments, LP. The principal business address of each of RTW Investments, LP and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York 10014.

(3)

Consists of (a) 30,297 Common Shares held directly and 168,443 Common Shares held by nine trusts and (b) 1,402,685 options to purchase Common Shares held by Dr. Lundberg that are or will be exercisable within 60 days following October 13, 2025.

(4)	Consists of 358,624 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(5)	Consists of 289,714 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(6)	Consists of 65,146 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(7)	Consists of (a) 73,576 Common Shares, (b) 80,342 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(8)	Consists of 91,527 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(9)	Consists of 66,655 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(10)	Consists of 97,342 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(11)	Consists of 15,931 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(12)	Consists of 69,840 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(13)	Consists of 78,209 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

(14)	Consists of (a) 272,316 Common Shares and (b) 2,616,015 options to purchase Common Shares that are or will be exercisable within 60 days following October 13, 2025.

CERTAIN RELATIONSHIPS

In addition to the transactions, arrangements and relationships discussed elsewhere in this proxy statement, the following are certain transactions, arrangements and relationships with persons who are, or were during the period beginning January 1, 2024, our directors, executive officers or shareholders owning 5% or more of our outstanding common shares, other than equity and other compensation, termination, change in control and other arrangements for our directors and named executive officers, which are described under the captions and “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Interests of the Directors and Executive Officers of Merus in the Offer and the Transactions Contemplated by the Transaction Agreement” and “Compensation Discussion and Analysis.”

Collaboration Agreement With Incyte

For information with respect to the Company’s collaboration and license agreement with Incyte Corporation, please refer to the section entitled “Certain Relationships—Collaboration Agreement With Incyte” in our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2025, which is incorporated herein by reference.

Indemnification Agreements

We have entered into agreements with our board of directors and our executive officers to indemnify them against expenses and liabilities to the fullest extent permitted by law. These agreements provide, subject to certain exceptions, for indemnification for related expenses including, among other expenses, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees incurred by any of these individuals in any action or proceeding. In addition to such indemnification, we provide our board of directors and executive officers with directors’ and officers’ liability insurance.

SHAREHOLDERS’ PROPOSALS

Rule 14a-8 Proposals—Pursuant to Rule 14a-8 under the Exchange Act, Merus Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual General Meeting must submit the proposal to our Company Secretary at our offices at Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands in writing not later than December 29, 2025 unless the date of the 2026 Annual General Meeting is changed by more than 30 days from the date of the 2025 Annual General Meeting, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Other Proposals—If the Back-End Transactions are completed, we will have no public shareholders, and there will be no public participation in any future meetings of Merus Shareholders. However, if the Back-End Transactions are not completed, Merus Shareholders will continue to be entitled to attend and participate in Merus Shareholder meetings. Merus Shareholders intending to include a proposal on the agenda for the 2026 Annual General

Meeting, irrespective of whether they intend to have the proposal included in our proxy statement, must comply with the requirements under our articles of association and Dutch law. Under Dutch law and our articles of association, only Merus Shareholders representing at least 3% of our issued share capital are authorized to make such a proposal, provided that they do so at least 60 days prior to our 2026 Annual General Meeting and any such shareholder proposal may be subject to the response period or cooling-off period that the Merus Board is allowed to invoke under the Dutch Corporate Governance Code and Dutch corporate law, respectively.

In addition to satisfying the foregoing requirements under Dutch law and our articles of association, to comply with the SEC’s universal proxy rules, Merus Shareholders who intend to solicit proxies in support of director nominees other than Merus’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.

Proposals and nominations that are not received by the dates specified above, or otherwise do not meet all relevant requirements, will be considered untimely or improper, as applicable. You may contact Mark van Emst, Company Secretary, at Uppsalalaan 17, 3rd & 4th floor, 3584 CT Utrecht, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

No business shall be voted on at the EGM, except such items as included in the agenda for the EGM.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our board of directors, whose Notice of EGM is attached to this proxy statement, and the entire cost of such solicitation will be borne by us. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of Common Shares for the EGM. We have agreed to pay Innisfree a fee of approximately $30,000 plus out-of-pocket expenses. You may contact Innisfree at +1 (877) 750-0625 (toll-free from the United States or Canada) or +1 (412) 232-3651 (from outside of the United States or Canada). In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of Common Shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

If the Back-End Transactions are completed, we will have no public shareholders, and there will be no public participation in any future meetings of Merus Shareholders. However, if the Back-End Transactions are not completed, Merus Shareholders will continue to be entitled to attend and participate in Merus Shareholder meetings. In connection with our solicitation of proxies for our 2026 Annual General Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

WHETHER OR NOT YOU PLAN TO ATTEND THE EXTRAORDINARY GENERAL MEETING, WE URGE YOU TO VOTE YOUR COMMON SHARES PRIOR TO THE EXTRAORDINARY GENERAL MEETING VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT OR BY SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR COMMON SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE EXTRAORDINARY GENERAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Merus Board

Mark van Emst

Company Secretary

Utrecht, the Netherlands

    , 2025

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Merus filings with the SEC are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025 (as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 7, 2025);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 7, 2025, August 5, 2025 and October 31, 2025, respectively;

•	our Current Reports on Form 8-K filed with the SEC on May 22, 2025, May 29, 2025, June 5, 2025 (Item 1.01 only) and September 29, 2025 (Item 1.01 only); and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April  30, 2020, as updated by “Description of the Registrant’s Securities” filed as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any amendment or report filed for the purposes of updating this description.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the EGM and the termination of the Transaction Agreement (other than any portions of such documents that are furnished to, but not filed with, the SEC). These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials.

Our SEC filings are available on the Internet at the SEC’s website at http://www.sec.gov. We also make our SEC filings accessible on our website at http://merus.nl. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this proxy statement and is not incorporated into this proxy statement. We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Merus N.V.

Uppsalalaan 17

3rd & 4th floor

3584 CT Utrecht

The Netherlands

Attn: General Counsel

Phone: +31 85 016 2500

If you would like to request documents from us, please do so by     , 2025 to receive them before the EGM. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website. If you have any questions about this proxy statement, the EGM, the Offer, the Subsequent Offering Period or the transactions or need assistance with voting procedures, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll Free: +1 (877) 750-0625 (toll-free from the United States or Canada) +1 (412) 232-3651 (from outside of the United States or Canada)

Banks and Brokers Call: +1 (212) 750-5833

MISCELLANEOUS

Merus has supplied all information relating to Merus, and Purchaser and Genmab have supplied, and Merus has not independently verified, all of the information relating to Purchaser and Genmab contained in the sections of this proxy statement captioned “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Parties Involved in the Offer and the Other Transactions Contemplated by the Transaction Agreement,” and “The Offer and the Other Transactions Contemplated by the Transaction Agreement—Financing of the Offer and the Other Transactions Contemplated by the Transaction Agreement.”

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated     , 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Common Shares or any other securities nor is it a substitute for the tender offer materials filed by Genmab and Purchaser. Purchaser, a wholly owned subsidiary of Genmab, and Genmab have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC and Merus has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase all of the outstanding Common Shares is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. MERUS SHAREHOLDERS ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES. The tender offer materials (including the offer to purchase and the related letter of transmittal and certain other tender offer documents), the solicitation/recommendation statement and this proxy statement and other documents filed with the SEC by Genmab and/or Purchaser or Merus, may be obtained free of charge at the SEC’s website at www.sec.gov or at Merus’s website at https://ir.merus.nl/ or by contacting Merus’s investor relations department at s.spear@merus.nl or at Genmab website at https://www.genmab.com/investor-relations or by contacting Genmab’s investor relations department at ir@genmab.com. In addition, investors and Merus Shareholders may obtain a free copies of the tender offer materials and the solicitation/recommendation statement by contacting Innisfree, the proxy solicitor, toll free at +1 (877) 750-0625 (for shareholderstoll-free from the United States or Canada), +1 (412) 232-3651 (for shareholders from outside of the United States or Canada) or collect at +1 (212) 750-5833 (for banks and brokers).

Annex A

Execution Version

TRANSACTION AGREEMENT

by and among

GENMAB A/S,

GENMAB HOLDING II B.V.

and

MERUS N.V.

Dated as of September 29, 2025

A-i

A-ii

Annex I – Offer Conditions

Exhibit A – Principles of Amended Articles of Association after Conversion

Exhibit B – Form of Back-End Merger Deed

Exhibit C – Form of Back-End Merger Notes

Exhibit D – Form of Back-End Merger Proposal

A-iii

This TRANSACTION AGREEMENT (this “Agreement”), dated as of September 29, 2025 (the “Agreement Date”), is made by and among Genmab A/S, a public limited liability company (Aktieselskab) organized under the Laws of Denmark (“Parent”), Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands and a wholly owned Subsidiary of Parent (“Purchaser”), and Merus N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company” and together with Parent and Purchaser, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 7.03 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent and Purchaser desire that Purchaser acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has unanimously (a) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (b) duly authorized and approved the execution and delivery of this Agreement, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company, (c) resolved, subject to Section 5.02(e), to support the Offer and the other Transactions, to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote for approval and adoption of the matters set forth in Section 1.04(a), and (d) resolved that the Company shall pursue the Transactions on the terms, and subject to the provisions, of this Agreement;

WHEREAS, the board of directors of Purchaser has unanimously duly authorized and approved the execution and delivery of this Agreement, and the performance by Purchaser of its obligations under this Agreement and the consummation by Purchaser of the Offer, the Back-End Transactions and the other Transactions to be consummated by Purchaser;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously duly authorized and approved the execution and delivery of this Agreement, and the performance by Parent of its obligations under this Agreement and the consummation by Parent of the Transactions to be consummated by it;

WHEREAS, the Company has entered into an agreement with Stichting Continuïteit Merus (the “Protection Foundation”), dated May 18, 2016, as amended on November 2, 2017 and further amended on August 27, 2018 (the “Foundation Option Agreement”), pursuant to which the Protection Foundation has the right, on the terms and subject to the conditions of the Foundation Option Agreement, to subscribe for such number of Preferred Shares which is equal to the lower of (a) the total number of shares (of whichever class) in the issued share capital of the Company when such subscription right is exercised, less the number of Preferred Shares already held by the Protection Foundation at that time (if any) and less one and (b) the maximum number of Preferred Shares that may be issued under the Company’s authorized share capital, without approval of the general meeting of shareholders or the Company Board (the “Foundation Call Option”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent and Purchaser to enter into this Agreement, the Company and the Protection Foundation have entered into a foundation support agreement, pursuant to which the Protection Foundation agrees, among other things, that during the term of this Agreement, the Protection Foundation shall not exercise the Foundation Call Option and that the Foundation Option Agreement, including the Foundation Call Option, shall terminate with effect from the Closing;

WHEREAS, the Company and Purchaser have discussed and agreed as to the manner and timing of the disclosure of the Transactions and the communications with the relevant employee representative bodies and agreed to initiate the notification and consultation procedures with respect to the Transactions pursuant to (i) the Dutch Social and Economic Council’s Merger Code 2015 (SER Fusiegedragsregels 2015) (the “Merger Code”) and (ii) the Dutch Works Council Act (Wet op de ondernemingsraden) (the “WCA”), in each case, as promptly as reasonably practicable after the Agreement Date on the terms, and subject to the provisions, of this Agreement; and

WHEREAS, on the terms and subject to the conditions (including the Minimum Condition) set forth in this Agreement, Purchaser has agreed to commence a tender offer to purchase any and all of the issued and outstanding common shares, nominal value €0.09 per share, in the capital of the Company (each, a “Common Share,” and collectively, the “Common Shares”) in exchange for $97.00 per Common Share, in cash (such amount, the “Offer Consideration,” and such tender offer, as it may be amended from time to time as permitted by this Agreement, the “Offer”), without interest and subject to any applicable withholding Taxes pursuant to Section 1.09.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

SECTION 1.01 The Offer.

(a) Unless this Agreement shall have been validly terminated in accordance with Section 6.01, and provided that the Company is prepared (in accordance with Section 1.02(b)) to file the Schedule 14D-9 on the same date as Purchaser commences the Offer, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer as promptly as reasonably practicable following the Agreement Date and in no event later than the fifteenth (15th) Business Day following the Agreement Date, unless such other date shall have been agreed between Parent and the Company in writing. The obligations of Purchaser to accept for payment, and pay for, any Common Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction or written waiver (to the extent permitted under applicable Law and this Agreement) of the conditions set forth in Annex I (the “Offer Conditions,” each, an “Offer Condition”). The date on which Purchaser commences the Offer is referred to as the “Offer Commencement Date.”

(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction or written waiver (to the extent such waiver is not prohibited by applicable Law or this Agreement) of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to), promptly following the Expiration Time (but in any event within two (2) Business Days thereafter), irrevocably accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at the Acceptance Time, pay (by delivery of funds to the depositary for the Offer) for all Common Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Common Share pursuant to the first sentence of this Section 1.01(b) shall be paid (via the depositary for the Offer) to the seller of such Common Share in cash, without interest, net of any applicable withholding Tax pursuant to Section 1.09, on the terms and subject to the conditions of this Agreement. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Common Shares irrevocably accepted for payment by Purchaser effective immediately after the Acceptance Time; provided that Purchaser shall have paid for such Common Shares (via the depositary for the Offer).

(c) Purchaser expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to modify or amend the terms of, or conditions to, the Offer (to the extent such waiver, modification or amendment is not prohibited by applicable Law or this Agreement); provided that, without the prior written consent of the Company, in its sole discretion, Purchaser shall not (and Parent shall cause Purchaser not to):

(i) waive or amend the Minimum Condition (except to the extent permitted in paragraph (A) of Annex I);

(ii) change the condition set forth in paragraphs (B), (C) or (K) of Annex I.

(iii) decrease the Offer Consideration;

(iv) change the form of consideration to be paid in the Offer;

(v) decrease the number of Common Shares sought to be purchased in the Offer;

(vi) extend or otherwise change the Expiration Time, except as otherwise expressly provided in this Agreement; or

(vii) impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Common Shares or that would prevent or materially delay the ability of Parent or Purchaser to consummate any of the Transactions.

(d) The Offer shall initially expire at 5:00 p.m. (New York City time), or at such other time as the parties may mutually agree, on the date that is the thirty-fifth (35th) Business Day (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (provided that in no event shall such initial expiration time occur prior to the date of the EGM) (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.01, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”). Notwithstanding anything to the contrary herein, in the event that the Company does not deliver its Q3 Form 10-Q (as defined herein) to Parent in draft form on or before October 27, 2025 or fails to file the Q3 Form 10-Q with the SEC on or before October 31, 2025, then the Expiration Time shall occur no earlier than 5:00 p.m. (New York City time) on January 23, 2026, unless the Financing or any Alternative Financing is consummated in full (including if the proceeds of the Financing or any Alternative Financing are placed into escrow upon consummation) prior to such date (the “10-Q Expiration Time Extension”).

(e) Subject to Article VI, Purchaser may or shall (in which case Parent shall cause Purchaser to), as applicable, extend the Offer from time to time as follows:

(i) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or the Nasdaq applicable to the Offer or as may be necessary to resolve any comments of the SEC or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

(ii) if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Purchaser (to the extent such waiver is not prohibited under this Agreement or applicable Law), then Purchaser shall (and Parent shall cause Purchaser to) extend the Offer on one or more occasions in consecutive periods of up to fifteen (15) Business Days (or such other duration as may be agreed to in writing by Purchaser and the Company) each (with each such period to end at 5:00 p.m. (New York City time), on the last Business Day of such period) in order to permit the satisfaction of such Offer Condition(s); provided that if Purchaser determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer

Condition set forth in paragraph (B) or paragraph (C) of Annex I is not reasonably likely to be satisfied within such fifteen (15) Business Day extension period, then Purchaser may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided further that (x) Purchaser shall not be required to extend the Offer to a date later than the Outside Date (as the Outside Date may be extended pursuant to Section 6.01(b)(i)), (y) if the Minimum Condition is then-unsatisfied, but all other Offer Conditions are then-satisfied or waived (other than those Offer Conditions that are to be satisfied by action taken at the Acceptance Time; provided that such Offer Conditions shall then be capable of being satisfied if the Acceptance Time were to take place at the then-scheduled Expiration Time), Purchaser shall not be required to (but may elect to) extend the Offer on more than three (3) occasions in consecutive periods of up to fifteen (15) Business Days (or such other duration as may be agreed to in writing by Purchaser and the Company) each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) and (z) Purchaser shall not extend the Offer on more than three (3) occasions pursuant to Section 1.01(e)(ii)(y) without the prior written consent of the Company in its sole and absolute discretion;

(iii) if, at the then-scheduled Expiration Time, the Company brings or shall have brought any Action pursuant to Section 7.09 to enforce specifically the performance of the terms and provisions of this Agreement by Parent or Purchaser, the then-scheduled Expiration Time shall be extended (A) for the period during which such Action is pending or (B) by such other time period established by the court presiding over such action, as the case may be; or

(iv) Purchaser may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing.

provided, however, that the foregoing clauses (i) through (iv) of this Section 1.01(e) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article VI.

(f) Following the Acceptance Time, Purchaser shall (and Parent shall cause Purchaser to) provide a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) (the “Subsequent Offering Period”). Purchaser shall (and Parent shall cause Purchaser to) promptly accept for payment and promptly pay for all Common Shares validly tendered during such Subsequent Offering Period. The final date on which Common Shares tendered during such Subsequent Offering Period are accepted for payment and paid for shall be referred to herein as the “Subsequent Closing Date.”

(g) The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to (and subject to the limits on required extensions contained in) Section 1.01(e)) unless this Agreement is validly terminated pursuant to Article VI. If this Agreement is validly terminated pursuant to Article VI, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within one (1) Business Day following such valid termination) terminate the Offer and not acquire any Common Shares pursuant thereto. If the Offer is validly terminated by Purchaser in accordance with this Agreement prior to the acceptance for payment and payment for Common Shares tendered pursuant to the Offer, Purchaser shall (and Parent shall cause Purchaser to) promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Common Shares to the registered holders thereof. Nothing in this Section 1.01(g) shall affect any termination rights under Article VI. Notwithstanding any other provision in this Agreement to the contrary (but subject to Section 1.01(e)(iii)), in no event shall Parent or Purchaser extend the Offer beyond the Outside Date without the prior written consent of the Company in its sole and absolute discretion.

(h) As soon as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”), (ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act, (iii) give telephonic notice to Nasdaq of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Offer Documents, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and (iv) cause the Offer Documents to be disseminated to holders of Common Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Parent and Purchaser in writing all information concerning the Company required by the Exchange Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the other Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Purchaser shall take all necessary steps to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Common Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law, or by the SEC, its staff or Nasdaq. Except in connection with an Acquisition Proposal or an Adverse Recommendation Change, Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the other Offer Documents each time before any such document is filed with the SEC, and Parent and Purchaser shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Except in connection with an Acquisition Proposal or an Adverse Recommendation Change, Parent and Purchaser shall, to the extent not prohibited under applicable Law, provide the Company and its counsel with (A) any comments or other substantive communications, whether written or oral, that Parent and Purchaser or their counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Purchaser to those comments and to provide comments on that response (and Parent and Purchaser shall consider in good faith including all comments reasonably proposed by the Company and its counsel), including by participating with Parent and Purchaser or their counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. In the event that Parent or Purchaser receives any comments from the SEC or its staff, or other Governmental Authorities, with respect to the Schedule TO or the other Offer Documents, Parent and Purchaser shall use their reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of the Company with respect to such response.

SECTION 1.02 Company Action.

(a) The Company shall promptly (and in any event within five (5) Business Days following the Agreement Date) furnish Parent and Purchaser with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Common Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Common Shares and lists of securities positions of Common Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Common Shares, in each case as of the most recent practicable date, and shall provide to Parent and Purchaser such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Purchaser may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, it shall request permission from the applicable shareholders to provide such information to Parent and Purchaser. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, prior to the Closing, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, (ii) Parent, Purchaser and their respective Affiliates and Representatives shall use such information only in connection with the Transactions and only in the manner provided by this Agreement and (iii) if this Agreement is terminated or the Offer is withdrawn or expires without the purchase of any Common Shares, Parent and Purchaser shall return or destroy, or cause to be returned or destroyed, all copies and any extracts or summaries from all such information, in each case, subject to and in accordance with the Confidentiality Agreement.

(b) On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Common Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.02(e), shall reflect the Company Board Recommendation. Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent, Purchaser or any of their applicable Affiliates required by the Exchange Act and applicable Law to be set forth in the Schedule 14D-9, or as reasonably requested by the Company. Each of the Company, on the one hand, and Parent and Purchaser, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall take all necessary steps to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Common Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law, or by the SEC, its staff or Nasdaq. Except in connection with an Acquisition Proposal, an Adverse Recommendation Change or any disclosures made in compliance with Section 5.02(f), the Company shall provide Parent, Purchaser and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Parent, Purchaser and their counsel. Except in connection with an Acquisition Proposal, an Adverse Recommendation Change or any disclosures made in compliance with Section 5.02(f), the Company shall provide Parent, Purchaser and their counsel with (i) any comments or other substantive communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Parent, Purchaser and their counsel), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities. In the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9, except in connection with an Acquisition Proposal, an Adverse Recommendation Change or any disclosures made in compliance with Section 5.02(f), the Company shall use its reasonable best efforts to respond as promptly as practicable to such comments, subject to the foregoing consultation rights of Parent and Purchaser with respect to such response. The consultation rights of Parent and Purchaser under this Section 1.02 shall terminate with respect to any matter reflecting the Company Board Recommendation at such time as the Company Board makes an Adverse Recommendation Change in accordance with this Agreement.

SECTION 1.03 Treatment of Company Equity Awards.

(a) At the Acceptance Time, each outstanding and unexercised option to subscribe for or purchase Common Shares granted under any Company Equity Plan or otherwise (each, a “Company Option”) that is outstanding immediately prior to the Acceptance Time, whether or not fully vested and exercisable and whether or not then subject to any performance or other conditions, will vest in full at the Acceptance Time without any further action on the part of the Company, Parent, Purchaser or any holder of Company Options. Each Company Option that is outstanding and unexercised immediately prior to the Closing with an exercise price per Common Share that is less than the Offer Consideration shall, without further action on the part of the holder thereof, be canceled immediately prior to the Closing and converted automatically into, and shall thereafter represent solely, the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Offer Consideration exceeds the applicable exercise price per Common Share of such Company Option and (ii) the aggregate number of Common Shares underlying such Company Option. Each Company Option that is outstanding and unexercised immediately prior to the Closing with an exercise price per Common Share that is equal to or greater than the Offer Consideration shall, without further action on the part of the holder thereof, be canceled immediately prior to the Closing without the payment of consideration and the holder thereof shall have no further rights with respect thereto.

(b) The Company or its applicable Subsidiary shall (and Parent shall cause the Company or its applicable Subsidiary to) make all payments through its payroll system to former holders of Company Options required under Section 1.03(a), without interest and subject to any applicable Tax withholdings pursuant to Section 1.09 and authorized deductions, at or as promptly as practicable after the Closing, and in any event, no later than thirty (30) calendar days following the Closing; provided that no payment shall be accelerated to the extent it would result in the imposition of a penalty Tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without resulting in the imposition of any such penalty Tax.

(c) Prior to the Closing, the Company shall (and shall use reasonable best efforts to cause the Company Board or any committee thereof administering any Company Equity Plan to) provide such notice, if any, to the extent required under the terms of any of the Company Equity Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of any of the Company Equity Plans or any outstanding awards thereunder and take all other appropriate actions to give effect the treatment of the Company Options in accordance with this Section 1.03.

SECTION 1.04 Extraordinary General Meeting.

(a) The Company shall hold an extraordinary General Meeting (the “EGM”) as promptly as practicable, but in any event within the later of (i) forty (40) days following the Proxy Clearance Date or the Proxy Waiting Period Expiration Date (as applicable) and (ii) five (5) Business Days after one (1) month has expired after the filing and announcement of the Back-End Merger Proposal and Back-End Merger Notes as contemplated by Section 1.04(f), to:

(i) adopt resolutions to, subject to (A) the Acceptance Time having occurred, (B) the Subsequent Offering Period having expired, and (C) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Parent, Purchaser or any of their respective Affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, representing at least the Back-End Threshold:

(A) if the Article 14b Tax Ruling has been obtained on or prior to the Subsequent Closing Date, (1) enter into the Back-End Merger as contemplated by and in accordance with the terms of the Back-End Merger Proposal and the Back-End Merger Notes and (2) approve, within the meaning of Section 2:107a of the DCC and to the extent required under applicable Law, the Back-End Merger and the Back-End Cancellation; and

(B) if the Article 14b Tax Ruling has not been obtained ultimately on the Subsequent Closing Date, (1) resolve to effect the Back-End Articles Amendment, and (2) resolve to effect the Back-End Conversion and Amendment effective promptly following the delisting of the Company and the Common Shares from Nasdaq,

(collectively, the “Back-End Transaction Resolutions”).

(ii) adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable Law (the “Discharge Resolutions”);

(iii) (A) discuss the nomination of the Purchaser Non-Executive Directors, (B) adopt one or more resolutions to make recommendations for nomination by the Company’s non-executive directors in connection with the proposed appointment of the Purchaser Non-Executive Directors and (C) adopt one or more resolutions, effective upon the Closing, to appoint the Purchaser Non-Executive Directors to replace the resigning non-executive members of the Company Board as contemplated by Section 1.05 (the resolutions referred to in clause (C), the “Governance Resolutions”); and

(iv) conduct such other business as may properly come before the EGM.

(b) As promptly as practicable after the Agreement Date, (i) but in no event later than the tenth (10th) Business Day following the Offer Commencement Date, the Company shall prepare and file with the SEC a preliminary proxy statement to be sent to the Company’s shareholders in connection with the EGM (the “Proxy Statement”) and any other appropriate materials for convening the EGM, and (ii) the Company shall prepare a convening notice for the EGM in a form as required by the Laws of The Netherlands and in a manner consistent with the Proxy Statement (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required for convening the EGM, the “EGM Materials”), in each case, relating to the matters set forth in this Section 1.04. Subject to Section 5.02(e), the Company shall include the Company Board Recommendation in the EGM Materials that are required to include the Company Board Recommendation under applicable Law (and in any event, subject to Section 5.02(e), the Company shall include the Company Board Recommendation in the Proxy Statement). Parent and Purchaser shall promptly furnish to the Company in writing all information concerning Parent, Purchaser and any of their Affiliates reasonably required to be set forth in or incorporated by reference in the EGM Materials under applicable law, or as reasonably requested by the Company. Each of Parent and Purchaser agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the EGM Materials if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Except to the extent anything in the EGM Materials relates to an Acquisition Proposal or an Adverse Recommendation Change, or in connection with any disclosures made in compliance with Section 5.02(f), the Company shall provide Parent, Purchaser and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to their filing with the SEC or dissemination to the Company’s shareholders, as applicable, and the Company shall consider in good faith including in the EGM Materials all comments reasonably proposed by Parent, Purchaser and their counsel. Except to the extent anything in the EGM Materials relates to an Acquisition Proposal or an Adverse Recommendation Change, or in connection with any disclosures made in compliance with Section 5.02(f), the Company shall provide Parent, Purchaser and their counsel, to the extent not prohibited under applicable Law, any comments or other substantive communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including in such response all comments reasonably proposed by Parent, Purchaser and their counsel), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC or any other Governmental Authorities to the extent such participation is not prohibited by the SEC or the applicable Governmental Authority. The consultation rights of Parent and Purchaser under this Section 1.04(b) shall terminate with respect to any matter reflecting the Company Board Recommendation at such time as the Company Board makes an Adverse Recommendation Change in accordance with this Agreement. The Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders as promptly as practicable following the expiration date of the ten (10) day waiting period contemplated by Rule 14a-6(a) (the “Proxy Waiting Period Expiration Date”), unless the SEC requests additional time to assess the Proxy Statement or the SEC notifies the Company that it intends to comment on the Proxy Statement, in which case mailing of the Proxy Statement to the Company’s shareholders shall occur as promptly as practicable following the date on which the SEC confirms that it has no comments (or no further comments) on the Proxy Statement (the “Proxy Clearance Date”).

(c) The Company shall consult with Parent and Purchaser regarding the date of the EGM (and, if applicable, any Subsequent EGM) and, unless this Agreement is validly terminated in accordance with Section 6.01, shall not cancel, postpone or adjourn the EGM (or, if applicable, any Subsequent EGM) without the prior written consent of Parent or Purchaser; provided that the Company may, following reasonable consultation with Parent and Purchaser, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (i) to ensure that any supplement or amendment to the EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (or, if applicable, any Subsequent EGM) or (ii) to solicit additional proxies in favor of the resolutions set forth in Section 1.04(a) in the event that (A) there are holders of an insufficient number of Common Shares present or represented by a proxy at the EGM (or, if applicable, the relevant Subsequent EGM) to constitute a quorum thereat or (B) the Company Board, after consultation with its outside counsel and Parent, reasonably determines such additional time is necessary to obtain approval of the resolutions set forth in Section 1.04(a). In the event the EGM (or any Subsequent EGM) is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM (or such Subsequent EGM) on a date scheduled by the Company following reasonable consultation with Parent and Purchaser, acting reasonably, but, in any event, no later than the day that is (1) the fifth (5th) Business Day preceding the Outside Date or (2) thirty-five (35) days following the date of such adjournment, postponement or cancellation and reconvening (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur). The Company shall use reasonable best efforts to advise Parent on each of the last seven (7) Business Days prior to the date of the EGM (or any Subsequent EGM) as to the aggregate tally of proxies received by the Company with respect to the resolutions set forth in Section 1.04(a) proposed to such EGM (or such Subsequent EGM).

(d) The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. The approval of the matters set forth in Section 1.04(a)(i) through Section 1.04(a)(iii) shall be the only matters that the Company shall propose to be acted on by the Company’s shareholders at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent or Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) or otherwise required by applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional resolutions should be adopted by the EGM in order to approve or effect any of the Transactions, or if any of the Governance Resolutions or the Back-End Transactions Resolutions have not been adopted at the EGM, then, in each case, the Company shall, following consultation with Parent and Purchaser, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place at a date scheduled by the Company following reasonable consultation with Parent and Purchaser and not later than a date that shall be prior to the date of the Expiration Time, at which the relevant Governance Resolutions or the Back-End Transactions Resolutions, or the additional resolutions as referred to above, as the case may be, shall be proposed as voting items on the agenda of such Subsequent EGM; provided that nothing in this Agreement shall (i) require the Company or the Company Board to call and give notice of any Subsequent EGM or (ii) require the Company or the Company Board to hold any Subsequent EGM (once called and duly convened), in either case if, prior to such moment, this Agreement has been validly terminated pursuant to Section 6.01. Notwithstanding the foregoing, the Company agrees that, unless this Agreement shall have been validly terminated in accordance with Section 6.01, the Company’s obligations to hold the EGM (and any Subsequent EGM) pursuant to and in accordance with this Section 1.04 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.

(f) At least one (1) month prior to the EGM (but in any event, by the date that is one (1) month following the Agreement Date), the Company shall cause the filing with the Dutch Chamber of Commerce, and the subsequent announcement of such filing, of the Back-End Merger Proposal and the Back-End Merger Notes in accordance with the Laws of The Netherlands, together with such related materials and other related documents as may be required by applicable Law. As soon as reasonably practicable after the Offer Commencement Date, the Company shall deliver a draft of the deed of incorporation of New TopCo (which shall, among other things, include the appointment of the members of the management boards of New TopCo), to Parent and Purchaser for their reasonable review and approval (not to be unreasonably withheld, conditioned or delayed).

(g) Subject to Section 5.02(e), at and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 1.04(a), including soliciting proxies from its shareholders and taking all other actions necessary or advisable to secure such approval.

SECTION 1.05 Directors.

(a) Parent, Purchaser and the Company shall use their respective reasonable best efforts to ensure that the Company Board will, upon the Closing, be comprised of the following individuals: (i) one (1) executive director (the “Purchaser Executive Director”) and no more than three (3) non-executive directors (the “Purchaser Non-Executive Directors” and, together with the Purchaser Executive Director, the “Purchaser Directors”), all of whom, shall be designated, subject to any applicable Works Council Nomination Right, in writing by Parent and Purchaser, in their sole discretion, as soon as reasonably practicable and in any event prior to filing the Proxy Statement with the SEC, and (ii) two non-executive directors, each of whom shall initially be current non-executive directors of the Company designated in writing by the Company, in its sole discretion as soon as reasonably practicable and in any event prior to filing the Proxy Statement with the SEC (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and (A) both of whom shall at all times be independent from Parent and Purchaser, (B) both of whom shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code and (C) one of whom shall be a non-executive director appointed on the enhanced right of recommendation of the Company Works Council with respect to the appointment of non-executive directors of the Company pursuant to Section 2:158(6) or 2:268(6) DCC, as applicable (the “Works Council Nomination Right”); provided that, if and to the extent that none, or only one, of the current non-executive directors of the Company agree to serve (and, under the foregoing provisos of this clause (ii), are eligible to serve) on the Company Board after the Closing, Parent shall designate in writing, subject to any applicable Works Council Nomination Right, one or two, as applicable, replacement non-executive directors eligible to serve on the Company Board after the Closing under the foregoing provisos of this clause (ii), as promptly as reasonably practicable and in any event prior to filing the Proxy Statement with the SEC (the non-executive directors so designated under this clause (ii), together with any replacements designated pursuant to Section 1.05(c), the “Independent Directors”). The Company shall use its reasonable best efforts to seek the resignation by each member of the Company Board, other than the Purchaser Directors and the Independent Directors, from the Company Board with effect from the Closing. The Company may agree with each such resigning member of the Company Board that he or she, notwithstanding his or her resignation, shall (i) not lose, as a consequence of such resignation, his or her existing entitlements (as of the Agreement Date) to any severance pay or other compensation that would have been payable to such member of the Company Board if his or her position as member of the Company Board had been terminated by, or at the initiative of, the Company and (ii) not, as a consequence of such resignation, be designated as a “bad leaver” under any applicable Company Equity Plan.

(b) The Company shall use its reasonable best efforts to seek the resignation by each Independent Director from the Company Board effective upon the earlier to occur of (i) such time after the Acceptance Time as Parent, Purchaser and their respective Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Common Shares, (ii) the Merger Effective Time, and (iii) the date on which Parent or any of its Affiliates irrevocably and unconditionally commences the Back-End Compulsory Acquisition.

(c) If, at any time after the Acceptance Time but before the earlier of (i) such time as Parent, Purchaser and their respective Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Common Shares, (ii) the Merger Effective Time or (iii) the date on which Parent or any of its Affiliates irrevocably and unconditionally commences the Back-End Compulsory Acquisition, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, or ceases to be independent from Parent or Purchaser, Parent shall procure that the respective Independent Director shall be replaced by a new non-executive director who is independent from Parent and Purchaser and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, subject to any applicable Works Council Nomination Right.

(d) Parent and Purchaser shall supply to the Company in writing any information regarding the Purchaser Directors, and (to the extent applicable) those Independent Directors designated by Parent, as is required by applicable Laws in connection with the appointment of the Purchaser Directors, and (to the extent applicable) those Independent Directors designated by Parent, to the Company Board, and Parent and Purchaser shall be solely responsible for any such information.

(e) In addition to the discharge contemplated by Section 1.04(a)(ii), Purchaser shall, (i) at the first annual or extraordinary General Meeting (or, after the Merger Effective Time, at the first annual or extraordinary general meeting of New TopCo or its legal successor) held after the Closing, cause all members of the Company Board resigning effective upon the Closing to be fully and finally discharged for their acts of management or supervision, as applicable, fullest extent permitted by applicable Law and (ii) at the first annual or extraordinary General Meeting (or, after the Merger Effective Time, at the first annual or extraordinary general meeting of New TopCo or its legal successor) held after the resignation of an Independent Director, cause each Independent Director to be fully and finally discharged for his or her acts of supervision to the fullest extent permitted by applicable Law.

(f) Notwithstanding any other required vote or resolution of the Company Board, prior to the date of resignation of each Independent Director as is contemplated by Section 1.05(b), a resolution of the Company Board adopted with the affirmative vote of the Independent Directors shall be required for approving or effecting:

(i) any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders (excluding Parent, Purchaser and their respective Affiliates), other than (A) pursuant to a rights issue by the Company or any other share issue by the Company or any of its Subsidiaries where the Minority Shareholders (excluding Parent, Purchaser and their respective Affiliates) have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht) or (B) the Back-End Transactions; and

(ii) any other form of unequal treatment of Minority Shareholders (excluding Parent, Purchaser and their respective Affiliates) relative to Parent, Purchaser and their respective Affiliates holding Common Shares that (A) prejudices or (B) would reasonably be expected to prejudice or negatively affect the value of the Common Shares or voting rights attached to the Common Shares held by the Minority Shareholders (excluding Parent, Purchaser and their respective Affiliates) (and for clarity, excluding for such purpose any prejudice or affect in value solely resulting from different amounts of Common Shares held by the Minority Shareholders as compared to Common Shares held by Parent, Purchaser and their respective Affiliates or from the delisting or deregistration contemplated by Section 5.09), but in any event not including the Back-End Transactions.

SECTION 1.06 Further Actions. If requested by the other party or parties, as applicable, the Company, on the one hand, or Parent and Purchaser, on the other hand, as applicable, shall take, as of the Agreement Date or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Back-End Transactions:

(a) in the case of the Company, (i) the convening of the necessary General Meetings and meetings of the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 1.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced and to the extent required by, in Section 1.04, in each case as set forth in Section 1.04, subject to Section 1.07; and

(b) in the case of Parent, Purchaser and the Company, subject to Section 1.07, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate the Back-End Transactions, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

SECTION 1.07 Back-End Transactions.

(a) Beginning on the Subsequent Closing Date (and in any event, concluding no later than ten (10) Business Days following the Subsequent Closing Date), Parent and Purchaser shall be required to effectuate, or cause to be effectuated, and the Company and the Company Subsidiaries shall effectuate, the Back-End Transactions, subject to the terms and conditions of this Section 1.07.

(b) If (i) the Back-End Transactions Resolutions have been adopted at the EGM or any Subsequent EGM, (ii) the number of Common Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Common Shares tendered during the Subsequent Offering Period) and not properly withdrawn, together with the Common Shares owned by Parent, Purchaser or any of their respective Affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, represents at least the Back-End Threshold, and (iii) the Subsequent Offering Period has expired, the parties (as applicable) shall, to the extent permitted by applicable Law, including Sections 2:316(4) and 2:318(1) DCC, effectuate, or cause to be effectuated, a corporate reorganization (collectively, the “Back-End Transactions”) of the Company and its Subsidiaries in accordance with this Section 1.07, consisting of either:

(i) if the Article 14b Tax Ruling has been obtained no later than on the Subsequent Closing Date, the Back-End Merger, the Back-End Loan and the Back-End Cancellation, in that order and in the manner set out in clauses (1) through (4) below:

(1) prior to the execution of the Back-End Merger Deed, the Company shall (A) in its capacity as sole shareholder of New TopCo, resolve to effectuate the Back-End Cancellation subject to the Back-End Loan having been made, and (B) cause the management board of New TopCo to approve the Back-End Cancellation in accordance with Section 2:208(6) DCC in conjunction with Section 2:216(2) DCC, provided that the management board of New TopCo at such time neither knows nor reasonably foresees that, following the Back-End Cancellation, New TopCo cannot continue to pay its due and payable debts;

(2) the Company and New TopCo shall execute the Back-End Merger Deed no later than 23:59 CET on the Subsequent Closing Date, which shall automatically effect the Back-End Merger on the Merger Effective Date in accordance with the provisions set forth in the Back-End Merger Proposal and Back-End Merger Notes;

(3) prior to the Back-End Cancellation Effective Time, Purchaser shall make the Back-End Loan to New TopCo; and

(4) the Back-End Cancellation shall become effective at the Back-End Cancellation Effective Time; or

(ii) if the Article 14b Tax Ruling has not been obtained ultimately on the Subsequent Closing Date, the Back-End Articles Amendment, the Back-End Share Issuance, if applicable, and the Back-End Compulsory Acquisition, in that order, and the Back-End Conversion and Amendment, in the manner set out in clauses (1) to (3) below:

(1) if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date, promptly after the Subsequent Offering Period, (A) the Company shall cause the execution of the Back-End Articles Amendment, and (B) promptly following the execution of the Back-End Articles Amendment, Purchaser and the Company shall effect the Back-End Share Issuance;

(2) as promptly as reasonably practicable following the Back-End Share Issuance (if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date) or promptly after the Subsequent Offering Period (if the Back-End Compulsory Acquisition Threshold has been achieved on the Subsequent Closing Date), as applicable, Purchaser shall (and Parent shall cause Purchaser to) commence the Back-End Compulsory Acquisition; and

(3) irrespective of whether the Back-End Compulsory Acquisition Threshold has been achieved (or when it is commenced), effective promptly following the delisting of the Company and the Common Shares from Nasdaq, the Company shall cause the execution of the Back-End Conversion and Amendment.

(c) The rights attached to each of the New TopCo Shares A and the rights attached to each of the New TopCo Shares B (in each case, as will be included in the articles of association of New TopCo) shall be identical; provided, that New TopCo may effectuate the Back-End Cancellation without a contemporaneous cancellation of the New TopCo Shares B.

(d) All documentation required to effectuate the Back-End Transactions shall be subject to the approval of Parent or Purchaser, not to be unreasonably withheld, conditioned or delayed, and the Company shall provide Parent and Purchaser and their counsel a reasonable opportunity to review and comment on such documentation and consider in good faith including in such documentation (and any amendments thereto) all comments reasonably proposed by Parent, Purchaser and their counsel.

(e) Notwithstanding anything to the contrary contained in this Section 1.07, the Back-End Transactions shall ultimately result in all Minority Shareholders receiving upon completion of the Back-End Transactions either (A) in case of the Back-End Merger, the Back-End Loan and the Back-End Cancellation, for each New TopCo Share A then held by such Minority Shareholder cash in an amount that is equal to the Offer Consideration (without interest and less applicable withholding Taxes pursuant to Section 1.09), or (B) in case of the Back-End Articles Amendment, the Back-End Share Issuance, if applicable, the Back-End Articles Amendment and Conversion, and the Back-End Compulsory Acquisition, for each Common Share then held by such Minority Shareholder the amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam), in each case as soon as reasonably practicable after the Subsequent Closing Date, taking into account, if applicable, the time involved in the commencement and implementation of the Back-End Compulsory Acquisition.

(f) Promptly after the execution of the Back-End Merger Deed, if applicable, the Company shall cause, and shall cause New TopCo to cause, each member of the management board of New TopCo to resign with effect from the Back-End Cancellation Effective Time. Promptly after the Back-End Cancellation Effective Time, Purchaser shall (and Parent shall cause Purchaser to), in its capacity as sole shareholder of New TopCo, resolve to (i) dismiss such members of the management board of New TopCo who have not tendered their resignation prior to (and with effect from) the Back-End Cancellation Effective Time, (ii) provide full and final discharge to each members of the management board of New TopCo for their acts of management up to and including the Back-End Cancellation Effective Time to the fullest extent permitted under applicable Law and (iii) appoint Purchaser Directors serving on the Company Board or such other persons designated by Parent in its sole discretion immediately prior to the Merger Effective Time to the management board of New TopCo.

(g) Notwithstanding anything to the contrary in this Agreement, prior to the effectiveness of the Back-End Merger, if applicable, the Company shall cause New TopCo (i) not to hold any assets, (ii) not to incur any liabilities, and (iii) not to have any employees, conduct any activities or business, or issue any Equity Interests other than the single share of New TopCo issued upon its incorporation.

(h) If the Back-End Compulsory Acquisition is pursued, the Company shall provide such reasonable assistance to Purchaser and Parent and sign all documents and undertake and perform all acts as are reasonably necessary to commence and consummate the Back-End Compulsory Acquisition, including, if needed, joining the Back-End Compulsory Acquisition proceedings as co-claimant or defendant.

SECTION 1.08 Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the Agreement Date and the Expiration Time, (a) the number of outstanding Common Shares or securities convertible or exchangeable into or exercisable for Common Shares shall be changed into a different number of Common Shares or securities or a different class as a result of a reorganization, reclassification, stock split (including a reverse stock split, subdivision, combination, exchange or readjustment of Common Shares), recapitalization, merger, issuer tender or exchange offer or other similar transaction, or (b) the Company makes any stock dividend or other distribution on the Common Shares, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change or stock dividend or other distribution; provided that, in any case, nothing in this Section 1.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 1.09 Withholding. Each of Parent, Purchaser, Company, New TopCo, and their Affiliates, agents and assigns (each, a “Payor”) shall be entitled to deduct and withhold from the consideration or amounts otherwise payable pursuant to this Agreement (including pursuant to the Back-End Transactions) to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law (including withholding Taxes imposed by the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), if any). All amounts that are so deducted and withheld as required by applicable Law (a) shall be timely remitted by (or on behalf of) the Payor to the applicable Tax Authority, and (b) shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule prepared by the Company and delivered to Parent and Purchaser in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) or (ii) as disclosed in any SEC Reports filed after June 30, 2023 and prior to the Agreement Date (but without giving effect to any amendment thereof filed with the SEC on or after the Agreement Date) (excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature), the Company hereby represents and warrants to Parent and Purchaser as follows:

SECTION 2.01 Organization and Qualification; Company Subsidiaries.

(a) Each member of the Company Group is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing, in good standing (or equivalent concept to the extent applicable) and to have such power and authority would not have a Company Material Adverse Effect. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing (or equivalent concept to the extent applicable) that would not have a Company Material Adverse Effect.

(b) Section 2.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Except for the Equity Interests of each Company Subsidiary, the Company does not directly or indirectly own any material Equity Interest in any corporation, partnership, joint venture or other business association or entity.

SECTION 2.02 Organizational Documents. The Company has made available to Parent a true, correct and complete copy of the Organizational Documents of the Company and each Company Subsidiary, as applicable, as amended and in effect on the Agreement Date. Each such Organizational Document is in full force and effect. The Company is not in violation of any provisions of its Organizational Documents, and none of the Company Subsidiaries is in violation of any of the provisions of its Organizational Documents, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 2.03 Capitalization.

(a) The authorized share capital (maatschappelijk kapitaal) of the Company consists of (i) 105,000,000 Common Shares and (ii) 105,000,000 Preferred Shares.

(b) As of September 25, 2025 (the “Capitalization Date”), (i) 75,784,442 Common Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) 0 Common Shares were held in treasury by the Company, (iv) 468,613 Common Shares were reserved for future issuance in connection with the Company Equity Plans, and (v) 10,248,022 Common Shares were subject to outstanding Company Options. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable (meaning that the holder of a Common Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Common Share) and free of preemptive (or similar) rights.

(c) The Company has previously provided a complete and correct list, as of the Capitalization Date, of the number of Common Shares subject to each outstanding Company Option, the name of the holder, the exercise price, the grant date and the expiration date, if applicable, of each such Company Option and the Company Equity Plan pursuant to which the Company Option was granted. There are no Company Options with early exercise features outstanding or Company restricted stock awards granted under any Company Equity Plan that were issued in connection with the early exercise of a Company Option.

(d) There are no bonds, debentures or notes issued by the Company entitling the holder to vote together with the shareholders of the Company. Except for the Foundation Option Agreement, there are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of the Company Group, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of the

Company Group. Except for the Foundation Option Agreement, none of the Company nor any other member of the Company Group is a party to any shareholders’ agreement, voting trust or other agreement relating to the voting of any Company Group Equity Interests.

(e) Each outstanding Equity Interest of the Company Group that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable (to the extent this is a known concept in the relevant jurisdiction) and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens (other than Permitted Liens) and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act and other applicable securities Laws.

(f) Except as set forth in Section 1.07, this Section 2.03, and pursuant to the Foundation Call Option, there are no obligations to issue any Equity Interests of the Company or any Company Subsidiary.

SECTION 2.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the Transactions to be consummated by it, including the Offer and the Back-End Transactions, subject to (a) the adoption of the Back-End Transactions Resolutions at the EGM (or any Subsequent EGM), and (b) the adoption of any resolutions of the management board and general meeting of New TopCo to effect the Back-End Transactions. The execution and delivery of this Agreement, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions to be consummated by it have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws of general applicability, now or hereafter in effect, affecting creditors’ rights and remedies generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

SECTION 2.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions to be consummated by it will not, (i) materially conflict with or violate the Organizational Documents of the Company or any Company Subsidiary, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 2.05(b) have been obtained and that all filings and other actions described in Section 2.05(b) have been made or taken, conflict with or violate any applicable and binding federal, state, local, municipal, foreign, supranational or other law, principle of common law, statute, constitution, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, executive order, pronouncement, requirement, specification, determination, or decision issued, enacted, adopted, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of Nasdaq) or any Orders (“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien (other than a Permitted Lien) on the properties or assets of the Company Group pursuant to, any Material Contract to which a member of the Company Group is a party, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Transactions to be consummated by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq, (iii) filings with the Trade Register of the Chamber of Commerce of The Netherlands, (iv) notification pursuant to the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Antitrust Laws are listed on Section 2.05(b) of the Company Disclosure Schedule (the clearances or approvals to be obtained as a result of such filings or notifications, the “Antitrust Approvals”), (v) the Merger Code notification and Employee Clearances in accordance with Section 5.19 and (vi) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have a Company Material Adverse Effect.

SECTION 2.06 Compliance. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is, or since June 30, 2023, has been, in any material respect in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound, (ii) the Company and each of its Subsidiaries has all permits required to conduct its businesses as currently conducted and such permits are valid and in full force and effect, (iii) the Company and each of its Subsidiaries is in compliance with the terms of such permits and (iv) neither the Company nor any of its Subsidiaries has since June 30, 2023 received any written notice from any Governmental Authority threatening to revoke or suspend any such permit.

SECTION 2.07 Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or otherwise furnished (as applicable) with the SEC all registration statements, prospectuses, forms, reports, certifications, statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the SEC, as have been supplemented, modified or amended since the time of filing (collectively, the “SEC Reports”), since June 30, 2023. As of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other applicable SEC Reports) the SEC Reports (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 and (ii) did not, at the time they were filed or, if amended by a subsequent filing prior to the Agreement Date, as of the date of such amendment with respect to the disclosures that are amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made by the Company hereunder as to statements made or incorporated by reference in the Company Disclosure Documents that were supplied by or on behalf of Parent, Purchaser, their respective Affiliates or their respective Representatives.

(b) Since June 30, 2023, the consolidated financial statements (including, in each case, any notes thereto, but not including the Dutch statutory accounts) of the Company contained in the SEC Reports (the “Company Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments, which, individually or in the aggregate, are not material in amount).

(c) The Company has implemented, and at all times since June 30, 2023, has maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets that would have a material effect on the Company Financial Statements. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is or was, as applicable, made known on a timely basis to the Company’s management responsible for preparing the Company’s SEC Reports and (B) has disclosed, based on the most recent evaluation by the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Other than as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any Liabilities, except for (i) liabilities and obligations reflected or reserved against on the consolidated balance sheet of the Company as at June 30, 2025 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025 (the “Latest Balance Sheet”), (ii) liabilities and obligations incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2024, and (iii) performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder).

(e) Since June 30, 2023, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable listing and corporate governance requirements of Nasdaq.

(f) As of the Agreement Date, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports, and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review.

SECTION 2.08 Disclosure Documents; Information Supplied.

(a) Each document required to be filed by the Company with or to the SEC or required to be distributed or otherwise published or disseminated by the Company to the Company’s shareholders, in each case, in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, (i) will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law governing the preparation, distribution and dissemination of such documents in each case as in effect as of such time and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information with respect to the Company or any of its Subsidiaries supplied or to be supplied by or on behalf of the Company or the Company Subsidiaries for inclusion in the Offer Documents (including Schedule TO) will, at the time of any distribution or dissemination thereof, and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.08 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Offer Documents (including the Schedule TO) based upon information supplied by Parent, Purchaser or any of their respective Representatives specifically for use or incorporation by reference therein.

SECTION 2.09 Absence of Certain Changes or Events.

(a) Since June 30, 2025, through the Agreement Date, there has not been a Company Material Adverse Effect.

(b) Since June 30, 2025, through the Agreement Date, except in connection with the Transactions, the members of the Company Group have conducted their businesses in the ordinary course of business in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

SECTION 2.10 Absence of Litigation. As of the Agreement Date, there is no litigation, suit, claim, action, arbitration, mediation or proceeding by or before, or otherwise involving, any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that would have a Company Material Adverse Effect. As of the Agreement Date, no member of the Company Group is subject to any continuing Order that would have a Company Material Adverse Effect.

SECTION 2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Plans. With respect to each Plan, the Company has made available to Parent true, correct and complete copies of such Plan (or a description, if such Plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (the “IRS”) Forms 5500, (iv) the most recently prepared actuarial reports and financial statements in connection with each such Plan, (v) all material, non-routine documents and correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since June 30, 2023 and (vi) all current employee handbooks and material employment policies.

(b) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Neither the Company nor any of the Company Subsidiaries has any liability in respect of, and no Plan provides or promises, any post-employment health or life insurance or similar benefits to any Employee or Non-Employee Service Provider except (x) as required under Section 4980B of the Code or any other applicable Law, (y) for coverage through the end of the calendar month in which a termination of employment occurs or (z) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums or other post-employment welfare benefits for a terminated employee or the employee’s beneficiaries for no more than nine months following such employee’s termination.

(c) With respect to each Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of the Company Subsidiaries could reasonably be subject to any material liability under the terms of such Plan or under applicable Law. All contributions, premiums or payments required to be made to or, with respect to any Plan with respect to periods ending on or prior to the Agreement Date, have been made or accrued on or before their due dates in all material respects.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan. None of the Company, any of the Company Subsidiaries or, to the Knowledge of

the Company, any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Plan, nor, to the Knowledge of the Company, have there been any fiduciary violations under ERISA that, in either case, could reasonably be expected to subject the Company, any Company Subsidiary (or any Employee) to any material penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code.

(e) Each Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance, in all material respects, with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority. Each Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance, in all material respects, with, and the Company and the Company Subsidiaries have complied in practice and operation, in all material respects, with, all applicable requirements of Section 409A of the Code.

(f) With respect to any Plan, as of the Agreement Date, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(g) Neither the execution of this Agreement nor the consummation of the Transactions alone shall (either alone or in connection with the termination of employment or service of any Employee or Non-Employee Service Provider following, or in connection with, the Transactions): (i) entitle any Employee or Non-Employee Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Employee or Non-Employee Service Provider; (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code.

(i) With respect to each Plan that is maintained outside of the United States primarily for the benefit of Employees or Non-Employee Service Providers of the Company or any Company Subsidiary located outside of the United States, except as would not be material to the Company Group, taken as a whole: (A) the fair market value of the assets of each funded Plan, the Liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations, as of the Agreement Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (B) from and after the Closing, Parent and its Subsidiaries shall receive the full benefit of any such funds, accruals or reserves under each Plan; and (C) each Plan required to be registered with applicable Governmental Authority has been registered and has been maintained in good standing in all material respects.

SECTION 2.12 Labor and Employment Matters.

(a) Section 2.12(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all collective bargaining agreements, works council arrangements or other labor union Contracts applicable to persons employed by the Company or any Company Subsidiary (the “Company CBAs”). The Company has made available to Parent true, correct and complete copies of all Company CBAs (including any amendments thereto) in effect as of the Agreement Date.

(b) Except for the Company CBAs, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council arrangement or other labor union Contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or works council to organize any such employees.

(c) To the Knowledge of the Company, as of the Agreement Date, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary. As of the Agreement Date, there is no strike, work stoppage or lockout pending or, to the Knowledge of the Company, threatened by or with respect to any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1)-year period preceding the Agreement Date.

(d) Since June 30, 2023, the Company and each Company Subsidiary has complied with all Laws relating to the employment of labor, including those related to wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, employee information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, and collective bargaining, except as would not have a Company Material Adverse Effect. There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person.

(e) Since June 30, 2023, there have not been any Actions, complaints or allegations, in each case, made in writing (or to the Knowledge of the Company, orally), relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, against any person who is or was an executive officer or director of the Company while serving in such capacity or, to the Knowledge of the Company, in any other capacity. Neither the Company nor any Company Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 2.12(e).

SECTION 2.13 Real Property.

(a) As of the Agreement Date, no member of the Company Group owns any real property, and no member of the Company Group is a party to any Contract to purchase any real property or interest therein.

(b) The Company has made available to Parent true, correct and complete copies of all material leases, subleases, licenses, sublicenses and other Contracts regarding the use or occupancy of Leased Real Property (collectively, the “Company Leases”). Except as would not have a Company Material Adverse Effect, (i) the Company has a good and valid leasehold interest in each parcel of Leased Real Property that is the subject of the Company Leases free and clear of all Liens, except Permitted Liens, (ii) each Company Lease is in full force and effect and is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms, except that such enforcement may be subject to applicable Enforceability Exceptions, (iii) there is no uncured default under any Company Lease, either by any member of the Company Group or, to the Knowledge of the Company, by the landlord thereunder, and (iv) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the

Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Company Leases.

SECTION 2.14 Taxes.

(a) Each member of the Company Group (i) has timely filed (or had filed on its behalf) (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all material respects and (ii) has timely paid (or there has been paid on its behalf) all material Taxes required to be paid by them, other than Taxes being contested in good faith and for which adequate reserves have been established in the Company’s most recent financial statements of the Company as filed with the SEC.

(b) All material amounts of Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, creditor or other third party have been timely withheld and remitted to the applicable Tax Authority.

(c) Since the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books, no member of the Company Group has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice, that would materially impact any Tax asset or Tax liability of any member of the Company Group.

(d) Since June 30, 2019, no member of the Company Group has received a written notice or announcement of any audits, examinations, investigations, litigation, proposed adjustments or other proceedings in respect of any material Taxes or Tax Returns of any member of the Company Group by any Tax Authority and, to the Knowledge of the Company, there are no such pending audits, examinations, investigations, litigation, proposed adjustments or other proceedings in respect of any material Taxes or Tax Returns of any member of the Company Group. No deficiency for any material amount of Tax has been asserted or assessed by any Tax Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP, IFRS or such other generally accepted accounting principles as in effect from time to time in the applicable governing jurisdiction.

(e) There are no Liens for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(f) No member of the Company Group has any liability for the Taxes of another person (other than the Company or Company Subsidiaries) (i) as a result of being a member of a fiscal unity (fiscale eenheid) in The Netherlands or under Treasury Regulation Section 1.1502-6 (or any similar or analogous provision of Law), (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes), or (iii) to the Knowledge of the Company, (A) as a transferee or successor or (B) by operation of Law.

(g) No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of material Taxes or any agreement to any extension of time with respect to an assessment or deficiency for material Taxes.

(h) Since June 30, 2023, no member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(i) No member of the Company Group has received any written claim from a Tax Authority or, following a request that the Company Group has made to its advisors to provide such analysis and advice, any analysis or advice from any of its advisors concluding, that any member of the Company Group (i) has ever had a permanent establishment (within the meaning of an applicable tax treaty) or otherwise has had an office or other fixed place of business in a country outside of the jurisdiction of its incorporation or organization or (ii) is, or has ever been, subject to income tax in a country outside of its jurisdiction of incorporation or organization.

(j) All transactions or arrangements between or among members of the Company Group complied or comply, as applicable, with all applicable transfer pricing laws and regulations in all material respects.

(k) Neither the Company nor any Company Subsidiary organized or incorporated outside the United States has elected under Section 897(i) of the Code to be treated as a “domestic corporation,” is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(l) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(m) Neither the Company nor any Company Subsidiary has received any written claim from a Tax Authority or received any analysis or advice from any of its advisors concluding that it has been a party to or otherwise involved in any “listed transaction” within the meaning of Annex IV of the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU (“DAC6”) and no member of the Company Group has made any filings under DAC6.

(n) Neither the Company nor any Company Subsidiary is or has ever been part of a value-added Tax or similar group for indirect Tax purposes.

SECTION 2.15 Material Contracts.

(a) Section 2.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each of the following types of Contracts, including all amendments thereto, to which a member of the Company Group is a party as of the Agreement Date other than Excepted Contracts (including any Plans) (such Contracts, other than Excepted Contracts, that are required to be set forth in such list, the “Material Contracts”):

(i) any “material contract” not otherwise described in this Section 2.15(a) (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, or with any SEC Reports filed and made publicly available after the date of filing of such Form 10-K until the Agreement Date;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group in the year ended December 31, 2024, or the year ending December 31, 2025, exceeded or is expected to exceed $10,000,000 and which are not cancelable or terminable without penalty or further payment and without more than thirty (30) calendar days’ notice;

(iii) any Contract pursuant to which a member of the Company Group received payments in excess of $5,000,000 in the aggregate during the fiscal year ended December 31, 2024, other than Contracts made in the ordinary course of business consistent with past practice;

(iv) all Company IP Agreements;

(v) any Contract to which the Company or any of the Company Subsidiaries is a party that provides for (or is reasonably likely to require) the joint research and development of products or technology with a third party;

(vi) any Contract containing any non-compete, right of first offer or negotiation or right of first refusal or other provision that materially limits the business of the Company or any Company Subsidiary to engage in any line of business or in any geographic area or with any third party;

(vii) any Contract relating to the material disposition or acquisition by the Company or any Company Subsidiary of a material amount of assets or Equity Interests of a person that contains any material ongoing obligations (including “earn-outs,” milestone payments or other similar contingent payments by or to the Company or any Company Subsidiary);

(viii) all joint venture and partnership Contracts (other than any agreement solely between or among the Company and its wholly owned Subsidiaries) which are material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) all Company Leases;

(x) any manufacturing, supply, distribution or marketing Contract containing any minimum payment commitments that, in each case, are expected to involve payments (including penalty or deficiency payments) by a member of the Company Group of at least $5,000,000 per annum or $7,500,000 in the aggregate;

(xi) each settlement agreement entered into since June 30, 2023 that (A) has any material ongoing obligations or restrictions on the operations of any member of the Company Group or (B) contain payment obligations of more than $2,000,000 in excess of insurance coverage, in the case of each of (A) and (B) after the Agreement Date; and

(xii) all loan agreements, credit agreements, notes, debentures, bonds, mortgages and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred.

(b) True, correct and complete copies of each Material Contract in effect as of the Agreement Date have been made available to Parent or publicly filed with the SEC prior to the Agreement Date. Except for matters that would not have a Company Material Adverse Effect, each Material Contract is valid, binding and in full force and effect in accordance with its terms with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the effect of any applicable Enforceability Exceptions. Except for matters that would not have a Company Material Adverse Effect (i) to the Knowledge of the Company, no member of the Company Group has received any written claim of any, and, to the Knowledge of the Company no member of the Company Group is in, material breach or material default under any Material Contract which remains unresolved as of the Agreement Date and (ii) to the Knowledge of the Company, no member of the Company Group has received, in the twelve (12)-month period prior to the Agreement Date, any written notice from any person that such person intends to terminate or not renew any Material Contract.

SECTION 2.16 Insurance. Except as would not have a Company Material Adverse Effect, (a) each member of the Company Group maintains insurance policies as required by applicable Law, (b) each such insurance policy with respect to the business and assets of the Company Group is in full force and effect and all premiums due and payable thereon have been paid, (c) no member of the Company Group is in breach or default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such breach or default, or permit termination or modification, under such policy, (d) no written notice of cancellation or termination has been received with respect to any such party and (e) as of the Agreement Date, there are no claims pending under any of the Company’s insurance policies as to which coverage has been denied by the underwriters of such policies.

SECTION 2.17 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary is, and since June 30, 2023, has been, in compliance with all applicable Environmental Laws;

(b) there is no Action or Order pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved and that relates to or arises under any applicable Laws which (i) regulate or relate to the protection or clean-up of the environment (including the generation, consumption or other use of energy, ambient air, surface water, groundwater, land, or plant or animal life or other natural resource), (ii) otherwise relate to the production, use, emission, storage, treatment, transportation, labeling, distribution, sales, recycling, disposal, discharge, release or other handling of any Hazardous Materials or (iii) relate to the health and safety of persons or property (collectively, “Environmental Laws”); and

(c) since June 30, 2023, no releases of (i) any petroleum products or byproducts, friable asbestos, lead-based paint or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” (or other similar term) substance or waste, or as a “pollutant” or “contaminant” under any applicable Environmental Law (“Hazardous Materials”) have occurred on any real property currently (or, to the Knowledge of the Company, formerly) owned, leased or operated by any member of the Company Group.

SECTION 2.18 Intellectual Property.

(a) Section 2.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of all Registered Owned Intellectual Property and Registered Licensed Intellectual Property for which the Company or a Company Subsidiary controls prosecution, indicating for each such item, as applicable, the application and registration or grant or issue number, date, relevant jurisdiction, status (such as pending, granted, abandoned or withdrawn) and the identity of the current applicant or registered owner.

(b) Except as would not have a Company Material Adverse Effect, (i) the operation of the business of the Company and each Company Subsidiary, the use of the Company Intellectual Property and the development, manufacture, use, marketing, distribution, sale and offer for sale, import and other exploitation of each Company Product in connection therewith, in each case of the foregoing within this clause (i), as currently conducted as of the Agreement Date, does not infringe, misappropriate, dilute or otherwise violate, and has not in the past six years infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any third party, (ii) as of the Agreement Date, no Actions are pending or threatened against the Company or a Company Subsidiary alleging any of the foregoing in clause (i) or concerning the Company Intellectual Property, (iii) no person has, in the past six years, engaged in or is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates any Owned Intellectual Property or Exclusively Licensed Intellectual Property, and (iv) neither the Company nor a Company Subsidiary has brought or threatened in writing any Action (A) in the past three years, contesting the enforceability, validity, use or ownership of any Intellectual Property owned by a third party or (B) in the past six years, alleging infringement, misappropriation, dilution or other violation of any Owned Intellectual Property or Exclusively Licensed Intellectual Property.

(c) Except as would not have a Company Material Adverse Effect, the Company Intellectual Property includes all the Intellectual Property used in, held for use in or necessary for the operation of the business of the Company or any Company Subsidiary, or the development, use, manufacture, marketing, distribution, import, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary, and there is no Intellectual Property other than the Company Intellectual Property that is used, held for use in, or necessary for the operation of the business of the Company or any Company Subsidiary or the development, use, manufacture, marketing, distribution, import, sale or other exploitation of any Company Products by or on behalf of the Company or any Company Subsidiary, in each case of the foregoing, as currently conducted as of the Agreement Date. Except as would not have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary is, with respect to the Registered Owned Intellectual Property, the exclusive, properly executed and duly recorded owner of, and with respect to all other Owned Intellectual Property, the sole owner of all the right, title and interest in and to each item of the Owned Intellectual Property (other than non-exclusive licenses granted to customers in connection with sales of Company Products or to contract manufacturers, suppliers, distributors or other service providers, collaborators or partners in connection with applicable agreements with such entities relating to the Company Products); and (ii) a member of the Company Group has a valid license to use each item of the Licensed Intellectual Property, in connection with its business as currently conducted, subject only to the terms of the applicable Company IP Agreement(s). Each item of Registered Owned Intellectual Property is free and clear of all Liens (other than Permitted Liens). Neither the execution of this Agreement nor the consummation of the Transactions will result in (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any material Company Intellectual Property, (B) the payment of any additional consideration (including increased royalty payment terms) for the Company’s or any Company Subsidiary’s right to own, license, sell, use or otherwise exploit any material Company Intellectual Property, (C) a breach of any Company IP Agreement in any material respect or (D) the release, disclosure or delivery of any material Company Intellectual Property by any escrow agent or to any other person. Except as would not have a Company Material Adverse Effect, (1) no inequitable conduct, on-sale bar or public use or improper disclosure activity or violation has been engaged in or committed with respect to any Owned Intellectual Property, or in the prosecution of any patent applications or patents in any Owned Intellectual Property, (2) the prior art of which the Company’s agents is aware that is material to the validity of a U.S. patent or to the patentability of a pending U.S. patent application of Owned Intellectual Property has been disclosed to the U.S. Patent and Trademark Office in compliance with 37 CFR § 1.56 during the prosecution of such applicable patent or applicable application, and all such prior art has been disclosed to the patent office of other jurisdictions where required, and (3) items (1) and (2) are also true for Exclusively Licensed Intellectual Property for which the Company or a Company Subsidiary controls prosecution.

(d) (i) The Owned Intellectual Property and, to the Knowledge of the Company, the Exclusively Licensed Intellectual Property are valid and enforceable, (ii) the Owned Intellectual Property and Licensed Intellectual Property for which the Company or a Company Subsidiary controls prosecution are subsisting and currently in compliance in all respects with any and all formal applicable legal requirements necessary to maintain the validity and enforceability thereof and, with respect to the Owned Intellectual Property, record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and all filings, payments and other actions required to be made or taken to maintain or, in the case of accidental abandonment, revive, each item of Registered Owned Intellectual Property and, to the Knowledge of the Company, Registered Licensed Intellectual Property for which the Company or a Company Subsidiary controls prosecution, in full force and effect have been made or taken by the applicable deadline and (iii) the Owned Intellectual Property and, to the Knowledge of the Company, the Exclusively Licensed Intellectual Property, are not subject to any outstanding Order or Contract that could reasonably impair the ownership, scope, validity or enforceability thereof, in each case of the foregoing clauses (i) through (iii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there is no basis or argument in fact or in Law from which one might reasonably infer that any of the Company Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors). No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, based upon or challenging or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Intellectual Property, or, with respect to the Owned Intellectual Property, the ownership, registrability, validity, patentability, scope or enforceability thereof, except as would not be material to the Company or any Company Subsidiary. The Company and each Company Subsidiary has delivered or made available to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each item of material Registered Owned Intellectual Property, including unpublished inventions and applications for material Registered Owned Intellectual Property.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, or whether ongoing, outstanding or contingent), or account to any former or current employee or third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Company Intellectual Property, or with respect to the manufacture, use, sale or other exploitation of the Company Products or operation of the business of the Company or any Company Subsidiary.

(f) Except as would not have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to any Company Product contains any false, inaccurate or incorrect marking for, Registered Owned Intellectual Property and Registered Exclusively Licensed Intellectual Property; (ii) no Governmental Authority or academic or medical institution or consortium has provided any funding, facilities, resources or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Owned Intellectual Property, or any other Intellectual Property rights used, or held for use, by the Company or any Company Subsidiary that are material to the exploitation of any Company Products; (iii) there is no prohibition or restriction by any Governmental Authority (including no assignment, grant back, license, “march-in” or other rights) on the use of any Owned Intellectual Property or on the conduct of the business by the Company or any Company Subsidiary or on the use of the Company Products, in each case as currently conducted, in any jurisdiction, or on the export or import of any of the Company Intellectual Property from or to any jurisdiction; and (iv) neither the Company nor any Company Subsidiary has participated in any standards-setting activities or joined any standards setting, Intellectual Property sharing, or similar organization that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using any Owned Intellectual Property or Exclusively Licensed Intellectual Property.

(g) Except as would not be material to the Company Group, the Company and each Company Subsidiary have taken the commercially reasonable steps in accordance with normal industry practice necessary to maintain the confidentiality of the trade secrets and other confidential Company Intellectual Property in connection with its business. There has been no unauthorized use or disclosure or misappropriation of any trade secrets or other confidential Intellectual Property used or held for use in connection with the business of the Company or any Company Subsidiary by any person, and neither the Company nor any Company Subsidiary has disclosed any trade secrets or other confidential Intellectual Property to any person other than pursuant to appropriate written agreements that require such trade secrets or other confidential Intellectual Property to be kept confidential and contain appropriate safeguards against the unauthorized use or disclosure thereof, in each case, except as would not have a Company Material Adverse Effect.

(h) No current or former employee, consultant, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets or other confidential Intellectual Property of any other person in the course of performance as an employee, consultant, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any Company employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in each case of sub-clauses (i) and (ii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all employees, consultants, independent contractors and agents who participated in conceiving, developing, modifying, improving or creating any Intellectual Property for or on behalf of the Company or any Company Subsidiary, or, with respect to employees, relating to the business of the Company or any Company Subsidiary, have executed valid and enforceable written Contracts (A) providing for the non-disclosure by such person of all confidential information and trade secrets and (B) providing for the assignment (by way of a present grant of assignment) or, if such an assignment is not permissible under applicable Law, grant of a license or sufficient rights to use, in each case, by such person to the Company or the applicable Company Subsidiary of any Intellectual Property arising out of such person’s employment or engagement with the Company or the applicable Company Subsidiary or are otherwise obligated by operation of law.

(i) Except as would not have a Company Material Adverse Effect, (i) the Systems currently operate as required by the Company and Company Subsidiaries in the conduct of their business, (ii) such Systems have not, since June 30, 2023, malfunctioned or failed, (iii) the Company and Company Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Systems, (iv) no source code to or constituting any software owned by the

Company or any Company Subsidiary has been placed in escrow (and neither the Company nor any Company Subsidiary has agreed to, or is otherwise required to, do the foregoing under any circumstance), and (v) neither the Company nor any Company Subsidiary has used any open source software in a manner that could have a “copyleft” effect or other adverse effect on, or obligate any member of the Company Group to disclose, contribute, distribute, license or otherwise make available to any third party, any software owned by any member of the Company Group or any other Company Intellectual Property.

SECTION 2.19 Data Privacy.

(a) Except as would not have a Company Material Adverse Effect, each member of the Company Group is, and has at all times since June 30, 2023, been in compliance with, all binding privacy and information security obligations to which it is subject, including with respect to the Company Group’s collection, maintenance, transmission, use, processing, disclosure and disposal of Personally Identifiable Information (including credit card information, if applicable), under applicable Privacy Laws, Contract or privacy policy (collectively, “Data Security Requirements”). Except as would not have a Company Material Adverse Effect, since June 30, 2023, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, any failure to comply with any Data Security Requirements. Except as would not have a Company Material Adverse Effect, since June 30, 2023, there has been no unauthorized use, access, or disclosure, of any Personally Identifiable Information collected, maintained, processed or stored by the Company or any Company Subsidiary, or any other Personally Identifiable Information collected, maintained, processed or stored on behalf of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, since June 30, 2023, no circumstances with respect to the unauthorized use, access, or disclosure of any Personally Identifiable Information have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any data subject of a data security breach, security incident or violation of any or Data Security Requirement experienced by the Company or any Company Subsidiary.

(b) Except as would not have a Company Material Adverse Effect, (i) the Systems are reasonably maintained and in sufficiently good working condition and performance sufficient for the conduct of the business of the Company and each Company Subsidiary as currently conducted and as currently contemplated to be conducted, (ii) there has been no failure, malfunction, breakdown, performance reduction or other adverse event affecting any Systems, and there has been no actual or alleged unauthorized access, use, intrusion, or breach of security affecting any Systems, or any other loss, unauthorized access, use or disclosure or theft of any sensitive or confidential information in the possession or control of the Company or any Company Subsidiary and (iii) the Company and each Company Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in compliance with all of the Company Group’s policies related to the foregoing. Except as would not have a Company Material Adverse Effect, the Systems are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that could permit or cause, or are intended to permit or cause, unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(c) To the Knowledge of the Company, no member of the Company Group is a “Covered Entity” or a “Business Associate,” as such terms are defined under HIPAA.

SECTION 2.20 Anti-Corruption; Sanctions; CFIUS.

(a) Since June 30, 2023, no member of the Company Group, or, to the Knowledge of the Company, any former or current director, officer, agent, employee, partner or Affiliate of a member of the Company Group, is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of, or operation in non-compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws.

(b) Since June 30, 2023, each member of the Company Group has conducted its businesses in compliance in all material respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, and regulations promulgated thereunder.

(c) Without limiting the generality of the foregoing, since June 30, 2023, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.

(d) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective officers, directors or employees, nor any agent or other Representative acting on behalf of the Company or any Company Subsidiary is currently, or has been since June 30, 2023, (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws or U.S. anti-boycott applicable Laws (collectively, “Trade Control Laws”).

(e) Since June 30, 2023, neither the Company nor any Company Subsidiary has (i) received from any Governmental Authority or any person any written notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit, in each case of the preceding clauses (i) through (iii), concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

(f) No member of the Company Group engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof (the “DPA”), (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800) or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. No member of the Company Group has any current intention of engaging in such activities in the future.

SECTION 2.21 Regulatory Matters.

(a) Except as would not have a Company Material Adverse Effect, (i) each member of the Company Group holds all permits required under applicable Healthcare Laws for the lawful operation of the businesses of the Company Group as currently conducted (the “Healthcare Permits”), and (ii) as of the Agreement Date, all such Healthcare Permits are valid and in full force and effect. Except as would not have a Company Material Adverse Effect, since June 30, 2023, (i) each member of the Company Group has submitted all applications, registrations and other material filings to all Governmental Authorities required under the Healthcare Permits, and (ii) there has not occurred any violation of or default under any Healthcare Permit. The members of the

Company Group are in compliance and, at all times since June 30, 2023, have been in compliance, with all Healthcare Laws applicable to the operation of the businesses of the Company Group, except where the failures to so comply would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, since June 30, 2023, all Company Products that are subject to the jurisdiction of the FDA or similar Governmental Authorities have been manufactured, imported, exported, researched and developed by or on behalf of a member of the Company Group, in compliance with all Healthcare Laws.

(c) Except as would not have a Company Material Adverse Effect, since June 30, 2023, (i) no member of the Company Group has received any FDA Form-483 or warning letter, untitled letter or similar written notice from any Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Healthcare Permits that remains unresolved, and (ii) to the Company’s Knowledge, no manufacturing site used by any member of the Company Group or third-party contract manufacturer for the Company Products is or has been subject to a shutdown or import or export prohibition imposed by any Governmental Authority with respect to the Company Products.

(d) Except as would not have a Company Material Adverse Effect, the clinical and pre-clinical studies conducted or sponsored by or on behalf of any member of the Company Group have been and, if still pending, are being conducted in accordance with all applicable Healthcare Laws. Except in each case as would not have a Company Material Adverse Effect, since June 30, 2023, no member of the Company Group has received any written notice or communication from any institutional review board or Governmental Authority (i) placing any clinical trials of the Company Products conducted by or on behalf of the Company Group on clinical hold, or (ii) requiring the termination, suspension or material modification of any ongoing or planned clinical trials of the Company Products conducted by or on behalf of the Company Group, including by any clinical research organization as to specific work on clinical trials on behalf of the Company Group.

(e) None of the Company Products is currently the subject of any material ban, suspension of manufacturing (whether voluntarily or otherwise), recall, market withdrawal or replacement, safety alert, seizure, “dear doctor” letter, or other notice relating to an alleged lack of safety or regulatory compliance.

(f) No member of the Company Group is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Authority.

(g) No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or, to the Knowledge of the Company, any ongoing investigation or inquiry or have received any notice of any actual investigation, inquiry, for cause inspection or audit or other Action by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, nor has a member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy. No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group has knowingly made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Healthcare Laws in any material respect related to any Company Product.

(h) To the Knowledge of the Company, since June 30, 2023, no member of the Company Group has been suspended, disqualified, debarred, or excluded from participating in, or bidding on contracts with, any Governmental Authority, pursuant to the Department of Health and Human Services Office of Inspector

General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

SECTION 2.22 Affiliate Transactions. As of the Agreement Date, except as set forth on Section 2.22 of the Company Disclosure Schedule and for any employment agreements or other compensation arrangements entered into in the ordinary course of business, there are no Contracts between (i) the Company or the Company Subsidiaries, on the one hand, and (ii) any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each, an “Affiliate Transaction”).

SECTION 2.23 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (ii) duly authorized and approved the execution and delivery of this Agreement, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company, (iii) resolved, subject to Section 5.02(e), to support the Offer and the other Transactions, to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote for approval and adoption of the matters set forth in Section 1.04(a) (such recommendation, the “Company Board Recommendation”), and (iv) resolved that the Company shall pursue the Transactions on the terms, and subject to the provisions, of this Agreement.

(b) Other than (i) the approvals to be sought at the EGM (or any Subsequent EGM) as described in Section 1.04(a)(i) through Section 1.04(a)(iii), and (ii) the adoption of any resolutions of the management board and general meeting of New TopCo to effect the Back-End Transactions (which the Company shall reasonably procure to be taken), no shareholder votes are necessary for the Company or any Company Subsidiary to authorize this Agreement or to consummate the Transactions in accordance with the terms and subject to the conditions set forth in this Agreement.

SECTION 2.24 Anti-Takeover Measures. Except for (i) the Foundation Option Agreement and the Foundation Call Option granted thereunder and (ii) any arrangement included in the Company’s articles of association which may have the effect of delaying a potential takeover of the Company or making a takeover of the Company more difficult or less attractive, no anti-takeover measure that would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands that may be invoked or implemented by the Company (or any of its Subsidiaries) or by a third party pursuant to a right granted to such third party by the Company (or any of its Subsidiaries) (each, an “Anti-Takeover Measure”) has been implemented by the Company or any of its Subsidiaries in relation to the Offer or the other Transactions.

SECTION 2.25 Opinion of Financial Advisor . The Company Board has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from Jefferies LLC (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by the Company Financial Advisor as set forth in its written opinion, the Offer Consideration to be received by the holders of Common Shares pursuant to this Agreement was fair, from a financial point of view, to such holders (other than Parent, Purchaser or their Affiliates). As of the Agreement Date, such opinion has not been withdrawn, revoked or modified. Promptly following the Agreement Date, the Company shall deliver or make available to Parent a copy of such opinion solely for informational purposes.

SECTION 2.26 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the Agreement Date, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and the Company Financial Advisor.

SECTION 2.27 No Other Representations and Warranties. Except for the representations and warranties set forth in Article III, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Purchaser to the Company, and Parent and Purchaser hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Purchaser, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Purchaser or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

SECTION 3.01 Corporate Organization. Each of Parent and Purchaser is a corporation, in each case, validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing or to have such power and authority would not, individually or in the aggregate, prevent, materially delay or impair the consummation of the Transactions (a “Parent Material Adverse Effect”).

SECTION 3.02 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the respective Transactions to be consummated by them, including the Offer and the Back-End Transactions. The execution and delivery of this Agreement, and the performance by Parent and Purchaser their respective obligations under this Agreement and the consummation by Parent and Purchaser of the respective Transactions to be consummated by them, including the Offer and Back-End Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effect of any applicable Enforceability Exceptions. As of the Agreement Date, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Back-End Transactions, and (b) the Board of Directors of Purchaser has (i) determined that it is in the best interests of Purchaser and its sole shareholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its covenants and agreements contained herein and the consummation of the Back-End Transactions upon the terms and subject to the conditions contained herein and (iii) recommended that the sole shareholder of Purchaser adopt this Agreement and approve the transactions contemplated hereby (including the Back-End Transactions), in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s shareholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

SECTION 3.03 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of their respective obligations under this Agreement and the consummation by Parent and Purchaser of the respective Transactions to be consummated by them will not, (i) conflict with or violate the Organizational Documents of Parent or Purchaser, (ii) assuming that all waiting period terminations or expirations, consents, approvals and other authorizations described in Section 3.03(b) have been obtained and that all filings and other actions described in Section 3.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Purchaser or by which any property or asset of either of them is bound, or (iii) assuming compliance with the matters referred to in Section 3.03(b), result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance by Parent and Purchaser of their respective obligations under this Agreement and the consummation by Parent and Purchaser of the respective Transactions to be consummated by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, (ii) any filings required under the rules and regulations of Nasdaq or Nasdaq Copenhagen, (iii) filings with the Trade Register of the Chamber of Commerce of The Netherlands, (iv) notification pursuant to the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as are listed on Section 2.05(b) of the Company Disclosure Schedule and (v) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have a Parent Material Adverse Effect.

SECTION 3.04 Ownership of Shares. Neither Parent nor any of its Subsidiaries (including Purchaser) owns (directly or indirectly, beneficially or of record), or is a party to, nor is any person controlling or controlled by Parent or Purchaser a party to, any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, any Shares.

SECTION 3.05 Absence of Litigation. As of the Agreement Date, there is no Action pending or, to the knowledge of Parent, threatened in writing, against or relating to Parent or Purchaser or any of their Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority that would have a Parent Material Adverse Effect. As of the Agreement Date, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would have a Parent Material Adverse Effect.

SECTION 3.06 Operations of Purchaser. Purchaser is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions (including the Offer and the Back-End Transactions), has engaged in no other business activities prior to the Agreement Date and has conducted its operations only as contemplated by this Agreement, will not prior to the Merger Effective Time engage in any such activities or operations, and will have as of immediately prior to the Merger Effective Time, no liabilities other than those contemplated by this Agreement.

SECTION 3.07 Sufficient Funds. Parent and its Subsidiaries (including Purchaser) will have available to them at the Closing sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Offer and the other Transactions to be consummated by them and to pay all amounts required to consummate the Transactions on such date. Parent’s and Purchaser’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Purchaser’s or any other person’s ability to obtain financing for the consummation of the Offer and the other Transactions.

SECTION 3.08 Financing.

(a) Parent has delivered to the Company true, complete and correct copies of (i) a fully executed commitment letter from the Financing Sources party thereto (the “Debt Commitment Letter”), pursuant to which such Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the Transactions and (ii) each fee letter relating to fees with respect to the Financing (as defined below) which copies have been redacted to remove only fee amounts, market “flex” provisions and certain other terms (none of which would adversely affect the amounts, availability, timing or conditionality of the Financing (as defined below)) (such fee letters, collectively, the “Fee Letters”). The Debt Commitment Letter, the Fee Letters and any other debt commitment letter (including any replacement of the Debt Commitment Letter in connection with any Alternative Financing) executed in accordance with Section 5.16, as replaced, amended, supplemented, modified or waived in accordance with Section 5.16, are hereinafter referred to together as the “Debt Commitment Letters”. The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Financing.”

(b) As of the Agreement Date, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto, subject to the effect of any applicable Enforceability Exceptions. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full to the extent required to be paid on or prior to the Agreement Date. None of the Debt Commitment Letters have been amended, modified, supplemented or terminated on or prior to the Agreement Date, no Debt Commitment Letter will be amended, modified, supplemented or terminated by Parent in breach of Section 5.16(a), and, as of the Agreement Date, the commitments under the Debt Commitment Letters have not been withdrawn, rescinded, replaced or terminated. As of the Agreement Date, Parent is not in default or breach under the terms of the Debt Commitment Letters and, assuming the satisfaction of the Offer Conditions, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent under any Debt Commitment Letter that could reasonably be expected to result in the failure of the funding obligations thereunder (subject to applicable notice and cure periods). The consummation of the Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Financing other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company. As of the Agreement Date, except for the Fee Letters, there are no side letters or other agreements, contracts or arrangements to which Parent or Purchaser or any of their respective Affiliates are a party related to the funding of the Financing, other than as expressly set forth in the Debt Commitment Letters delivered to the Company on or prior to the Agreement Date. As of the Agreement Date, assuming no breach by the Company of its representations and warranties under this Agreement (and no breach of the obligations of the Company (including pursuant to Section 5.16 hereof) under this Agreement such that the Offer Conditions would fail to be satisfied) and based upon facts and events known by Parent as of the Agreement Date, Parent does not have reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent as contemplated in the Debt Commitment Letters on the Closing Date. Subject to the terms and conditions of the Debt Commitment Letters, the aggregate proceeds of the Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the copies of the Debt Commitment Letters delivered to the Company on or prior to the Agreement Date, as of the Closing, will be sufficient to enable Parent to pay in cash all amounts required to be paid by it in cash in connection with the transactions contemplated hereby, including the Offer Consideration and all payments, fees and expenses payable by it related to or arising out of the consummation of the Transactions (the “Required Amount”). Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letters) by or to Parent, Purchaser, or any of their respective Affiliates be a condition to any of the obligations of Parent or Purchaser hereunder.

SECTION 3.09 Brokers. Except for PJT Partners (UK) Limited and Morgan Stanley & Co. International plc, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser or any of their respective Affiliates in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission from Parent or Purchaser or any of their respective Affiliates in connection with the Transactions. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser, all of which fees or commissions, if any, will be paid by Parent.

SECTION 3.10 Disclosure Documents.

(a) The information with respect to Parent, Purchaser and any of their Affiliates that Parent or Purchaser supplied to the Company for use in any Company Disclosure Document or contained or incorporated by reference in any Offer Document will not, on the date the Offer Documents and the Company Disclosure Documents (or any amendment or supplement thereto) are filed, first mailed to shareholders or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 3.10 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the other Offer Documents based upon information supplied to Parent or Purchaser by the Company or any of their Representatives specifically for use or incorporation by reference therein.

SECTION 3.11 Absence of Certain Agreements. Neither Parent, Purchaser nor any of their Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer.

SECTION 3.12 Solvency. Neither Parent nor Purchaser is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent and any of its Subsidiaries. Each of Parent and Purchaser is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and will not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement.

SECTION 3.13 No Other Representations and Warranties. Except for the representations and warranties set forth in Article II, Parent and Purchaser acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Purchaser, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Purchaser, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE IV

CONDUCT OF BUSINESS BY THE COMPANY

SECTION 4.01 Conduct of Business by the Company.

(a) The Company agrees that, between the Agreement Date and the earlier of the Acceptance Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (ii) as expressly required or expressly contemplated by this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, conduct the businesses of the Company Group only in the ordinary course of business in all material respects and, to the extent consistent therewith, use reasonable best efforts to (A) preserve substantially intact in all material respects the business organization, assets, properties and business relations of the Company Group, (B) keep available the services of its executive officers and key employees on commercially reasonable terms and (C) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations. During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to take or cause to be taken the actions set forth on Section 4.01(a) of the Company Disclosure Schedule.

(b) Without limiting Section 4.01(a), and as an extension thereof, except as expressly required or expressly contemplated by this Agreement, as set forth in Section 4.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, adopt any amendment, or otherwise change (whether by merger, consolidation or otherwise) any Organizational Document of the Company or any Company Subsidiary;

(ii) issue, grant, sell, dispose of, encumber or authorize such issuance, sale, disposition or encumbrance of, any Equity Interests of the Company (including pursuant to the Foundation Option Agreement) or any Company Subsidiary (except for the issuance of Common Shares issuable pursuant to Company Options that are outstanding on the Agreement Date pursuant to the terms of the applicable Company Options as in effect immediately prior to the Agreement Date);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of Equity Interests of the Company or any Company Subsidiary, except for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests of the Company or any Company Subsidiary, other than (A) as provided by any Company Equity Plan, or (B) in connection with the satisfaction of exercise price or Tax withholding obligations in connection with the vesting, exercise or settlement of any Company Option;

(v) sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 4.01(b)(xvii)) except (A) pursuant to Contracts or Company Leases in force on the Agreement Date, (B) such dispositions of assets no longer used in the ordinary course of business of the Company’s or the applicable Company Subsidiary’s business as conducted as of the Agreement Date or (C) such dispositions among the Company and the Company Subsidiaries;

(vi) acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof), (B) any real property (but excluding any Intellectual Property, which is the subject of Section 4.01(b)(xvii)), except, in each case, for acquisitions from wholly owned Subsidiaries of the Company, the purchase of equipment, supplies and inventory in the ordinary course of business, dispositions of marketable securities in the ordinary course of business and dispositions or abandonments of immaterial tangible assets in the ordinary course of business or (C) acquisitions of any assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $1,000,000 in the aggregate;

(vii) (A) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary), other than advances of expenses to any Employee or Non-Employee Service Provider in the ordinary course of business, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary), in each case, other than (1) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries in the ordinary course of business or (2) indebtedness incurred pursuant to and in accordance with the terms of existing (as of the Agreement Date) credit card programs of the Company or its Subsidiaries in the ordinary course of business, not to exceed $1,000,000 in the aggregate at any given time;

(viii) enter into, amend, waive (including any right thereunder), renew or terminate any Material Contract or any other Contract that would be deemed a Material Contract if it had been entered into prior to the Agreement Date, in each case, other than in the ordinary course of business or the expiration of any such Contract in accordance with its terms (as such terms are in effect as of the Agreement Date); provided that, for purposes of this Section 4.01(b)(viii), the phrase “other than ordinary course of business” shall not be construed to permit (A) the entry into, amendment, waiver, renewal or termination of any Material Contract of the type described in Section 2.15(a)(i), Section 2.15(a)(iv), Section 2.15(a)(v) (except for amendments in the ordinary course of business of any Contracts in respect of manufacturing or with contract research organizations (and the Company will provide to Parent copies of any such amendment promptly following effectiveness)), Section 2.15(a)(vi), or Section 2.15(a)(xii) or (B) the taking of any action prohibited by any other subsection of this Section 4.01(b);

(ix) authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed the annual capital expenditures budget (a copy of which has been set forth in Section 4.01(b)(ix) of the Company Disclosure Schedule) of the Company and the Company Subsidiaries, taken as a whole;

(x) except as otherwise required under any Plan, (A) increase the compensation payable or to become payable or the benefits provided to Employee or Non-Employee Service Providers, (B) grant or amend any retention, severance or termination pay to, or enter into any employment, bonus, incentive, equity, change of control or severance agreement with, any Employee, other than any standard offer letters with any newly-hired (provided that such hiring is permitted by this Section 4.01) Employee below the level of associate director in the ordinary course of business and that provide for no more than six (6) months’ severance, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Plan, (D) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the Agreement Date, for the benefit of any Employee or Non-Employee Service Provider, except for renewals of any Plan providing health and welfare benefits in the ordinary course of business or as permitted in clause (B), or (E) establish, adopt, enter into or amend any collective bargaining agreement or similar labor agreement (including any Company CBA);

(xi) (A) hire any Employee, other than Employees in the ordinary course of business (1) who are below the level of associate director or (2) who will have an annual base salary of not more than $150,000 (for US-based employees) or €150,000 (for employees based in Europe); provided that, in the case of each of clauses (1) and (2), the Employee must perform services in one of the areas set forth on Section 4.01(b)(xi) of the Company Disclosure Schedule, or (B) terminate (other than for “cause”) the employment of any Employee (or any individual who would be an Employee if employed on the Agreement Date) at the associate director level or higher or with annual base salary in excess of $150,000 (for US-based employees) or €150,000 (for employees based in Europe);

(xii) voluntarily accelerate the lapse of restriction or vesting of any Company Option as a result of the Transactions, except as expressly provided in this Agreement;

(xiii) (A) settle (or propose to settle) any Action, other than (1) settlements for monetary damages (net of insurance proceeds) to be paid by the Company or any Company Subsidiary involving not more than $1,000,000 individually or $4,000,000 in the aggregate and that do not (x) require any material actions or impose any material restrictions on the business or operations of the Company Group, or after the Closing, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company Group, or (2) shareholder litigation, which is the subject of Section 5.10, or (B) settle (or propose to settle) (1) any of the matters set forth in items (1) or (2) of Section 2.10 of the Company Disclosure Schedule, or (2) any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;

(xiv) (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2024, other than as required by Law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;

(xv) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xvi) (A) change or adopt (or file a request to change or adopt) any material method of Tax accounting, except as required by applicable Law, (B) make, change or rescind any material Tax election, (C) settle or compromise any material claim, investigation, audit or controversy relating to material Taxes, (D) surrender any right to claim a material Tax refund, (E) file any income or other material amended Tax Return, except as required by applicable Law, (F) enter into any closing agreement with respect to any income or other material Tax or (G) waive or extend the statute of limitations with respect to any material Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xvii) (A) abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any Lien (other than Permitted Liens) on, any Registered Company Intellectual Property or other material Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company’s or any Company Subsidiary’s interest in the foregoing Intellectual Property; (B) license or sublicense any of the foregoing Intellectual Property described under clause (A) to any third party or any Company Subsidiary that is not wholly owned by the Company, other than non-exclusive licenses granted to customers in connection with sales of any Company Products or to contract manufacturers, suppliers, distributors or other service providers, collaborators or partners in connection with applicable agreements with such entities, in each case, in the ordinary course of business; (C)(1) settle, agree to dismiss, move to have dismissed, or fail to continue to diligently pursue any Action pending as of the Agreement Date, or (2) grant to, or agree to grant to, any third party or any Company Subsidiary that is not wholly owned by the Company, any covenant not to commence any Action; in each case of the foregoing subclauses (1) and (2), concerning the ownership, validity, enforceability or scope of any material Company Intellectual Property or Licensed Intellectual Property; or (D) disclose any material confidential information of the Company or any Company Subsidiary to any person, that is not bound by written confidentiality and non-disclosure obligations, and provided that the restrictions set forth in foregoing clauses (A) and (C) shall not apply to any action taken (x) in the ordinary course of business or (y) that is required by (or as to which the Company does not have final decision-making authority), and in compliance with, a Contract existing as of the Agreement Date;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;

(xix) unless mandated by any Governmental Authority or reasonably required for safety or efficacy reasons, (A) make any material change to, discontinue, terminate or suspend any ongoing material Research Program, or (B) commence, alone or with any third party, any Research Program that has not been disclosed to Parent prior to the Agreement Date; provided that the restrictions set forth in this Section 4.01(b)(xix) shall not apply to any action taken (x) in the ordinary course of business, except with respect to any Research Program that is directed to petosemtamab or the Company’s proprietary biclonics or multiclonics platforms with respect thereto or (y) that is required by (or as to which the Company does not have final decision-making authority), and in compliance with, a Contract existing as of the Agreement Date; or

(xx) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 4.02 Control of Operations. Without limiting Section 4.01, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 4.01, control and supervision over such matters.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, during the Pre-Closing Period and solely for purposes of furthering the Transactions or integration planning relating thereto, the Company shall (and shall cause the Company Subsidiaries to), under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the operation of the business of the Company: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that if such access or disclosure (A) would be prohibited by applicable Law, (B) would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (C) would, in the reasonable judgment of the Company, result in a loss of attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries, or (D) would relate to documents or information concerning the evaluation or negotiation of this Agreement, the Transactions contemplated or, subject to Section 5.02, an Acquisition Proposal or Superior Proposal, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not give rise to the consequences described under the foregoing clauses (A) through (D), including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege. The Company shall be entitled to have Representatives present at all times during any inspection by Parent, Purchaser or their

Representatives pursuant to this Section 5.01(a). No notice, access, review or investigation pursuant to this Section 5.01 or information provided, made available or delivered to Parent, Purchaser or their Representatives pursuant to this Section 5.01 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent or Purchaser contained in this Agreement. No investigation after the Agreement Date shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b) All information obtained by Parent, Purchaser, their respective Affiliates or their respective Representatives pursuant to this Section 5.01 shall be kept confidential in accordance with the Confidentiality Agreement; provided that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Purchaser’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect an Adverse Recommendation Change of a type described in Section 5.02(e)(i), the restrictions set forth in paragraph 6 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Purchaser). The Company and Parent hereby agree, in accordance with paragraph 14 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 5.01(b). If the Closing occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.

SECTION 5.02 No Solicitation.

(a) Except as expressly permitted by this Section 5.02, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to inform any such person of the existence of this Agreement and the Company’s obligations under this Section 5.02), and, within two (2) Business Days after the Agreement Date, shall request the prompt return or destruction of all confidential information of the Company previously furnished to any such person that executed a confidentiality agreement with the Company since the date that is twelve (12) months prior to the Agreement Date in connection with its consideration of an Acquisition Proposal and within one (1) Business Day terminate all access to any physical and electronic data room containing confidential information of the Company granted to any such person, its Affiliates or Representatives in connection with its consideration of an Acquisition Proposal. During the Pre-Closing Period, except as expressly provided in Section 5.02(b), the Company shall not, and shall cause each of the Company Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Company Subsidiaries is a party.

(b) Except as expressly permitted by this Section 5.02, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Agreement and the Company’s obligations under this Section 5.02(b) and to clarify and understand the terms and conditions of any such Acquisition Proposal, or (iii) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) the Company promptly (and in any event within one (1) Business Day of the determination of the Company Board as required by the foregoing subclause (A) of this Section 5.02(b)) notifies Parent of any such waiver, amendment or release; provided further that, prior to the Acceptance Time, nothing contained in this Section 5.02 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information (including non-public information) to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 5.02, if, and only if, prior to taking such action, (1) the Company Board (x) determines in good faith (after consultation with its outside legal counsel) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within one (1) Business Day of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within one (1) Business Day) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 5.02(b) that has not been previously provided to Parent reasonably promptly after the time it is provided to such person (and in no event more than one (1) calendar day thereafter).

(c) The Company shall promptly upon receipt thereof (and in any event within one (1) Business Day) (i) provide Parent written notice of the receipt of (A) any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal and (ii) disclose to Parent a copy of, any such Acquisition Proposal or any such inquiry, proposal or offer made in writing (or, if made orally, a reasonably detailed description of the material terms of such Acquisition Proposal, inquiry, proposal or proposal), provided that such disclosure to Parent may be redacted to the extent necessary to protect the confidential information regarding the business and operations of the person making such inquiry, proposal or offer so long as such redaction does not extend any material terms or conditions of such Acquisition Proposal or any such inquiry, proposal or offer. The Company will, promptly upon receipt thereof (and in any event within one (1) Business Day), provide Parent with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information regarding the business and operations of the person making such Acquisition Proposal, so long as such redaction does not extend to any material terms or conditions of such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will keep Parent reasonably informed on a reasonably prompt basis (and in any event within one (1) Business Day of any material development) of the status and material terms (including with respect to any material changes in price, the amount and form of consideration or other material amendments) of any such Acquisition Proposal or other inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly, and in any event within one (1) Business Day, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as expressly set forth in Section 5.02(e), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Purchaser) the Company Board Recommendation, (ii) approve, recommend, submit for a vote of the Company’s shareholders or otherwise declare advisable any Acquisition Proposal, (iii) enter into any Acquisition Agreement, (iv) if an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation within ten (10) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations), (v) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or (vi) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the Acceptance Time, the Company Board (i) may effect an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 6.01(d)(i) in order to enter into, or cause a Company Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal (so long as, prior to or concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 6.03(b)), if the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (ii) may effect an Adverse Recommendation Change if an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that:

(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 6.01(d)(i), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change (which notice shall not constitute an Adverse Recommendation Change) or terminate this Agreement pursuant to Section 6.01(d)(i), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal consistent with the requirements set forth in Section 5.02(c), (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement in such a manner that the Superior Proposal ceases to constitute a Superior Proposal and (D) no earlier than the end of such four (4)-calendar-day period, the Company Board (after consultation with its outside legal counsel and outside financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4)-calendar-day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 6.01(d)(i) in connection therewith would still be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4)-calendar-day period” shall be deemed to be references to a “two (2)-calendar-day period”); and

(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4)-calendar-day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4)-calendar-day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law. Unless this Agreement shall have been validly terminated in accordance with Article VI, the occurrence of any Adverse Recommendation Change in respect of an Intervening Event shall not affect the obligations of the parties to continue to cooperate and implement the Transactions in accordance with, and subject to the terms and conditions of, this Agreement.

(f) Nothing contained in this Agreement shall prevent or prohibit the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 5.02(e). A factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g) Except as set forth in Section 6.03(d), with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of (1) more than twenty percent (20%) of the assets (whether based on the book value, fair market value, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than twenty percent (20%) of the outstanding Common Shares (or any Equity Interests convertible into, or exchangeable for, such Common Shares); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning twenty percent (20%) or more of the outstanding Common Shares; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in any person or group (or the shareholders of any person or group) beneficially owning, directly or indirectly, more than twenty percent (20%) of the outstanding Common Shares or twenty percent (20%) of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the Agreement Date and prior to the Expiration Time that was not known to, or reasonably foreseeable, by the Company Board as of the Agreement Date (or if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Company Board as of the Agreement Date); provided that in no event shall any of the following constitute an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent as a party to this Agreement or the public announcement, pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Common Shares on Nasdaq or any change in the Company’s credit rating (although, for purposes of clarity, any underlying Effects with respect to this subclause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); or (D) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the Agreement Date;

provided that for the purposes of clauses (C) and (D), any underlying Effects relating to or causing such change may be considered, along with the effects or consequences thereof.

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the Agreement Date, which Acquisition Proposal did not result from a material breach of this Section 5.02, and that (A) the Company Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) is, on balance, more favorable to the Company and the sustainable success of its business, taking into account the interests of its shareholders, employees and other relevant stakeholders, than the Offer and the other Transactions, taking into account (i) any bona fide proposed amendment or modification proposed by Parent pursuant to Section 5.02(e)(i), (ii) all the terms and conditions of the Acquisition Proposal, and (iii) all relevant financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal and (B) the Company Board determines (after consultation with its outside financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms; provided, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”.

(h) It is understood that for all purposes of this Agreement, in the event that any Representative of the Company Group takes any action at the direction of the Company or any of its Subsidiaries which, if taken by the Company, would constitute a material breach of this Section 5.02, such action shall be deemed to be a material breach of this Section 5.02 by the Company.

SECTION 5.03 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Closing, Purchaser shall, and Parent shall cause Purchaser to, to the fullest extent permitted under applicable Law, honor and fulfill (and cause to be honored and fulfilled) in all respects the obligations of the Company (or, following the Merger Effective Time, New TopCo) and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary, on the one hand, and any of their respective present or former directors and officers, on the other hand (collectively, the “Indemnified Parties,” and such agreements, the “Indemnification Agreements”). In addition, Parent and Purchaser agree that all rights to indemnification, advances and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and, for the Independent Directors, for acts or omissions occurring at or prior to the date of their resignation contemplated by Section 1.05(b), in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any Company Subsidiary and the Indemnification Agreements shall survive the Closing and the Back-End Transactions and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or modified in a manner less advantageous to the Indemnified Parties for a period of six (6) years following the Closing Date.

(b) For a period of six (6) years after the Closing Date, Purchaser shall, and Parent shall cause Purchaser to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Closing), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Closing or, for the Independent Directors, for acts or omissions occurring at or prior to the date of their resignation contemplated by Section 1.05(b), and to the fullest extent permitted by Law, Purchaser shall, and Parent shall cause Purchaser to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification or exculpation. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, Purchaser shall, and Parent shall cause Purchaser to, pay the reasonable fees and expenses of counsel selected by the Indemnified

Parties, which counsel shall be reasonably satisfactory to Purchaser, promptly after statements therefor are received, (ii) neither Parent nor Purchaser shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification or exculpation could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents and (iii) Parent and Purchaser shall cooperate in the defense of any such matter; provided that neither Parent nor Purchaser shall be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification or exculpation is asserted or made within such six (6)-year period, all rights of each Indemnified Party under this Section 5.03(b) in respect of such claim shall continue until such claim is fully and finally resolved. The rights of each Indemnified Party under this Section 5.03(b) shall be in addition to any rights such person may have under the Organizational Documents of the Company or any Company Subsidiary, or under any Law or under any Indemnification Agreement. To the maximum extent permitted by applicable Law, such indemnification and exculpation shall be mandatory rather than permissive.

(c) Prior to the Closing, Parent shall either (i) obtain and prepay or cause to be obtained and prepaid, effective as of the Closing, and shall maintain, or cause to be maintained, as of the Closing in full force and effect (with the obligations thereunder to be honored) “tail” insurance policies (which policies by their express terms shall survive the Closing) with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier with a claims period of at least six (6) years from the Closing with respect to directors’ and officers’ liability insurance that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles, amounts and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Closing or (ii) maintain in effect for six (6) years from the Closing, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that Parent may substitute therefor policies with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier of at least the same coverage containing terms and conditions, including coverage, retentions, limits of liability, deductibles and amounts, that are substantially similar and at least as favorable as the Company’s existing policies with respect to matters occurring prior to the Closing; provided further, that in no event shall Parent be required to expend pursuant to this Section 5.03(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Insurance Cap”) and (ii) in the event of an expiration, termination or cancellation of any policy, Parent shall be required to obtain a replacement policy substantially equivalent to such expired, terminated or canceled policy, subject to the Insurance Cap.

(d) In the event Purchaser or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) liquidates, dissolves, winds up or transfers all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall take such action as may be necessary so that the successors and assigns of Purchaser, as the case may be, shall succeed to and assume the obligations set forth in this Section 5.03.

(e) The provisions of this Section 5.03 shall survive the Closing and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 5.03) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Unless required by applicable Law, this Section 5.03 may not be amended, altered or repealed after the Closing in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

SECTION 5.04 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one (1) year immediately following the Closing, it shall, or it shall cause its Subsidiaries (as applicable) to, provide each employee of the Company and of each of the

Company Subsidiaries as of the Closing (each, a “Continuing Employee”), to the extent such Continuing Employee remains employed by Parent or its Subsidiaries, with (i) a base salary or regular hourly wage rate (as applicable) that is no less than the base salary or regular hourly wage rate provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the Closing, (ii) an annual target cash bonus opportunity (excluding retention and change in control bonuses) that is not less than the annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Closing and (iii) employee benefits (excluding equity or equity-based compensation, severance, retention, change in control, employee stock purchase benefits, defined benefit pension benefits and retiree health and welfare benefits) that are in the aggregate substantially comparable to the greater of (x) those received by such Continuing Employee from the Company or the Company Subsidiaries immediately prior to the Closing or (y) those provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries.

(b) Parent shall, or shall cause its Subsidiaries (as applicable) to, use commercially reasonable efforts to cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and entitlement to (or level of) benefits where length of service is relevant, but excluding benefit accruals under any defined benefit pension plan, under any employee benefit plan, program or arrangement, in each case, established or maintained by Parent or its Subsidiaries under which each Continuing Employee may be eligible to participate on or after the Closing to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Closing; provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement of Parent or its Subsidiaries shall credit each such Continuing Employee for service accrued or deemed accrued on or prior to the Closing with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Closing. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Closing under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing occurs.

(c) If requested by Parent in writing as of at least ten (10) Business Days prior to the Closing (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to terminate or cause to be terminated the tax-qualified defined contribution plan established by the Company or its applicable Affiliate that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”). In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that the Company 401(k) Plan has been terminated, with the termination of the Company 401(k) Plan effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Closing. In the event that Parent requests that the Company 401(k) Plan be terminated, Parent shall have, or cause its Subsidiaries to have, in effect a tax-qualified defined contribution plan established by Parent or its applicable Affiliate that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which Continuing Employees shall be eligible to participate as soon as reasonably practicable following the Closing Date. Parent shall, or shall cause its applicable Affiliate to, permit each such Continuing Employee to elect to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in an amount equal to the entire eligible rollover distribution distributable to such Continuing Employee from the Company 401(k) Plan (including promissory notes evidencing participant loans) to the Parent 401(k) Plan.

(d) With respect to each Continuing Employee who, as of immediately prior to the Closing, is eligible to receive a 2025 annual bonus and provided such Continuing Employee’s employment does not terminate following the Closing either by Parent or one of its Affiliates for “Cause” (as defined in the Company Equity

Plan) or due to such Continuing Employee’s voluntary resignation, Parent shall (or shall cause one of its Affiliates to), to the extent not paid prior to the Closing, pay such Continuing Employee a 2025 annual bonus in an amount based on actual performance and consistent with amounts accrued with respect to the 2025 annual bonus. The annual bonuses payable pursuant to this Section 5.04(d) shall be paid at such time or times as such 2025 annual bonus would have otherwise been paid by the Company and its Subsidiaries in the ordinary course consistent with past practice, provided that such payment shall in all events occur by February 2, 2026.

(e) Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Employee or Non-Employee Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent or its Affiliates or in any way limit the ability of Parent or its Affiliates to terminate the employment or service of any Employee or Non-Employee Service Provider at any time and for any reason.

SECTION 5.05 Compensation Arrangements. Prior to the Acceptance Time, the Company (acting through the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with any current or future Employee or Non-Employee Service Provider and to ensure that any such arrangements fall within the safe harbor provisions of such rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any current or future Employee or Non-Employee Service Provider, Parent will provide to the Company all information concerning such arrangements as may reasonably be needed by the Company to comply with this Section 5.05.

SECTION 5.06 Regulatory Filings.

(a) As promptly as practicable after the execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including (i) no later than the twentieth (20th) Business Day following the Agreement Date, making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act (the “HSR Filing Deadline”), provided, however, that if the HSR Filing Deadline falls on a day on which the Premerger Notification Office of the U.S. Federal Trade Commission or the Antitrust Division of the Department of Justice (collectively, the “PNO”) is not accepting filings under the HSR Act, the HSR Filing Deadline shall be extended to the Business Day after the PNO begins accepting such filings again, if such day is not earlier than the original HSR Filing Deadline (unless otherwise agreed in writing by the parties), (ii) no later than the thirtieth (30th) Business Day following the Agreement Date, making or causing to be made all filings and submissions, with prenotification where appropriate, required to be made by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, as applicable, or other Laws for the consummation of the Transactions (the “Regulatory Filings”), and (iii) supplying any additional information that reasonably may be required or requested by the applicable Governmental Authorities. The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with the Regulatory Filings and submissions and shall, as promptly as reasonably practicable, comply with any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions, by any Governmental Authorities.

(b) Each of Parent and the Company shall diligently assist and cooperate with each other in preparing and filing all documents required or reasonably deemed advisable by Parent to be submitted by any of them or their Affiliates to any Governmental Authorities in connection with the Transactions and in obtaining any Governmental Authority waiting period expirations or terminations, consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Parent, the Company or any of their Affiliates in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required waiting period expiration or termination, consent, waiver, authorization, clearance or approval). Notwithstanding anything to the contrary contained in this Section 5.06 (but subject to Parent consulting with and considering in good faith all views and comments of the Company), Parent shall have the right to (i) direct, devise and implement the strategy for (A) obtaining or seeking any permits, clearances, approvals or expiration or, if applicable, terminations of waiting periods, under the HSR Act, any other Antitrust Law, Foreign Investment Law, or other Laws applicable to any party or its Affiliates and, in each case, required for the consummation of the Transactions and (B) responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and leading all meetings and communications (including any negotiations) with, any Governmental Authority in connection with the Regulatory Filings and (ii) control the defense and settlement of any investigation or Action relating to the Transactions that is brought by or before any Governmental Authority in connection with the Regulatory Filings.

(c) Each of the parties shall promptly inform the other parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any Regulatory Filing or any such transaction and, subject to applicable Law, shall have the right to review in advance, and to the extent practicable, each will consult the other on any filing made with, or other material communications submitted to, any Governmental Authority in connection with the Transactions. Subject to this Section 5.06 and applicable Laws relating to the exchange of information, each party shall, to the extent practicable, give the other parties reasonable advance notice of all material communications with any Governmental Authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party shall make reasonable efforts to afford the other parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and Governmental Authorities concerning the Transactions, unless prohibited by such Governmental Authority. Materials required to be provided pursuant to this Section 5.06(c) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements in existence as of the Agreement Date, (iii) as necessary to address attorney-client or other privilege concerns and (iv) to remove material that is unrelated to the Transactions. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other parties under this Section 5.06 as “Antitrust/FDI Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and, unless explicitly excluded, in-house counsel of the recipient approved by the providing party and will not be disclosed by such outside counsel or approved in-house counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06, each of Parent and the Company shall use its reasonable best efforts to defend through litigation or other legal proceedings, whether judicial or administrative, on the merits any claim challenging or seeking to restrain, prohibit, or place conditions on the consummation of the Transactions contemplated by this Agreement under the HSR Act, any applicable Antitrust Law or any applicable Foreign Investment Law asserted in court or any administrative or other tribunal by any third party, including any Governmental Authority of competent jurisdiction, in order to avoid the entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent or any Affiliate of Parent to (and the Company shall not, without the prior written consent of Parent, agree to) (i) sell, divest or otherwise convey particular assets, categories, portions or parts of assets or businesses of Parent or any of its Affiliates, (ii) sell, divest or otherwise convey any particular asset, category, portion or part of an asset or business of the Company Group contemporaneously with or subsequent to the Closing, (iii) permit the Company Group to sell, divest or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company Group prior to the Closing, or (iv) license, hold separate or enter into similar arrangements with respect to their respective assets or the assets of the Company Group or conduct of business arrangements or terminate any existing relationships or contractual rights and obligations as a condition to obtaining the Antitrust Approvals. To the extent that Parent agrees to take, or consents to the Company taking, any of the foregoing actions, the Company shall not be required to take or commit to take any such action, or agree to any such arrangement, unless such action or arrangement is conditioned upon the Closing.

(e) During the Pre-Closing Period, none of Parent, Purchaser or any of their controlled Affiliates shall acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any Governmental Authority under any applicable Antitrust Law (including the HSR Act) or Foreign Investment Law or the expiration or termination of any applicable waiting period with respect to the Transactions.

SECTION 5.07 Obligations of Parent and Purchaser. Parent hereby agrees to take all actions reasonably necessary or advisable to ensure the due, prompt and faithful payment, performance and discharge by Purchaser of, and the compliance by Purchaser with, all of the covenants, agreements, obligations and undertakings of Purchaser under this Agreement in accordance with the terms of this Agreement. Parent further agrees to take all actions reasonably necessary or advisable to ensure such payment, performance and discharge by Purchaser hereunder.

SECTION 5.08 Public Announcements. The parties agree that, promptly following the execution of this Agreement, Parent and the Company shall issue (or cause to be issued) an initial joint press release announcing the execution of this Agreement in a form mutually agreed to by Parent and the Company Thereafter until the Merger Effective Time, subject to Section 5.02(e), each of Parent and the Company shall (and shall cause their respective controlled Affiliates to) consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or any of the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent (i) the press release or public statement contains information that is substantially consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 5.08, (ii) the public statements are in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, and the statement is internal to employees, in each case, so long as such statements are not inconsistent with information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made in compliance with this Section 5.08 or (iii) public disclosure is required by applicable Law or the requirements of Nasdaq or Nasdaq Copenhagen or any regulatory or governmental body to which the relevant party is subject, in which case the issuing party shall use reasonable best efforts to provide the other party with a meaningful opportunity to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto, to the extent permitted by applicable Law and practicable under the circumstances. Notwithstanding the foregoing, (A) neither party shall be required to consult with the other party with respect to the matters described in, and subject to the requirements of, Section 5.02 (including to announce an Adverse Recommendation Change in accordance with Section 5.02) and (B) Parent shall not be obligated to consult in the event of an ad hoc release pursuant Article 17 of the Regulation (EU) No 596/2014 (Market Abuse Regulation).

SECTION 5.09 Stock Exchange De-Listing. Prior to the Acceptance Time, the Company shall, at Parent’s request, cooperate with Parent and Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and the Common Shares from Nasdaq as promptly as practicable after the Subsequent Closing Date and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after such delisting; provided, that such delisting and termination shall not be effective until after the Subsequent Closing Date. If the Company is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the date that the Company is expected to be delisted from Nasdaq, the Company will use its reasonable best efforts to deliver to Parent at or prior to the Closing a substantially final draft of any such annual or quarterly report.

SECTION 5.10 Shareholder Litigation. The Company shall control any Action brought by the Company’s shareholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall (subject to the preservation of the attorney-client or other applicable privilege, protection under the work product doctrine or other doctrine and protection of confidential information and except if the Company Board has made an Adverse Recommendation Change) (a) give Parent reasonable opportunity to participate in (but not control), the defense (at Parent’s sole cost and subject to a joint defense agreement) of such Action, and (b) give Parent the right to (i) review and comment on all material filings or responses to be made by the Company in connection with any such Action and shall in good faith take such comments into account and (ii) consult on the settlement with respect to such Action; provided that no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

SECTION 5.11 Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is applicable or invoked in such a manner that it would prevent, materially delay or impair the consummation of any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, then Parent, Purchaser and the Company shall cooperate and take all action reasonably available and within their power and authority to render such Anti-Takeover Measure inapplicable to the Transactions; provided, however, that nothing in this Section 5.11 shall be deemed to (i) require the Company or the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law or following an Adverse Recommendation Change, nor (ii) subject to the foreclosing clause (i), impair, limit or otherwise restrict in any manner the Company’s obligations pursuant to this Agreement in accordance with and subject to the terms hereof.

SECTION 5.12 Certain Other Consents. The Company shall use its reasonable best efforts to obtain and deliver, at or prior to the Closing, all consents, approvals or waivers required to be obtained from third parties to any Contract set forth in Section 5.12 of the Company Disclosure Schedule in connection with the consummation of the Transactions, and Parent shall provide its reasonable assistance as is reasonably requested by the Company to secure any such consents, approvals and waivers; provided that nothing in this Agreement shall obligate or be construed to obligate any party or its Affiliates to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent, approval or waiver.

SECTION 5.13 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the Agreement Date, subject to Section 5.02: (i) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay or impair the consummation of the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority, Nasdaq or Nasdaq Copenhagen (or any other securities market) in connection with the Transactions;

or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay or impair the consummation of the Transactions or (B) result in the failure of any Offer Condition to be satisfied. In no event shall (1) the delivery of any notice by a party pursuant to this Section 5.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (2) disclosure by the Company be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

SECTION 5.14 280G Calculations. As soon as practicable, but in no event later than thirty (30) Business Days after the Agreement Date, the Company shall make available to Parent true, correct and complete copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the Agreement Date).

SECTION 5.15 Section 16 Matters. Prior to the Acceptance Time, the Company, the Company Board and the Compensation Committee shall (and shall be permitted to) take all such steps as may be reasonably required or advisable to cause any dispositions of Common Shares (including derivative securities (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Common Shares) pursuant to the Transactions by each individual who is a director or officer of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.16 Financing; Financing Assistance.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary to arrange the Financing on the terms and conditions described in the Debt Commitment Letters on or prior to the Closing, including: (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as applicable, the “flex” provisions contained in any Fee Letter) (or, subject to the limitations in this Section 5.16(a) on amending or waiving the terms of the Debt Commitment Letters, on other terms and conditions agreed by Parent, the Company and the Financing Sources) by the Closing Date, and (ii) to satisfy or cause to be satisfied (or, if determined advisable by Parent, obtain the waiver of) on a timely basis, and in a manner that will not impede the ability of the parties to consummate the Transactions on the date on which the Transactions are required to be consummated pursuant to the terms hereof, all conditions to obtaining the Financing within Parent’s and Purchaser’s control and to comply or cause to be complied with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto to the extent the failure to comply with such obligations would reasonably be expected to materially and adversely impact (A) the timing of the Closing or (B) the availability at Closing of aggregate proceeds of the Financing at least equal to, when taken together with other sources and amounts immediately available in cash to Parent on the Closing Date (none of which are subject to any conditions to funding), the Required Amount. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied (or waived), Parent (x) shall use its reasonable best efforts to cause the Financing Sources to fund the Financing and (y) pay related fees and expenses on the Closing Date. Parent shall use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent has become aware or any termination of any of the Debt Commitment Letters or such definitive agreements, to the extent such breach or termination would reasonably be expected to prevent, materially delay or impair the Closing or otherwise result in proceeds of the Financing at least equal to, when taken together with other sources and amounts immediately available to Parent in cash on the Closing Date, the Required Amount, not being available at the Closing. In the event that any portion of the Financing becomes unavailable and such portion is necessary, together with sources and amounts immediately available to Parent on the Closing Date (including any portions of the Financing that are available), to equal at least the Required Amount, unless concurrently replaced on a dollar-for-dollar basis by commitments with conditions precedent to the availability of the Financing no worse than, and no more onerous for Parent than, those conditions precedent set forth in Exhibit E of the Debt Commitment Letter in effect on the Agreement Date from other financing sources or from proceeds of other sources of financing or cash, Parent shall (1) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount together with other immediately available sources and amounts (including portions of the Financing that are available), is at least equal to the Required Amount and that does not contain additional (or changes to the) conditions set forth in the Debt Commitment Letter delivered to the Company on or prior to the Agreement Date that, in each case, could reasonably be expected to adversely affect the ability of Parent or Purchaser to timely consummate the Transactions and (2) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true, correct and complete copies of the new commitment letters (including redacted copies of fee letters, removing only fee amounts, market “flex” provisions and certain other economic terms customarily redacted (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Financing)) pursuant to which any such alternative source shall have committed to provide Parent with Alternative Financing. Parent shall not, without the Company’s prior written consent, consent to any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto; provided that, in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) imposes new or additional conditions precedent to the Financing on the Closing Date, in each case in a manner that would prevent, materially delay or impair the consummation of the Transactions or the funding of the full cash amount of the Financing on the Closing Date that is necessary, together with other sources and amounts immediately available in cash to Parent on the Closing Date, to equal at least the Required Amount, (y) reduces the aggregate amount of the Financing below the amount necessary, when taken together with all other sources and amounts immediately available in cash to Parent on the Closing Date (none of which are subject to any conditions to funding) to equal at least the Required Amount, or (z) materially and adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters, it being understood and agreed that in any event, Parent may amend the Debt Commitment Letters or the definitive agreements relating thereto (i) to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letters as of the Agreement Date and amend or restate the economic and other arrangements to the extent relating to the appointment of such additional parties, and consent to the assignment after the Agreement Date of lending commitments under the Debt Commitment Letters to other lenders in accordance with the Debt Commitment Letter; provided in each case that any such amendment, restatement, or assignment does not impose new or additional conditions precedent to the Financing on the Closing Date, in each case in a manner that would prevent, materially delay or impair the consummation of the Transactions or the funding of the full cash amount of the Financing on the Closing Date that is necessary, together with other sources and amounts immediately available in cash to Parent on the Closing Date, to equal at least the Required Amount or reduce the aggregate amount of the proceeds of the Financing available on the Closing Date, to an amount that is less than the amount that is necessary, together with other sources and amounts immediately available in cash to Parent on the Closing Date, to equal at least the Required Amount, (ii) to increase the aggregate amount of the Financing or (iii) in accordance with the “market flex” provisions thereof. Parent shall provide the Company with prompt written notice of (A) the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith and (B) any fact, change, event or circumstance that would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the Financing contemplated by the Debt Commitment Letters or definitive Financing documentation. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.

(b) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, and shall use its reasonable best effort to cause and its and their respective Representatives (including management, legal and accounting Representatives) to use its and their reasonable best efforts, to, provide such customary cooperation as may be reasonably requested by Parent in connection with the arrangement, underwriting, obtaining, syndication or consummation of the Financing (which term shall include, for purposes of this Section 5.16(b), Section 5.16(c), Section 5.16(d) and Section 5.16(e), any permanent financing in lieu of the financing to be provided pursuant to the Debt Commitment Letters).

(c) Without limiting the generality of Section 5.16(b), prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use their reasonable best efforts, and shall use its reasonable best effort to cause its and their respective Representatives to use its and their reasonable best efforts, to: (i) as promptly as reasonably practicable provide information (financial or otherwise) relating to the Company and its Subsidiaries to Parent and to the Financing Sources (including information to be used in the preparation of an information package and presentation, including any additional version of the information package and presentation, regarding the business, operations and financial condition of Parent, the Company and its Subsidiaries as customary or reasonably necessary for the completion of such Financing or any Alternative Financing), excluding projections or other forward-looking information about the Company or its Subsidiaries, to the extent reasonably requested by Parent in connection with Parent’s preparation of customary offering, information or marketing documents to be used for the completion of the Financing or any Alternative Financing; provided that any such information to be included in Parent’s offering, information or marketing documents shall be limited to the information contained in the Company’s filings with the SEC so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in Parent’s offering, information or marketing documents are made, not misleading; (ii) reasonably cooperate and assist with the due diligence and rating agency processes of Parent, its Representatives and the Financing Sources, including by having applicable management and Representatives of the Company, with appropriate seniority and expertise, participate in a reasonable number of meetings, due diligence sessions, presentations, and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, which meetings, sessions and presentations may be telephonic or held by video conference at the Company’s request, (iii) reasonably assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, bank information memoranda, private placement memoranda, bank syndication materials, prospectuses, filings with the SEC and other similar documents customary or reasonably necessary for the Financing or any Alternative Financing, (iv) use its reasonable best efforts to deliver the Company’s Form 10-Q for the third fiscal quarter of 2025 (the “Q3 Form 10-Q”), to Parent in draft form on or before October 27, 2025, and to file the Q3 Form 10-Q with the SEC on or before October 31, 2025, (v) as promptly as reasonably practicable in connection with the marketing of any Financing or any Alternative Financing, deliver (or cause to be delivered) to Parent, (A) the Required Financial Information, (B) the Required Information, (C) all other historical financial information (limited to two prior fiscal years of the Company and subsequent interim periods) regarding the Company and its Subsidiaries reasonably requested by Parent to permit Parent to prepare pro forma financial statements that would be compliant with Regulation S-X under the Securities Act or to the extent such pro forma financial statements are required in connection with the Financing or any Alternative Financing to the extent relating to the periods required by clause (A) of this clause (v), (vi) provide Parent with reasonable assistance in connection with Parent’s preparation of pro forma financial statements that would be compliant with Regulation S-X under the Securities Act or to the extent required in connection with the Financing or any Alternative Financing (provided that, with respect to clauses (v) and (vi) or otherwise, the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, debt or equity capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into such pro forma financial statements), (vii) provide to Parent and the Financing Sources promptly, and in any event at least four (4) Business Days prior to the Closing Date, all “know your customer” documentation and other information about the Company and its Affiliates required under paragraph 10 of Exhibit E to the Debt Commitment Letters solely to the extent such documentation and other information is requested in writing to the Company at least nine (9) Business Days prior to the Closing Date,

(viii) in the event the Financing or any Alternative Financing includes an offering of securities, (A) obtain customary comfort letters (including customary “negative assurance” comfort) from the Company’s independent public accounting firm, (B) cause the Company’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the Required Financial Information in any filing or registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (C) cause the Company’s independent public accounting firm to cooperate with Parent and its Representatives, including by participating in a reasonable number of accounting due diligence sessions upon reasonable notice and at mutually agreeable dates and times, which sessions may be telephonic or held by video conference at the Company’s request, (ix) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors, and containing customary 10b-5 representations and a representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities and as to the accuracy of the information relating to the Company and its Subsidiaries contained therein (provided that any marketing materials shall contain customary exculpatory provisions in favor of the Company, its Affiliates and their respective Representatives with respect to responsibility for the use or misuse of the contents thereof), in each case, to the extent required or advisable for the Financing or any Alternative Financing; provided, further, that Company is afforded a reasonable period of time to review such materials and may instruct Parent to remove any information that the Company deems to be material non-public information regarding the Company or any of its Subsidiaries, so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in such materials are made, not misleading, (x) reasonably assist Parent with its preparation of the definitive documentation for the Financing or any Alternative Financing, including by providing information reasonably necessary for the completion of any schedules thereto, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries, (xi) assist Parent in Parent’s provision of any pledge and security documents, guarantees, other definitive financing documents, customary certificates, or other customary pricing or closing documents as may reasonably be requested in connection with the Financing and any Alternative Financing and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company or any of its Subsidiaries in connection with the Financing or any Alternative Financing (effective no earlier than, and subject to the occurrence of, the Closing), (xii) cause the taking of any corporate, limited liability company, or partnership actions, as applicable, by the Company and its Subsidiaries reasonably necessary to permit the completion of the Financing or any Alternative Financing (in each case effective no earlier than, and subject to the occurrence of, the Closing), and (xiii) consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Financing or any Alternative Financing (provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or any of its Subsidiaries).

(d) Notwithstanding anything to the contrary in this Section 5.16, no cooperation by the Company, its Subsidiaries or their respective Representatives shall be required under this Section 5.16 to the extent it would: (i) unreasonably disrupt the business of the Company or its Subsidiaries, (ii) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (iii) require the Company or its Subsidiaries to pay any commitment or other similar fee or incur prior to the Closing any other expense, cost, liability or obligation in connection with the Financing or any Alternative Financing for which it is not promptly reimbursed or simultaneously indemnified by Parent pursuant to this Agreement or otherwise agreed, (iv) require the Company, its Subsidiaries or their respective officers, directors or employees to pass resolutions or consents to approve or authorize the Financing or any Alternative Financing or execute or enter into or perform any agreement, certificate, document or other instrument or agree to any change or modification of any existing certificate, document, agreement or instrument, in each case, with respect to the Financing or any Alternative Financing (provided that the Company will, to the extent otherwise required hereby, use reasonable best efforts to (A) cause persons who will continue as officers or directors, as applicable, of the Company or its Subsidiaries after the occurrence of the Closing, and who will not be removed or replaced in connection therewith, to pass such resolutions and to execute such documents in each case which are subject to and conditioned upon, and do not become effective until, the occurrence of the Closing, (B) execute and deliver to the Financing Sources the authorization letters required by Section 5.16(c)(viii) and (C) execute and deliver any documentation required to be delivered to the Financing Sources pursuant to Section 5.16(c)(vi)), (v) obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would reasonably be expected, in the reasonable judgment of the Company, to result in a violation of applicable Law, a violation of any confidentiality obligations, loss of any privilege or disclosure of trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement, provided that the Company shall use its reasonable best efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by applicable Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable, (vi) require the Company to waive or amend any terms of this Agreement, (vii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (viii) conflict with the organizational documents of the Company or any of its Subsidiaries, (ix) reasonably be expected to result in a material violation or material breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party, (x) require the delivery of any legal opinion of counsel by the Company or any of its Subsidiaries, (xi) require the Company to provide any information for purposes of disclosure that is not contained in its filings with the SEC, so long as such information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary to make such information in light of the circumstances under which the statements contained or incorporated by reference in Parent’s offering, information or marketing documents are made, not misleading, or (xii) obligate the Company to provide any Excluded Information. Nothing contained in this Section 5.16 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Financing or any Alternative Financing.

(e) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, any of its Subsidiaries or their respective Representatives in satisfying its obligations under Section 5.16(b), Section 5.16(c), Section 5.16(d) and this Section 5.16(e), but in any case, other than (i) fees, costs and expenses incurred in connection with the preparation of financial statements to the extent prepared in the ordinary course of financial reporting practice (which practice shall not be able to be changed in an effort to avoid exclusion from reimbursement hereunder), (ii) any ordinary course amounts payable to employees of the Company or its Subsidiaries with respect to services provided prior to the Closing, and (iii) any other ordinary course amounts that would have been incurred in connection with the Transactions (regardless of any financing established in connection herewith) incurred by the Company or any of its Subsidiaries or any of its or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and its and their respective Representatives contemplated by Section 5.16(b), Section 5.16(c), Section 5.16(d) and this Section 5.16(e). Parent shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred by them in connection with the arrangement of the Financing or any Alternative Financing in connection herewith, any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to Section 5.16(b), Section 5.16(c), Section 5.16(d) and this Section 5.16(e), and any information used in connection therewith, except (i) in the event such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence, bad faith, fraud or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives or (ii) with respect to any material misstatement or omission in information provided in writing hereunder by or on behalf of the Company and its Subsidiaries and their respective Representatives for use in connection with herewith or the Financing. All material non-public information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 5.16 shall be kept confidential by them in accordance with the Confidentiality Agreement, except that Parent will be permitted under the Confidentiality Agreement (and the Company hereby acknowledges and agrees that Parent will be permitted under the Confidentiality Agreement (and the Confidentiality Agreement will be deemed amended hereby to permit Parent)) to disclose such information, subject to the provisions set forth in this Agreement, to any Financing Source, prospective Financing Source, or other financial institutions that are or may become parties to the Financing or any Alternative Financing, rating agencies, (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are otherwise subject to other customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda.

(f) Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 6.01(c)(iii), as it applies to the Company’s obligations under this Section 5.16, shall be deemed satisfied unless (A) the Company has failed to perform or comply in all material respects with its obligations under this Section 5.16, (B) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such failure and (C) such failure has been the direct cause of Parent’s failure to receive the proceeds of the Financing or any Alternative Financing on or prior to the Closing Date.

(g) Purchaser acknowledges and agrees that obtaining the Financing is not a condition to its obligations under this Agreement. If the Financing has not been obtained, Purchaser shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

SECTION 5.17 Dutch Tax Matters.

(a) In connection with the Transactions:

(i) the Company and Parent shall, promptly after the Agreement Date, coordinate to schedule a meeting with the Dutch Tax Authority on a date which is as soon as practicable after the Agreement Date, as jointly agreed between the parties in good faith, to inform the Dutch Tax Authority of the Transactions and the requests to be filed by the Company in connection therewith on the basis of article 14b(3) and (7) of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “Article 14b Tax Ruling Request”) and on the basis of article 13 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “Article 13 Tax Ruling Request”, together with the Article 14b Tax Ruling Request, the “Tax Ruling Requests,” and such meeting, the “Tax Ruling Requests Meeting”);

(ii) the Company shall timely take any reasonable actions required for Parent (or its advisers) to participate in the Tax Ruling Requests Meeting and any subsequent meeting with the Dutch Tax Authority regarding the Tax Ruling Requests;

(iii) the parties shall use commercially reasonable efforts to promptly provide each other (or their advisers) with any information reasonably requested by such party who has reasonable access to and which is relevant to the requesting party regarding the Tax consequences of the Transactions (including for purposes of the Tax Ruling Requests), and with such reasonable assistance, including from employees of the respective party, and reasonable access to such documents and records of, or relating to the respective party, as the other party may reasonably require in connection with the Transactions (including for purposes of the Tax Ruling Requests);

(iv) as soon as practicable after the Agreement Date, and either before or after the Tax Ruling Request Meeting, as may be determined in good faith between the Company and Parent jointly, the Company and Parent shall cooperate in good faith to jointly prepare the Tax Ruling Requests (and any similar requests, letters or other documents as well as responses to any questions raised by the Dutch Tax Authority). The Company (together with its advisers) shall prepare the first draft of the Tax Ruling Requests;

(v) promptly after the final drafts of the Tax Ruling Requests have been prepared in accordance with Section 5.17(a)(iv), the Company shall file the final drafts of the Tax Ruling Requests with the Dutch Tax Authority and provide Parent with evidence of such filings;

(vi) the Company shall (A) promptly inform Parent of all material communications received from the Dutch Tax Authority in respect of the Tax Ruling Requests (and similar requests, letters or other documents), (B) together with Parent, prepare any written responses to the Dutch Tax Authority, and (C) promptly submit any final drafts of written responses to the Dutch Tax Authority; and

(vii) if the Dutch Tax Authority has not timely granted the Article 13 Tax Ruling Request, the Company and Parent shall apply the calculation methodology set forth in the Article 13 Tax Ruling Request for purposes of determining the amount of Dutch dividend withholding tax to be withheld, if any, in connection with the payments made to the Minority Shareholders in connection with the Back-End Cancellation, subject to such revisions as the Company and Parent reasonably agree in good faith.

SECTION 5.18 U.S. Tax Matters.

(a) Prior to the effectiveness of the Back-End Merger, the Company shall cause each of its directly owned U.S. Subsidiaries (the “U.S. Subsidiaries”) to deliver to New TopCo (i) a certificate addressed to New TopCo, dated as of the Merger Effective Date, duly executed by such U.S. Subsidiary, satisfying each of the requirements of Treasury Regulation Section 1.1445-2(c)(3), and stating that such U.S. Subsidiary has not been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code and that no interest in such U.S. Subsidiary is a “United States real property interest” as defined in Section 897(c)(1) of the Code and (ii) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Merger Effective Date, executed by such U.S. Subsidiary, together with written authorization for New TopCo to deliver such notice form to the IRS after the Merger Effective Date.

SECTION 5.19 Employee Clearance.

(a) The parties acknowledge and agree that each of the Company Works Council and the Parent Works Council has (or may have) a right of advice in respect of the Transactions, being: (A) as the Company Works Council is concerned, (i) the intended Transactions, including the Back-End Transactions (in case of implementation of the Back-End Merger and the Back-End Cancellation), (ii) the post-Closing composition of the Company Board as contemplated by Section 1.05 and (iii) (certain elements of) Parent’s and Purchaser’s financing arrangements relating to the Transactions, including the provision of related guarantees and security by the Company Group, to the extent the Company or other members of the Company Group are intended to be a party thereto, and (B) as the Parent Works Council is concerned: (i) obtaining control of the Company, and (ii) (certain elements of) Parent’s and Purchaser’s financing arrangements relating to the Transactions, including the provision of related guarantees and security by Parent B.V. (each a “Employee Consultation Transaction” and, together, the “Employee Consultation Transactions”).

(b) As promptly as reasonably practicable after the Agreement Date, the Company shall initiate the consultation procedure with the Company Works Council, and Parent shall cause Parent B.V. to initiate the consultation procedure with the Parent Works Council, with respect to the Employee Consultation Transactions by submitting a request for advice to the respective Works Councils, all in accordance with the WCA, requesting each Works Council to render its advice within one (1) month. In this respect, the “Employee Clearance” shall be deemed to have been obtained if one of the following events has occurred in respect of each of the Company Works Council and the Parent Works Council:

(i) the Works Council renders an unconditional positive advice allowing the relevant Employee Consultation Transactions (which shall be deemed to include an unconditional neutral advice allowing the relevant Employee Consultation Transactions);

(ii) the Works Council renders an advice with conditions reasonably acceptable to, (A) with respect to the Company Works Council, the Company and Parent, and (B) with respect to the Parent Works Council, the Company, Parent B.V. and Parent;

(iii) the Works Council confirms in writing that it has unconditionally and irrevocably waived its right to render advice; or

(iv) the Works Council renders a negative advice (which shall also include (A) an advice with conditions not reasonably acceptable to, (1) with respect to the Company Works Council, the Company and Parent, and (2) with respect to the Parent Works Council, the Company, Parent B.V. and Parent, and (B) a failure by the Works Council to render its advice within a reasonable period of time after a request for advice was submitted to it), provided that:

(1) the Works Council has unconditionally and irrevocably waived the applicable waiting period as set out in article 25 paragraph 6 of the WCA of its right to initiate the legal proceedings as set out in article 26 of the WCA in writing,

(2) the applicable one (1) month waiting period pursuant to article 25 paragraph 6 of the WCA has expired without the Works Council having initiated legal proceedings pursuant to article 26 of the WCA, or

(3) following the initiation of legal proceedings by the Works Council pursuant to article 26 of the WCA, (x) the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) has rejected the Works Council’s claims to the effect that no measures obstructing the consummation of the relevant Employee Consultation Transactions are imposed and such rejection has immediate effect (uitvoerbaar bij voorrraad) or (y) such legal proceedings have been concluded otherwise in a manner that does not prohibit the consummation of the relevant Employee Consultation Transactions.

(c) As soon as reasonably practicable following the Agreement Date, the Company and Parent shall use their respective reasonable best efforts to (i) finalize any required procedures and notifications pursuant to the Merger Code with respect to the Transactions and (ii) execute the process in respect of the relevant Employee Consultation Transaction with the applicable Works Councils in accordance with the terms of this Agreement and applicable Law.

(d) Notwithstanding the generality of this Section 5.19(d), (i) Purchaser shall, simultaneously with or immediately prior to the announcement of the Offer, make the requisite notification to the Social and Economic Counsel pursuant to the Merger Code in connection with the Transactions on behalf of Purchaser, Parent and the Company, (ii) the Company shall have the primary responsibility to, and shall take all steps necessary (in consultation with Parent and its advisors) to, as soon as reasonably practicable following the Agreement Date, file for and execute the process in respect of the Employee Clearance from the Company Works Council in accordance with the terms of this Agreement and applicable Law, and (iii) Parent shall have the primary responsibility to, and shall take all steps necessary (in consultation with the Company and its advisers) to as soon as reasonably practicable following the Agreement Date, cause Parent B.V. to file for and execute the process in respect of the Employee Clearance from the Parent Works Council.

(e) If within ten (10) Business Days after the notification under the Merger Code in connection with the Transactions has been made pursuant to Section 5.19(d), the Company, Parent or the Purchaser has not received any written questions from the Social and Economic Council, the applicable procedures pursuant to the Merger Code shall be deemed finalized.

(f) Subject to and in accordance with this Section 5.19(f), the Company and Parent shall consult with each other with a view to seeking and completing the Merger Code process and the process in respect of the relevant Employee Consultation Transaction with the applicable Works Councils and to resolve any issues in connection therewith in an expeditious manner and as may reasonably be required to accept the advice of each Works Council in a manner satisfactory to both the Company and Parent, acting reasonably, including by entering into good faith discussions to resolve any relevant issues raised by the Works Councils during the Employee Clerance processes, including by discussing potential changes to this Agreement or the Transactions requested by the Works Councils (bearing in mind the intent and purpose of the terms and conditions set forth in this Agreement).

(g) The parties shall (i) consult with each other closely and provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or its advisers) with copies of) all material correspondence with the secretariat of the Social and Economic Council and the respective Works Council and (ii) permit each other to review, provide comments (which comments shall be delivered to the other party within two (2) Business Days of the receiving party having received such material correspondence) and discuss in advance and (iii) consider in good faith the views of the other party in connection with, any proposed material correspondence with the Social and Economic Counsel or the respective Works Councils, including the Company’s or Parent B.V.’s, as applicable, request for advice.

(h) Parent and the Company shall cooperate with each other to answer any questions or requests from the Social and Economic Council or the respective Works Councils. If either Works Council expresses any views on the Employee Consultation Transactions or requests any commitment, the Company and Parent shall carefully consider and discuss in good faith such views or requests. The Company shall not make any commitment to the Company Works Council without Parent’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Parent shall not (and shall cause Parent B.V. not to) make any commitment to the Parent Works Council that could be reasonably expected to impact the Company Group’s workforce or the position of employees of the Company Group without the Company’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. If deemed desirable by the Company Works Council, (i) the Company shall give Parent the opportunity to (and, if so requested by the Company Works Council, Parent shall) give a presentation (which presentation shall be prepared in consultation with the Company) to the Company Works Council regarding Parent, its general strategy and views on the position of employees of the Company Group after the Closing Date and (ii) representatives of Parent may (and, if so requested by the Company Works Council, shall), after good faith consultation with the Company, attend meetings between the Company and representatives of the Company Works Council.

ARTICLE VI

TERMINATION

SECTION 6.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption by the EGM (or, if applicable, the Subsequent EGM) of the Back-End Transactions Resolutions, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Acceptance Time shall not have occurred on or before April 29, 2026 (as it may be extended pursuant to this Section 6.01(b)(i), the “Outside Date”); provided that (A) if on the then-scheduled Outside Date, the conditions to the Closing set forth in clauses (B) or (C) of Annex I (where the failure of such condition set forth in clause (B) to be satisfied is a result of any Law or Order arising under any Antitrust Law (including the HSR Act)) shall not have been satisfied, but all other conditions to the Closing set forth in Annex I shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Outside Date shall be automatically extended for a period of ninety (90) days, (B) if on such date as extended pursuant to the foregoing clause (A), the conditions to the Closing set forth in clauses (B) or (C) of Annex I (where the failure of such condition set forth in clause (B) to be satisfied is a result of any Law or Order arising under any Antitrust Law (including the HSR Act)) shall not have been satisfied, but all other conditions to the Closing set forth in Annex I shall have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing; provided that such conditions would have been so satisfied if the Closing would have occurred on the date of termination), then the Outside Date shall be automatically extended for an additional period of sixty (60) days; provided that the right to terminate this Agreement under this Section 6.01(b)(i) shall not be available to a party if such party (which shall include, in the case of Parent, both Parent and Purchaser) fails to fulfill any agreements and covenants under this Agreement and such failure has been the principal cause of, or resulted in, the failure of the Acceptance Time to occur on or before the Outside Date;

(ii) if the Offer Condition set forth in paragraph (B) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final, permanent and non-appealable; provided that the party (which shall include, in the case of Parent, both Parent and Purchaser) seeking to terminate this Agreement pursuant to this Section 6.01(b)(ii) has fulfilled all of its obligations under Section 5.06 prior to asserting the right to terminate arising pursuant to this Section 6.01(b)(ii); or

(iii) if the Offer (as it may have been extended or re-extended in accordance with the terms of this Agreement) shall have expired in accordance with its terms without all of the Offer Conditions having been satisfied or waived (to the extent permitted under applicable Law and this Agreement) and shall have not been extended by Purchaser without Purchaser having accepted for purchase any Common Shares validly tendered (and not withdrawn) pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 6.01(b)(iii) shall not be available to a party if such party (which shall include, in the case of Parent, both Parent and Purchaser) is in breach of, or has breached, this Agreement where such breach proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided further that the right to terminate this Agreement pursuant to this Section 6.01(b)(iii) shall not be available to Parent if Purchaser does not extend the Offer in circumstances where Purchaser is required to extend the Offer under this Agreement;

(c) by Parent:

(i) if both the EGM and a Subsequent EGM have been held and been concluded and (A) the Governance Resolutions have not been adopted or (B) the Back-End Transactions Resolutions have not been adopted, in each case at such EGM or Subsequent EGM (or any adjournment or postponement thereof) at which a vote on such approval was taken;

(ii) if the Company Board shall have effected an Adverse Recommendation Change; or

(iii) if, prior to the purchase of any Common Shares pursuant to the Offer, the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) by its nature is not capable of being cured or has not been cured by the Company by the earlier of (1) the second (2nd) Business Day immediately prior to the Outside Date (as it may be extended pursuant to Section 6.01(b)(i)) and (2) the date that is thirty (30) days following receipt by the Company of written notice from Parent or Purchaser of such breach or failure to perform or, if such breach or failure to perform is capable of being cured within such period, it has not been cured within such period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.01(c)(iii) if Parent or Purchaser is then in breach of any of their respective representations, warranties, covenants or agreements hereunder such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 6.01(d)(ii); or

(d) by the Company:

(i) if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.02; provided that (A) the Company shall have complied with Section 5.02 and (B) prior to or concurrently with, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee;

(ii) if Parent or Purchaser shall have breached any of its representations or warranties, or Parent or Purchaser shall have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) is not capable of being cured or has not been cured by the Company by the earlier of (x) the second (2nd) Business Day immediately prior to the Outside Date (as it may be extended pursuant to Section 6.01(b)(i)) and (y) the date that is thirty (30) days following receipt by Parent or Purchaser of written notice from the Company of such breach or failure to perform or, if such breach or failure to perform is capable of being cured within such period, it has not been cured within such period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 6.01(c)(iii); or

(iii) if (A) Purchaser fails to commence the Offer when required pursuant to Section 1.01(a) or (B) Purchaser fails to accept for purchase, and pay for (or cause to be paid for) all Common Shares validly tendered and not properly withdrawn pursuant to the Offer when required pursuant to Section 1.01(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this subclause (A) of this Section 6.01(d)(iii) if the Company shall have breached any of its covenants or agreements set forth in this Agreement in any manner that shall have been the principal cause of, or principally resulted in, the failure of the Offer to commence when required pursuant to Section 1.01(a).

SECTION 6.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any valid termination in accordance with Section 6.01 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of a valid termination of this Agreement by the Company or Parent as provided in Section 6.01, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability or obligation on the part of any party, except that (i) Section 2.27, Section 3.13, this Section 6.02, Section 5.01(b), Section 6.03 and Article VII shall remain in full force and effect and (ii) nothing herein shall relieve any party from liability for any fraud or Willful Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the shareholders of the Company or Parent and Purchaser, as applicable (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money).

SECTION 6.03 Fees and Expenses.

(a) Subject to Section 6.03(b), all Expenses incurred in connection with this Agreement, the solicitation of shareholder approvals and all other matters related to the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Transactions are consummated, except as otherwise set forth in this Agreement.

(b) If this Agreement shall be validly terminated:

(i) by (A) Parent or the Company pursuant to Section 6.01(b)(i) or Section 6.01(b)(iii) or (B) by Parent pursuant to Section 6.01(c)(i) or Section 6.01(c)(iii), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public and, in either case, shall not have been withdrawn or otherwise abandoned at least five (5) Business Days prior to the Expiration Time, (2) the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, solely with respect to a valid termination by Parent or the Company pursuant to Section 6.01(b)(i) or Section 6.01(b)(iii), that the Offer Conditions set forth in paragraphs (B) and (C) of Annex I have been satisfied) and (3) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into, or submits to the shareholders of the Company for approval, an agreement with respect to an Acquisition Proposal or consummates a transaction specified in the definition of “Acquisition Proposal”, then the Company shall pay Parent the amount of $240,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days after the earlier to occur of the entry by the Company into an agreement with respect to an Acquisition Proposal or the consummation of any transaction which is the subject of an Acquisition Proposal, in each case, as referred to in subclause (3) of this Section 6.03(b)(i);

(ii) by Parent pursuant to Section 6.01(c)(ii), then the Company shall pay to Parent the Company Termination Fee;

(iii) by the Company pursuant to Section 6.01(d)(i), then the Company shall pay to Parent the Company Termination Fee; or

(iv) by (A) the Company or Parent pursuant to Section 6.01(b)(i) or (B) the Company or Parent pursuant to Section 6.01(b)(ii) (if the Law or Order giving rise to such termination right relates to an Antitrust Law) and, in each case, at the time of such termination, (1) the Offer Condition set forth in paragraph (B) of Annex I (if the Law or Order giving rise to such condition not having been satisfied relates to an Antitrust Law) or in paragraph (C) of Annex I shall not have been satisfied or waived (to the extent permitted by applicable Law) and (2) all other Offer Conditions shall have been satisfied (other than those Offer Conditions that by their terms are to be satisfied at the Closing; provided that such Offer Conditions would have been capable of being satisfied if the Closing were to occur on such Termination Date), then Parent shall pay to the Company the Parent Termination Fee.

(c) The Company Termination Fee payable by the Company under Section 6.03(b)(ii) and Section 6.03(b)(iii) shall be paid to Parent or its designee by the Company in immediately available funds (i) in the case of a Company Termination Fee payable by the Company under Section 6.03(b)(ii), within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 6.01(c)(ii) and (ii) in the case of a Company Termination Fee payable by the Company under Section 6.03(b)(iii), prior to or concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 6.01(d)(i). The Parent Termination Fee payable by Parent to the Company under Section 6.03(b)(iv) shall be paid to the Company or its designee by Parent in immediately available funds (i) in the event of a termination by the Company, within two (2) Business Days after the termination of this Agreement pursuant to Section 6.03(b)(i) or Section 6.03(b)(ii), as applicable, and (ii) in the event of a termination by Parent, prior to or concurrently with, and as a condition to the effectiveness of, termination of this Agreement by Parent pursuant to Section 6.03(b)(i) or Section 6.03(b)(ii), as applicable.

(d) For purposes of Section 6.03(b)(i), “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g)(i), except that references to “twenty percent (20%)” in the definition thereof shall be deemed to be references to “fifty percent (50%)”.

(e) The parties acknowledge and agree that the agreements contained in this Section 6.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay when due any amount pursuant to this

Section 6.03, and in order to obtain the payment, Parent or the Company, as applicable, commences an Action which results in a judgment against the Company or Parent, as applicable, for the payment set forth in this Section 6.03, then the Company or Parent, as applicable, shall also (i) reimburse Parent or the Company, as applicable, for all reasonable, out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by Parent or the Company, as applicable, of its rights under this Section 6.03, and (ii) pay to Parent or the Company, as applicable, interest on such overdue amount from the date such payment was required to be paid until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall (A) the Company be required to pay the Company Termination Fee in connection with the termination of this Agreement or the Transactions more than once or (B) Parent be required to pay the Parent Termination Fee in connection with the termination of this Agreement or the Transactions more than once, in each case, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) Each of the parties acknowledges and agrees that any amounts payable by the Company or Parent, as applicable, pursuant to this Section 6.03, including the Company Termination Fee or the Parent Termination Fee, as applicable, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent, or the Company, as applicable, for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable in accordance with Section 6.03(b), (i) (A) the payment by the Company of the Company Termination Fee pursuant to Section 6.03(b)(i), Section 6.03(b)(ii) or Section 6.03(b)(iii) (including, in each case, any additional amount payable pursuant to Section 6.03(e)) shall be the sole and exclusive remedy of Parent, Purchaser and each other Parent Related Party for all losses and damages suffered as a result of the failure of the Transactions to be consummated and (B) the payment by Parent of the Parent Termination Fee pursuant to Section 6.03(b)(iv) (including any additional amount payable pursuant to Section 6.03(e)) shall be the sole and exclusive remedy of the Company and each other Company Related Party for all losses and damages suffered as a result of the failure of the Transactions to be consummated and (ii) (A) (1) no Parent Related Party or any other person shall, and no Parent Related Party or any other person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and each Parent Related Party hereby irrevocably covenants not to bring, threaten, commence, maintain or seek any recovery in connection with) and (2) no Company Related Party shall have any liability for or with respect to, in the case of each of clauses (A)(1) and (A)(2), any action, suit, claim, proceeding, investigation, arbitration or inquiry against any Company Related Party arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of any of the Transactions to be consummated and (B) (1) no Company Related Party or any other person shall, and no Company Related Party or any other person shall be entitled to, bring, threaten, commence, maintain or seek any recovery in connection with (and each Company Related Party hereby irrevocably covenants not to bring, threaten, commence, maintain or seek any recovery in connection with) and (2) no Parent Related Party shall have any liability for or with respect to, in the case of each of clauses (B)(1) and (B)(2), any action, suit, claim, proceeding, investigation, arbitration or inquiry against any Parent Related Party arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of any of the Transactions to be consummated. Notwithstanding the foregoing, payment of the Company Termination Fee or the Parent Termination Fee when payable pursuant to Section 6.03(b) will not relieve either party from liability for any fraud or Willful Breach. The Company Termination Fee and the Parent Termination Fee, as applicable, shall be exclusive of any value added tax, if applicable. Parent and the Company shall, to the extent permitted under applicable Law, take the position that the Company Termination Fee or the Parent Termination Fee, as applicable, is (i) not treated as a supply of goods or a supply of services under the Law governing value added tax of any applicable European

Union member state or (ii) otherwise exempt from value added tax (“VAT”). Each party shall act in a manner consistent with the foregoing (including filing Tax Returns consistent therewith) and shall use reasonable best efforts to contest any contrary position in a Tax audit or similar proceeding. If, contrary to the position taken by the parties, a Tax Authority takes the position that VAT is chargeable on the Company Termination Fee or the Parent Termination Fee, as applicable, such VAT shall be borne by the Company or Parent, as applicable. If either the Company or Parent is required to account to the Tax Authority for such VAT, Parent or the Company shall provide the accounting party with a valid VAT invoice describing the amount of VAT chargeable on the Company Termination Fee or the Parent Termination Fee, as applicable, and the Company or Parent, as applicable, shall pay to the accounting party (in addition to the Company Termination Fee or the Parent Termination Fee, as applicable) an amount equal to the VAT due to the recipient within ten (10) Business Days after receiving such invoice. In such circumstances, the accounting party shall remit the VAT to the relevant Tax Authority. If, however, such VAT is payable by the non-accounting party as the VAT liable person pursuant to a reverse charge mechanism, the non-accounting party shall account for and pay such VAT to the competent Tax Authority without additional payment of such VAT to the accounting party.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01 Non-Survival of Representations, Warranties and Agreements . The representations, warranties and agreements in this Agreement and in any certificate or other writing delivered pursuant to this Agreement and any covenants and agreements that by their terms contemplate performance prior to the Acceptance Time, shall not survive the Acceptance Time; provided that this Section 7.01 shall not limit Section 6.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time. The terms of Article VII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time shall survive the Acceptance Time in accordance with their terms.

SECTION 7.02 Notices . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (a) on the date of delivery if delivered personally, (b) if sent via electronic mail, (i) on the date of delivery if sent prior to 6:00 p.m. recipient’s local time (based on the location of the recipient as specified in this Section 7.02) (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) and (ii) on the Business Day following the date of delivery if sent after 6:00 p.m. recipient’s local time (based on the location of the recipient as specified in this Section 7.02) and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission, (c) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (d) on the second (2nd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case, to the respective parties at the following addresses (or at such other addresses for a party as shall be specified in a notice given in accordance with this Section 7.02):

(a)	if to Parent or Purchaser:

Genmab A/S

Carl Jacobsens Vej 30

2500 Valby

Denmark

Attention: Chief Legal Officer, Greg Mueller

Email: grmu@genmab.com; legal@genmab.com

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien

 Derrick Lott

 Harald Halbhuber

Email:  cobrien@aoshearman.com

 derrick.lott@aoshearman.com

 harald.halbhuber@aoshearman.com

and

Allen Overy Shearman Sterling LLP

Apollolaan 15

1077AB Amsterdam

The Netherlands

Attention: Christiaan de Brauw

 Olivier Valk

Email:   christiaan.debrauw@aoshearman.com

 olivier.valk@aoshearman.com

(b)	if to the Company:

Merus N.V.

Uppsalalaan 17

3rd and 4th Floor

3584 CT Utrecht, the Netherlands

Attention: Chief Operating Officer, General Counsel, Peter B. Silverman

Email: p.silverman@merus.nl

with a copy (which shall not constitute notice) to:

Merus N.V.

Uppsalalaan 17

3rd and 4th Floor

3584 CT Utrecht, the Netherlands

Email: legal@merus.nl

and

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter Handrinos, R. Scott Shean, Brian R. Umanoff

Email: peter.handrinos@lw.com; scott.shean@lw.com;

 brian.umanoff@lw.com

and

NautaDutilh N.V.

Beethovenstraat 400

1082 PR Amsterdam, the Netherlands

Attention: Paul C.S. van der Bijl

Email:  paul.vanderbijl@nautadutilh.com

SECTION 7.03 Certain Definitions .

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.02 or any other provision of this Agreement and (b) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 5.02) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means any other person that or who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering, including the FCPA, the UK Bribery Act of 2010 or any successor statute, rules or regulations thereto and the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws (including the HSR Act) that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Back-End Articles Amendment” means the amendment to the Company’s articles of association in order to increase, in one or more tranches through the operation of transitional provisions to that effect, the Company’s authorized share capital (maatschappelijk kapitaal) in such a manner that the Back-End Share Issuance is permitted under such authorized share capital.

“Back-End Cancellation” means the cancellation (intrekking) of all New TopCo Shares A issued and outstanding at the Back-End Cancellation Effective Time, subject to the Back-End Loan having been made, pursuant to which cancellation each such New TopCo Share A is cancelled against (i) repayment in cash of the nominal value of each such New TopCo Share A (being $0.01), and (ii) a distribution in cash on each such New TopCo Share A amounting to the Offer Consideration minus the nominal value of each such New TopCo Share A (being $0.01), such that each Minority Shareholder (determined immediately prior to the Back-End Cancellation Effective Time) shall receive cash equal to the Offer Consideration multiplied by the number of New TopCo Shares A then held by such Minority Shareholder, without interest and subject to any applicable withholding Taxes pursuant to Section 1.09.

“Back-End Cancellation Effective Time” means 00:30 CET on the Merger Effective Date.

“Back-End Compulsory Acquisition” means the compulsory acquisition by Purchaser, Parent or any their Affiliates, of Common Shares from each Minority Shareholder in accordance with Section 2:92a or article 2:201a of the DCC, as applicable.

“Back-End Compulsory Acquisition Threshold” means the number of Common Shares collectively owned by Parent, Purchaser or any of their respective Affiliates representing at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal).

“Back-End Conversion and Amendment” means the amendment of the Company’s articles of association consistent with the principles outlined in Exhibit A and the conversion of the legal form of the Company into a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Back-End Loan” means the loan by Purchaser to New TopCo for a principal amount available to or at the sole discretion of New TopCo in cash out of immediately available funds equal to the product of (A) the number of New TopCo Shares A that will be issued and outstanding immediately prior to the Back-End Cancellation Effective Time and (B) the Offer Consideration.

“Back-End Merger” means a legal merger (juridische fusie) of the Company (as disappearing company) with and into New TopCo (as acquiring company), with New TopCo allotting New TopCo Shares A to the Minority Shareholders (excluding Purchaser) and New TopCo Shares B to Purchaser, in accordance with Sections 2:309 et. seq. of the DCC.

“Back-End Merger Deed” means the deed of merger to effect the Back-End Merger in accordance with the terms of the Back-End Merger Proposal and Back-End Merger Notes, substantially in the form set forth in Exhibit B attached hereto, with such changes as may be agreed by Purchaser and the Company.

“Back-End Merger Notes” means the explanatory notes to the Back-End Merger Proposal, substantially in the form set forth in Exhibit C attached hereto, with such changes as may be agreed by Purchaser and the Company.

“Back-End Merger Proposal” means the merger proposal among the Company, and New TopCo, substantially in the form set forth in Exhibit D and attached hereto, respectively, with such changes as may be agreed by Purchaser and the Company.

“Back-End Share Issuance” means the issuance, in one or more tranches, of such number of Common Shares by the Company to Purchaser that will result in the Back-End Compulsory Acquisition Threshold being achieved, at an issue price per Common Share equal to the Offer Consideration against contribution in kind by Purchaser of its receivable on Parent or any of its Affiliates arising from a subordinated promissory note issued by Parent or an Affiliate of Parent in an aggregate principal amount equal to the aggregate number of Common Shares to be so issued multiplied by the Offer Consideration.

“Back-End Threshold” means at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding from both the numerator and denominator of such percentage determination any Common Shares held by the Company in treasury (or, if the Minimum Condition has been amended in accordance with the proviso in paragraph (A) of Annex I, then seventy-five percent (75%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding any Common Shares held by the Company in treasury).

“Bond Marketing Period” means, prior to the Bond Marketing Period Termination Date (i.e. on and after such date the Bond Marketing Period shall not apply), a period of at least 15 consecutive business days (as used in the Debt Commitment Letters (for purposes of this definition of Bond Marketing Period)) (ending on the earlier of (i) the Bond Marketing Period Termination Date and (ii) the business day no later than the business day immediately prior to the Closing Date) beginning on the first day after the date hereof on which the Company shall have delivered to Parent all Required Information, and throughout which all such Required Information remains Compliant through the end of the Bond Marketing Period; provided that (x) the Bond Marketing Period shall be deemed not to have commenced earlier than November 1, 2025, (y) the days from November 26, 2025 through November 28, 2025 shall not be included when counting such 15 consecutive business day period (and the period need not be consecutive to the extent it would have otherwise included any of those days), and (z) if such period has not ended on or prior to December 19, 2025, then it will be deemed to not have commenced prior to January 5, 2026; provided, that, the Bond Marketing Period shall end and been deemed fully satisfied on the earlier of (i) the Bond Marketing Period Termination Date and (ii) any earlier date prior to the expiration of the 15 consecutive business day period described above if the Financing is closed on such earlier date (including closing into escrow). If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within two business days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) and, following delivery of such Required Information specified in such notice, the Bond Marketing Period will commence so long as all other conditions and requirements for the Bond Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information was, in fact, delivered and is Compliant. For the avoidance of doubt, to the extent the Bond Marketing Period has been satisfied assuming the Closing Date were to occur at the end of such Bond Marketing Period, there shall be no requirement for any subsequent Bond Marketing Period (i.e. by way of example, if the Bond Marketing Period has commenced and been completed upon delivery of the Company Q3 Financial Statements, then no subsequent Bond Marketing Period shall be required).

“Bond Marketing Period Termination Date” means January 23, 2026 (the “Initial Bond Marketing Period Termination Date”); provided, that, if (A) (x) the Bond Marketing Period has not been completed prior to the Initial Bond Marketing Period Termination Date or (y) the conditions to trigger the 10-Q Expiration Time Extension have been met, and (B) either (i) the EGM has not been held by the Initial Bond Marketing Period Termination Date or (ii) the Antitrust Approvals have not been received prior to the Initial Bond Marketing Period Termination Date, then such Bond Marketing Period Termination Date shall be extended to March 31, 2026.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in Copenhagen, Denmark; Amsterdam, The Netherlands; or New York, New York, United States are not required or permitted by Law to close.

“CET” means Central European Time (or Central European Summer Time, if the Back-End Merger Deed is executed on a date when daylight savings time is in effect in The Netherlands) on the Merger Effective Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Equity Plans” means the Company’s 2016 Incentive Award Plan, as amended.

“Company Group” means the Company and each Company Subsidiary collectively.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means: (a) all Contracts (other than Excepted Contracts) in effect as of the Agreement Date concerning any (1) Intellectual Property specifically relating to petosemtamab or (2) other material Intellectual Property, in each case of (1) and (2), to which the Company or a Company Subsidiary is a party and pursuant to which (i) any such Intellectual Property described in the foregoing clauses (1) or (2) of this clause (a), as applicable, is licensed or sublicensed by the Company or a Company Subsidiary to any other person to enforce or register such Intellectual Property or the Company or a Company Subsidiary otherwise permits any other person to use in a material way, enforce or register such Intellectual Property, or (ii) any such Intellectual Property described in the foregoing clauses (1) or (2) of this clause (a), as applicable, is licensed or sublicensed to the Company or a Company Subsidiary to make, use, sell, offer for sale, import, enforce or register any Intellectual Property or any person otherwise permits the Company or a Company Subsidiary to make, use, sell, offer for sale, import, enforce or register any such Intellectual Property; and (b) any consents, settlements, waivers, releases, Orders, injunctions or rulings, in each case of the foregoing in this clause (b), in effect or in existence, as applicable, as of the Agreement Date (i) relating to the use, validity, ownership, scope or enforceability of any (1) Intellectual Property specifically relating to petosemtamab or (2) other material Owned Intellectual Property or (ii) restricting the Company’s or the Company Subsidiary’s use or enforcement of any (1) Intellectual Property specifically relating to petosemtamab or (2) other material Owned Intellectual Property. For clarity, Company IP Agreements expressly exclude any and all Excepted Contracts.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate with any other Effect, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Company Group, taken as a whole, or (b) prevents or materially delays or impairs, the ability of the Company to consummate the Transactions; provided that, in the case of clause (a), in no event shall any Effect relating to the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or would reasonably be expected to be a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, debt, credit, banking, securities market or capital market conditions, or any changes therein, including interest, currency or exchange rates or in the price of any commodity, security or market index, trade disputes or the imposition or modification of trade sanctions, restrictions or tariffs, in the United States, The Netherlands or any other country or region in the world in which the Company or any of its Subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being required to leave the European Union) and the Eurozone (including one or more member states leaving or being required to leave the Eurozone), (B) any change in applicable Law (or the enforcement or interpretation thereof), accounting requirements or principles required by IFRS or GAAP or (or the interpretation thereof) or required by any change in applicable Laws, in each case after the Agreement Date, (C) conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industries in which the Company or its Subsidiaries operate, (D) any change in the market price, trading volume or ratings or outlook of any securities or indebtedness of the Company or any of its Subsidiaries, or the failure of the Company to meet any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur), (E) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, or the worsening of any of the foregoing, the continuation, occurrence, escalation, outbreak or worsening of any civil unrest, protests and public demonstrations, cyberattacks, hostility, terrorism, police action, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war, or war, (F) the execution and delivery of this Agreement or the announcement or the pendency of the Transactions (including by reason of the identity of Parent or Purchaser), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, landlords, suppliers, distributors or partners (including the termination, suspension or modification of any such relationships), (G) (1) any results, outcomes, data, adverse events, side effects or safety observations arising from any non-clinical or clinical studies or trials that are, have been or will be conducted by or on behalf of the Company, the Company Subsidiaries or any competitor of the Company (or the announcements thereof), (2) results of meetings or other interactions with the FDA or any other Governmental Authority (including any communications from the FDA or any Governmental Authority in connection with such meetings) relating to any Company Product or any product or product candidate of a Company competitor, (3) the determination by, or the delay of a determination by, or recommendation of, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, termination, hold, refusal to file, refusal to designate, non-approval, disapproval or non-clearance of any of the Company Product or any product or product candidate of a Company competitor, in each case, including regulatory filings or clinical trials with respect to such Company Product or product or product candidate of such Company competitor, as applicable, (4) regulatory approval (or other clinical or regulatory developments), market entry or threatened market entry of any product that is competitive with or related to any Company Product, or any guidance, announcement or publication by any of the FDA or any other Governmental Authority relating to any Company Product or any product or product candidate of a Company competitor, except, in the case of this clause (G), for any of the foregoing arising from fraud by the Company or its Subsidiaries or (5) any manufacturing, supply or distribution chain disruptions or delays affecting the Company’s contract manufacturers, suppliers, distributors or other service providers, in each case with respect to any Company Product that also impact (x) the biopharmaceutical industry generally, or (y) compounds or products in the same class as the Company

Products, (6) any developments relating to reimbursement, coverage or payor rules, in each case, affecting or with respect to any Company Product or (7) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company, its Subsidiaries or any of its competitors, (H) any Action brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Schedule 14D-9, the EGM Materials, and any amendments or supplements thereto, (I) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented, or which Parent has requested or approved, (J) any departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries, or (K) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business); provided further that if the exceptions set forth in subclauses (A), (B), (C) and (E) of this clause (i) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of the Common Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Product” means any pharmaceutical, product, diagnostic, medical device, or diagnostic assay that is researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of a member of the Company Group and (i) that is owned or jointly owned (with any third party) by, licensed to, or otherwise used or held for use in the business of, a member of the Company Group, or for which a member of the Company Group has the right to receive payment in connection with the development, manufacture or sale of such pharmaceutical, product, diagnostic, medical device, or diagnostic assay, and (ii) with respect to which a GLP toxicology study is commenced prior to the Closing Date or, if a diagnostic, medical device, or diagnostic assay, it is at a substantially equivalent stage of development.

“Company Q3 Financial Statements” has the meaning given to it in the definition of Required Information.

“Company Related Parties” means the Company, any Affiliate thereof, any direct or indirect shareholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Works Council” means the works council (ondernemingsraad) of the Company.

“Compliant” means, with respect to the Required Information that (a) the Company shall not have announced any intention to restate any historical financial statements contained in the Required Financial Information or that any such restatement is under consideration, (b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information, and (c) the consolidated financial statements contained in the Required Financial Information are sufficient for the Company’s independent accounting firm to deliver a customary accountants’ comfort letter under AU Section 634 (including customary negative assurance) with respect to financial information regarding the Company and its Subsidiaries contained in any offering memoranda.

“Confidentiality Agreement” means the letter agreement, dated August 20, 2025, between Parent and the Company.

“Contract” means any legally binding written contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character, and any amendments thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Employee” means any current or former officer or employee of the Company or any Company Subsidiary.

“Equity Interests” means any (a) shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity, (b) options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of any corporation, limited liability company, partnership, joint venture or other business association or entity or (c) securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or (d) any other securities that are linked in any way to the price of the shares of capital stock of any other person or the value of all or any part of another person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business under common control with the Company or any Company Subsidiary as determined under Sections 414(b), (c), (m) or (o) of the Code.

“Excepted Contract” means any and all (a) non-exclusive licenses for generally unmodified and commercially available shrink-wrap, click wrap and off-the-shelf software, (b) Contracts that (i) have expired on their own terms and have no continuing obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business), (ii) have been assigned to a third party (and to which the Company is no longer a party and has no obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business)) or (iii) were terminated prior to the Agreement Date that do not have any continuing obligations, rights or interests (other than obligations to maintain confidentiality in the ordinary course of business), (c) non-disclosure agreements entered into (i) in the ordinary course of business or (ii) in connection with discussions, negotiations, and transactions related to this Agreement or any transactions that were evaluated or pursued as an alternative to the transactions contemplated hereby, (d) materials transfer agreements, evaluation or feasibility study agreements, sponsored research agreements, quality agreements or clinical trial agreements, (e) Company Equity Plans, (f) Contracts with non-exclusive licenses that are (i) ancillary to a sale of products or services to customers or (ii) in connection with the provision of services from contract manufacturers, suppliers, distributors, contract research organizations or other service providers relating to the provision of discovery, research and development services or activities for the Company or Company Subsidiary, or (g) Contracts for the purchase of services, consumables, materials, equipment or supplies that are entered into in the ordinary course of business for an annual amount not in excess of $2,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” means any (a) pro forma financial statements, (b) description of all or any portion of the Financing, including such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”, and other information customarily provided by a lead arranger, underwriter or initial purchaser or their counsel in a customary information memorandum or offering memorandum for a bank financing or debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) risk factors relating to all or any component of the Financing, (d) any description of post-Closing capital structure, including descriptions of indebtedness or equity of Parent or any of its Affiliates (including the Company and its Subsidiaries on or after the Closing Date),

(e) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information, (f) financial statements or other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, information regarding executive compensation and related party disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act, (g) “segment” financial information, (h) information required by Item 601 of Regulation S-K and XBRL exhibits and (i) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Excluded Transactions” means the transactions which require the affirmative vote of the Independent Directors pursuant to Section 1.05(f).

“Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to the Company or a Company Subsidiary or with respect to which a third party otherwise grants to the Company or a Company Subsidiary an exclusive right to use such Intellectual Property.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred (whether or not billed) at any time (whether before or after the Agreement Date) by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Financing Sources” means the persons that have entered or will enter into commitment letters or agreements with Parent or any of its Affiliates in connection with the Financing (including any persons providing Alternative Financing) and any joinder agreements, indentures, credit or other agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Financing, and their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives and their respective successors and assigns.

“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.

“General Meeting” means the Company’s general meeting (algemene vergadering).

“Good Clinical Practices” means 21 C.F.R. Parts 50, 54, 56 and 812, and equivalent foreign Laws to which any member of the Company Group is subject.

“Good Laboratory Practices” means 21 C.F.R. Part 58, and equivalent foreign Laws to which the Company Group is subject.

“Good Manufacturing Practices” means 21 C.F.R. Part 210 and 211, and equivalent foreign Laws to which the Company Group is subject.

“Governmental Authority” means any federal, state, local or foreign or supranational government, regulatory or administrative authority or commission or other governmental authority or instrumentality, accrediting body, administrative contractor or fiscal intermediary, or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body, including the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any of the Company Products and product candidates.

“Healthcare Laws” means all foreign, federal, state, and local Laws governing the regulation, provision or administration of, or billing or payment for, the Company Products, whether criminal or civil, including: (a) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (b) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and § 1320a-7b) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et. seq.); (c) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (d) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (e) the Federal Food, Drug, and Cosmetic Act; (f) Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices; and (g) the Public Health Service Act (42 U.S.C. § 201 et. seq.); each of clauses (a) through (g) as amended; and all comparable foreign, federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, together with all implementing regulations thereof, as amended, including 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E and all implementing regulations.

“IFRS” means the International Financial Reporting Standards being the body of pronouncements as issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee.

“Intellectual Property” means all intellectual property in any jurisdiction worldwide, including (a) trademarks, service marks, trade names, trade dress, logos and corporate names and any other identifiers indicating the business or source of goods or services (in each case of the foregoing, whether registered, arising under common law or statutory law), and all goodwill connected with the use thereof and symbolized thereby; (b) patents (including reissues, divisionals, continuations and continuations-in-part, extensions and counterparts thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (c) copyrights (including copyrights in software, data, databases and other compilations of data), moral rights and design rights (in each case of the foregoing, whether registered, arising under common law or statutory law, or otherwise); (d) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (c); (e) rights to confidential and proprietary information, including trade secrets and rights in know-how, methodologies, pricing information, confidential research, clinical data, algorithms, models, processes, formulas, client lists and invention rights; (f) internet domain names; and (g) any and all other proprietary rights.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge (except to the extent such knowledge is protected by attorney-client privilege), as of the Agreement Date, of the individuals identified in Section 7.03(a)(i) of the Company Disclosure Schedule. With respect to matters involving Intellectual Property, actual or potential claims, investigations, or the provision of legal advice, “Knowledge of the Company” or “Company’s Knowledge” does not require that such individuals conduct or have conducted, obtain or have obtained, any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals or direct reports of such individuals.

“Leased Real Property” means any real property leased, subleased or licensed by any member of the Company Group.

“Liability” means any and all liabilities and obligations of any kind whether accrued, contingent, absolute, inchoate or otherwise.

“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or a Company Subsidiary or with respect to which a third party otherwise grants to the Company or a Company Subsidiary a right to use such Intellectual Property.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances on any property or asset of any kind or nature whatsoever.

“Merger Effective Date” means the date on which the Back-End Merger becomes effective, being the day after the date that the Back-End Merger Deed is executed (in each case determined by reference to CET).

“Merger Effective Time” means 00:00 CET on the Merger Effective Date.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period or, following the Merger Effective Time (if applicable), the holders of New TopCo Shares A.

“Nasdaq” means the Nasdaq Global Select Market.

“Nasdaq Copenhagen” means the Nasdaq subsidiary exchange (formerly known as the Copenhagen Stock Exchange) based in Copenhagen, Denmark.

“New TopCo” means a Company Subsidiary to be newly incorporated under the Laws of The Netherlands as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and wholly owned by the Company following the Agreement Date.

“New TopCo Shares A” means class A shares in the capital of New TopCo.

“New TopCo Shares B” means class B shares in the capital of New TopCo.

“Non-Employee Service Provider” means any current or former non-employee director, consultant or independent contractor of the Company or any Company Subsidiary.

“Order” means, with respect to any person, any award, decision, injunction, judgment, temporary restraining order, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Organizational Documents” means, with respect to a person, the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, operating agreements, limited liability or limited company agreements or partnership agreements, or similar organizational agreements of such person.

“Owned Intellectual Property” means Intellectual Property owned (solely or jointly with a third party) by the Company or a Company Subsidiary.

“Parent B.V.” means Genmab B.V., an indirect wholly owned Subsidiary of Parent incorporated under the Laws of the Netherlands as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid).

“Parent Related Parties” means Parent, Purchaser, each of their respective Affiliates, each of the direct and indirect shareholders, partners, managers or other equity or security holders of Parent, Purchaser or any of their respective Affiliates and any Representative of any of the foregoing.

“Parent Termination Fee” means $416,000,000.

“Parent Works Council” means the works council (ondernemingsraad) of Parent B.V.

“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’

and similar statutory Liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any real property owned or leased by the Company or any Company Subsidiary, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy, operation or use of any real property leased by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any non-exclusive licenses or sublicenses to Intellectual Property granted to customers in connection with sales of Company products or service providers for the benefit of the Company Group, in each case, in the ordinary course of business, (h) Liens securing the obligations of the Company under any existing indebtedness that will be released on or prior to the Closing, (i) purchase money Liens and Liens securing rental payments under capital lease arrangements, (j) Liens that are released on or prior to Closing, (k) any statutory Liens caused by state statutes or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any real property leased by any member of the Company Group, (l) Liens imposed on the underlying fee interest in Leased Real Property, and (m) Liens securing indebtedness set forth on Section 7.03(a)(ii) of the Company Disclosure Schedule.

“person” means a natural person, individual, company, corporation, partnership, limited liability company, trust, association, unincorporated association or other entity or organization, including a government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any data or information relating to an identified or reasonably identifiable individual natural person, including any data or information that, alone or in combination with other data or information, can be used to identify, directly or indirectly, an individual natural person or that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Laws or any information that is governed, regulated or protected by one or more Laws concerning information relating to an identified or identifiable individual natural person.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, profit sharing, savings, vacation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, change of control or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company, any Company Subsidiary has any obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any Employee or Non-Employee Service Provider or any beneficiary of any Employee or Non-Employee Service Provider.

“Preferred Shares” (each, a “Preferred Share”) means preferred shares, nominal value €0.09 per share, in the capital of the Company.

“Privacy Laws” means all applicable Laws that govern privacy, data security, or the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personally Identifiable Information. Without limiting the generality of the foregoing, “Privacy Laws” includes: (a) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (b) HIPAA; (c) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et. seq.; (d) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended; (e) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (f) the Telemarketing and Consumer Fraud and Abuse Prevention Act,

15 U.S.C. §§ 6101-6108, as amended; (g) all State law equivalents of the foregoing clauses (a) through (f); (h) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended by the California Privacy Rights Act of 2020; (i) all Personally Identifiable Information breach notification laws; (j) the General Data Protection Regulation (Regulation (EU) 2016/679), the Personal Information Protection Law, Data Security Law and Cybersecurity Law of China, the Danish Act on Data Protection and the Personally Identifiable Information, privacy, processing, security and confidentiality Laws of non-U.S. countries; and (k) binding implementing regulations concerning such Laws.

“Registered” means, with respect to Intellectual Property, that a registration, recordation, filing, renewal or application for such Intellectual Property has been granted by, or was filed and is pending before, a Governmental Authority or Internet domain name registrar, as applicable.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, accountants, investment bankers or other financial advisors, agents and other representatives of such person or any of its Affiliate.

“Required Financial Information” means (a) an audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company for (i) the fiscal years ending December 31, 2023 and December 31, 2024 (each of which Parent hereby acknowledges receiving) and (ii) each subsequent fiscal year ending at least sixty (60) calendar days prior to the Closing Date, in each case setting forth in comparative form, as applicable, the figures for the previous fiscal year and accompanied by an unqualified opinion of the Company’s and its Subsidiaries’ independent public accounting firm (which Parent hereby acknowledges receiving for the fiscal years ending December 31, 2023 and December 31, 2024) and (b) an unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company as of and for (i) the fiscal quarters ended March 31, 2025 and June 30, 2025 and (ii) each subsequent interim period ending at least forty (40) calendar days prior to the Closing Date and, in each case, for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the requirements in the foregoing clauses (a) and (b) with respect to the Company and its Subsidiaries. No Required Financial Information shall be required to be provided after the date on which the Financing or any Alternative Financing has been consummated in full (including if the proceeds of the Financing or any Alternative Financing are placed into escrow upon consummation).

“Required Information” means (i) the unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company as of and for the fiscal quarter and nine months ended September 30, 2025 setting forth in comparative form, as applicable, the figures for the previous interim period (the “Company Q3 Financial Statements”) and (ii) if the proviso in the definition of Bond Marketing Period Termination Date applies such that the Bond Marketing Period Termination Date would extend through March 31, 2026, then Required Information shall include the audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders equity of the Company for the fiscal year ended December 31, 2025 setting forth in comparative form, as applicable, the figures for the previous fiscal year and accompanied by an unqualified opinion of the Company’s and its Subsidiaries’ independent public accounting firm; provided that the filing by the Company with the SEC of the financial statements required in its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as applicable, will be deemed to satisfy the requirements in this definition.

“Research Program” means all research and development programs (including pre-clinical and clinical trials) with respect to any Company Product.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been since June 30, 2023, the subject or target of a comprehensive embargo under Sanctions Laws (including, as of the Agreement Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a) of this definition or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the United Kingdom of Great Britain, the European Union or the United Nations Security Council.

“Shares” means the Common Shares and the Preferred Shares, collectively.

“Social and Economic Council” means the Social and Economic Council of the Netherlands (Sociaal-Economische Raad).

“Subsidiary” or “Subsidiaries” of any person shall mean (a) any entity of which more than fifty percent (50%) of the combined voting power of the outstanding voting stock is, directly or indirectly, beneficially owned by such person or by one or more other Subsidiaries of such person, (b) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company, (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof or (e) that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Systems” means computer, information technology and data processing systems, facilities and services used or held for use by any member of the Company Group, including all software, hardware, firmware, servers, networks, data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.

“Tax” or “Taxes” means any U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

“Tax Authority” or “Tax Authorities” means any Governmental Authority competent to impose a liability in respect of Tax or responsible for the administration or collection of Tax.

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.

“third party” means any person, including as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates.

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Back-End Transactions but excluding the Excluded Transactions.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

“Willful Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or a material failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Works Councils” means the Company Works Council and the Parent Works Council, collectively.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acceptance Time	§1.01(b)
Acquisition Proposal	§5.02(g)(i)
Action	§2.10
Adverse Recommendation Change	§5.02(d)
Affiliate Transaction	§2.22
Agreement	Preamble
Agreement Date	Preamble
Alternative Financing	§5.16(a)
Anti-Takeover Measure	§2.24
Article 14b Tax Ruling Requests	§5.17(a)(i)
Back-End Transactions	§1.07(b)
Back-End Transactions Resolutions	§1.04(a)(i)
Capitalization Date	§2.03(b)
Closing	§1.01(b)
Closing Date	§1.01(b)
Common Share(s)	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§2.23(a)
Company CBAs	§2.12(a)
Company Disclosure Documents	§2.08(a)
Company Disclosure Schedule	Article II
Company Financial Advisor	§2.25
Company Leases	§2.13(b)
Company Option	§1.03(a)
Company Termination Fee	§6.03(b)(i)
Continuing Employee	§5.04(a)
Data Security Requirements	§2.19(a)
Debt Commitment Letter(s)	§3.08(a)
Debt Financing Agreements	§7.16
Discharge Resolutions	§1.04(a)(ii)
Dissolution	§1.07(b)
DPA	§2.20(f)
EGM	§1.04(a)
EGM Materials	§1.04(b)
Employee Clearance	§5.19(a)

Defined Term	Location of Definition
Enforceability Exceptions	§2.04
Environmental Laws	§2.17(b)
Expiration Time	§1.01(d)
FDA Application Integrity Policy	§2.21(g)
Financing	§3.08(a)
Foundation Option Agreement	Recitals
GAAP	§2.07(b)
Governance Resolutions	§1.04(a)(iii)
Hazardous Materials	§2.17(c)
Healthcare Permits	§2.21(a)
HITECH	§7.03(a)
Indemnification Agreements	§5.03(a)
Indemnified Parties	§5.03(a)
Independent Directors	§1.05(a)
Initial Expiration Time	§1.01(d)
Initial Tax Ruling Requests Meeting	§5.17(a)(i)
Intervening Event	§5.02(g)(ii)
IRS	§2.11(a)
Latest Balance Sheet	§2.07(d)
Legal Restraint	Annex I
Liquidator	§1.07(b)
Material Contracts	§2.15(a)
Merger Code	Recitals
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	§1.01(a)
Offer Condition(s)	§1.01(a)
Offer Consideration	Recitals
Offer Documents	§1.01(h)
Outside Date	§6.01(b)
Parent	Preamble
Parent Board	Recitals
party(ies)	Preamble
Payor	§1.09
Pre-Closing Period	§4.01(a)
Protection Foundation	Recitals
Proxy Clearance Date	§1.04(b)
Proxy Statement	§1.04(b)
Proxy Waiting Period Expiration Date	§1.04(b)
Purchaser	Preamble
Purchaser Directors	§1.05(a)
Regulatory Filings	§5.06(a)
Required Amount	§3.08(b)
Sarbanes-Oxley Act	§2.07(a)
Schedule 14D-9	§1.02(b)
Schedule TO	§1.01(h)
SEC	§1.01(e)(i)
SEC Reports	§2.07(a)
Securities Act	§2.07(a)
Subsequent Closing Date	§1.01(f)
Subsequent EGM	§1.04(e)

Defined Term	Location of Definition
Subsequent Offering Period	§1.01(f)
Superior Proposal	§5.02(g)(iii)
Tax Ruling Requests	§5.17(a)(i)
Termination Date	§6.01
Trade Control Laws	§2.20(d)
U.S. Subsidiaries	§5.18
VAT	§6.03(f)
WCA	Recitals

SECTION 7.04 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to (i) Parent if such documents, materials or information were available for review by Parent or its Representatives through the electronic data room hosted by Pandesa Corporation, doing business as ShareVault (the “Data Room”), and (ii) the Company if such documents, materials or information were delivered electronically to the Company or its Representatives by Parent or its Representatives in connection with the Transactions or, in either case, disclosed in an SEC Report filed and publicly available at least three (3) Business Days prior to the Agreement Date. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

SECTION 7.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 7.06 Entire Agreement. This Agreement, including the Annexes and Exhibits hereto, the Company Disclosure Schedule and the Confidentiality Agreement, and the other documents delivered in connection with this Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the Transactions.

SECTION 7.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties;

provided that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any (a) Financing Source as collateral in respect of the Financing or Alternative Financing or (b) direct or indirect wholly owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.08 Parties in Interest. Other than (a) the provisions of Section 5.03 (which is for the benefit of the persons covered thereby and may be enforced by such persons), (b) the provisions of Section 1.04(a)(ii) and Section 1.05(e) (which are intended to be for the benefit of, and shall be enforceable by, the Company directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 1.05 and all members of the Company Board resigning at the Acceptance Time), (c) the limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 6.03(f) (which are intended to be for the benefit of, and shall be enforceable by, the Company Related Parties and the Parent Related Parties (as applicable)) and (d) the provisions of Section 7.07 (clause (a) only) and Section 7.16 (which are intended to be for the benefit of the Financing Sources and may be enforced by the Financing Sources), this Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.09 Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 6.03) to (a) seek an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) seek an injunction restraining such breach or threatened breach; provided, however, that in no event shall (i) Parent or Purchaser be entitled to both the payment of the Company Termination Fee, on the one hand, and specific performance to cause the Company to consummate the Closing, on the other hand or (ii) the Company be entitled to both the payment of the Parent Termination Fee, on the one hand, and specific performance to cause Parent and Purchaser to consummate the Closing, on the other hand. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.09, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 7.10 Governing Law; Jurisdiction.

(a) This Agreement, and any Action arising out of or relating to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof, except to the extent that the provisions of the Laws of The Netherlands are mandatorily applicable to the Transactions or to the fiduciary duties of the Company Board, in which case such mandatorily applicable provisions of the Laws of The Netherlands shall govern.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined in the Delaware Court of Chancery; provided that if the Delaware Court of Chancery does not have subject matter jurisdiction over such Action, such Action shall be heard and determined in the state or federal courts in the State of Delaware and any appellate court from any of such courts (the “Chosen Courts”). Consistent with the preceding sentence, each of the parties hereby (i) submits to the jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 7.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

SECTION 7.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF AN ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.11.

SECTION 7.12 Amendment. This Agreement may be amended or supplemented by additional written agreements signed by the parties, or on behalf of, the parties, at any time prior to the Merger Effective Time; provided that after the Acceptance Time, no amendment may be made that would reduce the amount or change the type of the Offer Consideration or that would otherwise require the approval of the shareholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

SECTION 7.13 Waiver. At any time prior to the Merger Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 7.14 Company Disclosure Schedule. The parties hereto agree that the disclosures set forth in any particular section or subsection of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for the purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) each other section or subsection of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other section or subsection to the extent the applicability and relevance of such information to such other section or subsection is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant (a) shall not be deemed an admission that such item represents a material exception or material event, fact, circumstance, change, effect, development or condition or that such item is material or would constitute a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material, and (b) shall not, including any disclosure relating to any possible breach or violation of, or conflict with, any Law or contract, and any statements with respect to the enforceability of contracts, or the existence or non-existence of third-party rights, be construed as an admission by the Company to any third party of any matter whatsoever (compliance with, or violation of any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority), such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of, or conflict with, any Law or contract, and any statements with respect to the enforceability of contracts, or the existence or non-existence of third-party rights, Law or Order shall be construed as an admission or indication that a breach, violation or conflict exists or has actually occurred. Where the terms of a contract or other document have been summarized or described in the Company Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other document, and all such summaries and descriptions are qualified in their entirety by reference to the contract or document being summarized or described to the extent that a copy of such contract or document was made available to Purchaser or Parent prior to the Agreement Date.

SECTION 7.15 Counterparts; Electronic Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by each other party. Until and unless each party has received a counterpart of this Agreement signed by each other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 7.16 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that all issues and questions concerning and against the Financing Sources in any way arising (directly or indirectly) out of or relating to this Agreement, or the Financing and any documents or definitive agreements entered into in connection with the Financing (including the Debt Commitment Letters) (collectively, the “Debt Financing Agreements”) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether based in contract, tort or otherwise) or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York, (b) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way arising (directly or indirectly) out of or relating to this Agreement, the Financing, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, in each case, sitting in the Borough of Manhattan in the City of New York (and the appellate courts thereof) and each of the parties hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such courts with respect to such matters, (c) that service of process, summons, notice or document by registered mail addressed to it shall be effective service of process against it for any such action or proceeding brought in any such court, (d) to waive and hereby waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or proceeding in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any legal action (whether in law or in equity, whether in contract or in tort or otherwise) brought against the Financing Sources in any way arising (directly or indirectly) out of or relating to this Agreement, the Financing, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Financing Sources will have any liability to any of the parties hereto or their respective directors, officers, employees, agents, partners, managers, members or stockholders relating to or arising (directly or indirectly) out of this Agreement, the Financing, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and such parties shall not bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against any of the Financing Sources relating to or in any way arising (directly or indirectly) out of this Agreement, the Financing, the Debt Financing Agreements or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, provided that the foregoing shall not impair, supplement, or otherwise modify any of the commitments or other obligations that the Financing Sources have under the Debt Commitment Letters to Parent or any of the rights of Parent against any of the Financing Sources under the Debt Commitment Letters and (g) agrees (i) that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in Section 7.07 (clause (a) only) and this Section 7.16 (or any of the defined terms used herein or therein) and (ii) to the extent any amendments to any provision of Section 7.07 (clause (a) only), Section 7.16 or Section 7.12 (or any of the defined terms used herein or therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Section or, solely as they relate to such Section, the definitions of any terms used) are materially adverse to the Financing Sources, such provisions shall not be amended without the prior written consent of the Financing Sources that are party to the Debt Commitment Letters. Notwithstanding anything contained herein to the contrary, nothing in this Section 7.16 shall in any way affect any rights and remedies of any party hereto under the Debt Financing Agreements to the extent they are a party thereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the Agreement Date by their respective officers thereunto duly authorized.

GENMAB A/S

By:	/s/ Jan G. J. van de Winkel
Name: Jan G. J. van de Winkel
Title: President & Chief Executive Officer

By:	/s/ Anthony Pagano
Name: Anthony Pagano
Title: Executive Vice President & Chief Financial Officer

GENMAB HOLDING II B.V.

By:	/s/ Jan G. J. van de Winkel
Name: Jan G. J. van de Winkel
Title: Authorized Signatory

MERUS N.V.

By:	/s/ Sven (Bill) Ante Lundberg
Name: Sven (Bill) Ante Lundberg, M.D.
Title: President and Chief Executive Officer

[Signature Page to Transaction Agreement]

Annex I

Offer Conditions

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement.

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Parent’s and Purchaser’s right and obligation to extend, terminate, amend or modify the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, neither Parent nor Purchaser shall be required to accept for payment or pay for any Common Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A.

there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Common Shares that, together with the Common Shares then owned by Parent, Purchaser and their respective Affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, represents at least eighty percent (80%) of the Company’s issued and outstanding share capital (geplaatst en uitstaand kapitaal), excluding from both the numerator and denominator of such percentage determination any Common Shares held by the Company in treasury immediately prior to the Expiration Time (the “Minimum Condition”); provided that if the Minimum Condition is then-unsatisfied, but all other Offer Conditions are then-satisfied or waived, and Purchaser has extended the Offer as required by Section 1.01(e), Purchaser may, by written notice to the Company, amend the reference to “eighty percent (80%)” in the foregoing definition of the Minimum Condition to “seventy-five percent (75%)”;

B.

no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Offer, the Back-End Transactions (or any component thereof) or the other Transactions (any such decision, injunction, decree, ruling, Law or Order, a “Legal Restraint”);

C.

the Antitrust Approvals shall have been received and be in full force and effect, including the relevant waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated;

D.

(i) each of the representations and warranties of the Company in Section 2.01(a), the second sentence of Section 2.01(b), Section 2.02, Section 2.03, Section 2.04, Section 2.23, Section 2.24 and Section 2.26 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in Section 2.03(a) and the first sentence of Section 2.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the Agreement Date and the Expiration Time with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and (ii) each of the other representations and warranties contained in Article II (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Agreement Date and as of the Expiration Time with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not have a Company Material Adverse Effect;

E.

the Company shall have performed or complied in all material respects with each of the agreements, covenants and obligations required by the Agreement to be performed or complied with by it at or prior to the Expiration Time;

F.	since the Agreement Date, there shall not have occurred a Company Material Adverse Effect;

G.	the resignations of the members of the Company Board as contemplated by Section 1.05(a) of the Agreement, shall have been obtained;

H.

the Governance Resolutions and the Back-End Transactions Resolutions shall have been adopted at the EGM or a Subsequent EGM, and in each case, shall not have been revoked, modified or amended in any way at any General Meeting held after the date of the EGM or the relevant Subsequent EGM, as applicable;

I.	the Employee Clearance shall have been obtained;

J.

the Company shall have delivered to Parent a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (D), (E), (F), and (H) of this Annex I have been satisfied;

K.	the Bond Marketing Period shall have commenced and shall have ended; provided, that this paragraph (K) shall not be applicable after the Bond Marketing Period Termination Date; and

L.	the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Parent and Purchaser (except for the conditions set forth in paragraphs (A) and (L) of this Annex I) and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition and the condition set forth in paragraph (L) of this Annex I, may be waived (to the extent such waiver is not prohibited under this Agreement or by applicable Law) by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent or Purchaser to extend, terminate, amend or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Exhibit A

Principles of Amended Articles of Association after Conversion

(See Attached)

Final Form

Exhibit A

Capitalized terms used in this Exhibit A shall have the meanings set forth in the Agreement.

Proposed amendments to the articles of association of the Company to be incorporated in the Back-End Conversion and Amendment shall be limited to:

•

Apply (statutory) provisions applicable to Dutch private limited liability companies (besloten vennootschap met beperkte aansprakelijkheid), overriding incompatible (statutory) provisions applicable to dutch public limited liability companies (naamloze vennootschap).

•

If permitted under applicable law, apply (statutory) provisions regarding mitigated large company regime pursuant to section 2:265(1)(a) of the DCC, update the provision regarding the appointment of executive directors accordingly and update references to full large company regime to exclude sections 2:272 and 2:274a of the DCC.

•

Replacement of Independent Directors by individuals nominated by Purchaser in accordance with Section 1.05(c) of the Agreement, with due observance of the rights of the Company Works Council (if and to the extent applicable).

•	Remove all references to Preferred Shares, including all provisions with respect to the Preferred Shares.

•	No share transfer restrictions within the meaning of section 2:195 of the DCC.

•	Provide for the authority for Purchaser to convene a general meeting of the Company pursuant to section 2:219 of the DCC.

•	Provide for the possibility that the general meeting of the Company may also adopt written resolutions outside meetings.

•

Remove the provision from the Company’s articles of association that provides that certain resolutions can only be adopted by the Company’s general meeting upon a proposal of the Company Board (current article 26), such as to:

○	issue shares and to limit or exclude pre-emption rights;

○	reduce the issued capital;

○	amend the articles of association;

○	resolve on a statutory merger or demerger; or

○	liquidate the Company.

•

Provide that the Company’s general meeting sets the applicable remuneration policy for members of the Company Board, without a proposal thereto by the Company Board, provided that such remuneration policy shall not diminish or otherwise adversely affect the amount and other terms of the remuneration that the Independent Directors have under the remuneration they are entitled to on the Agreement Date.

•	Remove NYSE transfer clause (current article 12.3).

Exhibit B

Form of Back-End Merger Deed

(See Attached)

Exhibit C

Form of Back-End Merger Notes

(See Attached)

Exhibit D

Form of Back-End Merger Proposal

(See Attached)

Annex B

September 28, 2025

Merus N.V.

Uppsalalaan 17

3584 CT Utrecht

The Netherlands

The Board of Directors:

We understand that Merus N.V., a Dutch public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (“Merus”), Genmab A/S, a public limited liability company (Aktieselskab) organized under the Laws of Denmark (“Genmab”), and Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands and a wholly owned subsidiary of Genmab (“Purchaser”), propose to enter into a Transaction Agreement (the “Transaction Agreement”). The Transaction Agreement provides for, among other things, (i) the commencement by Purchaser of a tender offer for all outstanding common shares, nominal value €0.09 per share, in the capital of Merus (“Merus Common Shares”) for US$97.00 per share in cash (the “Consideration” and, such tender offer (including any subsequent offering (as described in the Transaction Agreement)), the “Offer”) and (ii) subsequent to the consummation of the Offer, Purchaser will effect certain back-end transactions as more fully described in the Transaction Agreement (such transactions, collectively, the “Back-End Transactions” and, together with the Offer, the “Transaction”) pursuant to which Merus will become a wholly owned subsidiary of Purchaser and Merus Common Shares not tendered in the Offer will be entitled to receive the Consideration or, in certain cases, an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals (the “Court Determined Consideration,” as to which we express no opinion). The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement.

You have asked for our opinion as to whether the Consideration to be received by holders of Merus Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft, dated September 28, 2025, of the Transaction Agreement;

(ii)	reviewed certain publicly available financial and other information relating to Merus;

(iii)	reviewed certain information furnished to us by the management of Merus relating to the business, operations and prospects of Merus, including certain risk-adjusted financial forecasts and estimates provided to or discussed with us by the management of Merus and approved for our use and reliance;

(iv)	held discussions with members of senior management of Merus regarding the business, operations and prospects of Merus and the other matters described in clauses (ii) and (iii) above;

(v)	reviewed the stock trading price history and implied trading multiples of Merus and certain publicly traded companies that we deemed relevant in evaluating Merus;

(vi)	reviewed, to the extent publicly available, the financial terms of certain transactions that we deemed relevant in evaluating the Transaction; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by Merus or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on the assurances of the management and other representatives of Merus that they are not aware of any facts or circumstances that would make any of the foregoing information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Merus or any other entity, and we have not been furnished with and assume no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. We have not evaluated and do not express any opinion as to the solvency or fair value of Merus or any other entity, or the impact of the Transaction thereon, under any laws relating to bankruptcy, insolvency or similar matters. In addition, our analyses and opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting Merus or any other entity.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Merus that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Merus as to, and are an appropriate basis upon which to evaluate, the future financial performance of Merus and the other matters covered thereby. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.

We have relied upon the assessments of the management of Merus as to, among other things, (i) the potential impact on Merus of market, competitive, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biopharmaceutical industry, including with respect to the pricing of and third-party coverage and reimbursement for pharmaceutical products, (ii) matters relating to the products and product candidates of Merus, the potential use and indications for such products and product candidates, related technology and intellectual property and regulatory approval processes and risks, including with respect to the probability and timing for the development, clinical testing, manufacturing and commercialization of such products and product candidates and related uses and indications, and the validity and duration of licenses and patents, and (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees and consultants, customers, suppliers and other commercial and collaboration relationships. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated, and information made available to us, as of the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions upon which such opinion is based and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, and the industry in which Merus operates, have experienced and may continue to experience volatility and disruptions and we express no view or opinion as to any potential effects of such volatility or disruptions on Merus or the Transaction.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to Merus or the Transaction, and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Merus and/or the Board of Directors of Merus (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Merus or the Transaction and legal, regulatory, accounting and tax consequences to Merus or its securityholders of the terms of, and transactions contemplated by, the Transaction Agreement. We have not taken into account, for purposes of our analyses and opinion, any tax consequences of the Transaction to any holder of Merus Common Shares. We have assumed that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Transaction or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Merus or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Transaction Agreement, when signed by the parties thereto, will not differ from the draft of the Transaction Agreement reviewed by us in any respect meaningful to our analyses and opinion.

Our opinion does not address the relative merits of the Transaction or other transactions contemplated by the Transaction Agreement as compared to any alternative transaction or opportunity that might be available to Merus, nor does it address the underlying business decision by Merus to engage in the Transaction or the terms of the Transaction Agreement or the documents referred to therein, including the form or structure of the Transaction or any term, aspect or implication of any support agreement or other agreements, instruments, arrangements or understandings entered into, terminated or amended in connection with, or contemplated by or resulting from, the Transaction. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Consideration to be received by holders (other than Genmab, Purchaser and their respective affiliates) of Merus Common Shares (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of Merus held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of Merus or otherwise. We express no view or opinion with respect to any Court Determined Consideration relative to the Consideration or otherwise. We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of Merus or any other party. Furthermore, we express no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Merus’ officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration, any Court Determined Consideration or otherwise. We also express no view or opinion as to the prices at which Merus Common Shares or any other securities of Merus may trade or otherwise be transferable at any time, including following announcement or consummation of the Transaction. The issuance of our opinion has been authorized by the Fairness Opinion Committee of Jefferies LLC.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Consideration from a financial point of view. Our opinion does not constitute a recommendation as to whether any securityholder should tender Merus Common Shares in the Offer or how the Board or any securityholder should vote or act with respect to the Transaction or any other matter.

We have been engaged to act as financial advisor to Merus in connection with the Transaction and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is payable contingent upon consummation of the Offer. In addition, Merus has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As the Board is aware, we and our affiliates in the past have provided, currently are providing, and in the future may provide, certain financial advisory or financing services to Merus and/or its affiliates, for which we and our affiliates have received and expect to receive compensation, including, during the approximate two-year period prior to the date hereof, having acted or acting as (i) sole agent for sale transactions of Merus Common Shares pursuant to an ATM program of Merus and (ii) joint bookrunner for various follow-on offerings of Merus Common Shares. As the Board also is aware, although we and our affiliates have not provided financial advisory or financing services to Genmab during the approximate two-year period prior to the date hereof for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to Genmab and/or its affiliates, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates trade or hold securities or financial instruments (including loans and other obligations, as applicable) of Merus, Genmab and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, hold or may hold at any time long or short positions or otherwise effect transactions in those securities or financial instruments.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received in the Transaction by holders of Merus Common Shares (other than Genmab, Purchaser and their respective affiliates) pursuant to the Transaction Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

Annex C

FOUNDATION SUPPORT AGREEMENT

between

Merus N.V.

as the Company

and

Stichting Continuïteit Merus

as the Foundation

FOUNDATION SUPPORT AGREEMENT

THIS AGREEMENT IS MADE ON SEPTEMBER 29, 2025 BETWEEN

1.	Merus N.V., a public company with limited liability incorporated under Dutch law (the “Company”); and

2.	Stichting Continuïteit Merus, a foundation incorporated under Dutch law (the “Foundation”).

RECITALS

A.

The objects of the Foundation are to promote and protect the interests of the Company, of the business connected with it and of its stakeholders from time to time and to repress possible influences which could threaten the strategy, continuity, independence and/or identity of the Company or its business to such an extent that this could be considered to be damaging to the aforementioned interests.

B.	For that purpose, the Company and the Foundation have entered into the Call Option Agreement, pursuant to which the Foundation may exercise the Call Option and acquire Preferred Shares.

C.	Parent and Purchaser desire that Purchaser acquires the Company on the terms and subject to the conditions set forth in the Transaction Agreement.

D.

The Company Board has, among other matters, unanimously (a) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company are in the best interests of the Company and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (b) duly authorized and approved the execution and delivery of the Transaction Agreement, and the performance by the Company of its obligations under the Transaction Agreement and the consummation by the Company of the Offer, the Back-End Transactions and the other Transactions to be consummated by the Company, (c) resolved, subject to the relevant terms and conditions of the Transaction Agreement, to support the Offer and the other Transactions, to recommend acceptance of the Offer by the Company’s shareholders and to recommend that the Company’s shareholders vote for approval and adoption of the matters contemplated by the Transaction Agreement to be proposed to the Company’s general meeting, and (d) resolved that the Company shall pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

E.

The Foundation believes that the Transactions do not constitute a threat to the interests of the Company, its businesses or its stakeholders and wishes to enter into this Agreement in support of the Transactions.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following definitions shall apply:

Agreement	This Foundation Support Agreement.

Article	An article of this Agreement.

Back-End Transactions	The “Back-End Transactions” as defined in the Transaction Agreement.

Call Option	The Foundation’s right to subscribe for Preferred Shares on the terms and subject to the conditions set forth in the Call Option Agreement.

Call Option Agreement	The call option agreement originally entered into by the Foundation and the Company on or about May 24, 2016, as amended from time to time.

Closing	The “Closing” as defined in the Transaction Agreement.

Company Board	The Company’s board of directors.

Offer	The intended tender offer by Purchaser to purchase the issued and outstanding Ordinary Shares (other than any Ordinary Shares owned by Parent, Purchaser or the Company, or by any of their respective subsidiaries as of commencement of the Offer) in exchange for the Offer Consideration, without interest and net of any applicable withholding tax on the terms and subject to the conditions set forth in the Transaction Agreement.

Offer Consideration	$97.00 per Ordinary Share, in cash.

Ordinary Shares	Ordinary shares in the Company’s capital, nominal value €0.09 per share.

Parent	Genmab A/S, a public limited liability company.

Parties	The Company and the Foundation.

Preferred Shares	Preferred shares in the Company’s capital, nominal value €0.09 per share.

Purchaser	Genmab Holding II B.V., a wholly owned subsidiary of Parent incorporated under Dutch law.

Shareholder Resolution	Any resolution of the Company’s general meeting.

Transaction Agreement	The Transaction Agreement to be entered into by Parent, Purchaser and the Company on or about the date of this Agreement in connection with the Offer and the Transactions .

Transactions	The Offer and the other transactions contemplated by the Transaction Agreement.

1.2	Interpretation

1.2.1	Terms that are defined in the singular have a corresponding meaning in the plural and vice versa.

1.2.2	The terms “written” and “in writing” include by use of electronic means of communication.

1.2.3	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.2.4

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.2.5	The words “include”, “included” and “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.2.6	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	CALL OPTION ARRANGEMENTS

2.1

The Company and the Foundation each irrevocably and unconditionally agree, as an inducement to Parent’s and Purchaser’s willingness to enter into the Transaction Agreement, in furtherance of the Company’s interest in pursuing the Transactions and, given the Company Board’s resolutions described in recital D. of this Agreement, consistent with the purpose of the Foundation, that:

a.	during the term of the Transaction Agreement the Foundation shall not and cannot exercise the Call Option;

b.

the Call Option Agreement, including the Call Option, shall terminate without any further action by either Party being required subject only to, and with effect from, the occurrence of the Closing; and

c.

the Foundation and its board members will, as soon as reasonably practicable following the Closing, take all actions necessary to effect the dissolution (ontbinding) and liquidation (vereffening) of the Foundation.

2.2	The Company and the Foundation each confirm that:

a.	the Foundation has not exercised the Call Option at any time prior to the execution of the Transaction Agreement;

b.	other than the Call Option Agreement, there are no agreements or arrangements in place between the Company and the Foundation; and

c.

other than regular payments of remuneration to directors of the Foundation, no amounts are, or will become, due or payable by the Company or any of its subsidiaries to any board member of the Foundation.

3	MISCELLANEOUS PROVISIONS

3.1	Third-party stipulation

Articles 2.1, 2.2, 3.3, 3.4, 3.6, 3.7, 3.8, and 4 are irrevocable third-party stipulations for no consideration (onherroepelijk derdenbeding om niet) for the benefit of each of Parent and Purchaser.

3.2	Corporate effect

The Parties agree and acknowledge that this Agreement, and in particular Article 2.1, is intended to have, and shall have, corporate law effect (vennootschapsrechtelijke werking).

3.3	No implied waiver

3.3.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties and approved in writing by the Parent.

3.3.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

3.4	Amendment

No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties and approved in writing by the Parent.

3.5	Invalidity

3.5.1	In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part):

a.

the remainder of this Agreement shall continue to be effective to the extent that, given the substance and purpose of this Agreement, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.

the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

3.6	No rescission or nullification

To the extent permitted by law, the Parties hereby waive their rights to, in whole or in part, rescind, nullify (including any gehele dan wel partiële ontbinding en vernietiging), or to invoke section 6:228 and 6:230 of the Dutch Civil Code in the sense that an error (dwaling) will remain for the risk and account of the Party in error as referred to in section 6:228, subsection 2 of the Dutch Civil Code, or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, in each case on any grounds whatsoever.

3.7	No transfer, assignment or encumbrance

No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement.

3.8	Term and termination

This Agreement shall commence on the date hereof and shall remain in full force and effect for an indefinite period, unless and until such time as the Transaction Agreement is terminated in accordance with its terms prior to the Closing. If the Closing has occurred, this Agreement shall continue in full force and effect.

3.9	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

4	GOVERNING LAW AND JURISDICTION

4.1.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

4.1.2

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the Foundation Support Agreement

/s/ Sven (Bill) Ante Lundberg
Merus N.V.
Name	: Sven (Bill) Ante Lundberg, M.D.
Title	: President and Chief Executive Officer

/s/ G. Reijnen
Stichting Continuïteit Merus
Name	: G. Reijnen
Title	: Director

/s/ R. van Leen
Stichting Continuïteit Merus
Name	: R. van Leen
Title	: Director

Annex D

Execution Version

Merus N.V.

Yalelaan 62

3584CM Utrecht

The Netherlands

August 20, 2025

Genmab A/S

Carl Jacobsens Vej 30

DK-2500 Valby

Denmark

Attention:	Jan van de Winkel Chief Executive Officer

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Genmab A/S (“Genmab”) of a possible negotiated transaction (the “Possible Transaction”) with Merus N.V. (“Merus”) and/or its subsidiaries or controlled affiliates (collectively, with such subsidiaries or controlled affiliates, the “Company” and, together with Genmab, the “Parties” and each of them, a “Party”), each Party may furnish to the other Party or its respective Representatives (as defined below) certain Evaluation Material (as defined below), including certain information concerning its business, financial condition, operations, and assets and liabilities. As a condition to such information being furnished by the furnishing Party (the “Disclosing Party”) to the Party receiving such information (the “Receiving Party”) or the Receiving Party’s Representatives, the Receiving Party agrees that it and its Representatives will treat the Confidential Information (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein.

1. Evaluation Material; Confidential Information; Other Defined Terms. As used in this letter agreement:

(a) The term “Evaluation Material” shall mean (i) all information relating, directly or indirectly, to the Disclosing Party or its business, including, without limitation, information relating to the Disclosing Party’s products, product candidates, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects (whether prepared by the Disclosing Party, its advisors or otherwise), which is disclosed or furnished by or on behalf of the Disclosing Party to the Receiving Party or its Representatives, before, on or after the date hereof, regardless of the manner in which it is disclosed or furnished, and (ii) all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Receiving Party or its Representatives that contain, reflect or are based upon, in whole or in part, any such information. Notwithstanding anything to the contrary in this letter agreement, the term Evaluation Material shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) was within the Receiving Party’s possession on a non-confidential basis prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party or any of its Representatives, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information; (iii) becomes available to the Receiving Party on a non-confidential basis (other than from the Disclosing Party or any of its Representatives) from a

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source that is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information; or (iv) as evidenced by contemporaneous written records, was independently discovered, invented or developed by the Receiving Party (or on its behalf) without the direct or indirect use of or reference to such information.

(b) The term “Discussion Information” shall mean the existence of this letter agreement, the fact that the Receiving Party or any of its Representatives has received Evaluation Material or that Evaluation Material has been made available to the Receiving Party or any of its Representatives, the fact that investigations, discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the nature and status thereof and the identity of the parties involved therein or their affiliates (or any identifiable description of such parties or any of their affiliates).

(c) The term “Confidential Information” shall mean, collectively, the Evaluation Material and the Discussion Information.

(d) The term “Representatives” (i) with respect to each Party, shall include its controlled affiliates, and its and its controlled affiliates respective directors, officers, general partners, members, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors), and (ii) with respect to Genmab, shall include Morgan Stanley & Co. LLC (or any of its affiliates) (together with any other debt financing source approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), each such financing source, a “Permitted Debt Financing Source”) and each such Permitted Debt Financing Source’s respective legal counsel.

(e) The terms (i) “affiliates,” “beneficial ownership” and “group” shall have the respective meanings given to such terms under the Securities Exchange Act of 1934, as amended, (ii) “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise, and (iii) “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

2. Use and Disclosure of Confidential Information.

(a) Each Party recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that would result to the Disclosing Party if any such Confidential Information is disclosed to a third party. Each Party hereby agrees that it and its Representatives shall use the Confidential Information solely for the purpose of evaluating the Possible Transaction and for no other purpose, that the Confidential Information will not be used in any way detrimental to the Disclosing Party, that the Confidential Information will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that the Receiving Party may disclose Confidential Information (i) to which the Disclosing Party gives its prior written consent, (ii) as permitted under Section 3 of this letter agreement, and (iii) to the Receiving Party’s Representatives who (A) need to know such information for the purpose of evaluating, negotiating or consummating the Possible Transaction, and (B) are advised of the terms of this letter agreement and are required by the Receiving Party to comply with the terms hereof to the same extent as if they were parties to this letter agreement. In any event, the Receiving Party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this letter agreement by it or any of its Representatives, and, at the Receiving Party’s sole expense, to take all reasonable measures to restrain itself and its Representatives from prohibited or unauthorized disclosure or use of Confidential Information.

(b) Without limiting the generality of the foregoing, Genmab further agrees that, without the prior written consent of the Company, it and its Representatives acting on its behalf or at its direction will not, directly

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or indirectly, share any Confidential Information with, or enter into any agreement, arrangement or understanding, or any discussions which would be reasonably expected to lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person (other than Genmab’s Representatives in accordance with the terms of this letter agreement or the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not Genmab or such other bidder may bid or offer for the Company or (ii) the price that Genmab or such other bidder may bid or offer for the Company.

(c) Genmab hereby acknowledges and agrees that it will not, without the prior written consent of the Company, enter into any agreement or arrangement that would restrict the ability of any debt financing source (including Morgan Stanley & Co. LLC) to provide debt financing to any person in connection with a transaction between the Company and such person similar to the Possible Transaction (except that the foregoing shall not be violated as a result of Genmab or any of its subsidiaries entering into customary “tree” arrangements with a debt financing source).

3. Permitted Disclosures.

(a) In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process (“Legal Process”) or by applicable statute, rule, regulation, stock exchange rule or other market or reporting system, or by governmental regulatory authorities (“Law”)) to disclose any Confidential Information, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement with respect to such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information to any tribunal, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Receiving Party is legally required to be disclosed, provided that the Receiving Party use its reasonable best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by reasonably cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further, that the Receiving Party shall promptly notify the Disclosing Party of (i) the Receiving Party’s determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. Notwithstanding anything herein to the contrary, no notice shall be required to be given in the event of disclosure of Confidential Information made in connection with routine inspections, examinations or inquiries by governmental agencies or regulatory or self-regulatory bodies with jurisdiction over the Receiving Party or its Representatives which are not specifically directed at the Disclosing Party, the Confidential Information or the Possible Transaction.

(b) Notwithstanding anything to the contrary in this letter agreement (including the foregoing paragraph), Genmab may disclose (a) any Discussion Information to the extent Genmab determines that such disclosure is required by any Market Abuse Regulation (“MAR”), provided, however, that (i) counsel must have advised the Party proposing to make the disclosure that such disclosure is required by MAR, (ii) such Party has notified and consulted with the Company prior to the disclosure to the extent feasible and (iii) the nature, scope and contents of such disclosure is limited to the minimum disclosure required by MAR as reasonably determined by Genmab and (b) Discussion Information to credit rating agencies to the extent reasonably required to facilitate receipt by Genmab of credit ratings in connection with the Possible Transaction and solely to the extent such credit rating agencies agree to keep such information confidential in accordance with their customary procedures; provided that, with respect to such credit rating agencies, Genmab will be responsible for any disclosure or unauthorized disclosure or use of any Discussion Information by such credit rating agencies that would constitute

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a breach of this letter agreement as if such credit rating agencies were a Representative of Genmab under this letter agreement.

4. Return and Destruction of Evaluation Material. At any time upon the request of the Disclosing Party in its sole discretion and for any reason, the Receiving Party will promptly (and in any case within ten (10) business days of the Disclosing Party’s request) (a) deliver, at the Receiving Party’s expense, to the Disclosing Party or, at the Receiving Party’s option, destroy, all Evaluation Material that was furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party (and any copies thereof), and (b) upon the request of the Disclosing Party, provide the Disclosing Party with written (email being sufficient) confirmation of the Receiving Party’s and its Representatives’ compliance with this Section 4; provided, however, that the Receiving Party and its Representatives (as applicable) shall be permitted to retain copies of Evaluation Material subject to the confidentiality and non-use obligations hereunder, as required by Law pursuant to the internal record retention policies of the Receiving Party or such Representative for legal, regulatory or compliance purposes; provided further that neither the Receiving Party nor any of its Representatives shall take any steps to access such retained Evaluation Material except to the extent permitted pursuant to Section 3 of this letter agreement. Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations and agreements hereunder.

5. No Solicitation. For a period of twelve (12) months from the date of this letter agreement, Genmab, to the extent legally permissible, agrees that it will not, and will cause its controlled affiliates and its Representatives acting on its behalf or at its direction to not, without the prior written consent of the Company, directly or indirectly, solicit for employment any employee of the Company (a) who holds the title of Vice President or higher of the Company or (b) with whom Genmab or any of its controlled affiliates or its Representatives acting on its behalf or at its direction first had substantive contact in connection with the Possible Transaction, provided that, (i) neither Genmab nor any of its controlled affiliates or its Representatives acting on its behalf or at its direction will be prohibited from making any general solicitation for employees not specifically directed at such persons and (ii) the foregoing restrictions will not apply to any such person whose employment with the Company has ceased at least six (6) months prior to commencement of employment discussions between Genmab (or its controlled affiliates or its Representatives acting on its behalf or at its direction) and such person.

6. Standstill. As of the date hereof, Genmab hereby represents and warrants to the Company that neither Genmab nor any of its controlled affiliates owns any securities of the Company; provided that, for purposes of the foregoing representation and warranty, neither Genmab nor any of its controlled affiliates shall be deemed to beneficially own any securities of the Company held by or behalf of any pension, employee benefit plan or trust of Genmab or its controlled affiliates, including (without limitation) any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company so long as such investments are directed by independent trustees, administrators or employees. Genmab agrees that, until the termination of the Standstill Period (as hereinafter defined), unless specifically invited in writing by the Board of Directors of the Company, neither Genmab nor any of its controlled affiliates will, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in:

(a) any acquisition of (i) any equity securities (or beneficial ownership thereof), or rights or options to acquire any equity securities (or beneficial ownership thereof) of Merus, or (ii) any assets, indebtedness or businesses of, Merus;

(b) any tender or exchange offer, merger or other business combination involving Merus or assets of Merus;

(c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Merus;

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(d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Merus;

(e) any action, whether alone or in concert with others, to seek or obtain representation on or to control or influence the management, the Board of Directors or the policies of Merus, to seek to advise or influence any person with respect to the voting of any voting securities of Merus or to obtain representation on the Board of Directors of Merus;

(f) the entry into any discussions or arrangements with, or any action to advise, assist, facilitate or encourage any third party, or any action to form, join or in any way participate in a group or otherwise act in concert with any person, in each case, with respect to any of the foregoing; or

(g) any action which would or would reasonably be expected to force Merus to make a public announcement regarding any of the types of matters set forth in the foregoing.

Genmab also agrees during such period not to request (in any manner that would reasonably be likely to cause Merus to disclose publicly) that Merus or any of its Representatives, directly or indirectly, amend or waive any provision of this Section 6 (including this sentence). Notwithstanding anything to the contrary herein, nothing in this Section 6 shall restrict Genmab or any of its controlled affiliates from making a confidential proposal to the Chief Executive Officer, Chief Operating Officer or the Board of Directors of the Company with respect to the Possible Transaction in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law.

For purposes of this Section 6, the “Standstill Period” shall mean the earliest of (i) one year from the date of this letter agreement; (ii) the execution of a final definitive agreement with respect to the Possible Transaction by the Company and Genmab or its affiliates; (iii) the execution of a final definitive agreement between the Company and any person or group other than Genmab or its affiliates, providing for (a) any acquisition of a majority of the voting securities of the Merus, (b) any acquisition of a majority of the consolidated assets of Merus or (c) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, pursuant to which such person or group will beneficially own a majority of the outstanding voting power of Merus or the surviving parent entity; or (iv) (a) any person or group, other than Merus, Genmab or its respective affiliates, commences or publicly announces its intention to commence a tender offer or exchange offer with respect to a majority of the voting securities of Merus or a proxy solicitation in which such person or group would acquire the ability to elect a majority of the Board of Directors of Merus that, in each case, is not otherwise in violation of this Section 6, and (b) Merus does not reject such proposal within ten business days of the announcement of such proposal or Merus publicly approves such proposal.

Notwithstanding anything to the contrary in this letter agreement, this Section 6 shall not apply to any investment in any securities of the Company by or behalf of any pension, employee benefit plan or trust of Genmab or its affiliates, including (without limitation) any investment in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of the Company so long as such investments are directed by independent trustees, administrators or employees who do not receive Evaluation Material or securities of the Company held, directly or indirectly, by a person acquired by Genmab or its affiliates after the date hereof; provided that such investment or acquisition was not designed to circumvent the covenants set forth in this Section 6 and will not result in any public disclosure by Genmab or any of its affiliates with respect to such securities unless such disclosure is required by applicable Law (in which case, the procedures set forth in Section 3 of this letter agreement shall apply).

7. Material Non-Public Information. Each Party acknowledges and agrees that it is aware (and that its respective Representatives are aware or, upon receipt of any Confidential Information, will be advised by it) that

Merus Confidential

(i) the Confidential Information being furnished to it or its respective Representatives may contain material, non-public information regarding the Company and (ii) the applicable securities laws prohibit any persons who have material, nonpublic information from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

8. No Representations or Warranties. Each Party understands, acknowledges and agrees that neither it nor any of its respective Representatives makes any representation or warranty of any kind, express or implied, including, but not limited to warranties of performance, merchantability and fitness for a particular purpose, as to the accuracy or completeness of the Evaluation Material, including any results obtained, opinions and impressions provided. Each Party agrees that neither Party nor any of its respective Representatives shall have any liability to the other Party or to any of its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. In no event will either Party or its respective employees be liable for any decision made or action taken in reliance on the information set out therein. Only those representations or warranties which are made in a final definitive agreement regarding the Possible Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. No Agreement. Each Party understands and agrees that no contract or agreement providing for the Possible Transaction shall be deemed to exist between the Parties unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with the Possible Transaction unless and until the Parties shall have entered into a final definitive agreement. Each Party also agrees that unless and until a final definitive agreement regarding the Possible Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to the Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. Each Party further acknowledges and agrees that (a) each Party reserves the right to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with the other Party at any time regarding the Possible Transaction, to withhold or not make available to the other Party or its Representatives any information, and (b) the Company reserves the right, in its sole discretion, to reject any and all proposals made by Genmab or any of its Representatives with regard to the Possible Transaction and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to Genmab or any other person).

10. No Waiver of Rights. It is understood and agreed that no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such Party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11. Remedies. Each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of this letter agreement by it or any of its respective Representatives and that each Party shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by of this letter agreement by a Party but shall be in addition to all other remedies available at law or equity to the non-breaching Party. Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. Each Party also agrees to reimburse the other Party for all costs incurred by such Party in connection with the enforcement of this letter agreement (including, without limitation, reasonable legal fees in connection with any litigation, including any appeal therefrom).

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12. Governing Law. This letter agreement is for the benefit of the Parties hereto and shall be governed by and construed in accordance with the Laws of the State of Delaware , without regard to the conflict of law provisions thereof that would result in the application of the Laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and the United States District Court for the District of the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each Party agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by mail to such Party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court). The language of the proceedings shall be English. Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Entire Agreement. This letter agreement contains the entire agreement between the Parties regarding its subject matter and supersedes all prior and contemporaneous agreements, understandings, arrangements and discussions, whether oral or written, between the Parties regarding such subject matter (including without limitation, the Mutual Confidentiality and Nondisclosure Agreement, effective as of 27 June 2022, between Genmab and the Company), and shall not be subsequently limited, modified or amended by any “clickthrough” agreement relating to the confidentiality of the Confidential Information or any other terms or conditions of use or confidentiality agreed to by either Party or its respective Representatives in connection with its or its Representatives’ access to any data site maintained in connection with the Possible Transaction.

14. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of each Party hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

15. Counterparts. This letter agreement may be signed by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

16. Severability. If any term, provision, covenant or restriction of this letter agreement is found to violate any Law or Legal Process or is otherwise ruled invalid, void or unenforceable by a governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation and replaced by a term, provision, covenant or restriction that is valid and enforceable and that as closely as practicable expresses the intention of such invalid, void or unenforceable term, provision, covenant or restriction.

17. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through direct communication with EVP, Chief Operating Officer, General Counsel, Peter B. Silverman, p.silverman@merus.nl and/or Chief Executive Officer, Sven (Bill) Lundberg, b.lundberg@merus.nl. Neither Genmab nor any of its Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including, without limitation, any director, officer, employee, customer, supplier, shareholder or creditor of the Company or any of its subsidiaries) in connection with the Possible Transaction without the Company’s prior written consent.

18. Assignment; Successors. Neither Party may assign this letter agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party. Any purported assignment of this letter agreement or the rights and obligations hereunder by in violation of the foregoing shall be null and void ab initio. This letter agreement shall be binding on and inure to the benefit of, and be enforceable by, each Party and their respective successors and assigns.

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19. No License. Nothing in this letter agreement shall be deemed to convey any ownership or grant any license to any Evaluation Material or any patent, copyright, trade secret, trademark, domain name or other intellectual property rights therein, whether directly or by implication, estoppel or otherwise.

20. Term. This letter agreement will terminate two (2) years from the date hereof; provided that nothing herein shall relieve either Party hereto from liability for any breach of this letter agreement occurring prior to such termination; provided further that with respect to any Evaluation Material which constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3) (provided that any such trade secrets shall be clearly and conspicuously identified as such prior to or at the time of disclosure to Genmab or its Representatives), the non-disclosure, confidentiality and non-use obligations of this letter agreement shall survive until such trade secret is no longer deemed to be a trade secret under applicable Law.

[Signature Page Follows]

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By our signature below, the Company agrees to be bound by the terms and conditions of this letter agreement. Please confirm your agreement to be bound by the terms and conditions of this letter agreement by having a duly authorized officer of your organization sign and return one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among Genmab and the Company.

Very truly yours,

MERUS N.V.

By:	/s/ Peter Silverman
	Name:	Peter Silverman
	Title:	EVP, Chief Operating Officer & General Counsel

CONFIRMED AND AGREED

as of the date written above:

GENMAB A/S

By:	/s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President & Chief Executive Officer

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Annex E

Merus N.V.

Uppsalalaan 17

3584 CT Utrecht

The Netherlands

For the attention of:

Bill Lundberg M.D.

President, Chief Executive Officer & Executive Director

September 21, 2025

Exclusivity Agreement

Ladies and Gentlemen:

Reference is hereby made to the letter, dated September 18, 2025 (the “Final Proposal”), from Genmab A/S (“Genmab” or “we”) addressed to Merus N.V. (the “Company”), relating to the revised non-binding indication of interest to acquire one hundred percent (100%) of the fully diluted share capital of the Company (such transaction, the “Proposed Transaction”) on the terms and conditions set forth in the Final Proposal. The parties hereto are entering into this letter agreement in good faith based on the terms set forth in the Final Proposal.

In connection with the Proposed Transaction, and in consideration of Genmab’s dedication of time and resources to the Proposed Transaction, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company hereby agrees that from the date of execution of this letter agreement through the earlier of (i) the execution of definitive agreements for the Proposed Transaction and (ii) 11:59 p.m. (New York City time) on September 26, 2025 (the “Exclusivity Period”), the Company will not, and will use reasonable best efforts to cause its controlled affiliates and its and their respective directors, officers, employees, agents, representatives and advisors not to, directly or indirectly: (a) solicit, initiate, discuss, respond to, knowingly facilitate or knowingly encourage any inquiry, proposal or offer (written or oral) from any person or entity (other than Genmab and its representatives) relating to, or that could reasonably be expected to lead to, (1) any acquisition, directly or indirectly, of more than 25% of the voting power of the outstanding equity interests in the Company, whether by merger, consolidation, recapitalization, business combination, share exchange, purchase, tender offer or otherwise, (2) any acquisition, sale, lease, license or other disposition, directly or indirectly, of all or a material portion of the consolidated assets of the Company and its subsidiaries, taken as a whole, or (3) any other business combination or similar transaction (including by merger, consolidation, recapitalization, business combination, share exchange, purchase, tender offer or otherwise) or any collaboration agreement, co-development agreement or other similar agreement, in each case, that would reasonably be expected to materially impede or materially delay a potential transaction between the Company and Genmab (each an “Acquisition Proposal”); (b) participate in any discussions, conversations, negotiations or other communications with, or provide any non-public information to, any person or entity (other than Genmab and its representatives) regarding any Acquisition Proposal; or (c) enter into any contract, agreement, arrangement or understanding (whether oral or written) with any person (other than Genmab and its representatives) relating to an Acquisition Proposal; provided that the Exclusivity Period shall automatically be extended to 11:59 p.m. (New York City time) on September 28, 2025, if on September 26, 2025, Genmab is diligently working in good faith to execute definitive documentation relating to the Proposed Transaction.

The Company will immediately (i) cease any existing activities, discussions or negotiations in connection with or in furtherance of any of the activities prohibited by the foregoing paragraph with any person or entity with respect to an Acquisition Proposal (other than Genmab and its representatives) and (ii) terminate access to any non-public information of the Company and its controlled affiliates relating to an Acquisition Proposal, including terminating access to any physical or online data room (for other than Genmab and its representatives). The Company shall be liable for any breach of any provision of this letter agreement by any of the Company’s controlled affiliates or its or their respective directors, officers, employees, agents, representatives or advisors.

All information contained herein or related to the contents of this letter agreement, including the existence of this letter agreement, shall be deemed to be “Evaluation Material” (as defined in the Confidentiality Agreement, dated August 20, 2025, between the Company and Genmab (the “Confidentiality Agreement”)).

Except as otherwise provided in this letter agreement, this letter agreement does not constitute a legally binding commitment or obligation on the part of Genmab, the Company or any of their respective affiliates with respect to the Proposed Transaction and, except as provided herein, nothing contained herein shall create any liability or any obligation on the part of any of the parties hereto with respect thereto. Except as set forth herein or in the Confidentiality Agreement, any legally binding agreement or commitment with respect to the Proposed Transaction will be contained only in definitive agreements in respect of such transaction and will be effective only upon execution and delivery of such agreements by the parties thereto.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction, and each of the Company and Genmab hereby agrees that any dispute between them shall be resolved exclusively in the Court of Chancery of the State of Delaware, or, if such court does not have jurisdiction, any other state or federal court located in the State of Delaware, and hereby irrevocably accepts and submits to such jurisdiction.

This letter agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party.

This letter agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior representations, discussions, undertakings and agreements, whether oral or written, by or between the parties to the extent they relate in any way to the subject matter hereof. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon the parties unless approved in writing by the parties.

This letter agreement may be executed in counterparts (including by facsimile or portable document format (.pdf) signature pages), each of which shall be deemed to be an original and both of which, taken together, shall constitute one and the same document.

(signature page follows)

Please indicate your acceptance of and agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

Sincerely,

GENMAB A/S

By:	/s/Anthony Pagano
Name: Anthony Pagano
Title: Chief Financial Officer

Accepted, Acknowledged and

Agreed as of the date first above written:

MERUS N.V.

By:	/s/ Peter Silverman
Name: Peter Silverman
Title: EVP, COO, GC

[Exclusivity Agreement Signature Page]

Annex F-1

AKTE VAN STATUTENWIJZIGING

MERUS N.V.

Heden, [●] tweeduizend [●], verscheen voor mij, [●], notaris te [●]:

[●].

De comparant verklaarde dat de algemene vergadering van Merus N.V., een naamloze vennootschap, statutair gevestigd te Utrecht (adres: 3584 CT Utrecht, Uppsalalaan 17, handelsregisternummer: 30189136) (de “Vennootschap”), gehouden op [●] december tweeduizend vijfentwintig (de “Vergadering”), onder meer besloten heeft om de statuten van de Vennootschap (de “Statuten”) te wijzigen zoals hieronder weergegeven.

Een kopie van een uittreksel van de notulen waarin voornoemd besluit van de Vergadering is opgenomen (het “Uittreksel”) zal aan deze akte worden gehecht als bijlage.

De Statuten zijn laatstelijk gewijzigd bij akte verleden op negenentwintig juli tweeduizend vierentwintig voor een waarnemer van Paul Cornelis Simon van der Bijl, notaris te Amsterdam.

Ter uitvoering van voornoemd besluit tot statutenwijziging verklaarde de comparant de Statuten bij deze als volgt te wijzigen:

I.	Artikel 4 lid 1 komt als volgt te luiden:

“4.1	Het maatschappelijk kapitaal van de Vennootschap bedraagt achttien miljoen negenhonderdduizend euro en negen eurocent (EUR 18.900.000,09).”

II.	Artikel 4 lid 2 komt als volgt te luiden:

“4.2	Het maatschappelijk kapitaal is verdeeld in:

a.	tweehonderd tien miljoen (210.000.000) gewone aandelen; en

b.	één (1) preferent aandeel,

elk met een nominaal bedrag van negen eurocent (EUR 0,09).”

III.	Een nieuw Artikel 35 wordt toegevoegd dat als volgt komt te luiden:

“OVERGANGSBEPALING

Artikel 35

Op het moment dat het geplaatste kapitaal van de Vennootschap toeneemt tot een bedrag van ten minste zeventien miljoen éénhonderdduizend euro (EUR 17.100.000):

a.

neemt het maatschappelijk kapitaal van de Vennootschap zoals omschreven in Artikel 4.1 onmiddellijk en automatisch toe tot een bedrag van zesenzeventig miljoen negenhonderd vijftigduizend euro en negen eurocent (EUR 76.950.000,09); en

b.	wordt de samenstelling van het maatschappelijk kapitaal van de Vennootschap zoals omschreven in Artikel 4.2 zodanig aangepast, dat het onmiddellijk en automatisch wordt verdeeld in:

i.	achthonderd vijfenvijftig miljoen (855,000,000) gewone aandelen; en

ii.	één (1) preferent aandeel,

elk met een nominaal bedrag van negen eurocent (EUR 0,09).”

F-1-1

SLOTVERKLARINGEN

De comparant verklaarde ten slotte als volgt dat:

A.	het geplaatste kapitaal van de Vennootschap op het moment van het verlijden van deze akte [●] euro en [●] eurocent (EUR [●]) bedraagt; en

B.	zoals blijkt uit het Uittreksel, de comparant gemachtigd is om deze akte te doen verlijden.

De comparant is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.

Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.

F-1-2

Annex F-2

This is a translation into English of the official Dutch version of the deed of amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION

MERUS N.V.

On this day, the [●] day of [●] two thousand and [●], appeared before me, [●], civil law notary in [●]:

[●].

The person appearing declared that the general meeting of Merus N.V., a public limited liability company, having its corporate seat in Utrecht (address: 3584 CT Utrecht, Uppsalalaan 17, trade register number: 30189136) (the “Company”), held on the [●] day of December two thousand and twenty-five (the “Meeting”), resolved, among other matters, to amend the Company’s articles of association (the “Articles of Association”) as set out below.

A copy of an extract of the minutes reflecting the above-mentioned resolution of the Meeting (the “Extract”) shall be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on twenty-ninth day of July two thousand and twenty-four before a deputy of Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam.

In order to carry out the above-mentioned resolution to amend the Articles of Association, the person appearing declared hereby to amend the Articles of Association as set out below:

I.	Article 4 paragraph 1 shall come to read as follows:

“4.1	The Company’s authorised share capital amounts to eighteen million nine hundred thousand euro and nine eurocents (EUR 18,900,000.09).”

II.	Article 4 paragraph 2 shall come to read as follows:

“4.2	The authorised share capital is divided into:

a.	two hundred and ten million (210,000,000) common shares; and

b.	one (1) preferred share,

each having a nominal value of nine eurocents (EUR 0.09).”

III.	A new Article 35 is added which shall come to read as follows:

“TRANSITIONAL PROVISION

Article 35

Upon the Company’s issued share capital increasing to an amount of at least seventeen million one hundred thousand euro (EUR 17,100,000):

a.

the Company’s authorised share capital described in Article 4.1 shall immediately and automatically increase to an amount of seventy-six million nine hundred and fifty thousand euro and nine eurocents (EUR 76,950,000.09); and

F-2-1

b.	the composition of the authorised share capital described in Article 4.2 shall immediately and automatically be adjusted, such that the authorised share capital shall be divided into:

i.	eight hundred and fifty-five million (855,000,000) common shares; and

ii.	one (1) preferred share,

each having a nominal value of nine eurocents (EUR 0.09).”

FINAL STATEMENTS

Finally, the person appearing declared that:

A.	at the time of execution of this Deed the Company’s issued share capital amounts to [●] euro and [●] eurocent (EUR [●]); and

B.	as evidenced by the Extract, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

F-2-2

Annex G-1

AKTE VAN OMZETTING EN STATUTENWIJZIGING

MERUS N.V.

Heden, ~~negenentwintig juli~~[●] tweeduizend ~~vierentwintig~~[●], verscheen voor mij, ~~Sanne Florentine Mesu, kandidaat-notaris, hierna te noemen “notaris”, als waarnemer van Paul Cornelis Simon van der Bijl~~[● ], notaris te ~~Amsterdam~~[● ]:

~~Leanne Meurs, geboren te Stad Delden op zeventien februari negentienhonderdzesennegentig, werkzaam ten kantore van NautaDutilh N.V. te Beethovenstraat 400, 1082 PR Amsterdam.~~

[●].

De comparant verklaarde dat de algemene vergadering van ~~aandeelhouders van~~ Merus N.V., een naamloze vennootschap, statutair gevestigd te Utrecht (adres: 3584 CT Utrecht, Uppsalalaan ~~13, 3e en 4e verdieping~~17, handelsregisternummer: 30189136) (de “Vennootschap”), ~~in een algemene vergadering van aandeelhouders~~ gehouden op ~~zeven mei~~[●] december tweeduizend ~~vierentwintig~~vijfentwintig (de “Vergadering”), onder meer besloten heeft om de Vennootschap om te zetten in een besloten vennootschap met beperkte aansprakelijkheid en de statuten van de Vennootschap (de “Statuten”) te wijzigen.

Een kopie van een uittreksel van de notulen waarin ~~de besluiten~~voornoemd besluit van de Vergadering ~~zijn~~is opgenomen (het “Uittreksel”) zal aan deze akte worden gehecht als bijlage.

De Statuten zijn laatstelijk gewijzigd bij akte verleden op ~~zeven mei~~[●] tweeduizend ~~vierentwintig voor een waarnemer van Paul Cornelis Simon van der Bijl, voornoemd~~[●] voor [●], notaris te [●].

Ter uitvoering van voornoemd besluit tot omzetting en statutenwijziging verklaarde de comparant de Vennootschap bij deze om te zetten in een besloten vennootschap met beperkte aansprakelijkheid en de Statuten bij deze als volgt ~~algeheel~~ te wijzigen:

STATUTEN

DEFINITIES EN INTERPRETATIE

Artikel 1

1.1	In deze statuten gelden de volgende definities:

~~€STR~~	~~De Euro short-term rate gepubliceerd door de Europese Centrale Bank (of een andere referentierentevoet die door de Europese Centrale Bank of de Nederlandsche Bank is aangewezen ter vervanging van de Euro short-term rate).~~

Afhankelijke Maatschappij	Een afhankelijke maatschappij van de Vennootschap zoals bedoeld in artikel 2:~~152~~262 BW.

Algemene Vergadering	De algemene vergadering van ~~aandeelhouders van~~ de Vennootschap.

Artikel	Een artikel van deze statuten.

Bestuur	Het bestuur van de Vennootschap.

Bestuurder	Een lid van het Bestuur.

Bestuursreglement	Het reglement van het Bestuur, zoals vastgesteld door het Bestuur.

G-1-1

BW	Het Nederlandse Burgerlijk Wetboek.

CEO	De chief executive officer van de Vennootschap.

Dochtermaatschappij

Een dochtermaatschappij van de Vennootschap zoals bedoeld in artikel 2:24a BW, waaronder begrepen:

i.   een rechtspersoon waarin de Vennootschap of een of meer van haar Dochtermaatschappijen, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de stemrechten in de algemene vergadering kunnen uitoefenen; en

ii.  een rechtspersoon waarvan de Vennootschap of een of meer van haar Dochtermaatschappijen lid of aandeelhouder zijn en, al dan niet krachtens overeenkomst met andere stemgerechtigden, alleen of samen meer dan de helft van de bestuurders of van de commissarissen kunnen benoemen of ontslaan, ook indien alle stemgerechtigden stemmen.

~~EURIBOR~~	~~De EURIBOR rente, zoals bekendgemaakt door Thomson Reuters of door een ander door het Bestuur gekozen instelling, voor leningen met een looptijd van drie, zes, negen of twaalf maanden, afhankelijk van welke rente het hoogste rekenkundig gemiddelde kende over het betreffende boekjaar (of het betreffende deel daarvan) waarover de betreffende uitkering wordt gedaan, doch nimmer minder dan nul procent.~~

Gevrijwaarde Functionaris	Een huidige of voormalige Bestuurder en een zodanige andere huidige of voormalige functionaris of werknemer van de Vennootschap of haar Groepsmaatschappijen als aangewezen door het Bestuur.

Groepsmaatschappij	Een rechtspersoon of vennootschap waarmee de Vennootschap organisatorisch is verbonden in een economische eenheid zoals bedoeld in artikel 2:24b BW.

Grootaandeelhouder	Een aandeelhouder die ten minste vijfenzeventig procent (75%) van het geplaatste en uitstaande kapitaal van de Vennootschap houdt.

Niet Uitvoerende Bestuurder	Een niet uitvoerende Bestuurder.

Ondernemingskamer	De ondernemingskamer van het gerechtshof Amsterdam.

Ondernemingsraad

De ondernemingsraad van de onderneming van de Vennootschap of van de onderneming van een Afhankelijke Maatschappij, met dien verstande dat:

a.  indien er meer dan één ondernemingsraad is, de bevoegdheden van de Ondernemingsraad volgens deze statuten door deze raden afzonderlijk worden uitgeoefend, behalve dat als sprake is van een voordracht als bedoeld in Artikel ~~16.4~~15.4 de bevoegdheden van de Ondernemingsraad onder die bepaling door deze raden gezamenlijk worden uitgeoefend; en

b.  indien voor de betrokken onderneming of ondernemingen een centrale ondernemingsraad is ingesteld, de bevoegdheden van de Ondernemingsraad volgens deze statuten toekomen aan de centrale ondernemingsraad.

G-1-2

~~Preferente Rente~~	~~Het rekenkundig gemiddelde, berekend over het boekjaar (of het betreffende deel daarvan) waarover een uitkering op preferente aandelen wordt gedaan, van de betreffende EURIBOR rente of de €STR (zoals bepaald door het Bestuur), in elk geval vermeerderd met een marge van niet meer dan vijfhonderd basispunten (500bps) die steeds door het Bestuur zal worden bepaald wanneer, of voordat, preferente aandelen worden uitgegeven zonder dat preferente aandelen reeds deel uitmaken van het geplaatste kapitaal van de Vennootschap.~~

~~Preferente Uitkering~~

~~Een uitkering op de preferente aandelen ten bedrage van de Preferente Rente berekend over het totale bedrag dat is gestort op die preferente aandelen, waarbij:~~

~~i.   enig bedrag dat op die preferente aandelen is gestort (waaronder begrepen als gevolg van een uitgifte van preferente aandelen) tijdens het boekjaar (of het betreffende deel daarvan) waarover de uitkering wordt gedaan slechts zal worden meegewogen naar evenredigheid van het aantal dagen dat is verstreken tijdens dat boekjaar (of het betreffende deel daarvan) nadat de storting plaats vond op die preferente aandelen;~~

~~ii.  enige vermindering van het totale bedrag dat op preferente aandelen is gestort tijdens een boekjaar (of het betreffende deel daarvan) waarover de uitkering wordt gedaan slechts zal worden meegewogen naar evenredigheid van het aantal dagen dat is verstreken tijdens dat boekjaar (of het betreffende deel daarvan) totdat die vermindering plaats vond; en~~

~~iii.   indien de uitkering wordt gedaan over een deel van een boekjaar, het bedrag van de uitkering evenredig zal zijn aan het aantal dagen dat is verstreken tijdens dat deel van het boekjaar.~~

~~Registratiedatum~~	~~De dag van registratie voor een Algemene Vergadering zoals bij wet bepaald.~~

~~Soortvergadering~~	~~De vergadering van houders van aandelen van een bepaalde soort.~~

Uitvoerende Bestuurder	Een uitvoerende Bestuurder.

Vennootschap	De vennootschap waarop deze statuten betrekking hebben.

Vergadergerechtigde	Een aandeelhouder~~,~~ of een vruchtgebruiker of pandhouder met stemrecht ~~of een houder van met medewerking van de Vennootschap uitgegeven certificaten van aandelen~~.

Vergaderrecht	Met betrekking tot de Vennootschap, ~~de rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen, waaronder begrepen het recht om een Algemene Vergadering bij te wonen en daarin het woord te voeren~~het vergaderrecht in de zin van artikel 2:227 lid 1 BW.

Volstrekte Meerderheid	Meer dan de helft van de uitgebrachte stemmen.

Voorzitter	De voorzitter van het Bestuur.

1.2	Tenzij de context anders vereist, zijn verwijzingen naar “aandelen” of “aandeelhouders” ~~zonder nadere aanduiding~~ naar aandelen ~~van iedere soort~~zonder aanduiding respectievelijk de houders daarvan.

G-1-3

1.3	Verwijzingen naar wettelijke bepalingen zijn naar die bepalingen zoals ze van tijd tot tijd zullen gelden.

1.4	In het enkelvoud gedefinieerde begrippen hebben een soortgelijke betekenis in het meervoud.

1.5	Woorden die een geslacht aanduiden omvatten ieder ander geslacht.

1.6	Tenzij de wet anders vereist, omvat het begrip “schriftelijk” het gebruik van elektronische communicatiemiddelen.

1.7

Verwijzingen naar “uitstaande” aandelen zijn naar aandelen die deel uitmaken van het geplaatste kapitaal van de Vennootschap en die niet door de Vennootschap of door een Dochtermaatschappij worden gehouden.

NAAM, STATUTAIRE ZETEL EN STRUCTUURREGIME

Artikel 2

2.1	De Vennootschap is een ~~naamloze~~besloten vennootschap met beperkte aansprakelijkheid en is genaamd Merus ~~N~~B.V.

2.2	De Vennootschap heeft haar statutaire zetel te Utrecht.

2.3	Op de Vennootschap is het bepaalde in de artikelen 2:~~158~~268 tot en met 2:~~162~~274a BW, met uitzondering van de artikelen 2:272 en 2:~~164~~274a lid 2 BW, van het gemitigeerde structuurregime van toepassing.

DOELSOMSCHRIJVING

Artikel 3

De Vennootschap heeft ten doel:

a.	het ontwikkelen van producten en diensten op het gebied van biotechnologie;

b.	het financieren van Groepsmaatschappijen en derden;

c.

het lenen, uitlenen en werven van gelden, waaronder begrepen het uitgeven van obligaties, schuldbrieven of andere financiële instrumenten of waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

d.	het verstrekken van adviezen en het verlenen van diensten aan Groepsmaatschappijen en derden;

e.

het verstrekken van garanties, het verbinden van de Vennootschap, het stellen van zekerheden, het zich op andere wijze sterk maken en het zich hoofdelijk of anderszins verbinden voor verplichtingen van Groepsmaatschappijen of derden;

f.	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op deelnemingen in andere rechtspersonen, (personen)vennootschappen en ondernemingen;

g.	het verkrijgen, vervreemden, bezwaren, beheren en exploiteren van registergoederen en van goederen in het algemeen;

h.	het verhandelen van valuta, effecten en goederen in het algemeen;

i.	het ontwikkelen en verhandelen van patenten, merkrechten, licenties, know-how en andere rechten van industriële eigendom; en

j.

het verrichten van alle soorten industriële, financiële en commerciële activiteiten, en al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

G-1-4

AANDELEN - ~~MAATSCHAPPELIJK~~ KAPITAAL EN CERTIFICATEN

Artikel 4

4.1	Het ~~maatschappelijk~~ kapitaal van de Vennootschap ~~bedraagt achttien miljoen negenhonderdduizend euro (EUR 18.900.000,00).~~

bestaat uit één of meer aandelen. Elk aandeel heeft ~~4.2 Het maatschappelijk kapitaal is verdeeld in:~~

~~b.~~	~~éénhonderdvijf miljoen (105.000.000) gewone aandelen; en~~

~~c.~~	~~éénhonderdvijf miljoen (105.000.000) preferente aandelen,~~

~~elk met~~ een nominaal bedrag van negen eurocent (EUR 0,09).

4.2	Aan certificaten van aandelen is geen Vergaderrecht verbonden

~~4.3~~

~~Het Bestuur kan besluiten om een of meer aandelen te splitsen in een zodanig aantal onderaandelen als bepaald door het Bestuur. Tenzij anders aangegeven, vinden de bepalingen van deze statuten over aandelen en aandeelhouders overeenkomstige toepassing op onderaandelen respectievelijk de houders daarvan.~~

~~4.4~~	~~De Vennootschap mag haar medewerking verlenen aan een uitgifte van certificaten van aandelen in haar kapitaal.~~

AANDELEN - VORM VAN AANDELEN EN AANDEELHOUDERSREGISTER

Artikel 5

5.1

Alle aandelen luiden op naam en zijn ~~per soort~~ doorlopend genummerd van 1 af. ~~De Vennootschap mag aandeelbewijzen afgeven voor aandelen op naam in een door het Bestuur goedgekeurde vorm. Iedere Bestuurder is bevoegd om een dergelijk aandeelbewijs namens de Vennootschap te ondertekenen.~~

5.2

Het Bestuur houdt een register waarin de namen en adressen van alle houders van aandelen en alle houders van een recht van vruchtgebruik of pandrecht op die aandelen zijn opgenomen. Het register vermeldt ook de andere gegevens die in het register moeten worden opgenomen op grond van het toepasselijke recht. ~~Een gedeelte van het register mag buiten Nederland gehouden worden ter voldoening aan de aldaar geldende wetgeving of ingevolge beursvoorschriften.~~

5.3

Aandeelhouders, vruchtgebruikers en pandhouders verschaffen het Bestuur tijdig de nodige gegevens. De gevolgen van het niet of onjuist verschaffen van die gegevens zijn voor risico van de betreffende partij.

5.4	Alle kennisgevingen mogen aan aandeelhouders, vruchtgebruikers en pandhouders worden verzonden aan hun respectieve adressen zoals opgenomen in het register.

AANDELEN - UITGIFTE

Artikel 6

6.1

De Vennootschap kan ~~aandelen uitgeven~~slechts ingevolge een besluit van de Algemene Vergadering ~~of van een ander vennootschapsorgaan dat daartoe bij besluit van de Algemene Vergadering voor een bepaalde duur van ten hoogste vijf jaren is aangewezen. Bij de aanwijzing moet zijn bepaald hoeveel aandelen mogen worden uitgegeven. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken. Zolang en voor zover een ander vennootschapsorgaan bevoegd is te besluiten om aandelen uit te geven, is de Algemene Vergadering daartoe niet bevoegd.~~aandelen uitgeven. De Algemene Vergadering kan haar bevoegdheid hiertoe overdragen aan een ander orgaan en kan deze overdracht herroepen.

6.2

Artikel 6.1 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

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6.3	De Vennootschap ~~mag~~kan geen eigen aandelen nemen.

AANDELEN - VOORKEURSRECHT

Artikel 7

7.1

Iedere houder van ~~gewone~~ aandelen heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke bedrag van zijn ~~gewone~~ aandelen. ~~Aan preferente aandelen is geen voorkeursrecht verbonden.~~

7.2	In afwijking van Artikel 7.1 hebben houders van ~~gewone~~ aandelen geen voorkeursrecht op~~:~~

aandelen die worden uitgegeven ~~a. preferente aandelen;~~

~~b.~~	~~aandelen die worden uitgegeven tegen inbreng anders dan in geld; of~~

~~c.~~	~~aandelen die worden uitgegeven~~ aan werknemers van de Vennootschap of van een Groepsmaatschappij.

7.3

De Vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend, aan in ~~de Staatscourant en in een landelijk verspreid dagblad, tenzij de aankondiging~~een schriftelijke mededeling aan alle aandeelhouders ~~schriftelijk geschiedt~~ aan het door hen opgegeven adres.

7.4	Het voorkeursrecht kan worden uitgeoefend gedurende ten minste ~~twee~~vier weken na de dag van ~~aankondiging in de Staatscourant of na de verzending van~~ de aankondiging aan de aandeelhouders.

7.5

Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van de Algemene Vergadering of van het ~~aangewezen vennootschapsorgaan zoals bedoeld in Artikel 6.1, indien dit vennootschapsorgaan daartoe bij besluit van~~orgaan waaraan de Algemene Vergadering ~~voor een bepaalde duur van ten hoogste vijf jaren is aangewezen. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken~~haar bevoegdheid bedoeld in de eerste volzin van Artikel 6.1 heeft overgedragen. Zolang en voor zover een ander ~~vennootschapsorgaan~~orgaan bevoegd is te besluiten om het voorkeursrecht te beperken of uit te sluiten, is de Algemene Vergadering daartoe niet bevoegd.

~~7.6~~

~~Voor een besluit van de Algemene Vergadering tot beperking of uitsluiting van het voorkeursrecht of tot aanwijzing zoals bedoeld in Artikel 7.5 is een meerderheid van ten minste twee derden der uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.~~

~~7.7~~7.6

De voorgaande bepalingen van dit Artikel 7 zijn van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen~~, maar zijn niet van toepassing op het uitgeven van aandelen~~. Aandeelhouders hebben echter geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

AANDELEN - STORTING

Artikel 8

~~8.1~~

~~Onverminderd het bepaalde in Artikel 8.2, moet bij het nemen van het aandeel daarop het nominale bedrag worden gestort alsmede, indien het aandeel voor een hoger bedrag wordt genomen, het verschil tussen die bedragen. Bedongen kan worden dat een deel, ten hoogste drie vierden, van het nominale bedrag van een preferent aandeel eerst behoeft te worden gestort nadat de Vennootschap het zal hebben opgevraagd. De Vennootschap zal een redelijke termijn van ten minste een maand in acht nemen voor het opvragen van een dergelijke storting.~~

~~8.2~~

~~Aan hen die zich in hun beroep belasten met het voor eigen rekening plaatsen van aandelen, is het toegestaan om bij overeenkomst op de door hen genomen aandelen minder te storten dan het nominale bedrag, mits ten minste vierennegentig procent (94%) van dit bedrag uiterlijk bij het nemen van de aandelen in geld wordt gestort.~~

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~~8.3~~8.1	Storting op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen.

~~8.4~~8.2

Storting in een ~~valuta anders~~andere geldeenheid dan in euro kan slechts geschieden met toestemming van de Vennootschap. Met een dergelijke storting wordt aan de stortingsplicht voldaan voor het bedrag waartegen het gestorte bedrag vrijelijk in euro kan worden gewisseld. ~~Onverminderd de laatste zin van artikel 2:80a lid 3 BW,~~Bepalend is de wisselkoers op de dag van de storting ~~bepalend~~.

AANDELEN - ~~STEUNVERBOD~~VERKRIJGING VAN EIGEN AANDELEN

Artikel 9

~~9.1~~

~~De Vennootschap mag niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal of van certificaten daarvan, zekerheid stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden. Dit verbod geldt ook voor Dochtermaatschappijen.~~

~~9.2~~

~~De~~9.1 Het Bestuur beslist over de verkrijging door de Vennootschap ~~en haar Dochtermaatschappijen mogen niet, met het oog op het nemen of verkrijgen door anderen~~ van aandelen in het kapitaal van de Vennootschap ~~of van certificaten daarvan, leningen verstrekken, tenzij het Bestuur daartoe besluit en met inachtneming van artikel 2:98c BW.~~

.~~9.3~~

~~De voorgaande bepalingen van dit Artikel 9 gelden niet, indien aandelen of certificaten van aandelen worden genomen of verkregen door of voor werknemers in dienst van de Vennootschap of van een Groepsmaatschappij.~~

~~AANDELEN - VERKRIJGING VAN EIGEN AANDELEN~~

~~Artikel 10~~

~~10.1~~	Verkrijging door de Vennootschap van niet volgestorte aandelen in haar kapitaal is nietig.

~~10.2~~9.2

Volgestorte eigen aandelen mag de Vennootschap slechts verkrijgen om niet of indien en voor zover ~~de Algemene Vergadering het Bestuur daartoe heeft gemachtigd en overigens~~ is voldaan aan de betreffende wettelijke vereisten van artikel 2:~~98~~207 BW.

~~10.3~~

~~Een machtiging zoals bedoeld in Artikel 10.2 geldt voor ten hoogste achttien maanden. De Algemene Vergadering bepaalt in de machtiging hoeveel aandelen mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen. De machtiging is niet vereist, voor de verkrijging door de Vennootschap van eigen gewone aandelen om, krachtens een voor hen geldende regeling, over te dragen aan werknemers in dienst van de Vennootschap of van een Groepsmaatschappij, mits die gewone aandelen zijn opgenomen in de prijscourant van een beurs.~~

~~10.4~~9.3

Onverminderd het bepaalde in de Artikelen ~~10.1 tot~~9.1 en ~~met 10.3~~9.2, mag de Vennootschap eigen aandelen verkrijgen tegen betaling in geld of in natura. Ingeval van betaling in natura, dient de waarde daarvan, zoals bepaald door het Bestuur, ~~binnen de door de Algemene Vergadering bepaalde grenzen te liggen zoals bedoeld in Artikel 10.3~~in aanmerking te worden genomen om te bepalen of en voor zover is voldaan aan de betreffende wettelijke vereisten van artikel 2:207 BW.

~~10.5~~9.4	De voorgaande bepalingen van dit ~~Artikel 10~~Artikel 9 gelden niet voor aandelen die de Vennootschap onder algemene titel verkrijgt.

~~10.6~~9.5	Onder het begrip aandelen in dit ~~Artikel 10~~Artikel 9 zijn certificaten daarvan begrepen.

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AANDELEN - KAPITAALVERMINDERING

Artikel ~~11~~10

~~11.1~~10.1

De Algemene Vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de Vennootschap door intrekking van aandelen of door het bedrag van aandelen bij statutenwijziging te verminderen. In dit besluit moeten de aandelen waarop het besluit betrekking heeft, worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

~~11.2~~10.2	Een besluit tot intrekking van aandelen kan slechts betreffen~~:~~

~~a.~~	aandelen die de Vennootschap zelf houdt of waarvan zij de certificaten houdt~~; en~~ . In andere gevallen kan slechts tot intrekking worden besloten met instemming van de betrokken aandeelhouders.

~~b.~~

~~alle preferente aandelen met terugbetaling van de daarop gestorte bedragen, mits onmiddellijk voorafgaand aan het van kracht worden van die intrekking op die preferente aandelen, voor zover toegestaan onder de Artikelen 30.1 en 30.2, een uitkering wordt gedaan naar evenredigheid van de op die preferente aandelen gestorte bedragen, voor een totaalbedrag gelijk aan:~~

~~i.~~

~~het totaal van alle Preferente Uitkeringen (of delen daarvan) over de boekjaren voorafgaand aan het boekjaar waarin de intrekking geschiedt, voor zover die uitgekeerd hadden moeten worden, maar nog niet uitgekeerd zijn, zoals omschreven in Artikel 32.1; en~~

~~ii.~~	~~de Preferente Uitkering berekend met betrekking tot het deel van het boekjaar waarin de intrekking geschiedt, voor het aantal dagen dat tijdens dat deel van het boekjaar is verstreken.~~

~~11.3~~

~~Voor een besluit van de Algemene Vergadering tot kapitaalvermindering is een meerderheid van ten minste twee derden der uitgebrachte stemmen vereist, indien minder dan de helft van het geplaatste kapitaal in de vergadering is vertegenwoordigd.~~

~~11.4~~

~~Indien een besluit van de Algemene Vergadering tot kapitaalvermindering betrekking heeft op preferente aandelen, is voor dat besluit altijd een voorafgaand of gelijktijdig goedkeurend besluit vereist van de Soortvergadering van preferente aandelen.~~

AANDELEN - VEREISTEN VOOR UITGIFTE EN LEVERING

Artikel ~~12~~11

~~12.1~~

~~Tenzij Nederlands recht anders bepaalt of toelaat, is voor de uitgifte of levering van een aandeel vereist een daartoe bestemde akte alsmede, in geval van een levering en behoudens in het geval dat de Vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de Vennootschap van de levering.~~

11.1

Voor de uitgifte of levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

~~12.2~~11.2	De erkenning geschiedt in de akte, of anderszins zoals wettelijk bepaald.

~~12.3~~

~~Zolang gewone aandelen zijn toegelaten tot de handel op de New York Stock Exchange, de NASDAQ Stock Market of een andere gereglementeerde effectenbeurs die in de Verenigde Staten van Amerika wordt geëxploiteerd, wordt het goederenrechtelijke regime van de gewone aandelen die zijn opgenomen in het register dat door de betreffende transfer agent wordt bijgehouden, beheerst door het recht van de Staat New York, Verenigde Staten van Amerika.~~

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AANDELEN - VRUCHTGEBRUIK EN PANDRECHT

Artikel ~~13~~12

~~13.1~~12.1	Op aandelen kan een vruchtgebruik of pandrecht worden gevestigd. ~~De vestiging van een pandrecht op preferente aandelen vereist de voorafgaande goedkeuring van het Bestuur.~~

~~13.2~~12.2	De betreffende aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of pandrecht is gevestigd.

~~13.3~~	~~In afwijking van Artikel 13.2:~~

~~a.~~

12.3 In afwijking van Artikel 12.2, komt het stemrecht toe aan de vruchtgebruiker of pandhouder van ~~gewone~~ aandelen, indien zulks bij de vestiging van het vruchtgebruik of pandrecht is bepaald~~; en~~ of nadien schriftelijk tussen de aandeelhouder en de vruchtgebruiker of pandhouder is overeengekomen.

~~b.~~

~~komt het stemrecht toe aan de vruchtgebruiker of pandhouder van preferente aandelen, indien zulks bij de vestiging van het vruchtgebruik of pandrecht is bepaald en de bepaling is goedgekeurd door het Bestuur.~~

~~13.4~~12.4

Aandeelhouders die vanwege een vruchtgebruik of pandrecht geen stemrecht hebben en vruchtgebruikers en pandhouders die stemrecht hebben, hebben Vergaderrecht. De vruchtgebruiker en pandhouder die geen stemrecht heeft, heeft geen Vergaderrecht.

AANDELEN - ~~BLOKKERINGSREGELING~~GEEN OVERDRACHTSBEPERKINGEN

Artikel ~~14~~13

13.1	De overdraagbaarheid van aandelen is door deze statuten niet beperkt in de zin van artikel 2:195 BW.

~~14.1~~

~~Een overdracht van preferente aandelen vereist de voorafgaande goedkeuring van het Bestuur. Een aandeelhouder die preferente aandelen wil overdragen dient eerst het Bestuur om goedkeuring te verzoeken. Een overdracht van gewone aandelen is niet onderhevig aan deze statutaire blokkeringsregeling.~~

~~14.2~~

~~Een overdracht van de preferente aandelen waarop het verzoek tot goedkeuring betrekking heeft, dient plaats te vinden binnen drie maanden nadat de goedkeuring door het Bestuur is verleend of wordt geacht te zijn verleend op grond van Artikel 14.3.~~

~~14.3~~	~~De goedkeuring wordt geacht door het Bestuur te zijn verleend:~~

~~a.~~	~~indien het Bestuur geen besluit heeft genomen om de goedkeuring te verlenen of te weigeren binnen drie maanden nadat de Vennootschap het verzoek tot goedkeuring heeft ontvangen; of~~

~~b.~~

~~indien het Bestuur, bij het weigeren van de goedkeuring, geen opgave doet aan de verzoekende aandeelhouder van de identiteit van een of meer gegadigden die bereid zijn de betreffende preferente aandelen te kopen.~~

~~14.4~~

~~Indien het Bestuur de goedkeuring weigert en opgave doet aan de verzoekende aandeelhouder van de identiteit van een of meer gegadigden, dient de verzoekende aandeelhouder het Bestuur binnen twee weken na ontvangst van die opgave te informeren of:~~

~~a.~~	~~hij zijn verzoek tot goedkeuring intrekt, in welk geval de verzoekende aandeelhouder de betreffende preferente aandelen niet kan overdragen; of~~

~~b.~~

~~hij de gegadigde(n) accepteert, in welk geval de verzoekende aandeelhouder onverwijld in onderhandelingen zal treden met de gegadigde(n) over de voor de betreffende preferente aandelen te betalen prijs.~~

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~~Indien de verzoekende aandeelhouder het Bestuur niet tijdig informeert omtrent zijn keuze, wordt hij geacht zijn verzoek tot goedkeuring te hebben ingetrokken, in welk geval de verzoekende aandeelhouder de betreffende preferente aandelen niet kan overdragen.~~

~~14.5~~

~~Indien overeenstemming wordt bereikt in de onderhandelingen bedoeld in Artikel 14.4 onderdeel b. binnen twee weken na het einde van de periode bedoeld in Artikel 14.4, worden de betreffende preferente aandelen binnen drie maanden nadat overeenstemming werd bereikt, overgedragen tegen de overeengekomen prijs. Indien niet tijdig overeenstemming wordt bereikt in deze onderhandelingen:~~

~~a.~~	~~zal de verzoekende aandeelhouder het Bestuur daarvan onverwijld kennis geven; en~~

~~b.~~

~~zal de voor de betreffende preferente aandelen te betalen prijs gelijk zijn aan de waarde daarvan, zoals vastgesteld door een of meer onafhankelijke deskundigen die door de verzoekende aandeelhouder en de gegadigde(n) in onderlinge overeenstemming worden benoemd.~~

~~14.6~~

~~Indien geen overeenstemming wordt bereikt over de benoeming van de onafhankelijke deskundige(n) zoals bedoeld in Artikel 14.5 onderdeel b. binnen twee weken na het einde van de periode bedoeld in Artikel 14.5:~~

~~a.~~	~~zal de verzoekende aandeelhouder het Bestuur daarvan onverwijld kennis geven; en~~

~~b.~~

~~zal de verzoekende aandeelhouder de voorzitter van de rechtbank van het arrondissement waar de Vennootschap haar statutaire zetel heeft onverwijld verzoeken om drie onafhankelijke deskundigen te benoemen om de waarde van de betreffende preferente aandelen vast te stellen.~~

~~14.7~~

~~Indien en wanneer de waarde van de betreffende preferente aandelen is vastgesteld door de onafhankelijke deskundige(n), ongeacht of hij/zij in onderlinge overeenstemming of door de president van de betreffende rechtbank is/zijn benoemd, zal de verzoekende aandeelhouder het Bestuur onverwijld kennis geven van de aldus vastgestelde waarde. Het Bestuur zal vervolgens de gegadigde(n) onverwijld kennis geven van die waarde, waarna de/iedere gegadigde zich terug mag trekken uit de verkoopprocedure door daarvan binnen twee weken kennis te geven aan het Bestuur.~~

~~14.8~~	~~Indien een gegadigde zich terugtrekt uit de verkoopprocedure overeenkomstig Artikel 14.7, zal het Bestuur:~~

~~a.~~	~~daarvan onverwijld kennis geven aan de verzoekende aandeelhouder en de andere gegadigde(n), voor zover die er zijn; en~~

~~b.~~

~~de/iedere andere gegadigde, voor zover die er zijn, de gelegenheid bieden om binnen twee weken kennis te geven aan het Bestuur en de verzoekende aandeelhouder van zijn bereidheid om de betreffende als gevolg van de terugtrekking vrijgekomen preferente aandelen te kopen tegen de door de onafhankelijke deskundige(n) vastgestelde prijs (waarbij het Bestuur bevoegd is om, te zijner discretie, de verdeling van die preferente aandelen tussen dergelijke bereidwillige gegadigde(n) te bepalen).~~

~~14.9~~

~~Indien aan het Bestuur is gebleken dat alle betreffende preferente aandelen kunnen worden overgedragen aan een of meer gegadigden tegen de door de onafhankelijke deskundige(n) vastgestelde prijs, zal het Bestuur daarvan onverwijld kennis geven aan de verzoekende aandeelhouder en de betreffende gegadigde(n). Binnen drie maanden na verzending van die kennisgeving dient de overdracht van de betreffende preferente aandelen te geschieden.~~

~~14.10~~	~~Indien aan het Bestuur is gebleken dat alle betreffende preferente aandelen niet kunnen worden overgedragen aan een of meer gegadigden tegen de door de onafhankelijke deskundige(n) vastgestelde prijs:~~

~~a.~~	~~zal het Bestuur daarvan onverwijld kennis geven aan de verzoekende aandeelhouder; en~~

~~b.~~	~~mag de verzoekende aandeelhouder alle betreffende preferente aandelen vrijelijk overdragen, mits die overdracht geschiedt binnen drie maanden na ontvangst van de kennisgeving bedoeld in onderdeel a.~~

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~~14.11~~	~~De Vennootschap kan slechts met instemming van de verzoekende aandeelhouder gegadigde zijn onder dit Artikel 14.~~

~~14.12~~	~~Alle kennisgevingen op grond van dit Artikel 14 geschieden schriftelijk.~~

~~14.13~~	~~De voorgaande bepalingen van dit Artikel 14 gelden niet:~~

~~a.~~	~~voor zover een aandeelhouder krachtens de wet tot overdracht van preferente aandelen aan een eerdere houder verplicht is;~~

~~b.~~	~~ingeval van een overdracht ter uitwinning van een pandrecht op grond van artikel 3:248 BW juncto artikel 3:250 of 3:251 BW; of~~

~~c.~~	~~ingeval van een overdracht aan de Vennootschap, behoudens het geval dat de Vennootschap handelt als gegadigde op grond van Artikel 14.11.~~

~~14.14~~	~~Dit Artikel 14 is van overeenkomstige toepassing ingeval van een overdracht van rechten tot het nemen van preferente aandelen.~~

BESTUUR - SAMENSTELLING

Artikel ~~15~~14

~~15.1~~14.1	De Vennootschap heeft een Bestuur dat bestaat uit:

a.	een of meer Uitvoerende Bestuurders die voornamelijk belast is/zijn met de dagelijkse gang van zaken van de Vennootschap; en

b.	drie of meer Niet Uitvoerende Bestuurders die voornamelijk belast zijn met het houden van toezicht op de taakuitoefening door de Bestuurders.

Het Bestuur bestaat uit natuurlijke personen.

~~15.2~~14.2

Met inachtneming van het bepaalde in Artikel ~~15.1~~14.1, bepaalt het Bestuur het aantal Uitvoerende Bestuurders en het aantal Niet Uitvoerende Bestuurders. Is het aantal Niet Uitvoerende Bestuurders dat in functie is minder dan drie, dan neemt het Bestuur onverwijld maatregelen tot aanvulling van het aantal Niet Uitvoerende Bestuurders.

~~15.3~~14.3	De volgende personen kunnen geen Niet Uitvoerende Bestuurder zijn:

a.	personen die in dienst zijn van de Vennootschap;

b.	personen die in dienst zijn van een Afhankelijke Maatschappij;

c.	bestuurders en personen in dienst van een werknemersorganisatie welke pleegt betrokken te zijn bij de vaststelling van de arbeidsvoorwaarden van de onder a. en b. bedoelde personen.

~~15.4~~14.4

Het Bestuur stelt een profielschets voor zijn omvang en samenstelling vast, rekening houdend met de aard van de onderneming, haar activiteiten en de gewenste deskundigheid en achtergrond van de Niet Uitvoerende Bestuurders. Het Bestuur bespreekt de profielschets bij iedere wijziging in de Algemene Vergadering en met de Ondernemingsraad.

~~15.5~~14.5

Het Bestuur benoemt een Uitvoerende Bestuurder als de CEO. Het Bestuur kan de CEO ontslaan, met dien verstande dat de aldus ontslagen CEO vervolgens zijn termijn als Uitvoerende Bestuurder voortzet zonder de titel van CEO te hebben.

~~15.6~~14.6

Het Bestuur benoemt een Niet Uitvoerende Bestuurder als de Voorzitter. Het Bestuur kan de Voorzitter ontslaan, met dien verstande dat de aldus ontslagen Voorzitter vervolgens zijn termijn als Niet Uitvoerende Bestuurder voortzet zonder de titel van Voorzitter te hebben.

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~~15.7~~14.7

Ingeval van ontstentenis of belet van een ~~Bestuurder, kan hij~~of meer Bestuurders, kunnen zij tijdelijk worden vervangen door een of meer daartoe door ~~het Bestuur~~de Grootaandeelhouder aangewezen ~~persoon~~personen en, tot dat moment, is/zijn ~~de~~enige overige Bestuurder(s) belast met het bestuur van de Vennootschap. ~~Ingeval van ontstentenis of belet van alle Bestuurders, komt het bestuur van de Vennootschap toe aan de persoon die meest recentelijk ophield in functie te zijn als de CEO. Als die voormalige CEO niet bereid of in staat is om die functie te accepteren, komt het bestuur van de Vennootschap toe aan de persoon die meest recentelijk ophield in functie te zijn als de Voorzitter. Indien die voormalige Voorzitter evenmin bereid of in staat is om die functie te accepteren, komt het bestuur van de Vennootschap toe aan een of meer daartoe door de Algemene Vergadering aangewezen personen. Degene(n) die aldus met het bestuur van de Vennootschap is/zijn belast, kan/kunnen een of meer andere personen aanwijzen als zijnde belast met het bestuur van de Vennootschap samen met, of in plaats van, die perso(o)n(en).~~ Dit Artikel ~~15.7~~14.7 geldt onverminderd het bepaalde in de Artikelen ~~16.14~~15.14 en ~~16.15~~15.15.

~~15.8~~14.8	Een Bestuurder wordt geacht belet te zijn zoals bedoeld in Artikel ~~15.7~~14.7:

a.

gedurende een periode waarin de Vennootschap niet in staat is geweest om met hem in contact te komen (waaronder begrepen als gevolg van ziekte), mits die periode langer duurt dan vijf opeenvolgende dagen (of een andere door het Bestuur op basis van de omstandigheden van het geval te bepalen periode);

b.	tijdens zijn schorsing; of

c.

in de beraadslaging en besluitvorming van het Bestuur over onderwerpen waarvan hij verklaard heeft, of waarvan het Bestuur vastgesteld heeft, dat hij een tegenstrijdig belang heeft zoals bedoeld in Artikel ~~18.7~~17.7.

BESTUUR - BENOEMING, SCHORSING EN ONTSLAG

Artikel ~~16~~15

~~16.1~~

~~De Niet Uitvoerende Bestuurders benoemen de Uitvoerende Bestuurders en kunnen een Uitvoerende Bestuurder te allen tijde schorsen of ontslaan. De Niet Uitvoerende Bestuurders geven de Algemene Vergadering kennis van een voorgenomen benoeming van een Uitvoerende Bestuurder. De Niet Uitvoerende Bestuurders ontslaan een Uitvoerende Bestuurder niet dan nadat de Algemene Vergadering over het voorgenomen ontslag is gehoord.~~

15.1	De Algemene Vergadering benoemt de Uitvoerende Bestuurders en kan een Uitvoerende Bestuurder te allen tijde schorsen of ontslaan.

~~16.2~~15.2

De Niet Uitvoerende Bestuurders worden, behoudens het bepaalde in Artikel ~~16.6~~15.6, op voordracht van de Niet Uitvoerende Bestuurders benoemd door de Algemene Vergadering. De ~~Niet Uitvoerende Bestuurders maken de voordracht gelijktijdig bekend aan de Algemene Vergadering en aan de Ondernemingsraad. De~~ voordracht is met redenen omkleed. ~~De voordracht wordt niet aan de Algemene Vergadering aangeboden dan nadat de Ondernemingsraad tijdig voor de datum van oproeping van de Algemene Vergadering in de gelegenheid is gesteld hierover een standpunt te bepalen. De voorzitter van de Ondernemingsraad of een door de voorzitter van de Ondernemingsraad aangewezen lid van de Ondernemingsraad kan het standpunt van de Ondernemingsraad in de Algemene Vergadering toelichten. Het ontbreken van dat standpunt tast de besluitvorming over het voorstel tot benoeming niet aan.~~

~~16.3~~15.3

De Algemene Vergadering en de Ondernemingsraad kunnen aan de Niet Uitvoerende Bestuurders personen aanbevelen om als Niet Uitvoerende Bestuurder te worden voorgedragen. De Niet Uitvoerende Bestuurders delen hun daartoe tijdig mede wanneer, ten gevolge waarvan en overeenkomstig welk profiel in zijn midden een plaats moet worden vervuld. Indien voor de plaats het in Artikel ~~16.4~~15.4 bedoelde versterkte recht van aanbeveling geldt, doen de Niet Uitvoerende Bestuurders daarvan eveneens mededeling. De Niet Uitvoerende Bestuurders maken de voordracht gelijktijdig bekend aan de Algemene Vergadering en aan de Ondernemingsraad. De voordracht wordt met redenen omkleed.

G-1-12

~~16.4~~15.4

Voor een derde van het aantal Niet Uitvoerende Bestuurders geldt dat de Niet Uitvoerende Bestuurders een door de Ondernemingsraad aanbevolen persoon op de voordracht plaatst, tenzij de Niet Uitvoerende Bestuurders bezwaar maken tegen de aanbeveling op grond van de verwachting dat de aanbevolen persoon ongeschikt zal zijn voor de vervulling van de taak van Niet Uitvoerende Bestuurder of dat de groep van Niet Uitvoerende Bestuurders bij benoeming overeenkomstig de aanbeveling niet naar behoren zal zijn samengesteld. Indien het getal van het aantal Niet Uitvoerende Bestuurders niet door drie deelbaar is, wordt het naastgelegen lagere getal dat wel door drie deelbaar is in aanmerking genomen voor de vaststelling van het aantal Niet Uitvoerende Bestuurders waarvoor dit versterkte recht van aanbeveling geldt. ~~Ten minste een Niet Uitvoerende Bestuurder die is benoemd overeenkomstig dit Artikel 16.4 maakt deel uit van de remuneratiecommissie van het Bestuur.~~

~~16.5~~15.5

Indien de Niet Uitvoerende Bestuurders bezwaar maken overeenkomstig Artikel ~~16.4~~15.4, delen zij de Ondernemingsraad het bezwaar onder opgave van redenen mede. De Niet Uitvoerende Bestuurders treden onverwijld in overleg met de Ondernemingsraad met het oog op het bereiken van overeenstemming over de voordracht. Indien de Niet Uitvoerende Bestuurders constateren dat geen overeenstemming kan worden bereikt, verzoekt een daartoe aangewezen vertegenwoordiger van de Niet Uitvoerende Bestuurders aan de Ondernemingskamer het bezwaar gegrond te verklaren. Het verzoek wordt niet eerder ingediend dan nadat vier weken zijn verstreken na aanvang van het overleg met de Ondernemingsraad. De Niet Uitvoerende Bestuurders plaatsen de aanbevolen persoon op de voordracht indien de Ondernemingskamer het bezwaar ongegrond verklaart. Verklaart de Ondernemingskamer het bezwaar gegrond, dan kan de Ondernemingsraad een nieuwe aanbeveling doen overeenkomstig het bepaalde in Artikel ~~16.4~~15.4.

~~16.6~~15.6

De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, de voordracht die is gemaakt overeenkomstig Artikel ~~16.2~~15.2 afwijzen. Indien de aandeelhouders bij Volstrekte Meerderheid hun steun aan de kandidaat onthouden, maar deze meerderheid niet ten minste een derde van het geplaatste kapitaal vertegenwoordigde, kan een nieuwe Algemene Vergadering worden bijeengeroepen waarin de voordracht kan worden afgewezen met Volstrekte Meerderheid. Alsdan maken de Niet Uitvoerende Bestuurders een nieuwe voordracht op. De Artikelen ~~16.3~~15.3 tot en met ~~16.5~~15.5 zijn van overeenkomstige toepassing. Indien de Algemene Vergadering de voorgedragen persoon niet benoemt en niet besluit tot afwijzing van de voordracht, benoemen de Niet Uitvoerende Bestuurders de voorgedragen persoon.

~~16.7~~15.7

De Algemene Vergadering kan de bevoegdheid die haar volgens Artikel ~~16.3~~15.3 toekomt voor een door haar te bepalen duur van telkens ten hoogste twee achtereenvolgende jaren, overdragen aan een commissie van aandeelhouders waarvan zij de leden aanwijst. In dat geval ~~doen~~geven de Niet Uitvoerende Bestuurders aan de commissie de ~~mededeling~~kennisgeving bedoeld in Artikel ~~16.3~~15.3. De Algemene Vergadering kan te allen tijde de overdracht ongedaan maken.

~~16.8~~15.8

Een Niet Uitvoerende Bestuurder treedt uiterlijk af op de dag van de eerste Algemene Vergadering die wordt gehouden nadat vier jaren na zijn laatste benoeming tot Niet Uitvoerende Bestuurder zijn verstreken. Een aftredende Niet Uitvoerende Bestuurder mag worden herbenoemd.

~~16.9~~15.9

Een Niet Uitvoerende Bestuurder kan worden geschorst door de Niet Uitvoerende Bestuurders. De schorsing vervalt van rechtswege, indien de Vennootschap niet binnen een maand na de aanvang der schorsing een verzoek tot ontslag bij de Ondernemingskamer heeft ingediend overeenkomstig Artikel ~~16.10~~15.10.

~~16.10~~15.10

De Ondernemingskamer kan op een desbetreffend verzoek een Niet Uitvoerende Bestuurder ontslaan wegens verwaarlozing van zijn taak, wegens andere gewichtige redenen of wegens ingrijpende wijziging der omstandigheden op grond waarvan handhaving als Niet Uitvoerende Bestuurder redelijkerwijze niet van de Vennootschap kan worden verlangd. Het verzoek kan worden ingediend door de Vennootschap, te dezen vertegenwoordigd door de Niet Uitvoerende Bestuurders, alsmede door een daartoe aangewezen vertegenwoordiger van de Algemene Vergadering of van de Ondernemingsraad.

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~~16.11~~15.11

In een Algemene Vergadering kan een besluit tot benoeming van een Niet Uitvoerende Bestuurder slechts worden genomen met betrekking tot kandidaten van wie de namen daartoe zijn opgenomen in de agenda voor die Algemene Vergadering of in de toelichting daarop.

~~16.12~~15.12

De Algemene Vergadering kan bij Volstrekte Meerderheid vertegenwoordigend ten minste een derde van het geplaatste kapitaal, het vertrouwen in de Niet Uitvoerende Bestuurders opzeggen. Het besluit is met redenen omkleed. Het besluit kan niet worden genomen ten aanzien van Niet Uitvoerende Bestuurders die zijn aangesteld door de Ondernemingskamer overeenkomstig Artikel ~~16.14~~15.14.

~~16.13~~15.13

Een besluit als bedoeld in Artikel ~~16.12~~15.12 wordt niet genomen dan nadat het Bestuur de Ondernemingsraad van het voorstel voor het besluit en de gronden daartoe in kennis heeft gesteld. De kennisgeving geschiedt ten minste dertig dagen voor de Algemene Vergadering waarin het voorstel wordt behandeld. Indien de Ondernemingsraad een standpunt over het voorstel bepaalt, stelt het Bestuur de Niet Uitvoerende Bestuurders en de Algemene Vergadering van dit standpunt op de hoogte. De Ondernemingsraad kan zijn standpunt in de Algemene Vergadering doen toelichten.

~~16.14~~15.14

Het besluit bedoeld in Artikel ~~16.12~~15.12 heeft het onmiddellijk ontslag van alle Niet Uitvoerende Bestuurders tot gevolg. Alsdan verzoeken de Uitvoerende Bestuurders onverwijld aan de Ondernemingskamer tijdelijk een of meer Niet Uitvoerende Bestuurders aan te stellen. De Ondernemingskamer regelt de gevolgen van de aanstelling. De tijdelijk aangestelde Niet Uitvoerende Bestuurders bevorderen dat binnen een door de Ondernemingskamer vastgestelde termijn een nieuwe groep Niet Uitvoerende Bestuurders wordt samengesteld met inachtneming van het bepaalde in dit ~~Artikel 16~~Artikel 15.

~~16.15~~15.15

Ontbreken alle Niet Uitvoerende Bestuurders anders dan ingevolge het bepaalde in Artikel ~~16.12~~15.12, dan geschiedt de benoeming van Niet Uitvoerende Bestuurders door de Algemene Vergadering op de wijze zoals omschreven in artikel 2:~~159~~269 BW.

BESTUUR - TAKEN EN ORGANISATIE

Artikel ~~17~~16

~~17.1~~16.1

Behoudens beperkingen volgens deze statuten is het Bestuur belast met het besturen van de Vennootschap. Daaronder is in ieder geval begrepen het bepalen van het beleid en de strategie van de Vennootschap. Bij de vervulling van hun taak richten de Bestuurders zich naar het belang van de Vennootschap en de met haar verbonden onderneming.

~~17.2~~16.2

Het Bestuur stelt een Bestuursreglement op met betrekking tot zijn organisatie, besluitvorming en andere interne zaken, met inachtneming van deze statuten. Bij de vervulling van hun taak handelen de Bestuurders overeenkomstig het Bestuursreglement.

~~17.3~~16.3	De Bestuurders kunnen bij of krachtens het Bestuursreglement of anderszins op grond van besluitvorming van het Bestuur hun taken onderling verdelen, met dien verstande dat:

a.	de Uitvoerende Bestuurders belast zijn met de dagelijkse gang van zaken van de Vennootschap;

b.	de taak om toezicht te houden op de taakuitoefening door Bestuurders niet door een taakverdeling kan worden ontnomen aan de Niet Uitvoerende Bestuurders;

c.	de Voorzitter een Niet Uitvoerende Bestuurder moet zijn; en

d.	het doen van voordrachten voor benoeming van een Bestuurder en het vaststellen van de bezoldiging van de Uitvoerende Bestuurders niet aan een Uitvoerende Bestuurder kan worden toebedeeld.

~~17.4~~16.4

Het Bestuur kan schriftelijk bepalen, bij of krachtens het Bestuursreglement of anderszins op grond van besluitvorming van het Bestuur, dat een of meer Bestuurders rechtsgeldig kunnen besluiten omtrent zaken die tot zijn respectievelijk hun taak behoren.

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~~17.5~~

~~Het Bestuur stelt de commissies in die de Vennootschap verplicht is te hebben en voorts zodanige commissies als het Bestuur passend acht. Het Bestuur stelt reglementen op (en/of stelt regels vast in het Bestuursreglement) met betrekking tot de organisatie, besluitvorming en andere interne zaken betreffende zijn commissies.~~

~~17.6~~16.5	Het Bestuur kan de rechtshandelingen zoals bedoeld in artikel 2:~~94~~204 lid 1 BW verrichten zonder voorafgaande goedkeuring van de Algemene Vergadering.

BESTUUR - BESLUITVORMING

Artikel ~~18~~17

~~18.1~~17.1	Onverminderd het bepaalde in Artikel ~~18.5~~17.5, heeft iedere Bestuurder een stem in de besluitvorming van het Bestuur.

~~18.2~~17.2	Een Bestuurder kan voor de beraadslaging en besluitvorming van het Bestuur worden vertegenwoordigd door een andere Bestuurder die daartoe een schriftelijke volmacht heeft.

~~18.3~~17.3

Besluiten van het Bestuur en besluiten van de groep Niet Uitvoerende Bestuurders worden (met inbegrip van de besluiten van de Niet Uitvoerende Bestuurders bedoeld in ~~Artikel 16~~Artikel 15 en Artikel ~~18.10~~17.10), ongeacht of dit in een vergadering of anderszins geschiedt, met Volstrekte Meerderheid genomen tenzij het Bestuursreglement anders bepaalt.

~~18.4~~17.4	Ongeldige stemmen, blanco stemmen en stemonthoudingen worden geacht niet te zijn uitgebracht.

~~18.5~~17.5

Ingeval van een staking van stemmen in het Bestuur, heeft de Voorzitter een doorslaggevende stem, mits er ten minste drie Bestuurders in functie zijn. In andere gevallen komt het betreffende besluit niet tot stand.

~~18.6~~17.6

De Uitvoerende Bestuurders nemen niet deel aan de besluitvorming over (i) het vaststellen van de bezoldiging van Uitvoerende Bestuurders en (ii) de verlening van de opdracht tot onderzoek van de jaarrekening aan een accountant indien de Algemene Vergadering niet tot opdrachtverlening is overgegaan.

~~18.7~~17.7

Een Bestuurder neemt niet deel aan de beraadslaging en besluitvorming van het Bestuur indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de Vennootschap en de met haar verbonden onderneming. Wanneer hierdoor geen besluit door het Bestuur kan worden genomen, kan het besluit niettemin worden genomen door het Bestuur alsof geen van de Bestuurders een tegenstrijdig belang heeft zoals bedoeld in de vorige volzin.

~~18.8~~17.8	Vergaderingen van het Bestuur kunnen middels audio-communicatiefaciliteiten worden gehouden tenzij een Bestuurder daartegen bezwaar maakt.

~~18.9~~17.9

Besluiten van het Bestuur kunnen, in plaats van in een vergadering, schriftelijk worden genomen, mits alle Bestuurders bekend zijn met het te nemen besluit en geen van hen tegen deze wijze van besluitvorming bezwaar maakt. De Artikelen ~~18.1~~17.1 tot en met ~~18.7~~17.7 zijn van overeenkomstige toepassing.

~~18.10~~17.10	Het Bestuur behoeft de goedkeuring van de Niet Uitvoerende Bestuurders voor besluiten omtrent:

a.

uitgifte en verkrijging van aandelen in en schuldbrieven ten laste van de Vennootschap of van schuldbrieven ten laste van een commanditaire vennootschap of vennootschap onder firma waarvan de Vennootschap volledig aansprakelijke vennote is;

b.	medewerking aan de uitgifte van certificaten op naam van aandelen in het kapitaal van de Vennootschap;

c.	het aanvragen van toelating van de onder a. en b. bedoelde ~~stukken~~schuldbrieven onderscheidenlijk certificaten tot de handel op een handelsplatform, als bedoeld in artikel 1:1 van

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de Wet op het financieel toezicht of een met een handelsplatform vergelijkbaar systeem uit een staat die geen lidstaat is dan wel het aanvragen van een intrekking van zodanige toelating;

d.

het aangaan of verbreken van duurzame samenwerking van de Vennootschap of een Afhankelijke Maatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de Vennootschap;

e.

het nemen van een deelneming ter waarde van ten minste een vierde van het bedrag van het geplaatste kapitaal met de reserves volgens de balans met toelichting van de Vennootschap, door haar of een Afhankelijke Maatschappij in het kapitaal van een andere vennootschap, alsmede het ingrijpend vergroten of verminderen van zulk een deelneming;

f.	investeringen welke een bedrag gelijk aan ten minste een vierde gedeelte van het geplaatste kapitaal met de reserves van de Vennootschap volgens haar balans met toelichting vereisen;

g.	een voorstel tot wijziging van deze statuten;

h.	een voorstel tot ontbinding van de Vennootschap;

i.	aangifte van faillissement en aanvraag van surséance van betaling;

j.	beëindiging van de arbeidsovereenkomst van een aanmerkelijk aantal werknemers van de Vennootschap of van een Afhankelijke Maatschappij tegelijkertijd of binnen een kort tijdsbestek;

k.	ingrijpende wijziging in de arbeidsomstandigheden van een aanmerkelijk aantal werknemers van de Vennootschap of van een Afhankelijke Maatschappij;

l.	een voorstel tot vermindering van het geplaatste kapitaal; en

m.	zodanige andere besluiten van het Bestuur als het Bestuur in een daartoe strekkend besluit heeft bepaald en waarvan kennis is gegeven aan het Bestuur.

~~18.11~~

~~Aan de goedkeuring van de Algemene Vergadering zijn onderworpen de besluiten van het Bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de Vennootschap of de onderneming, waaronder in ieder geval:~~

~~a.~~	~~overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;~~

~~b.~~

~~het aangaan of verbreken van duurzame samenwerking van de Vennootschap of een Dochtermaatschappij met een andere rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis is voor de Vennootschap; en~~

~~c.~~

~~het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de Vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de Vennootschap, door haar of een Dochtermaatschappij.~~

~~18.12~~17.11

Het ontbreken van de goedkeuring van de Niet Uitvoerende Bestuurders ~~of de Algemene Vergadering~~ op een besluit als bedoeld in Artikel ~~18.10 respectievelijk Artikel 18.11,~~17.10 leidt tot nietigheid van het betreffende besluit op grond van artikel 2:14 lid 1 BW, maar tast de vertegenwoordigingsbevoegdheid van het Bestuur of de Bestuurders niet aan.

BESTUUR - BEZOLDIGING

Artikel ~~19~~18

~~19.1~~	~~Het beleid op het terrein van bezoldiging van het Bestuur wordt vastgesteld door de Algemene Vergadering met inachtneming van de relevante wettelijke vereisten.~~

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~~19.2~~

De bezoldiging van Bestuurders wordt~~, met inachtneming van het beleid bedoeld in Artikel 19.1,~~ vastgesteld door ~~het Bestuur~~de Algemene Vergadering, met dien verstande dat reeds bestaande rechten van Bestuurders uit hoofde van hun bezoldiging niet beperkt kunnen worden zonder de voorafgaande toestemming van die Bestuurders.

~~19.3~~

~~Het Bestuur legt ten aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen een voorstel ter goedkeuring voor aan de Algemene Vergadering. In het voorstel moet ten minste zijn bepaald hoeveel aandelen of rechten tot het nemen van aandelen aan het Bestuur mogen worden toegekend en welke criteria gelden voor toekenning of wijziging. Het ontbreken van de goedkeuring van de Algemene Vergadering tast de vertegenwoordigingsbevoegdheid niet aan.~~

BESTUUR - VERTEGENWOORDIGING

Artikel ~~20~~19

~~20.1~~19.1	Het Bestuur vertegenwoordigt de Vennootschap.

~~20.2~~19.2	De bevoegdheid tot vertegenwoordiging van de Vennootschap komt mede toe aan de CEO zelfstandig, alsmede aan iedere andere twee gezamenlijk handelende Uitvoerende Bestuurders.

~~20.3~~19.3

De Vennootschap kan volmachten verlenen om de Vennootschap te vertegenwoordigen en de inhoud van die volmachten bepalen. Indien een volmacht wordt verleend aan een natuurlijk persoon, kan het Bestuur die persoon een passende titel verlenen.

VRIJWARING

Artikel ~~21~~20

~~21.1~~20.1	De Vennootschap zal iedere Gevrijwaarde Functionaris vrijwaren tegen en schadeloosstellen voor:

a.	alle door die Gevrijwaarde Functionaris geleden financiële verliezen of schade; en

b.

alle in redelijkheid door die Gevrijwaarde Functionaris betaalde of opgelopen kosten in verband met een dreigende, hangende of afgelopen rechtszaak, (rechts)vordering of juridische procedure van formele of informele, civiele, strafrechtelijke, bestuurlijke, opsporingsrechtelijk of andersoortige aard waarin hij wordt betrokken, voor zover zulks betrekking heeft op zijn huidige of voormalige functie bij de Vennootschap en/of een Groepsmaatschappij en steeds voor zover maximaal toegelaten onder het toepasselijke recht.

~~21.2~~20.2	Aan een Gevrijwaarde Functionaris komt geen vrijwaring toe:

a.

indien een bevoegde rechtbank of arbitrage tribunaal heeft vastgesteld, zonder mogelijkheid tot instellen van hoger beroep, dat de handelingen of omissies van die Gevrijwaarde Functionaris die hebben geleid tot de financiële verliezen, schade, kosten, rechtszaak, (recht)vordering of juridische procedure zoals omschreven in Artikel ~~21.1~~20.1 het gevolg zijn van onbehoorlijke taakvervulling als functionaris van de Vennootschap, een onrechtmatige daad of een onwettige handeling;

b.

voor zover diens financiële verliezen, schade en kosten gedekt worden onder een verzekering en de betreffende verzekeraar die financiële verliezen, schade en kosten heeft betaald of vergoed (of onherroepelijk heeft toegezegd dat te zullen doen); of

c.

met betrekking tot procedures die door die Gevrijwaarde Functionaris tegen de Vennootschap worden ingesteld, behoudens procedures die worden ingesteld teneinde vrijwaring te vorderen die hem toekomt op grond van deze statuten of een door het Bestuur goedgekeurde overeenkomst tussen die Gevrijwaarde Functionaris en de Vennootschap.

~~21.3~~20.3	Het Bestuur kan aanvullende voorwaarden, vereisten en beperkingen stellen aan de vrijwaring zoals bedoeld in Artikel ~~21.1~~20.1.

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ALGEMENE VERGADERING - OPROEPEN EN HOUDEN VAN VERGADERINGEN

Artikel ~~22~~21

~~22.1~~

~~Jaarlijks~~21.1 Tijdens ieder boekjaar wordt ten minste ~~een~~één Algemene Vergadering gehouden~~. Deze jaarlijkse Algemene Vergadering wordt gehouden binnen zes maanden na afloop van het boekjaar van de Vennootschap.~~ of ten minste eenmaal overeenkomstig Artikel 24.8 besloten.

~~22.2~~21.2	Een Algemene Vergadering wordt voorts gehouden~~:~~ wanneer wettelijk vereist of zo dikwijls als het Bestuur of de Grootaandeelhouder tot oproeping van de Algemene Vergadering overgaat.

~~a.~~

~~binnen drie maanden nadat het voor het Bestuur aannemelijk is dat het eigen vermogen van de Vennootschap is gedaald tot een bedrag gelijk aan of lager dan de helft van het gestorte en opgevraagde deel van het kapitaal, ter bespreking van zo nodig te nemen maatregelen; en~~

~~b.~~	~~zo dikwijls als het Bestuur daartoe besluit.~~

~~22.3~~21.3

Onverminderd het bepaalde in Artikel ~~22.4~~21.4, worden Algemene Vergaderingen gehouden in de plaats waar de Vennootschap haar statutaire zetel heeft of in Amsterdam, ’s-Gravenhage, Rotterdam of Schiphol (Haarlemmermeer).

~~22.4~~21.4

Indien en wanneer toegestaan onder toepasselijk recht, mogen degenen die de Algemene Vergadering bijeen roepen tevens besluiten of (en zo ja, onder welke voorwaarden) de Algemene Vergadering tevens of uitsluitend toegankelijk is langs elektronische weg. In dat geval, zullen verwijzingen in deze statuten naar het bijwonen van de Algemene Vergadering tevens inhouden deelname langs elektronische weg en zal Artikel ~~24.2~~23.2, met uitzondering van de eerste zin van Artikel ~~24.2~~23.2, van overeenkomstige toepassing zijn op deelname langs elektronische weg.

~~22.5~~21.5

Indien het Bestuur en de Grootaandeelhouder in gebreke ~~is~~zijn gebleven een Algemene Vergadering zoals bedoeld in ~~de Artikelen 22.1 of 22.2 onderdeel a.~~Artikel 21.1 te doen houden, kan iedere Vergadergerechtigde door de voorzieningenrechter van de rechtbank worden gemachtigd zelf daartoe over te gaan.

~~22.6~~21.6

Een of meer Vergadergerechtigden die gezamenlijk ten minste het daartoe door de wet bepaalde gedeelte van het geplaatste kapitaal van de Vennootschap vertegenwoordigen, kunnen aan het Bestuur ~~en~~ schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een Algemene Vergadering bijeen te roepen. Indien het Bestuur niet de nodige maatregelen heeft getroffen, opdat de Algemene Vergadering binnen de betreffende wettelijke periode na het verzoek kon worden gehouden, kunnen de verzoekende Vergadergerechtigde(n) door de voorzieningenrechter van de rechtbank op zijn/hun verzoek worden gemachtigd tot de bijeenroeping van ~~een~~de Algemene Vergadering.

~~22.7~~21.7

Een onderwerp, waarvan de behandeling schriftelijk is verzocht door een of meer Vergadergerechtigden die alleen of gezamenlijk ten minste het daartoe door de wet bepaalde gedeelte van het geplaatste kapitaal van de Vennootschap vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze aangekondigd indien de Vennootschap het ~~met redenen omklede~~ verzoek ~~of een voorstel voor een besluit~~ niet later dan op de ~~zestigste~~dertigste dag voor die van de Algemene Vergadering heeft ontvangen en mits geen zwaarwichtig belang van de Vennootschap zich daartegen verzet.

~~22.8~~21.8	De oproeping van een Algemene Vergadering geschiedt met inachtneming van de betreffende wettelijke minimale oproepingstermijn.

~~22.9~~21.9

Tot de Algemene Vergadering worden alle Vergadergerechtigden opgeroepen overeenkomstig het toepasselijke recht. ~~De houders van aandelen kunnen worden opgeroepen tot de Algemene Vergadering door middel van oproepingsbrieven gericht aan de adressen van die aandeelhouders overeenkomstig Artikel 5.4. De vorige volzin doet geen afbreuk aan de mogelijkheid om een oproeping langs elektronische weg toe te zenden overeenkomstig artikel 2:113 lid 4 BW.~~

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ALGEMENE VERGADERING - PROCEDURELE REGELS

Artikel ~~23~~22

~~23.1~~22.1	De Algemene Vergadering wordt voorgezeten door een van de volgende personen, met inachtneming van de onderstaande volgorde:

a.	door de Voorzitter, indien er een Voorzitter is en hij aanwezig is op de Algemene Vergadering;

b.	door de CEO, indien er een CEO is en hij aanwezig is op de Algemene Vergadering;

c.	door een andere Bestuurder die door de op de Algemene Vergadering aanwezige Bestuurders uit hun midden wordt gekozen; of

d.	door een andere door de Algemene Vergadering aangewezen persoon.

De persoon die de Algemene Vergadering zou voorzitten op grond van de onderdelen a. tot en met d. kan een andere persoon aanwijzen om, in zijn plaats, de Algemene Vergadering voor te zitten.

~~23.2~~22.2

De voorzitter van de Algemene Vergadering wijst een andere op de Algemene Vergadering aanwezige persoon aan om als secretaris op te treden en de verhandelingen op de Algemene Vergadering te notuleren. De notulen van een Algemene Vergadering worden vastgesteld door de voorzitter van die Algemene Vergadering of door het Bestuur. Indien een proces-verbaal-akte van de verhandelingen wordt opgesteld door een notaris, hoeven er geen notulen te worden opgesteld. Iedere Bestuurder kan opdracht geven aan een notaris om een dergelijke proces-verbaal-akte op te stellen op kosten van de Vennootschap.

~~23.3~~22.3	De voorzitter van de Algemene Vergadering beslist over de toelating tot de Algemene Vergadering van personen anders dan:

a.	de personen die Vergaderrecht hebben in die Algemene Vergadering, of hun gevolmachtigden; en

b.	zij die op andere gronden een wettelijk recht hebben om die Algemene Vergadering bij te wonen.

~~23.4~~22.4

De houder van een schriftelijke volmacht van een Vergadergerechtigde die het recht heeft om een Algemene Vergadering bij te wonen, wordt slechts tot die Algemene Vergadering toegelaten indien de volmacht door de voorzitter van die Algemene Vergadering aanvaardbaar wordt geacht.

~~23.5~~22.5

De Vennootschap kan verlangen dat een persoon, voordat hij wordt toegelaten tot een Algemene Vergadering, zichzelf door middel van een geldig paspoort of rijbewijs identificeert en/of wordt onderworpen aan zodanige veiligheidsmaatregelen als de Vennootschap onder de gegeven omstandigheden passend acht. Aan personen die niet aan deze vereisten voldoen, mag de toegang tot de Algemene Vergadering worden geweigerd.

~~23.6~~22.6

De voorzitter van de Algemene Vergadering heeft het recht om een persoon uit de Algemene Vergadering te zetten indien hij meent dat die persoon het ordelijk verloop van de Algemene Vergadering verstoort.

~~23.7~~22.7	De Algemene Vergadering mag in een andere taal dan het Nederlands worden gevoerd indien daartoe wordt besloten door de voorzitter van de Algemene Vergadering.

~~23.8~~22.8

De voorzitter van de Algemene Vergadering mag de spreektijd van de op de Algemene Vergadering aanwezige personen, alsmede het aantal vragen dat zij mogen stellen, beperken met het oog op het waarborgen van het ordelijk verloop van de Algemene Vergadering. Voorts mag de voorzitter van de Algemene Vergadering de vergadering verdagen indien hij meent dat daarmee het ordelijk verloop van de Algemene Vergadering wordt gewaarborgd.

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ALGEMENE VERGADERING - UITOEFENING VAN VERGADER- EN STEMRECHT

Artikel ~~24~~23

~~24.1~~23.1

Iedere Vergadergerechtigde is bevoegd, in persoon of bij een schriftelijk gevolmachtigde, de Algemene Vergaderingen bij te wonen, daarin het woord te voeren en, indien van toepassing, het stemrecht uit te oefenen. ~~Houders van onderaandelen tezamen uitmakende het bedrag van een aandeel van de betreffende soort oefenen deze rechten gezamenlijk uit, hetzij door een van hen, hetzij door een schriftelijk gevolmachtigde.~~

~~24.2~~23.2

Het Bestuur kan besluiten dat iedere Vergadergerechtigde bevoegd is om, in persoon of bij een schriftelijk gevolmachtigde, door middel van een elektronisch communicatiemiddel aan de Algemene Vergadering deel te nemen, daarin het woord te voeren en, indien van toepassing, het stemrecht uit te oefenen. Voor de toepassing van de vorige volzin is vereist dat de Vergadergerechtigde via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen op de Algemene Vergadering en, indien van toepassing, het stemrecht kan uitoefenen. Het Bestuur kan voorwaarden stellen aan het gebruik van het elektronisch communicatiemiddel, mits deze voorwaarden redelijk en noodzakelijk zijn voor de identificatie van de Vergadergerechtigde en de betrouwbaarheid en veiligheid van de communicatie. Dergelijke voorwaarden worden bij de oproeping bekend gemaakt.

~~24.3~~23.3

Voorts kan het Bestuur besluiten dat stemmen die voorafgaand aan de Algemene Vergadering via een elektronisch communicatiemiddel ~~of bij brief~~ worden uitgebracht, doch niet eerder dan op de dertigste dag voor die van de Algemene Vergadering, gelijk worden gesteld met stemmen die ten tijde van de Algemene Vergadering worden uitgebracht. ~~Deze stemmen worden niet eerder uitgebracht dan de Registratiedatum.~~

~~24.4~~

~~Voor de toepassing van de Artikelen 24.1 tot en met 24.3, hebben als stem- of Vergadergerechtigde te gelden zij die op de Registratiedatum die rechten hebben en als zodanig zijn ingeschreven in een door het Bestuur aangewezen register, ongeacht wie ten tijde van de Algemene Vergadering de rechthebbenden op de aandelen of certificaten zijn. Tenzij Nederlands recht anders vereist, is het Bestuur vrij om bij de oproeping tot een Algemene Vergadering te bepalen of de vorige volzin van toepassing is.~~

~~24.5~~23.4

Iedere Vergadergerechtigde dient de Vennootschap schriftelijk kennis te geven van zijn identiteit en van zijn voornemen om de Algemene Vergadering bij te wonen. Deze kennisgeving moet door de Vennootschap uiterlijk op de zevende dag voor die van de Algemene Vergadering zijn ontvangen, tenzij bij de oproeping van die Algemene Vergadering anders is bepaald. Aan Vergadergerechtigden die niet aan dit vereiste hebben voldaan, mag de toegang tot de Algemene Vergadering worden geweigerd. ~~Het Bestuur kan bij de oproeping van een Algemene Vergadering bepalen dat de voorgaande bepalingen van dit Artikel 24.5 niet gelden voor de uitoefening van het Vergaderrecht en/of het stemrecht verbonden aan preferente aandelen in die Algemene Vergadering.~~

ALGEMENE VERGADERING - BESLUITVORMING

Artikel ~~25~~24

~~25.1~~24.1

Ieder aandeel~~, ongeacht de soort,~~ geeft het recht om één stem op de Algemene Vergadering uit te brengen. ~~Onderaandelen van een bepaalde soort, voor zover die er zijn, die tezamen het bedrag van een aandeel van die soort uitmaken worden met een zodanig aandeel gelijkgesteld.~~

~~25.2~~24.2

Voor een aandeel dat toebehoort aan de Vennootschap of aan een Dochtermaatschappij kan in de Algemene Vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan een hunner de certificaten houdt. Vruchtgebruikers en pandhouders van aandelen die aan de Vennootschap en haar Dochtermaatschappijen toebehoren, zijn evenwel niet van hun stemrecht uitgesloten, indien het vruchtgebruik of pandrecht was gevestigd voordat het aandeel aan de Vennootschap of een Dochtermaatschappij toebehoorde. De Vennootschap of een Dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een recht van vruchtgebruik of een pandrecht heeft.

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~~25.3~~24.3

Tenzij een grotere meerderheid is voorgeschreven door de wet of deze statuten, worden alle besluiten van de Algemene Vergadering genomen met Volstrekte Meerderheid. ~~Indien en voor zolang de Vennootschap onderworpen is aan de regels en vereisten van een effectenbeurs en deze effectenbeurs vereist dat de Vennootschap een quorum heeft voor de Algemene Vergadering, kan de Algemene Vergadering, met inachtneming van enige bepaling van dwingend Nederlands recht en enig hoger quorum voorgeschreven in deze statuten, slechts besluiten nemen indien ten minste een derde van de geplaatste en uitstaande aandelen in het kapitaal van de Vennootschap aanwezig of vertegenwoordigd is in de Algemene Vergadering. Een tweede vergadering zoals bedoeld in artikel 2:120 lid 3 BW kan niet worden bijeengeroepen.~~

~~25.4~~24.4

Ongeldige stemmen, blanco stemmen en stemonthoudingen worden geacht niet te zijn uitgebracht. Bij de vaststelling in hoeverre het geplaatste kapitaal vertegenwoordigd is op een Algemene Vergadering, worden aandelen waarop een ongeldige of blanco stem is uitgebracht en aandelen die waarop een stem is onthouden wel meegerekend.

~~25.5~~24.5	Ingeval van een staking van stemmen in de Algemene Vergadering, komt het betreffende besluit niet tot stand.

~~25.6~~24.6	De voorzitter van de Algemene Vergadering bepaalt de wijze van stemmen en de stemprocedure op de Algemene Vergadering.

~~25.7~~24.7

Het in de Algemene Vergadering uitgesproken oordeel van de voorzitter van die Algemene Vergadering omtrent de uitslag van een stemming is beslissend. Wordt onmiddellijk na het uitspreken van het oordeel van de voorzitter de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats, indien de meerderheid van de Algemene Vergadering of, indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, een stemgerechtigde aanwezige dit verlangt. Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.

24.8	Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle Vergadergerechtigden met deze wijze van besluitvorming hebben ingestemd.

~~25.8~~24.9

Het Bestuur houdt van de genomen besluiten aantekening. De aantekeningen liggen ten kantore van de Vennootschap ter inzage van de Vergadergerechtigden. Aan ieder van dezen wordt desgevraagd afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

~~25.9~~24.10	De Bestuurders hebben als zodanig in de Algemene ~~Vergaderingen~~Vergadering een raadgevende stem.

~~ALGEMENE VERGADERING - BIJZONDERE BESLUITEN~~

~~Artikel 26~~

~~26.1~~	~~De Algemene Vergadering kan de volgende besluiten slechts nemen op voorstel van het Bestuur:~~

~~a.~~	~~de uitgifte van aandelen of het verlenen van rechten tot het nemen van aandelen;~~

~~b.~~	~~het beperken of uitsluiten van het voorkeursrecht;~~

~~c.~~	~~het doen van een aanwijzing of het verlenen van een machtiging zoals bedoeld in de Artikelen 6.1, 7.5 respectievelijk 10.2;~~

~~d.~~	~~het verminderen van het geplaatste kapitaal van de Vennootschap;~~

~~e.~~	~~het verlenen van een goedkeuring als bedoeld in Artikel 18.11;~~

~~f.~~	~~het doen van een uitkering ten laste van de winst of reserves van de Vennootschap op de gewone aandelen;~~

~~g.~~	~~het doen van een uitkering in de vorm van aandelen in het kapitaal van de Vennootschap of in natura, in plaats van in geld;~~

~~h.~~	~~het wijzigen van deze statuten;~~

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~~i.~~	~~het aangaan van een fusie of splitsing;~~

~~j.~~	~~het geven van opdracht aan het Bestuur tot het doen van aangifte tot faillietverklaring van Vennootschap; en~~

~~k.~~	~~de ontbinding van de Vennootschap.~~

~~26.2~~

~~Voor de toepassing van Artikel 26.1, wordt een besluit niet geacht te zijn voorgesteld door het Bestuur indien dat besluit is opgenomen in de oproeping of op dezelfde wijze is aangekondigd door of op verzoek van een of meer Vergadergerechtigden op grond van de Artikelen 22.6 en/of 22.7, tenzij het Bestuur uitdrukkelijk zijn steun aan dat besluit weergeeft in de agenda van de betreffende Algemene Vergadering of in de toelichting daarop.~~

~~SOORTVERGADERINGEN~~

~~Artikel 27~~

~~27.1~~	~~Een Soortvergadering wordt gehouden zo dikwijls als een besluit van die Soortvergadering vereist is door Nederlands recht of deze statuten en overigens zo dikwijls als het Bestuur daartoe besluit.~~

~~27.2~~

~~Onverminderd het bepaalde in Artikel 27.1, zijn voor Soortvergaderingen van gewone aandelen de bepalingen omtrent het oproepen van, het opstellen van de agenda voor, het houden van en de besluitvorming door de Algemene Vergadering van overeenkomstige toepassing.~~

~~27.3~~	~~Voor Soortvergaderingen van preferente aandelen gelden de volgende bepalingen:~~

~~a.~~	~~de Artikelen 22.3, 22.9, 23.3, 25.1, 25.2 tot en met 25.9 zijn van overeenkomstige toepassing;~~

~~b.~~	~~de oproeping tot een Soortvergadering geschiedt niet later dan op de achtste dag voor die van de vergadering;~~

~~c.~~	~~een Soortvergadering benoemt haar eigen voorzitter; en~~

~~d.~~

~~indien de vereisten gesteld door deze statuten met betrekking tot de oproeping, de plaats of het opstellen van de agenda voor een Soortvergadering niet zijn nageleefd, kunnen wettige besluiten niettemin worden genomen door die Soortvergadering met algemene stemmen in een vergadering, waarin alle aandelen van de betreffende soort vertegenwoordigd zijn.~~

~~27.4~~

~~Houders van preferente aandelen kunnen schriftelijk besluiten nemen in plaats van in een vergadering, mits met algemene stemmen van alle betrokken aandeelhouders. De stemmen kunnen langs elektronische weg worden uitgebracht.~~

VERSLAGGEVING - BOEKJAAR, JAARREKENING EN BESTUURSVERSLAG

Artikel ~~28~~25

~~28.1~~25.1	Het boekjaar van de Vennootschap is gelijk aan het kalenderjaar.

~~28.2~~25.2

Jaarlijks binnen de betreffende wettelijke termijn maakt het Bestuur de jaarrekening en het bestuursverslag op en legt het deze voor de aandeelhouders ter inzage ten kantore van de Vennootschap. Het Bestuur zendt de jaarrekening ook toe aan de Ondernemingsraad.

~~28.3~~25.3	De jaarrekening wordt ondertekend door de Bestuurders. Ontbreekt de ondertekening van een of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.

~~28.4~~25.4

De Vennootschap zorgt dat de opgemaakte jaarrekening, het bestuursverslag en de krachtens artikel 2:392 lid 1 BW toe te voegen gegevens vanaf de oproep voor de Algemene Vergadering, bestemd tot hun behandeling, te haren kantore aanwezig zijn. De Vergadergerechtigden kunnen de stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

~~28.5~~25.5	De jaarrekening wordt vastgesteld door de Algemene Vergadering.

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VERSLAGGEVING - ACCOUNTANTSONDERZOEK

Artikel ~~29~~26

~~29.1~~

~~De~~26.1 Voor zover wettelijk vereist, verleent de Algemene Vergadering ~~verleent~~ opdracht tot onderzoek van de jaarrekening aan een accountant zoals bedoeld in artikel 2:393 BW. Gaat de Algemene Vergadering daartoe niet over, dan is het Bestuur bevoegd.

~~29.2~~26.2

De opdracht kan worden ingetrokken door de Algemene Vergadering en, indien het Bestuur haar heeft verleend, door het Bestuur. De opdracht kan enkel worden ingetrokken om gegronde redenen; daartoe behoort niet een meningsverschil over methoden van verslaggeving of controlewerkzaamheden.

UITKERINGEN - ALGEMEEN

Artikel ~~30~~27

~~30.1~~27.1

Een uitkering kan slechts worden gedaan voor zover het eigen vermogen van de Vennootschap groter is dan het bedrag van ~~het gestorte en opgevraagde deel van haar kapitaal vermeerderd met~~ de reserves die krachtens de wet moeten worden aangehouden en voorts voor zover is voldaan aan de betreffende wettelijke vereisten van artikel 2:216 BW.

~~30.2~~	~~Er is geen recht op uitkeringen verbonden aan preferente aandelen, anders dan zoals omschreven in de Artikelen 11.2, 32.1 en 33.3.~~

~~30.3~~27.2

Uitkeringen worden gedaan naar evenredigheid van het totale nominale bedrag van de aandelen. ~~In afwijking van de vorige volzin worden uitkeringen op preferente aandelen (of aan de voormalige houders van preferente aandelen) gedaan naar evenredigheid van de op die preferente aandelen gestorte (of voorheen gestorte) bedragen.~~

~~30.4~~27.3

De gerechtigden tot een uitkering zijn de betreffende aandeelhouders, vruchtgebruikers en pandhouders, afhankelijk van de omstandigheden van het geval, op een daartoe door het Bestuur te bepalen datum. Deze datum zal niet eerder zijn dan de datum waarop de uitkering wordt aangekondigd.

~~30.5~~27.4

De Algemene Vergadering kan besluiten~~, met inachtneming van Artikel 26,~~ dat een uitkering geheel of deels in de vorm van aandelen in het kapitaal van de Vennootschap of in natura, in plaats van in geld, wordt gedaan.

~~30.6~~

~~Het Bestuur kan besluiten om een tussentijdse uitkering te doen, indien aan het vereiste van Artikel 30.1 is voldaan blijkens een tussentijdse vermogensopstelling die is opgesteld overeenkomstig artikel 2:105 lid 4 BW en, indien het een tussentijdse winstuitkering betreft, met inachtneming van de volgorde zoals omschreven in Artikel 32.1.~~

~~30.7~~27.5

Een uitkering wordt betaalbaar gesteld op een door het Bestuur te bepalen datum en, indien het een uitkering in geld betreft, in een door het Bestuur te bepalen valuta. Indien het een uitkering in natura betreft, bepaalt het Bestuur welke waarde aan die uitkering wordt toegekend voor de boekhoudkundige verwerking daarvan door de Vennootschap met inachtneming van het toepasselijke recht.

~~30.8~~27.6	Een vordering tot betaling van een uitkering vervalt na verloop van vijf jaren nadat de uitkering betaalbaar werd gesteld.

~~30.9~~27.7

Bij de berekening van ~~het bedrag of de verdeling van een~~iedere uitkering tellen de aandelen die de Vennootschap in haar kapitaal houdt niet mee. Aan de Vennootschap wordt geen uitkering gedaan op door haar gehouden aandelen in haar kapitaal.

UITKERINGEN - RESERVES

Artikel ~~31~~28

~~31.1~~28.1	Alle door de Vennootschap aangehouden reserves zijn uitsluitend verbonden aan de ~~gewone~~ aandelen.

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~~31.2~~28.2	De Algemene Vergadering is bevoegd om te besluiten tot het doen van een uitkering ten laste van de reserves van de Vennootschap ~~met inachtneming van Artikel 26~~.

~~31.3~~	~~Onverminderd het bepaalde in de Artikelen 31.4 en 32.2, worden uitkeringen~~28.3 Uitkeringen ten laste van een reserve worden uitsluitend gedaan op de ~~soort~~ aandelen ~~waaraan die reserve verbonden is~~.

~~31.4~~28.4	Het Bestuur kan besluiten om op aandelen te storten bedragen ten laste te brengen van de reserves van de Vennootschap, ongeacht of die aandelen worden uitgegeven aan bestaande aandeelhouders.

UITKERINGEN - WINST

Artikel ~~32~~29

~~32.1~~29.1	Met inachtneming van Artikel ~~30.1~~27.1, wordt de winst die uit de jaarrekening van de Vennootschap over een boekjaar blijkt als volgt en in de onderstaande volgorde aangewend:

~~a.~~

~~voor zover preferente aandelen zijn ingetrokken zonder dat de uitkering omschreven in Artikel 11.2 onderdeel b. volledig is betaald en zonder dat een dergelijk tekort vervolgens volledig is betaald zoals omschreven in dit Artikel 32.1 of Artikel 32.2, wordt een bedrag ter grootte van een dergelijk (resterend) tekort uitgekeerd aan degene(n) die preferente aandelen hield(en) op het moment waarop die intrekking van kracht werd;~~

~~b.~~

~~voor zover enige Preferente Uitkering (of enig deel daarvan) over voorgaande boekjaren nog niet volledig is betaald zoals omschreven in dit Artikel 32.1 of Artikel 32.2, wordt een bedrag ter grootte van een dergelijk (resterend) tekort uitgekeerd op de preferente aandelen;~~

~~c.~~	~~de Preferente Uitkering over het boekjaar waarop de jaarrekening betrekking heeft wordt uitgekeerd op de preferente aandelen;~~

~~d~~a.	het Bestuur bepaalt welk deel van de ~~resterende~~ winst wordt toegevoegd aan de reserves van de Vennootschap; en

~~e~~b.	~~met inachtneming van Artikel 26, staat~~ de resterende winst staat ter beschikking van de Algemene Vergadering voor uitkering op de ~~gewone~~ aandelen.

~~32.2~~

~~Voor zover de uitkeringen omschreven in Artikel 32.1 onderdelen a. tot en met c. (of enig deel daarvan) niet kunnen worden betaald uit de uit de jaarrekening blijkende winst, wordt een dergelijk tekort uitgekeerd ten laste van de reserves van de Vennootschap met inachtneming van de Artikelen 30.1 en 30.2.~~

~~32.3~~29.2	Uitkering van winst geschiedt, met inachtneming van Artikel ~~30.1~~27.1, na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

ONTBINDING EN VEREFFENING

Artikel ~~33~~30

~~33.1~~30.1	Indien de Vennootschap wordt ontbonden, geschiedt de vereffening door het Bestuur, tenzij de Algemene Vergadering anders bepaalt.

~~33.2~~30.2	Tijdens de vereffening blijven deze statuten zoveel mogelijk van kracht.

~~33.3~~30.3	Voor zover enig vermogen resteert na de betaling van alle schulden van de Vennootschap, wordt ~~dat vermogen als volgt en in de onderstaande volgorde uitgekeerd:~~

~~a.~~	~~de op de preferente aandelen gestorte bedragen worden terugbetaald op die preferente aandelen;~~

~~b.~~

~~voor zover preferente aandelen zijn ingetrokken zonder dat de uitkering omschreven in Artikel 11.2 onderdeel b. volledig is betaald en zonder dat een dergelijk tekort vervolgens volledig is betaald zoals omschreven in de Artikelen 32.1 en 32.2, wordt een bedrag ter grootte van een dergelijk (resterend) tekort uitgekeerd aan degene(n) die preferente aandelen hield(en) op het moment waarop die intrekking van kracht werd;~~

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~~c.~~

~~voor zover enige Preferente Uitkering (of enig deel daarvan) over boekjaren voorafgaand aan de in onderdeel a. bedoelde uitkering nog niet volledig is betaald zoals omschreven in de Artikelen 32.1 en 32.2, wordt een bedrag ter grootte van een dergelijk (resterend) tekort uitgekeerd op de preferente aandelen;~~

~~d.~~

~~de Preferente Uitkering wordt uitgekeerd op de preferente aandelen, berekend over het deel van het boekjaar waarin de in onderdeel a. bedoelde uitkering wordt gedaan, voor het aantal dagen dat reeds is verstreken gedurende dat deel van het boekjaar; en~~

~~e.~~	hetgeen van het vermogen resteert~~, wordt~~ uitgekeerd ~~aan~~op de ~~houders van gewone~~ aandelen.

~~33.4~~30.4

Nadat de Vennootschap heeft opgehouden te bestaan, worden haar boeken, bescheiden en andere gegevensdragers bewaard gedurende de wettelijk voorgeschreven termijn door degene die daartoe in het besluit van de Algemene Vergadering tot ontbinding van de Vennootschap is aangewezen. Indien de Algemene Vergadering een dergelijke persoon niet heeft aangewezen, zullen de vereffenaars daartoe overgaan.

FEDERAAL FORUMBEDING

Artikel ~~34~~31

Tenzij anders schriftelijk toegestaan door de Vennootschap, zijn de federale arrondissementsrechtbanken (federal district courts) van de Verenigde Staten van Amerika het enige en exclusieve forum voor een klacht waaronder een rechtsvordering wordt ingesteld uit hoofde van de Amerikaanse Securities Act of 1933, zoals gewijzigd, voor zover toegestaan onder het toepasselijke recht.

SLOTVERKLARINGEN

De comparant verklaarde ten slotte als volgt dat~~,~~ :

A.	het geplaatste kapitaal van de Vennootschap op het moment van het verlijden van deze akte [●] euro en [●] eurocent (EUR [●]) bedraagt; en

B.	zoals blijkt uit het Uittreksel, de comparant gemachtigd is om deze akte te doen verlijden.

De comparant is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.

Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.

~~(volgt ondertekening)~~

~~UITGEGEVEN VOOR AFSCHRIFT door mij, S.F. Mesu, kandidaat-notaris, als waarnemer van P.C.S. van der Bijl, notaris te Amsterdam, op 29 juli 2024.~~

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Annex G-2

This is a translation into English of the official Dutch version of the deed of conversion and amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.

DEED OF CONVERSION AND AMENDMENT TO THE ARTICLES OF ASSOCIATION

MERUS N.V.

On this day, the [●] day of [●] two thousand and [●], appeared before me, [●], civil law notary in [●]:

[● ].

~~On this, the twenty-ninth day of July two thousand and twenty-four, appeared before me,Sanne Florentine Mesu, candidate civil law notary, hereinafter referred to as “civil law notary”, acting as deputy of Paul Cornelis Simon van der Bijl, civil law notary in Amsterdam:~~

~~Leanne Meurs, born in Stad Delden, on the seventeenth day of February nineteen hundred and ninety-six, working at the offices of NautaDutilh N.V. located at Beethovenstraat 400, 1082 PR Amsterdam.~~

The person appearing declared that the general meeting of ~~shareholders of~~ Merus N.V., a public limited liability company, having its corporate seat in Utrecht (address: 3584 CT Utrecht, Uppsalalaan ~~13, 3rd and 4th floor~~ 17, trade register number: 30189136) (the “Company”), ~~at a general meeting of shareholders~~ held on the ~~seventh~~[●] day of ~~May~~December two thousand and ~~twenty-four~~twenty-five (the “Meeting”), ~~decided~~resolved, among other ~~things,~~matters, to convert the Company into a private company with limited liability and to amend the Company’s articles of association (the “Articles of Association”) as set out below.

A copy of an extract of the minutes reflecting the ~~resolutions passed at~~above-mentioned resolution of the Meeting (the “Extract”) shall be attached to this Deed as an annex.

The Articles of Association were most recently amended by a deed executed on the ~~seventh~~[●] day of ~~May~~[●] two thousand and ~~twenty-four before a deputy of Paul Cornelis Simon van der Bijl, aforementioned~~[●] before [●], civil law notary in [●].

In order to carry out the ~~abovementioned decision~~above-mentioned resolution to convert the Company and to amend the Articles of Association, the person appearing declared ~~to~~ hereby to convert the Company into a private company with limited liability hereby to amend the Articles of Association ~~in full,~~ as set out below:

ARTICLES OF ASSOCIATION

DEFINITIONS AND INTERPRETATION

Article 1

1.1	In these articles of association the following definitions shall apply:

~~€STR~~	~~The Euro short-term rate published by the European Central Bank (or such other reference rate designated as replacement for such Euro short-term rate by the European Central Bank or the Dutch Central Bank).~~

Article	An article of these articles of association.

Board of Directors	The Company’s board of directors.

Board Rules	The internal rules applicable to the Board of Directors, as drawn up by the Board of Directors.

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CEO	The Company’s chief executive officer.

Chairman	The chairman of the Board of Directors.

~~Class Meeting~~	~~The meeting of holders of shares of a certain class.~~

Company	The company to which these articles of association pertain.

DCC	The Dutch Civil Code.

Dependent Company	A dependent company of the Company within the meaning of Section 2:~~152~~262 DCC.

Director	A member of the Board of Directors.

Enterprise Chamber	The Enterprise Chamber of the Amsterdam Court of Appeals.

~~EURIBOR~~	~~The EURIBOR interest rate, as published by Thomson Reuters or another institution chosen by the Board of Directors, for loans with a maturity of three, six, nine or twelve months, whichever has had the highest mathematical average over the financial year (or the relevant part thereof) in respect of which the relevant distribution is made, but in any event no less than zero percent.~~

Executive Director	An executive Director.

General Meeting	The Company’s general meeting ~~of shareholders~~.

Group Company	An entity or partnership which is organisationally connected with the Company in an economic unit within the meaning of Section 2:24b DCC.

Indemnified Officer	A current or former Director and such other current or former officer or employee of the Company or its Group Companies as designated by the Board of Directors.

Majority Shareholder	A shareholder holding at least seventy-five percent (75%) of the Company’s issued and outstanding share capital.

Meeting Rights	With respect to the Company, the rights ~~attributed by law to the holders of depository receipts issued for shares with a company’s cooperation, including the right to attend and address a General Meeting~~described in Section 2:227(1) DCC.

Non-Executive Director	A non-executive Director.

Person with Meeting Rights	A shareholder~~,~~ or a usufructuary or pledgee with voting rights ~~or a holder of depository receipts for shares issued with the Company’s cooperation~~.

~~Preferred Distribution~~

~~A distribution on the preferred shares for an amount equal to the Preferred Interest Rate calculated over the aggregate amount paid up on those preferred shares, whereby:~~

~~a.  any amount paid up on those preferred shares (including as a result of an issue of preferred shares) during the financial year (or the relevant part thereof) in respect of which the distribution is made shall only be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) after the payment was made on those preferred shares;~~

~~b.~~  ~~any reduction of the aggregate amount paid up on preferred shares during the financial year (or the relevant part thereof) in respect of which the distribution is made shall be taken into account proportionate to the number of days that elapsed during that financial year (or the relevant part thereof) until such reduction was effected; and~~

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~~c. if the distribution is made in respect of part of a financial year, the amount of the distribution shall be proportionate to the number of days that elapsed during that part of the financial year.~~

~~Preferred Interest Rate~~	~~The mathematical average, calculated over the financial year (or the relevant part thereof) in respect of which a distribution is made on preferred shares, of the relevant EURIBOR interest rate or the €STR (as selected by the Board of Directors), in each case plus a margin not exceeding five hundred basis points (500bps) to be determined by the Board of Directors each time when, or before, preferred shares are issued without preferred shares already forming part of the Company’s issued share capital.~~

~~Registration Date~~	~~The date of registration for a General Meeting as provided by law.~~

Simple Majority	More than half of the votes cast.

Subsidiary

A subsidiary of the Company within the meaning of Section 2:24a DCC, including:

a.  an entity in whose general meeting the Company or one or more of its Subsidiaries can exercise, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the voting rights; and

b.  an entity of which the Company or one or more of its Subsidiaries are members or shareholders and can appoint or dismiss, whether or not by virtue of an agreement with other parties with voting rights, individually or collectively, more than half of the managing directors or of the supervisory directors, even if all parties with voting rights cast their votes.

Works Council

The works council of the Company’s business or of the business of a Dependent Company, provided that:

a.  if there is more than one works council, the powers of the Works Council under these articles of association shall be exercised by those councils separately, except that in case of a nomination as referred to in Article ~~16.4~~15.4 the powers of the Works Council under that provision shall be exercised by those works councils jointly;

b.  if a central works council has been established for the relevant business or businesses, the powers of the Works Council under these articles of association vest in the central works council.

1.2	Unless the context requires otherwise, references to “shares” or “shareholders” are to shares without further specification ~~are to any class of shares~~ or to the holders thereof, respectively.

1.3	References to statutory provisions are to those provisions as they are in force from time to time.

1.4	Terms that are defined in the singular have a corresponding meaning in the plural.

1.5	Words denoting a gender include each other gender.

1.6	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

1.7	References to shares being “outstanding” are to shares that form part of the Company’s issued share capital which are not held by the Company itself or by a Subsidiary.

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NAME, OFFICIAL SEAT AND LARGE COMPANY REGIME

Article 2

2.1	The Company is a private company with limited liability ~~company (naamloze~~(besloten vennootschap met beperkte aansprakelijkheid) and its name is Merus ~~N~~B.V.

2.2	The Company has its official seat in Utrecht.

2.3	The Company is subject to Sections 2:~~158~~268 through 2:~~162~~274a DCC ~~and Section~~, excluding Sections 2:~~164~~272 and 2:274a(2) DCC, of the mitigated Dutch large company regime.

OBJECTS

Article 3

The Company’s objects are:

a.	to develop products and services in the area of biotechnology;

b.	to finance Group Companies or other parties;

c.

to borrow, to lend to raise funds, including the issue of bonds, promissory notes or other financial instruments or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

d.	to supply advice and to render services to Group Companies or other parties;

e.

to render guarantees, to bind the Company, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of Group Companies or other parties;

f.	to incorporate, to participate in any way whatsoever in, to manage, to supervise and to hold any other interest in other entities, companies, partnerships and businesses;

g.	to obtain, alienate, encumber, manage and exploit registered property and items of property in general;

h.	to trade in currencies, securities and items of property in general;

i.	to develop and trade in patent, trademarks, licenses, know-how and other industrial property rights; and

j.

to perform any and all activity of industrial, financial or commercial nature and to do anything which, in the widest sense of the word, is connected with or may be conducive to the objects described above.

SHARES - ~~AUTHORISED~~ SHARE CAPITAL AND DEPOSITORY RECEIPTS

Article 4

~~4.1~~	~~The Company’s authorised share capital amounts to eighteen million nine hundred thousand euro (EUR 18,900,000.00).~~

~~4.2~~	~~The authorised share capital is divided into:~~

~~a.~~	~~one hundred and five million (105,000,000) common shares; and~~

~~b.~~	~~one hundred and five million (105,000,000) preferred shares,~~

~~each having~~4.1 The capital of the Company consists of one or more shares. Each share has a nominal value of nine eurocents (EUR 0.09).

~~4.3~~

~~The Board of Directors may resolve that one or more shares are divided into such number of fractional shares as may be determined by the Board of Directors. Unless specified differently, the provisions of these articles of association concerning shares and shareholders apply mutatis mutandis to fractional shares and the holders thereof, respectively.~~

~~4.4~~	~~The Company may cooperate with the issue of depository~~4.2 No Meeting Rights shall be attached to depositary receipts for shares ~~in its capital~~.

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SHARES - FORM OF SHARES AND SHARE REGISTER

Article 5

5.1

All shares are registered shares and shall be numbered consecutively, starting from 1 ~~for each class of shares. The Company may issue share certificates for registered shares in such form as may be approved by the Board of Directors. Each Director is authorised to sign any such share certificate on behalf of the Company.~~.

5.2

The Board of Directors shall keep a register setting out the names and addresses of all holders of shares and all holders of a usufruct or pledge in respect of such shares. The register shall also set out any other particulars that must be included in the register pursuant to applicable law. ~~Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.~~

5.3

Shareholders, usufructuaries and pledgees shall provide the Board of Directors with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars shall be borne by the party concerned.

5.4	All notifications may be sent to shareholders, usufructuaries and pledgees at their respective addresses as set out in the register.

SHARES - ISSUE

Article 6

6.1

~~Shares~~The Company can ~~be issued~~only issue shares pursuant to a resolution of the General Meeting ~~or of another body authorised by the~~. The General Meeting ~~for this purpose for a specified period not exceeding five years. When granting such authorisation, the number of shares that may be issued must be specified. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked. For as long as and to the extent that another body has been authorised to resolve to issue shares, the General Meeting shall not have this authority~~can transfer its authority to do so to another corporate body and may revoke such transfer.

6.2

Article 6.1 applies mutatis mutandis to the granting of rights to subscribe for shares, but does not apply in respect of issuing shares to a party exercising a previously acquired right to subscribe for shares.

6.3	The Company ~~may not~~cannot subscribe for shares in its own capital.

SHARES - PRE-EMPTION RIGHTS

Article 7

7.1

Upon an issue of shares, each holder of ~~common~~ shares shall have a pre-emption right in proportion to the aggregate nominal value of his ~~common~~ shares. ~~No pre-emption rights are attached to preferred shares.~~

7.2	In deviation of Article 7.1, holders of ~~common~~ shares do not have pre-emption rights in respect of~~:~~

~~a.~~	~~preferred shares;~~

~~b.~~	~~shares issued against non-cash contribution; or~~

~~c.~~	shares issued to employees of the Company or of a Group Company.

7.3

The Company shall announce an issue with pre-emption rights and the period during which those rights can be exercised in ~~the State Gazette and in a daily newspaper with national distribution, unless the announcement is sent in writing~~a written notice to all shareholders at the addresses submitted by them.

7.4	Pre-emption rights may be exercised for a period of at least ~~two~~four weeks ~~after the date of announcement in the State Gazette or~~ after the announcement was sent to the shareholders.

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7.5

Pre-emption rights may be limited or excluded, each time for a specific issuance, by a resolution of the General Meeting or of the corporate body ~~authorised as referred to in Article 6.1, if that body was authorised by~~to which the General Meeting ~~for this purpose for a specified period not exceeding five years. The authorisation may be extended, in each case for a period not exceeding five years. Unless stipulated differently when granting the authorisation, the authorisation cannot be revoked~~has transferred its authority referred to in the first sentence of Article 6.1. For as long as and to the extent that another corporate body ~~has been~~is authorised to resolve to limit or exclude pre-emption rights, the General Meeting shall not have this authority.

~~7.6~~

~~A resolution of the General Meeting to limit or exclude pre-emption rights, or to grant an authorisation as referred to in Article 7.5, shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.~~

~~7.7~~7.6

The preceding provisions of this Article 7 apply mutatis mutandis to the granting of rights to subscribe for shares. However, ~~but~~shareholders do not ~~apply~~have pre-emption rights in respect of ~~issuing~~ shares issued to a party exercising a previously acquired right to subscribe for shares.

SHARES - PAYMENT

Article 8

~~8.1~~

~~Without prejudice to Article 8.2, the nominal value of a share and, if the share is subscribed for at a higher price, the difference between these amounts must be paid up upon subscription for that share. However, it may be stipulated that part of the nominal value of a preferred share, not exceeding three quarters thereof, need not be paid up until the Company has called for payment. The Company shall observe a reasonable notice period of at least one month with respect to any such call for payment.~~

~~8.2~~

~~Parties who professionally place shares for their own account may be allowed by virtue of an agreement to pay up less than the nominal value of the shares subscribed for by them, provided that at least ninety-four percent (94%) of this amount is paid up in cash ultimately upon subscription for those shares.~~

~~8.3~~8.1	Shares must be paid up in cash, except to the extent that payment by means of a contribution in another form has been agreed.

~~8.4~~8.2

Payment in a currency other than the euro ~~may~~can only be made with the Company’s consent. Where such a payment is made, the payment obligation is satisfied for the amount in euro for which the paid amount can be freely exchanged. ~~Without prejudice to the last sentence of Section 2:80a(3) DCC, the~~The date of the payment determines the exchange rate.

~~SHARES - FINANCIAL ASSISTANCE~~

~~Article 9~~

~~9.1~~

~~The Company may not provide security, give a price guarantee, warrant performance in any other way or commit itself jointly and severally or otherwise with or for others with a view to the subscription for or acquisition of shares or depository receipts for shares in its capital by others. This prohibition applies equally to Subsidiaries.~~

~~9.2~~

~~The Company and its Subsidiaries may not provide loans with a view to the subscription for or acquisition of shares or depository receipts for shares in the Company’s capital by others, unless the Board of Directors resolves to do so and Section 2:98c DCC is observed.~~

~~9.3~~	~~The preceding provisions of this Article 9 do not apply if shares or depository receipts for shares are subscribed for or acquired by or for employees of the Company or of a Group Company.~~

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SHARES - ACQUISITION OF OWN SHARES

Article ~~10~~9

~~10.1~~

9.1 The Board of Directors shall decide upon the acquisition by the Company of shares in its own capital. The acquisition by the Company of shares in its own capital which have not been fully paid up shall be null and void.

~~10.2~~9.2

The Company may only acquire fully paid up shares in its own capital for no consideration or if and to the extent that the ~~General Meeting has authorised the Board of Directors for this purpose and all other~~ relevant statutory requirements of Section 2:~~98~~207 DCC are observed.

~~10.3~~

~~An authorisation as referred to in Article 10.2 remains valid for no longer than eighteen months. When granting such authorisation, the General Meeting shall determine the number of shares that may be acquired, how they may be acquired and within which range the acquisition price must be. An authorisation shall not be required for the Company to acquire common shares in its own capital in order to transfer them to employees of the Company or of a Group Company pursuant to an arrangement applicable to them, provided that these common shares are included on the price list of a stock exchange.~~

~~10.4~~9.3

Without prejudice to Articles ~~10.1 through 10.3~~9.1 and 9.2, the Company may acquire shares in its own capital for cash consideration or for consideration satisfied in the form of assets. In the case of a consideration being satisfied in the form of assets, the value thereof, as determined by the Board of Directors, must be ~~within the range stipulated by the General Meeting as referred to in Article 10.3~~taken into account when determining whether and to what extent the relevant statutory requirements of Section 2:207 DCC are observed.

~~10.5~~9.4	The previous provisions of this ~~Article 10~~Article 9 do not apply to shares acquired by the Company under universal title of succession.

~~10.6~~9.5	In this ~~Article 10~~Article 9, references to shares include depository receipts for shares.

SHARES - REDUCTION OF ISSUED SHARE CAPITAL

Article ~~11~~10

~~11.1~~10.1

The General Meeting can resolve to reduce the Company’s issued share capital by cancelling shares or by reducing the nominal value of shares by virtue of an amendment to these articles of association. The resolution must designate the shares to which the resolution relates and it must provide for the implementation of the resolution.

~~11.2~~10.2	A resolution to cancel shares may only relate to~~:~~

~~a.~~

shares held by the Company itself or in respect of which the Company holds the depository receipts~~; and~~. In other situations, the cancellation can only be resolved upon with the consent of the shareholders concerned.

~~b.~~

~~all preferred shares, with repayment of the amounts paid up in respect thereof and provided that, to the extent allowed under Articles 30.1 and 30.2, a distribution is made on those preferred shares, in proportion to the amounts paid up on those preferred shares, immediately prior to such cancellation becoming effective, for an aggregate amount of:~~

~~i.~~

~~the total of all Preferred Distributions (or parts thereof) in relation to financial years prior to the financial year in which the cancellation occurs, to the extent that these should have been distributed but have not yet been distributed as described in Article 32.1; and~~

~~ii.~~	~~the Preferred Distribution calculated in respect of the part of the financial year in which the cancellation occurs, for the number of days that have elapsed during such part of the financial year.~~

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~~11.3~~

~~A resolution of the General Meeting to reduce the Company’s issued share capital shall require a majority of at least two thirds of the votes cast if less than half of the issued share capital is represented at the General Meeting.~~

~~11.4~~

~~If a resolution of the General Meeting to reduce the Company’s issued share capital relates to preferred shares, such resolution shall always require the prior or simultaneous approval of the Class Meeting of preferred shares.~~

SHARES - ISSUE AND TRANSFER REQUIREMENTS

Article ~~12~~11

~~12.1~~

~~Except as otherwise provided or allowed by Dutch law, the issue or transfer of a share shall require a deed to that effect and, in the case of a transfer and unless the Company itself is a party to the transaction, acknowledgement of the transfer by the Company.~~

11.1

The issue or transfer of a share or the transfer of a limited right thereto shall require a deed to that effect executed before a civil law notary officiating in the Netherlands and to which the parties concerned are a party.

~~12.2~~11.2	The acknowledgement shall be set out in the deed or shall be made in such other manner as prescribed by law.

~~12.3~~

~~For as long as common shares are admitted to trading on the New York Stock Exchange, the NASDAQ Stock Market or on any other regulated stock exchange operating in the United States of America, the laws of the State of New York shall apply to the property law aspects of the common shares reflected in the register administered by the relevant transfer agent.~~

SHARES - USUFRUCT AND PLEDGE

Article ~~13~~12

~~13.1~~12.1	Shares can be encumbered with a usufruct or pledge. ~~The creation of a pledge on preferred shares shall require the prior approval of the Board of Directors.~~

~~13.2~~12.2	The voting rights attached to a share which is subject to a usufruct or pledge vest in the shareholder concerned.

~~13.3~~	~~In deviation of Article 13.2:~~

~~a.~~

12.3 In deviation of Article 12.2, the holder of a usufruct or pledge on ~~common~~ shares shall have the voting rights attached thereto if this was provided when the usufruct or pledge was created~~;~~ or has been agreed afterwards between the shareholder and

~~b.~~

the holder of ~~a usufruct or pledge on preferred shares shall have the voting rights attached thereto if this was provided when~~ the usufruct or pledge ~~was created and this was approved by the Board of Directors~~.

~~13.4~~12.4

Shareholders without voting rights as a consequence of a usufruct or pledge and usufructuaries and pledgees with voting rights will have Meeting Rights. Usufructuaries and pledgees without voting rights shall not have Meeting Rights.

SHARES – NO TRANSFER RESTRICTIONS

Article ~~14~~13

13.1	The transferability of shares is not restricted by these articles of association within the meaning of Section 2:195 DCC.

G-2-8

~~14.1~~

~~A transfer of preferred shares shall require the prior approval of the Board of Directors. A shareholder wishing to transfer preferred shares must first request the Board of Directors to grant such approval. A transfer of common shares is not subject to transfer restrictions under these articles of association.~~

~~14.2~~

~~A transfer of the preferred shares to which the request for approval relates must take place within three months after the approval of the Board of Directors has been granted or is deemed to have been granted pursuant to Article 14.3.~~

~~14.3~~	~~The approval of the Board of Directors shall be deemed to have been granted:~~

~~a.~~	~~if no resolution granting or denying the approval has been passed by the Board of Directors within three months after the Company has received the request for approval; or~~

~~b.~~	~~if the Board of Directors, when denying the approval, does not notify the requesting shareholder of the identity of one or more interested parties willing to purchase the relevant preferred shares.~~

~~14.4~~

~~If the Board of Directors denies the approval and notifies the requesting shareholder of the identity of one or more interested parties, the requesting shareholder shall notify the Board of Directors within two weeks after having received such notice whether:~~

~~a.~~	~~he withdraws his request for approval, in which case the requesting shareholder cannot transfer the relevant preferred shares; or~~

~~b.~~

~~he accepts the interested party(ies), in which case the requesting shareholder shall promptly enter into negotiations with the interested party(ies) regarding the price to be paid for the relevant preferred shares.~~

~~If the requesting shareholder does not notify the Board of Directors of his choice in a timely fashion, he shall be deemed to have withdrawn his request for approval, in which case he cannot transfer the relevant preferred shares.~~

~~14.5~~

~~If an agreement is reached in the negotiations referred to in Article 14.4 paragraph b. within two weeks after the end of the period referred to in Article 14.4, the relevant preferred shares shall be transferred for the agreed price within three months after such agreement having been reached. If no agreement is reached in these negotiations in a timely fashion:~~

~~a.~~	~~the requesting shareholder shall promptly notify the Board of Directors thereof; and~~

~~b.~~

~~the price to be paid for the relevant preferred shares shall be equal to the value thereof, as determined by one or more independent experts to be appointed by the requesting shareholder and the interested party(ies) by mutual agreement.~~

~~14.6~~	~~If no agreement is reached on the appointment of the independent expert(s) as referred to in Article 14.5 paragraph b. within two weeks after the end of the period referred to in Article 14.5:~~

~~a.~~	~~the requesting shareholder shall promptly notify the Board of Directors thereof; and~~

~~b.~~

~~the requesting shareholder shall promptly request the president of the district court in whose district the Company has its official seat to appoint three independent experts to determine the value of the relevant preferred shares.~~

~~14.7~~

~~If and when the value of the relevant preferred shares has been determined by the independent expert(s), irrespective of whether he/they was/were appointed by mutual agreement or by the president of the relevant district court, the requesting shareholder shall promptly notify the Board of Directors of the value so determined. The Board of Directors shall then promptly inform the interested party(ies) of such value, following which the/each interested party may withdraw from the sale procedure by giving notice thereof the Board of Directors within two weeks.~~

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~~14.8~~	~~If any interested party withdraws from the sale procedure in accordance with Article 14.7, the Board of Directors:~~

~~a.~~	~~shall promptly inform the requesting shareholder and the other interested party(ies), if any, thereof; and~~

~~b.~~

~~shall give the opportunity to the/each other interested party, if any, to declare to the Board of Directors and the requesting shareholder, within two weeks, his willingness to acquire the preferred shares having become available as a result of the withdrawal, for the price determined by the independent expert(s) (with the Board of Directors being entitled to determine the allocation of such preferred shares among any such willing interested party(ies) at its absolute discretion).~~

~~14.9~~

~~If it becomes apparent to the Board of Directors that all relevant preferred shares can be transferred to one or more interested parties for the price determined by the independent expert(s), the Board of Directors shall promptly notify the requesting shareholder and such interested party(ies) thereof. Within three months after sending such notice the relevant preferred shares shall be transferred.~~

~~14.10~~	~~If it becomes apparent to the Board of Directors that not all relevant preferred shares can be transferred to one or more interested parties for the price determined by the independent expert(s):~~

~~a.~~	~~the Board of Directors shall promptly notify the requesting shareholder thereof; and~~

~~b.~~

~~the requesting shareholder shall be free to transfer all relevant preferred shares, provided that the transfer takes place within three months after having received the notice referred to in paragraph a.~~

~~14.11~~	~~The Company may only be an interested party under this Article 14 with the consent of the requesting shareholder.~~

~~14.12~~	~~All notices given pursuant to this Article 14 shall be provided in writing.~~

~~14.13~~	~~The preceding provisions of this Article 14 do not apply:~~

~~a.~~	~~to the extent that a shareholder is under a statutory obligation to transfer preferred shares to a previous holder thereof;~~

~~b.~~	~~if it concerns a transfer in connection with an enforcement of a pledge pursuant to Section 3:248 DCC in conjunction with Section 3:250 or 3:251 DCC; or~~

~~c.~~	~~if it concerns a transfer to the Company, except in the case that the Company acts as an interested party pursuant to Article 14.11.~~

~~14.14~~	~~This Article 14 applies mutatis mutandis in case of a transfer of rights to subscribe for preferred shares.~~

BOARD OF DIRECTORS - COMPOSITION

Article ~~15~~14

~~15.1~~14.1	The Company has a Board of Directors consisting of:

a.	one or more Executive Directors, being primarily charged with the Company’s day-to-day operations; and

b.	three or more Non-Executive Directors, being primarily charged with the supervision of the performance of the duties of the Directors.

The Board of Directors shall be composed of individuals.

~~15.2~~14.2

The Board of Directors shall determine the number of Executive Directors and the number of Non-Executive Directors, subject to Article ~~15.1~~14.1. If there are fewer than three Non-Executive Directors in office, the Board of Directors shall promptly take measures to increase the number of Non-Executive Directors.

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~~15.3~~14.3	The following individuals cannot be a Non-Executive Director:

a.	persons employed by the Company;

b.	persons employed by a Dependent Company;

c.	directors and employees of an employees’ organisation customarily involved in establishing the terms of employment of the persons referred to in paragraphs a. and b. above.

~~15.4~~14.4

The Board of Directors shall adopt a profile of its size and composition, taking into account the nature of the business, its activities and the desired expertise and background of the Non-Executive Directors. The Board of Directors shall discuss the profile in the General Meeting and with the Works Council each time it is amended.

~~15.5~~14.5

The Board of Directors shall elect an Executive Director to be the CEO. The Board of Directors may dismiss the CEO, provided that the CEO so dismissed shall subsequently continue his term of office as an Executive Director without having the title of CEO.

~~15.6~~14.6

The Board of Directors shall elect a Non-Executive Director to be the Chairman. The Board of Directors may dismiss the Chairman, provided that the Chairman so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Chairman.

~~15.7~~

~~If a Director is absent or incapacitated, he may be replaced temporarily by a person whom the Board of Directors has designated for that purpose and, until then, the other Director(s) shall be charged with the management of the Company. If all Directors are absent or incapacitated, the management of the Company shall be attributed to the person who most recently ceased to hold office as the CEO. If such former CEO is unwilling or unable to accept that position, the management of the Company shall be attributed to the person who most recently ceased to hold office as the Chairman. If such former Chairman is also unwilling or unable to accept that position, the management of the Company shall be attributed to one or more persons whom the General Meeting has designated for that purpose. The person(s) charged with the management of the Company in this manner, may designate one or more persons to be charged with the management of the Company in addition to, or together with, such person(s). This Article 15.7 is subject to Articles 16.14 and 16.15.~~

14.7

If one or more Directors is/are absent or incapacitated, they may be replaced temporarily by persons whom the Majority Shareholder has designated for that purpose and, until then, any remaining Director(s) shall be charged with the management of the Company. This Article 15.7 is subject to Articles 15.14 and 15.15.

~~15.8~~14.8	A Director shall be considered to be unable to act within the meaning of Article ~~15.7~~14.7:

a.

in a period during which the Company has not been able to contact him (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as determined by the Board of Directors on the basis of the facts and circumstances at hand);

b.	during his suspension; or

c.

in the deliberations and decision-making of the Board of Directors on matters in relation to which he has declared to have, or in relation to which the Board of Directors has established that he has, a conflict of interests as described in Article ~~18.7~~17.7.

BOARD OF DIRECTORS - APPOINTMENT, SUSPENSION AND DISMISSAL

Article ~~16~~15

~~16.1~~

~~The Non-Executive Directors~~15.1 The General Meeting shall appoint the Executive Directors and may at any time suspend or dismiss any Executive Director. ~~The Non-Executive Directors shall notify the General Meeting of a proposed appointment of an Executive Director. The Non-Executive Directors shall not dismiss an Executive Director until after the General Meeting has been consulted about the proposed dismissal.~~

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~~16.2~~15.2

Except as provided in Article ~~16.6~~15.6, the Non-Executive Directors shall be appointed by the General Meeting based on a nomination by the Non-Executive Directors. The nomination must be ~~presented to the General Meeting and the Works Council concurrently. The nomination must be~~ supported with reasons. ~~The nomination shall not be presented to the General Meeting until after the Works Council has been given the opportunity to determine its position on the matter in a timely fashion before the date of the convocation of the General Meeting. The chairperson of the Works Council or a member of the Works Council designated by the chairperson of the Works Council may explain the position of the Works Council in the General Meeting. The absence of that position shall not affect the decision-making on the proposed appointment.~~

~~16.3~~15.3

The General Meeting and the Works Council may recommend persons to the Non-Executive Directors for their nomination of a Non-Executive Director. To this end, the Non-Executive Directors shall inform these bodies in a timely fashion when, why and in accordance with which profile a vacancy in their midst must be filled. If the enhanced right of recommendation set out in Article ~~16.4~~15.4 applies to the vacancy, the Non-Executive Directors shall state this as well. The nomination must be presented to the General Meeting and the Works Council concurrently. The nomination shall be supported with reasons.

~~16.4~~15.4

For one-third of the number of Non-Executive Directors, the Non-Executive Directors shall nominate a person recommended by the Works Council, unless the Non-Executive Directors object to such recommendation based on the expectation that the person recommended will be unfit to fulfil the duties of a Non-Executive Director or that the group of Non-Executive Directors will not be properly composed upon the appointment in accordance with the recommendation. If the number of Non-Executive Directors is not divisible by three, the closest lower number divisible by three shall be used to determine the number of Non-Executive Directors in respect of which the enhanced right of recommendation applies. ~~At least one Non-Executive Director appointed pursuant to Article 16.4 shall be part of the compensation committee of the Board of Directors.~~

~~16.5~~15.5

In case of an objection by the Non-Executive Directors pursuant to Article ~~16.4~~15.4, they shall notify the Works Council of their objection, stating their reasons. The Non-Executive Directors shall promptly consult with the Works Council in an attempt to reach agreement on the nomination. If the Non-Executive Directors establish that agreement cannot be reached, a representative of the Non-Executive Directors designated for that purpose shall request the Enterprise Chamber to rule that the objection is well-founded. The application shall not be filed before four weeks have passed after the start of the consultation with the Works Council. If the Enterprise Chamber declares the objection unfounded, the Non-Executive Directors shall nominate the person recommended. If the Enterprise Chamber declares the objection well-founded, the Works Council may make a new recommendation in accordance with Article ~~16.4~~15.4.

~~16.6~~15.6

The General Meeting may reject a nomination made pursuant to Article ~~16.2~~15.2 by Simple Majority representing at least one-third of the issued share capital. If the shareholders withhold their support for the candidate by Simple Majority without such majority representing at least one-third of the issued share capital, a new General Meeting may be convened where the nomination may be rejected by Simple Majority. In that case, the Non-Executive Directors shall prepare a new nomination. Articles ~~16.3~~15.3 through ~~16.5~~15.5 shall apply mutatis mutandis. If the General Meeting does not appoint the person nominated and does not pass a resolution rejecting the nomination, the Non-Executive Directors shall appoint the person nominated.

~~16.7~~15.7

The General Meeting may delegate the right vested in it under Article ~~16.3~~15.3 to a committee of shareholders designated by it, for a period set by it, in each case for a maximum of two consecutive years. In that case, the Non-Executive Directors shall ~~make~~provide the notification under Article ~~16.3~~15.3 to such committee. The General Meeting may revoke the delegation at any time.

~~16.8~~15.8

A Non-Executive Director shall resign no later than on the day of the first General Meeting held after four years have passed from such Non-Executive Director’s most recent appointment. A resigning Non-Executive Director may be reappointed.

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~~16.9~~15.9

A Non-Executive Director may be suspended by the Non-Executive Directors. Such a suspension shall terminate by operation of law if, within one month after the start of the suspension, the Company has not requested the Enterprise Chamber to dismiss the relevant Non-Executive Director pursuant to Article ~~16.10~~15.10.

~~16.10~~15.10

Upon application, the Enterprise Chamber may dismiss a Non-Executive Director for dereliction of duties, for other important reasons or because of a material change in circumstances as a result of which the Company cannot reasonably be expected to retain such person as a Non-Executive Director. Such an application may be made by the Company, represented for this purpose by the Non-Executive Directors, or by a representative of the General Meeting or the Works Council designated for this purpose.

~~16.11~~15.11

At a General Meeting, a resolution to appoint a Non-Executive Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that General Meeting or the explanatory notes thereto.

~~16.12~~15.12

By Simple Majority representing at least one-third of the issued share capital, the General Meeting may pass a resolution of no-confidence in the Non-Executive Directors. The resolution shall be supported with reasons. The resolution may not be passed in respect of Non-Executive Directors appointed by the Enterprise Chamber in accordance with Article ~~16.14~~15.14.

~~16.13~~15.13

A resolution as referred to in Article ~~16.12~~15.12 may only be passed after the Board of Directors has notified the Works Council of the proposed resolution and the reasons for it. The notification shall be made at least thirty days prior to the General Meeting at which the proposal is to be considered. If the Works Council has determined its position on the proposal, the Board of Directors shall inform the Non-Executive Directors and the General Meeting of that position. The Works Council may have its position explained in the General Meeting.

~~16.14~~15.14

The resolution referred to in Article ~~16.12~~15.12 shall result in the immediate dismissal of all Non-Executive Directors. In that case, the Executive Directors shall promptly request the Enterprise Chamber to temporarily appoint one or more Non-Executive Directors. The Enterprise Chamber shall make arrangements in respect of the consequences of the appointment. The temporary Non-Executive Directors shall cause a new group of Non-Executive Directors to be appointed in accordance with this ~~Article 16~~Article 15 within a period set by the Enterprise Chamber.

~~16.15~~15.15

If there are no Non-Executive Directors in office, other than as a result of Article ~~16.12~~15.12, appointments of Non-Executive Directors shall be made by the General Meeting in accordance with Section 2:~~159~~269 DCC.

BOARD OF DIRECTORS - DUTIES AND ORGANISATION

Article ~~17~~16

~~17.1~~16.1

The Board of Directors is charged with the management of the Company, subject to the restrictions contained in these articles of association. This includes in any event setting the Company’s policy and strategy. In performing their duties, Directors shall be guided by the interests of the Company and of the business connected with it.

~~17.2~~16.2

The Board of Directors shall draw up Board Rules concerning its organisation, decision-making and other internal matters, with due observance of these articles of association. In performing their duties, the Directors shall act in compliance with the Board Rules.

~~17.3~~16.3	The Directors may allocate their duties amongst themselves in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, provided that:

a.	the Executive Directors shall be charged with the Company’s day-to-day operations;

b.	the task of supervising the performance of the duties of the Directors cannot be taken away from the Non-Executive Directors;

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c.	the Chairman must be a Non-Executive Director; and

d.	the making of proposals for the appointment of a Director and the determination of the compensation of the Executive Directors cannot be allocated to an Executive Director.

~~17.4~~16.4

The Board of Directors may determine in writing, in or pursuant to the Board Rules or otherwise pursuant to resolutions adopted by the Board of Directors, that one or more Directors can validly pass resolutions in respect of matters which fall under his/their duties.

~~17.5~~

~~The Board of Directors shall establish the committees which the Company is required to have and otherwise such committees as are deemed to be appropriate by the Board of Directors. The Board of Directors shall draw up (and/or include in the Board Rules) rules concerning the organisation, decision-making and other internal matters of its committees.~~

~~17.6~~16.5	The Board of Directors may perform the legal acts referred to in Section 2:~~94~~204(1) DCC without the prior approval of the General Meeting.

BOARD OF DIRECTORS - DECISION-MAKING

Article ~~18~~17

~~18.1~~17.1	Without prejudice to Article ~~18.5~~17.5, each Director may cast one vote in the decision-making of the Board of Directors.

~~18.2~~17.2	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board of Directors.

~~18.3~~17.3

Resolutions of the Board of Directors and resolutions of the group of Non-Executive Directors (including the resolutions of the Non-Executive Directors described in ~~Article 16~~Article 15 and Article ~~18.10~~17.10) shall be passed, irrespective of whether this occurs at a meeting or otherwise, by Simple Majority unless the Board Rules provide differently.

~~18.4~~17.4	Invalid votes, blank votes and abstentions shall not be counted as votes cast.

~~18.5~~17.5

Where there is a tie in any vote of the Board of Directors, the Chairman shall have a casting vote, provided that there are at least three Directors in office. Otherwise, the relevant resolution shall not have been passed.

~~18.6~~17.6

The Executive Directors shall not participate in the decision-making concerning (i) the determination of the compensation of Executive Directors and (ii) the instruction of an auditor to audit the annual accounts if the General Meeting has not granted such instruction.

~~18.7~~17.7

A Director shall not participate in the deliberations and decision-making of the Board of Directors on a matter in relation to which he has a direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it. If, as a result thereof, no resolution can be passed by the Board of Directors, the resolution may nevertheless be passed by the Board of Directors as if none of the Directors has a conflict of interests as described in the previous sentence.

~~18.8~~17.8	Meetings of the Board of Directors can be held through audio-communication facilities, unless a Director objects thereto.

~~18.9~~17.9

Resolutions of the Board of Directors may, instead of at a meeting, be passed in writing, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles ~~18.1~~17.1 through ~~18.7~~17.7 apply mutatis mutandis.

~~18.10~~17.10	The approval of the Non-Executive Directors is required for resolutions of the Board of Directors concerning the following matters:

a.	the issue and acquisition of shares in and debt instruments against the Company or debt instruments against a limited partnership or general partnership of which the Company is a fully liable partner;

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b.	the cooperation with the issue of registered depository receipts for shares in the Company’s capital;

c.

applying for the admission of the ~~securities~~debt instruments and depository receipts, respectively, referred to in paragraphs a. and b. for trading on a trading venue, as referred to in Section 1:1 of the Dutch Financial Supervision Act, or on a system comparable to a trading venue in a state which is not a Member State, or the application for a cancellation of such admission;

d.

entering into or terminating a long-lasting alliance of the Company or of a Dependent Company either with another entity or partnership, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company;

e.

acquiring an interest in the capital of another company by the Company or by a Dependent Company with a value of at least one fourth of the amount of the issued share capital and the reserves, according to the Company’s balance sheet with explanatory notes, as well as increasing or decreasing such an interest significantly;

f.	investments which require an amount equal to at least one fourth of the amount of the issued share capital and the reserves of the Company, according to its balance sheet with explanatory notes;

g.	a proposal to amend these articles of association;

h.	a proposal to dissolve the Company;

i.	application for bankruptcy and requesting a suspension of payments;

j.	terminating the employment contracts of a considerable number of employees of the Company or of a Dependent Company at the same time or within a short period of time;

k.	a significant change in the working conditions of a considerable number of employees of the Company or of a Dependent Company;

l.	a proposal to reduce the Company’s issued share capital; and

m.	such other resolutions of the Board of Directors as the Board of Directors shall have specified in a resolution to that effect and notified to the Board of Directors.

~~18.11~~

~~The approval of the General Meeting is required for resolutions of the Board of Directors concerning a material change to the identity or the character of the Company or the business, including in any event:~~

~~a.~~	~~transferring the business or materially all of the business to a third party;~~

~~b.~~

~~entering into or terminating a long-lasting alliance of the Company or of a Subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and~~

~~c.~~

~~acquiring or disposing of an interest in the capital of a company by the Company or by a Subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company’s most recently adopted annual accounts.~~

~~18.12~~17.11

The absence of the approval of the Non-Executive Directors or the General Meeting of a resolution as referred to in Article ~~18.10 or 18.11, respectively,~~17.10 shall result in the relevant resolution being null and void pursuant to Section 2:14(1) DCC but shall not affect the powers of representation of the Board of Directors or of the Directors.

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BOARD OF DIRECTORS - COMPENSATION

Article ~~19~~18

~~19.1~~	~~The General Meeting shall determine the Company’s policy concerning the compensation of the Board of Directors with due observance of the relevant statutory requirements.~~

~~19.2~~ The compensation of Directors shall be determined by the ~~Board of Directors with due observance of the policy referred to in Article 19.1~~General Meeting, provided that existing entitlement to compensation for any Director cannot be limited without the prior approval of such Director.

~~19.3~~

~~The Board of Directors shall submit proposals concerning arrangements in the form of shares or rights to subscribe for shares to the General Meeting for approval. This proposal must at least include the number of shares or rights to subscribe for shares that may be awarded to the Board of Directors and which criteria apply for such awards or changes thereto. The absence of the approval of the General Meeting shall not affect the powers of representation.~~

BOARD OF DIRECTORS - REPRESENTATION

Article ~~20~~19

~~20.1~~19.1	The Board of Directors is entitled to represent the Company.

~~20.2~~19.2	The power to represent the Company also vests in the CEO individually, as well as in any other two Executive Directors acting jointly.

~~20.3~~19.3

The Company may grant powers of attorney to represent the Company and determine the scope of such powers of attorney. If a power of attorney is granted to an individual, the Board of Directors may grant an appropriate title to such person.

INDEMNITY

Article ~~21~~20

~~21.1~~20.1	The Company shall indemnify and hold harmless each of its Indemnified Officers against:

a.	any financial losses or damages incurred by such Indemnified Officer; and

b.

any expense reasonably paid or incurred by such Indemnified Officer in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative, investigative or other nature, formal or informal, in which he becomes involved, to the extent this relates to his current or former position with the Company and/or a Group Company and in each case to the fullest extent permitted by applicable law.

~~21.2~~20.2	No indemnification shall be given to an Indemnified Officer:

a.

if a competent court or arbitral tribunal has established, without possibility for appeal, that the acts or omissions of such Indemnified Officer that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described in Article ~~21.1~~20.1 result from either an improper performance of his duties as an officer of the Company or an unlawful or illegal act;

b.

to the extent that his financial losses, damages and expenses are covered under an insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so); or

c.

in relation to proceedings brought by such Indemnified Officer against the Company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to these articles of association or an agreement between such Indemnified Officer and the Company which has been approved by the Board of Directors.

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~~21.3~~20.3	The Board of Directors may stipulate additional terms, conditions and restrictions in relation to the indemnification referred to in Article ~~21.1~~20.1.

GENERAL MEETING - CONVENING AND HOLDING MEETINGS

Article ~~22~~21

~~22.1~~

~~Annually~~21.1 During each financial year, at least one General Meeting shall be held~~. This annual General Meeting shall be held within six months after the end of the Company’s financial year~~ or at least one resolution shall be adopted pursuant to Article 24.8.

~~22.2~~21.2	A General Meeting shall also be held~~:~~ whenever required by law or whenever the Board of Directors or the Majority Shareholder convenes the General Meeting.

~~a.~~

~~within three months after the Board of Directors has considered it to be likely that the Company’s equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required; and~~

~~b.~~	~~whenever the Board of Directors so decides.~~

~~22.3~~21.3	Subject to Article ~~22.4~~21.4, General Meetings must be held in the place where the Company has its official seat or in Amsterdam, The Hague, Rotterdam or Schiphol (Haarlemmermeer).

~~22.4~~21.4

If and when allowed pursuant to applicable law, those who convene the General Meeting may also decide whether (and if so, under what conditions) the General Meeting shall also or exclusively be accessible through the use of electronic means. In that case, references in these articles of association to attendance of a General Meeting shall include attendance by electronic means and Article ~~24.2~~23.2, with the exception of the first sentence of Article ~~24.2~~23.2, shall apply mutatis mutandis in respect of attendance by electronic means.

~~22.5~~21.5

If the Board of Directors ~~has~~and the Majority Shareholder have failed to ensure that a General Meeting as referred to in ~~Articles 22.1 or 22.2 paragraph a.~~Article 21.1 is held, each Person with Meeting Rights may be authorised by the court in preliminary relief proceedings to do so.

~~22.6~~21.6

One or more Persons with Meeting Rights who collectively represent at least the part of the Company’s issued share capital prescribed by law for this purpose may request the Board of Directors in writing to convene a General Meeting, setting out in detail the matters to be discussed. If the Board of Directors has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Person(s) with Meeting Rights may be authorised, at his/their request, by the court in preliminary relief proceedings to convene ~~a~~the General Meeting.

~~22.7~~21.7

Any matter of which the discussion has been requested in writing by one or more Persons with Meeting Rights who, individually or collectively, represent at least the part of the Company’s issued share capital prescribed by law for this purpose shall be included in the convening notice or announced in the same manner, if the Company has received the ~~substantiated~~ request ~~or a proposal for a resolution~~ no later than on the ~~sixtieth~~thirtieth day prior to that of the General Meeting, provided this would not be contrary to an overriding interest of the Company.

~~22.8~~21.8	A General Meeting must be convened with due observance of the relevant statutory minimum convening period.

~~22.9~~21.9

All Persons with Meeting Rights must be convened for the General Meeting in accordance with applicable law. ~~The holders of shares may be convened for the General Meeting by means of convening letters sent to the addresses of those shareholders in accordance with Article 5.4. The previous sentence does not prejudice the possibility of sending a convening notice by electronic means in accordance with Section 2:113(4) DCC.~~

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GENERAL MEETING - PROCEDURAL RULES

Article ~~23~~22

~~23.1~~22.1	The General Meeting shall be chaired by one of the following individuals, taking into account the following order of priority:

a.	by the Chairman, if there is a Chairman and he is present at the General Meeting;

b.	by the CEO, if there is a CEO and he is present at the General Meeting;

c.	by another Director who is chosen by the Directors present at the General Meeting from their midst; or

d.	by another person appointed by the General Meeting.

The person who should chair the General Meeting pursuant to paragraphs a. through d. may appoint another person to chair the General Meeting instead of him.

~~23.2~~22.2

The chairman of the General Meeting shall appoint another person present at the General Meeting to act as secretary and to minute the proceedings at the General Meeting. The minutes of a General Meeting shall be adopted by the chairman of that General Meeting or by the Board of Directors. Where an official report of the proceedings is drawn up by a civil law notary, no minutes need to be prepared. Every Director may instruct a civil law notary to draw up such an official report at the Company’s expense.

~~23.3~~22.3	The chairman of the General Meeting shall decide on the admittance to the General Meeting of persons other than:

a.	the persons who have Meeting Rights at that General Meeting, or their proxyholders; and

b.	those who have a statutory right to attend that General Meeting on other grounds.

~~23.4~~22.4

The holder of a written proxy from a Person with Meeting Rights who is entitled to attend a General Meeting shall only be admitted to that General Meeting if the proxy is determined to be acceptable by the chairman of that General Meeting.

~~23.5~~22.5

The Company may direct that any person, before being admitted to a General Meeting, identify himself by means of a valid passport or driver’s license and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances. Persons who do not comply with these requirements may be refused entry to the General Meeting.

~~23.6~~22.6	The chairman of the General Meeting has the right to eject any person from the General Meeting if he considers that person to disrupt the orderly proceedings at the General Meeting.

~~23.7~~22.7	The General Meeting may be conducted in a language other than the Dutch language, if so determined by the chairman of the General Meeting.

~~23.8~~22.8

The chairman of the General Meeting may limit the amount of time that persons present at the General Meeting are allowed to take in addressing the General Meeting and the number of questions they are allowed to raise, with a view to safeguarding the orderly proceedings at the General Meeting. The chairman of the General Meeting may also adjourn the meeting if he considers that this shall safeguard the orderly proceedings at the General Meeting.

GENERAL MEETING - EXERCISE OF MEETING AND VOTING RIGHTS

Article ~~24~~23

~~24.1~~23.1

Each Person with Meeting Rights has the right to attend, address and, if applicable, vote at General Meetings, whether in person or represented by the holder of a written proxy. ~~Holders of fractional shares together constituting the nominal value of a share of the relevant class shall exercise these rights collectively, whether through one of them or through the holder of a written proxy.~~

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~~24.2~~23.2

The Board of Directors may decide that each Person with Meeting Rights is entitled, whether in person or represented by the holder of a written proxy, to participate in, address and, if applicable, vote at the General Meeting by electronic means of communication. For the purpose of applying the preceding sentence it must be possible, by electronic means of communication, for the Person with Meeting Rights to be identified, to observe in real time the proceedings at the General Meeting and, if applicable, to vote. The Board of Directors may impose conditions on the use of the electronic means of communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Rights and the reliability and security of the communication. Such conditions must be announced in the convening notice.

~~24.3~~23.3

The Board of Directors can also decide that votes cast through electronic means of communication ~~or by means of a letter~~ prior to the General Meeting, but no earlier than the thirtieth day prior to that of the General Meeting, are considered to be votes that are cast during the General Meeting. ~~These votes shall not be cast prior to the Registration Date.~~

~~24.4~~

~~For the purpose of Articles 24.1 through 24.3, those who have voting rights and/or Meeting Rights on the Registration Date and are recorded as such in a register designated by the Board of Directors shall be considered to have those rights, irrespective of whoever is entitled to the shares or depository receipts at the time of the General Meeting. Unless Dutch law requires otherwise, the Board of Directors is free to determine, when convening a General Meeting, whether the previous sentence applies.~~

~~24.5~~23.4

Each Person with Meeting Rights must notify the Company in writing of his identity and his intention to attend the General Meeting. This notice must be received by the Company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such General Meeting is convened. Persons with Meeting Rights that have not complied with this requirement may be refused entry to the General Meeting. ~~When a General Meeting is convened the Board of Directors may stipulate not to apply the previous provisions of this Article 24.5 in respect of the exercise of Meeting Rights and/or voting rights attached to preferred shares at such General Meeting.~~

GENERAL MEETING - DECISION-MAKING

Article ~~25~~24

~~25.1~~24.1

Each share~~, irrespective of which class it concerns,~~ shall give the right to cast one vote at the General Meeting. ~~Fractional shares of a certain class, if any, collectively constituting the nominal value of a share of that class shall be considered to be equivalent to such a share.~~

~~25.2~~24.2

No vote may be cast at a General Meeting in respect of a share belonging to the Company or a Subsidiary or in respect of a share for which any of them holds the depository receipts. Usufructuaries and pledgees of shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary may vote shares in respect of which it holds a usufruct or a pledge.

~~25.3~~24.3

Unless a greater majority is required by law or by these articles of association, all resolutions of the General Meeting shall be passed by Simple Majority. ~~Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by these articles of association, if and for as long as the Company is subject to the rules and requirements of a securities exchange and such securities exchange requires the Company to have a quorum for the General Meeting, then the General Meeting can only pass resolutions if at least one third of the issued and outstanding shares in the Company’s capital are present or represented at such General Meeting. A second meeting as referred to in Section 2:120(3) DCC cannot be convened.~~

~~25.4~~24.4

Invalid votes, blank votes and abstentions shall not be counted as votes cast. Shares in respect of which an invalid or blank vote has been cast and shares in respect of which an abstention has been made shall be taken into account when determining the part of the issued share capital that is represented at a General Meeting.

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~~25.5~~24.5	Where there is a tie in any vote of the General Meeting, the relevant resolution shall not have been passed.

~~25.6~~24.6	The chairman of the General Meeting shall decide on the method of voting and the voting procedure at the General Meeting.

~~25.7~~24.7

The determination during the General Meeting made by the chairman of that General Meeting with regard to the results of a vote shall be decisive. If the accuracy of the chairman’s determination is contested immediately after it has been made, a new vote shall take place if the majority of the General Meeting so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights who is present so requires. The legal consequences of the original vote shall lapse as a result of the new vote.

24.8	Resolutions of shareholders can be adopted in a manner other than in a meeting, provided that all Persons with Meeting Rights have consented to this manner of decision-making.

~~25.8~~24.9

The Board of Directors shall keep a record of the resolutions passed. The record shall be available at the Company’s office for inspection by Persons with Meeting Rights. Each of them shall, upon request, be provided with a copy of or extract from the record, at no more than the cost price.

~~25.9~~24.10	The Directors shall, in that capacity, have an advisory vote at the General ~~Meetings~~Meeting.

~~GENERAL MEETING - SPECIAL RESOLUTIONS~~

~~Article 26~~

~~26.1~~	~~The following resolutions can only be passed by the General Meeting at the proposal of the Board of Directors:~~

~~a.~~	~~the issue of shares or the granting of rights to subscribe for shares;~~

~~b.~~	~~the limitation or exclusion of pre-emption rights;~~

~~c.~~	~~the designation or granting of an authorisation as referred to in Articles 6.1, 7.5 and 10.2, respectively;~~

~~d.~~	~~the reduction of the Company’s issued share capital;~~

~~e.~~	~~the granting of an approval as referred to in Article 18.11;~~

~~f.~~	~~the making of a distribution from the Company’s profits or reserves on the common shares;~~

~~g.~~	~~the making of a distribution in the form of shares in the Company’s capital or in the form of assets, instead of in cash;~~

~~h.~~	~~the amendment of these articles of association;~~

~~i.~~	~~the entering into of a merger or demerger;~~

~~j.~~	~~the instruction of the Board of Directors to apply for the Company’s bankruptcy; and~~

~~k.~~	~~the Company’s dissolution.~~

~~26.2~~

~~For purposes of Article 26.1, a resolution shall not be considered to have been proposed by the Board of Directors if such resolution has been included in the convening notice or announced in the same manner by or at the request of one or more Persons with Meeting Rights pursuant to Articles 22.6 and/or 22.7, unless the Board of Directors has expressly indicated its support of such resolution in the agenda of the General Meeting concerned or in the explanatory notes thereto.~~

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~~CLASS MEETINGS~~

~~Article 27~~

~~27.1~~	~~A Class Meeting shall be held whenever a resolution of that Class Meeting is required by Dutch law or under these articles of association and otherwise whenever the Board of Directors so decides.~~

~~27.2~~

~~Without prejudice to Article 27.1, for Class Meetings of common shares, the provisions concerning the convening of, drawing up of the agenda for, holding of and decision-making by the General Meeting apply mutatis mutandis.~~

~~27.3~~	~~For Class Meetings of preferred shares, the following shall apply:~~

~~a.~~	~~Articles 22.3, 22.9, 23.3, 25.1, 25.2 through 25.9 apply mutatis mutandis;~~

~~b.~~	~~a Class Meeting must be convened no later than on the eighth day prior to that of the meeting;~~

~~c.~~	~~a Class Meeting shall appoint its own chairman; and~~

~~d.~~

~~where the rules laid down by these articles of association in relation to the convening, location of or drawing up of the agenda for a Class Meeting have not been complied with, legally valid resolutions may still be passed by that Class Meeting by a unanimous vote at a meeting at which all shares of the relevant class are represented.~~

~~27.4~~	~~Holders of preferred shares may pass resolutions in writing instead of at a meeting by a unanimous vote of all shareholders concerned. The votes may be cast electronically.~~

REPORTING - FINANCIAL YEAR, ANNUAL ACCOUNTS AND MANAGEMENT REPORT

Article ~~28~~25

~~28.1~~25.1	The Company’s financial year shall coincide with the calendar year.

~~28.2~~25.2

Annually, within the relevant statutory period, the Board of Directors shall prepare the annual accounts and the management report and deposit them at the Company’s office for inspection by the shareholders. The Board of Directors shall also send the annual accounts to the Works Council.

~~28.3~~25.3	The annual accounts shall be signed by the Directors. If any of their signatures is missing, this shall be mentioned, stating the reasons.

~~28.4~~25.4

The Company shall ensure that the annual accounts, the management report and the particulars to be added pursuant to Section 2:392(1) DCC shall be available at its offices as from the convening of the General Meeting at which they are to be discussed. The Persons with Meeting Rights are entitled to inspect such documents at that location and to obtain a copy at no cost.

~~28.5~~25.5	The annual accounts shall be adopted by the General Meeting.

REPORTING - AUDIT

Article ~~29~~26

~~29.1~~

~~The~~26.1 To the extent required by law, the General Meeting shall instruct an auditor as referred to in Section 2:393 DCC to audit the annual accounts. Where the General Meeting fails to do so, the Board of Directors shall be authorised.

~~29.2~~26.2

The instruction may be revoked by the General Meeting and, if the Board of Directors has granted the instruction, by the Board of Directors. The instruction can only be revoked for well-founded reasons; a difference of opinion regarding the reporting or auditing methods shall not constitute such a reason.

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DISTRIBUTIONS - GENERAL

Article ~~30~~27

~~30.1~~27.1

A distribution can only be made to the extent that the Company’s equity exceeds the amount of the ~~paid up and called up part of its capital plus the~~ reserves which must be maintained by law and to the extent that the relevant statutory requirements of Section 2:216 DCC are observed.

~~30.2~~	~~No entitlement to distributions is attached to preferred shares, other than as described in Articles 11.2, 32.1 and 33.3.~~

~~30.3~~27.2

Distributions shall be made in proportion to the aggregate nominal value of the shares. ~~In deviation of the previous sentence, distributions on preferred shares (or to the former holders of preferred shares) shall be made in proportion to the amounts paid up (or formerly paid up) on those preferred shares.~~

~~30.4~~27.3

The parties entitled to a distribution shall be the relevant shareholders, usufructuaries and pledgees, as the case may be, at a date to be determined by the Board of Directors for that purpose. This date shall not be earlier than the date on which the distribution was announced.

~~30.5~~27.4

The General Meeting may resolve~~, subject to Article 26,~~ that all or part of such distribution, instead of being made in cash, shall be made in the form of shares in the Company’s capital or in the form of the Company’s assets.

~~30.6~~

~~The Board of Directors may resolve to make interim distributions, provided that it appears from interim accounts to be prepared in accordance with Section 2:105(4) DCC that the requirement referred to in Article 30.1 has been met and, if it concerns an interim distribution of profits, taking into account the order of priority described in Article 32.1.~~

~~30.7~~27.5

A distribution shall be payable on such date and, if it concerns a distribution in cash, in such currency as determined by the Board of Directors. If it concerns a distribution in the form of the Company’s assets, the Board of Directors shall determine the value attributed to such distribution for purposes of recording the distribution in the Company’s accounts with due observance of applicable law (including the applicable accounting principles).

~~30.8~~27.6	A claim for payment of a distribution shall lapse after five years have expired after the distribution became payable.

~~30.9~~27.7

For the purpose of calculating ~~the amount or allocation of~~ any distribution, shares held by the Company in its own capital shall not be taken into account. No distribution shall be made to the Company in respect of shares held by it in its own capital.

DISTRIBUTIONS - RESERVES

Article ~~31~~28

~~31.1~~28.1	All reserves maintained by the Company shall be attached exclusively to the ~~common~~ shares.

~~31.2~~	~~Subject to Article 26, the~~28.2 The General Meeting is authorised to resolve to make a distribution from the Company’s reserves.

~~31.3~~	~~Without prejudice to Articles 31.4 and 32.2, distributions from a reserve shall be made exclusively on the class of shares to which such reserve is attached.~~

28.3	Distributions from a reserve shall be made exclusively on the shares.

~~31.4~~28.4	The Board of Directors may resolve to charge amounts to be paid up on shares against the Company’s reserves, irrespective of whether those shares are issued to existing shareholders.

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DISTRIBUTIONS - PROFITS

Article ~~32~~29

~~32.1~~29.1	Subject to Article ~~30.1~~27.1, the profits shown in the Company’s annual accounts in respect of a financial year shall be appropriated as follows, and in the following order of priority:

~~a.~~

~~to the extent that any preferred shares have been cancelled without the distribution described in Article 11.2 paragraph b. having been paid in full and without any such deficit subsequently having been paid in full as described in this Article 32.1 or Article 32.2, an amount equal to any such (remaining) deficit shall be distributed to those who held those preferred shares at the moment of such cancellation becoming effective;~~

~~b.~~

~~to the extent that any Preferred Distribution (or part thereof) in relation to previous financial years has not yet been paid in full as described in this Article 32.1 or Article 32.2, an amount equal to any such (remaining) deficit shall be distributed on the preferred shares;~~

~~c.~~	~~the Preferred Distribution shall be distributed on the preferred shares in respect of the financial year to which the annual accounts pertain;~~

~~d~~a.	the Board of Directors shall determine which part of the ~~remaining~~ profits shall be added to the Company’s reserves; and

~~e~~b.	~~subject Article 26,~~ the remaining profits shall be at the disposal of the General Meeting for distribution on the ~~common~~ shares.

~~32.2~~

~~To the extent that the distributions described in Article 32.1 paragraphs a. through c. (or any part thereof) cannot be paid out of the profits shown in the annual accounts, any such deficit shall be distributed from the Company’s reserves, subject to Articles 30.1 and 30.2.~~

~~32.3~~29.2	Without prejudice to Article ~~30.1~~27.1, a distribution of profits shall be made after the adoption of the annual accounts that show that such distribution is allowed.

DISSOLUTION AND LIQUIDATION

Article ~~33~~30

~~33.1~~30.1	In the event of the Company being dissolved, the liquidation shall be effected by the Board of Directors, unless the General Meeting decides otherwise.

~~33.2~~30.2	To the extent possible, these articles of association shall remain in effect during the liquidation.

~~33.3~~30.3	To the extent that any assets remain after payment of all of the Company’s debts, ~~those~~any such remaining assets shall be distributed ~~as follows, and in the following order of priority:~~on the shares.

~~a.~~	~~the amounts paid up on the preferred shares shall be repaid on such preferred shares;~~

~~b.~~

~~to the extent that any preferred shares have been cancelled without the distribution described in Article 11.2 paragraph b. having been paid in full and without any such deficit subsequently having been paid in full as described in Articles 32.1 and 32.2, an amount equal to any such (remaining) deficit shall be distributed to those who held those preferred shares at the moment of such cancellation becoming effective;~~

~~c.~~

~~to the extent that any Preferred Distribution (or part thereof) in relation to financial years prior to the financial year in which the distribution referred to in paragraph a. occurs has not yet been paid in full as described in Articles 32.1 and 32.2, an amount equal to any such (remaining) deficit shall be distributed on the preferred shares;~~

~~d.~~

~~the Preferred Distribution shall be paid on the preferred shares calculated in respect of the part of the financial year in which the distribution referred to in paragraph a. is made, for the number of days that have already elapsed during such part of the financial year; and~~

G-2-23

~~e.~~	~~any remaining assets shall be distributed to the holders of common shares.~~

~~33.4~~30.4

After the Company has ceased to exist, its books, records and other information carriers shall be kept for the period prescribed by law by the person designated for that purpose in the resolution of the General Meeting to dissolve the Company. Where the General Meeting has not designated such a person, the liquidators shall do so.

FEDERAL FORUM PROVISION

Article ~~34~~31

Except as otherwise consented to in writing by the Company, the sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.

FINAL STATEMENTS

Finally, the person appearing declared that~~,~~ :

A.	at the time of execution of this Deed the Company’s issued share capital amounts to [●] euro and [●] eurocent (EUR [●]); and

B.	as evidenced by the Extract, the person appearing has been authorised to execute this Deed.

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.

~~(signatures follow)~~

~~ISSUED FOR TRUE COPY by me, S.F. Mesu, candidate civil law notary, acting as deputy of P.C.S. van der Bijl, civil law notary in Amsterdam, on this day 29 July 2024. (Signed: S.F. Mesu)~~

G-2-24

MERUS N.V. Uppsalalaan 17 3rd & 4th Floor 3584 CT UTRECHT THE NETHERLANDS
VOTE BY INTERNET
Use the Internet to transmit your voting instructions and for electronic delivery of information up until ……………… Central European Time on …………………... Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until …………………………Central European Time on ……………………….. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORD
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
MERUS N.V.
The Board of Directors recommends you vote FOR the
following proposals 1a, 1b, 2, 3b, 4b, 5b and 6 and makes no recommendation in respect of the following proposals
3a, 4a and 5a:
For Against Abstain
1 Back-End Transactions
1a (1) To enter into a statutory merger under Dutch law pursuant to which Merus, as disappearing company, will merge with and into New Topco, as surviving company; and (2) to approve, within the meaning of Section 2:107a of the Dutch Civil Code and to the extent required by applicable law, such statutory merger and the subsequent cancellation of all class A shares in the capital of New Topco with repayment and distribution by New Topco of an amount per class A share so cancelled equal to the Offer Consideration, without interest and subject to any applicable withholding taxes
1b (1) to amend Merus’ Articles of Association to increase Merus’ authorized share capital in one or more tranches, and (2) to convert Merus N.V. into a private company with limited liability, promptly following the delisting of Merus’ common shares from the Nasdaq Global Market and to amend Merus’ Articles of Association accordingly
2 Effective upon the acceptance for payment by Purchaser for all Common Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time, to provide full and final discharge to each member of the Merus Board for their acts of management or supervision, as applicable, up to and including the date of the EGM to the fullest extent permitted under applicable law
For Against Abstain
3 Appointment of Greg Mueller as non-executive director of Merus
3a Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director
3b Appointment of Greg Mueller as non-executive director of Merus
4 Appointment of Anthony Pagano as non-executive director of Merus
4a Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director
4b Appointment of Anthony Pagano as non-executive director of Merus
5 Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus
5a Opportunity for Merus Shareholders to make recommendations at the EGM to Merus’ non-executive directors in respect of their nomination to appoint a non-executive director
5b Appointment of Martine van Vugt, Ph.D., as non-executive director of Merus
6 Non-binding advisory proposal to approve certain compensation arrangements
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.
PROXY
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
……………………………
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MERUS N.V.
The undersigned hereby appoints each member of Merus N.V.’s board of directors (the “Board of Directors”), Peter B. Silverman as well as Paul van der Bijl, civil law notary, and any other civil law notary and deputy civil law notary, working with NautaDutilh N.V., Merus N.V.’s Dutch legal counsel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Merus N.V. which the undersigned is entitled to vote at the Extraordinary General Meeting of Shareholders of Merus N.V to be held at ………………………….. Central European Time on ………………………….., at the offices of NautaDutilh N.V. (address: Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands), or any adjournment thereof, with all powers which the undersigned would possess if present at the Extraordinary General Meeting of Shareholders.
Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Extraordinary General Meeting of Shareholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Extraordinary General Meeting of Shareholders or any adjournment, continuation or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1A, 1B, 2, 3B, 4B, 5B AND 6 AND “AGAINST” PROPOSALS 3A, 4A AND 5A AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE